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As filed with the Securities and Exchange Commission on May 25, 2005

Registration No. 333-124232

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEACOR HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4412 (Primary Standard Industrial Classification Code Number)	13-3542736 (I.R.S. Employer Identification No.)
11200 Richmond Avenue, Suite 400 Houston, Texas 77082 (281) 899-4800 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	Randall Blank
Executive Vice President and
Chief Financial Officer
460 Park Avenue, 12th Floor
New York, New York 10022
(212) 307-6633
(Name, Address, Including Zip Code,
and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:

David Zeltner, Esq. Dennis Barsky, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000	Alan R. Twaits Seabulk International, Inc. 2200 Eller Drive P.O. Box 13038 Ft. Lauderdale, FL 33316 (954) 523-2200	James M. Prince, Esq. T. Mark Kelly, Esq. Vinson & Elkins L.L.P. 2300 First City Tower 1001 Fannin Street Houston, Texas 77002 (713) 758-2222

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

        On March 16, 2005, SEACOR Holdings Inc. and Seabulk International, Inc. entered into an Agreement and Plan of Merger, which we refer to as the merger agreement. Under the merger agreement, SEACOR will acquire Seabulk through a merger of Seabulk with a wholly-owned subsidiary of SEACOR.

        SEACOR and Seabulk believe that the combined company will be a leader in world-wide offshore support services, domestic Jones Act tankers, domestic helicopter services to the offshore oil and gas industry, domestic inland river barge transportation, environmental services, and domestic harbor tugs. Additionally, the companies will have investments in international product tankers and dry bulk shipping.

        In the merger, Seabulk's stockholders will receive 0.2694 of a share of SEACOR common stock plus $4.00 in cash for each issued and outstanding share of Seabulk common stock. In certain circumstances, the cash portion of the merger consideration may be reduced and substituted with additional shares of SEACOR common stock having a value on the closing date equal to the cash reduction. Based on the closing price of $65.28 per share of SEACOR common stock on The New York Stock Exchange on March 16, 2005, the last trading day before the public announcement of the merger, the merger consideration represented approximately $21.59 per Seabulk share. Based on the closing price of $55.86 per share of SEACOR common stock on the NYSE on May 20, 2005, the latest practicable date before the printing of this document, the merger consideration was valued at approximately $19.05 per Seabulk share.

        The board of directors of SEACOR, by unanimous vote:

  •
  has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, SEACOR and its stockholders;

  •
  has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and

  •
  recommends that the stockholders of SEACOR vote "FOR" approval of the issuance of shares of SEACOR common stock in connection with the merger.

        The issuance of shares of SEACOR common stock in the merger requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the SEACOR annual meeting.

        SEACOR's annual meeting will be held:

June 27, 2005
11:00 a.m., local time
Weil, Gotshal & Manges LLP
767 Fifth Avenue
25th Floor
New York, New York 10153

        The board of directors of Seabulk, by unanimous vote:

  •
  has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Seabulk and its stockholders;

  •
  has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and

  •
  recommends that the stockholders of Seabulk vote "FOR" approval of the merger agreement and the merger.

        The approval of the merger agreement and the merger by Seabulk stockholders requires the affirmative vote of the holders of at least a majority of the shares of Seabulk common stock issued and outstanding and entitled to vote at the Seabulk special meeting. Stockholders owning approximately 75% of the outstanding shares of Seabulk common stock have agreed to vote all of their shares in favor of the merger.

        Seabulk's special meeting will be held:

June 27, 2005
11:30 a.m., local time
Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York 10103

        The accompanying document provides a detailed description of the proposed merger and the merger consideration. In addition, it provides you with important information regarding the SEACOR board of directors and its senior management and other proposals that require the vote of SEACOR's stockholders.

        This document also serves as SEACOR's annual report to stockholders for the year ended December 31, 2004.

        SEACOR's common stock is listed on The New York Stock Exchange under the trading symbol "CKH." Seabulk's common stock is listed on The NASDAQ National Market under the trading symbol "SBLK."

        We urge you to read the enclosed materials carefully. Please pay particular attention to the "Risk Factors" beginning on page 14 for a discussion of factors you should carefully consider before deciding how to vote at your company's meeting.

        Your vote is important.    Whether or not you plan to attend your company's meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by submitting your voting instructions over the Internet or telephone. If your shares are held in "street name," you must instruct your broker in order to vote.

Sincerely,

Charles Fabrikant Chairman, President and Chief Executive Officer SEACOR HOLDINGS INC.	Gerhard E. Kurz Chairman of the Board and Chief Executive Officer SEABULK INTERNATIONAL, INC.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

        This document is dated May 25, 2005, and was first mailed to SEACOR and Seabulk stockholders on or about May 27, 2005.

SEACOR HOLDINGS INC.
11200 Richmond Avenue
Houston, Texas 77082

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 27, 2005

To the Stockholders of SEACOR Holdings Inc.:

        The annual meeting of Stockholders of SEACOR Holdings Inc. will be held on Monday, June 27, 2005 at 11:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York 10153, for the following purposes:

  1.
  To elect ten directors to serve until the 2006 annual meeting of stockholders;

  2.
  To ratify the appointment of Ernst & Young LLP as SEACOR's independent registered public accounting firm for the fiscal year ending December 31, 2005;

  3.
  To approve an amendment to SEACOR's restated certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 60,000,000;

  4.
  To approve the issuance of SEACOR common stock in the merger of Seabulk International, Inc. with a wholly owned subsidiary of SEACOR. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; and

  5.
  To transact such other business as may properly come before the annual meeting and any adjournments thereof.

        Only holders of record of SEACOR common stock at the close of business on May 18, 2005 will be entitled to notice of and to vote at the annual meeting. See the "The Meetings—Record Date; Stockholders Entitled to Vote; Quorum" section of the accompanying joint proxy statement/prospectus for the place where the list of stockholders may be examined.

        Your vote is very important!    Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the annual meeting, so that your shares may be represented at the annual meeting if you are unable to attend and vote in person. If you plan to vote via proxy and your shares are held in "street name", please note that your broker will not be permitted to vote on the approval of the issuance of SEACOR common stock in the merger unless you provide your broker with instructions on how to vote. If you attend the annual meeting, you may revoke your proxy and vote your shares in person.

                      For the Board of Directors

                      Randall Blank
                      Secretary

New York, New York
May 24, 2005

SEABULK INTERNATIONAL, INC.
2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on June 27, 2005

To the Stockholders of Seabulk International, Inc.:

        A special meeting of Stockholders of Seabulk International, Inc. will be held on Monday, June 27, 2005 at 11:30 a.m., local time, at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York, 10103, for the following purposes:

          1.     To adopt the merger agreement and approve the merger; and

          2.     To transact such other business as may properly come before the special meeting and any adjournments thereof.

        Only holders of record of Seabulk common stock at the close of business on May 18, 2005 will be entitled to notice of and to vote at the special meeting. See the "The Meetings—Record Date; Stockholders Entitled to Vote; Quorum" section of the accompanying joint proxy statement/prospectus for the place where the list of stockholders may be examined.

        Your vote is very important!    Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the special meeting, so that your shares may be represented at the special meeting if you are unable to attend and vote in person. If you plan to vote via proxy and your shares are held in "street name", please note that your broker will not be permitted to vote on the adoption of the merger agreement and approval of the merger unless you provide your broker with instructions on how to vote. A failure to vote is the same as a vote against the proposed merger. If you attend the special meeting, you may revoke your proxy and vote your shares in person.

                      For the Board of Directors

                      Alan R. Twaits
                       Secretary

Ft. Lauderdale, Florida
May 24, 2005

ADDITIONAL INFORMATION

        This document includes important business and financial information about SEACOR and Seabulk from other documents that are not included in or delivered with this document. You may obtain these documents at the Securities and Exchange Commission's website, "www.sec.gov", and you may also obtain certain of these documents at the following websites:

    SEACOR: Documents relating to SEACOR are available at SEACOR's website, "www.seacorholdings.com," by selecting "Investor Relations" and then selecting "SEC Filings"; and

    Seabulk: Documents relating to Seabulk are available at Seabulk's website, "www.seabulkinternational.com," by selecting "Investors" and then selecting "SEC Filings."

We are not incorporating the contents of the websites of the Securities and Exchange Commission, SEACOR, Seabulk or any other person into this document. We are only providing information about how you can obtain certain documents that are incorporated by reference into this document at these websites for your convenience.

        This information, including without limitation, SEACOR's annual report on Form 10-K for the fiscal year ended December 31, 2004, including any financial statements and financial statement schedules required to be filed with the SEC, is also available to you without charge upon your written or oral request as described below:

        Written and telephone requests by SEACOR common stockholders for any of the documents of SEACOR or Seabulk should be directed to SEACOR as indicated below:

SEACOR Holdings Inc.
INVESTOR RELATIONS
460 Park Avenue, 12th Floor
New York, NY 10022
(212) 307-6633

        Written and telephone requests by Seabulk common stockholders for any of the documents of SEACOR or Seabulk should be directed to Seabulk as indicated below:

Seabulk International, Inc.
Attn: Jack O'Connell
2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316
(954) 523-2200

        If you would like to request copies of any documents, please do so no later than June 17, 2005 in order to ensure timely delivery. This date is five business days prior to the estimated end of the minimum 20 business day proxy solicitation period required by the SEC because information has been incorporated into this document by reference.

        For additional information about where to obtain copies of documents, see "Where You Can Find More Information" beginning on page 143.

        SEACOR has supplied all information contained in this joint proxy statement/prospectus relating to SEACOR, and Seabulk has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Seabulk.

SEACOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	56
SEACOR CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	78
Seabulk's Business	79
THE MEETINGS	81
Date, Time and Place	81
Purpose	81
SEACOR Annual Meeting	81
Seabulk Special Meeting	81
Recommendation of Boards of Directors	82
Recommendation of SEACOR's Board of Directors	82
Recommendation of Seabulk's Board of Directors	82
Record Date; Stockholders Entitled to Vote; Quorum	82
SEACOR	82
Seabulk	82
Vote Required	83
SEACOR	83
Seabulk	83
Voting at the Meetings	84
How Proxies are Counted	84
SEACOR	84
Seabulk	84
Revocation of Proxies	84
Solicitation of Proxies	85
Expenses	85
Assistance	85
THE PROPOSED MERGER	86
Background of the Merger	86
Recommendation of the Board of Directors of SEACOR and SEACOR's Reasons for the Merger	92
Recommendation of the Board of Directors of Seabulk and Seabulk's Reasons for the Merger	93
Opinion of UBS Securities LLC—SEACOR	96
Opinion of Jefferies & Company, Inc.—Seabulk	101

ii

Interests of Certain Persons in the Merger	110
Appraisal Rights	113
Regulatory Approvals Required for the Merger	114
Accounting Treatment	114
Listing of SEACOR Common Stock	115
Delisting and Deregistration of Seabulk Common Stock	115
Restrictions on Sales of Shares of SEACOR Common Stock Received in the Merger	115
DESCRIPTION OF THE PRINCIPAL TRANSACTION DOCUMENTS	116
AGREEMENT AND PLAN OF MERGER	116
Merger Consideration	116
Governing Instruments and Officers and Directors or Managers	117
Representations and Warranties	118
Stockholders' Meetings	119
Conduct of the Parties Pending the Merger	119
Warrant Purchase	121
No Solicitation	121
Reasonable Best Efforts	123
Public Announcements	123
Indemnification and Insurance	123
Fees and Expenses	123
Employee Matters	124
Conditions Precedent	124
Termination	126
Effect of Termination	127
Termination Fee	128
Amendment	129
STOCKHOLDERS' AGREEMENT	129
Representations and Warranties	129
No Solicitation	130
Agreement to Vote	130
Restrictions on Dispositions	130
Irrevocable Proxy	131
Termination	131

iii

REGISTRATION RIGHTS AGREEMENT	131
Shelf Registration	131
Expenses	132
Underwritten Offering Pursuant to the Shelf Registration	132
Piggyback Underwritten Offerings	133
Termination	134
COMPARISON OF THE RIGHTS OF SEACOR AND SEABULK STOCKHOLDERS	135
DESCRIPTION OF SEACOR'S CAPITAL STOCK	139
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	141
LEGAL MATTERS	143
EXPERTS	143
WHERE YOU CAN FIND MORE INFORMATION	143
TRANSFER AGENTS AND REGISTRARS	144
SEACOR MATTERS	145
PROPOSAL NO. 1 ELECTION OF SEACOR DIRECTORS	145
INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES THEREOF	148
AUDIT COMMITTEE REPORT	149
Compensation of Directors	151
EXECUTIVE COMPENSATION	154
Summary Compensation Table	154
Security Ownership of Certain Beneficial Owners and Management	157
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	161
REPORT ON EXECUTIVE COMPENSATION	162
PERFORMANCE GRAPH	165
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	166
PROPOSAL NO. 3 AMENDMENT TO SEACOR'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF SEACOR COMMON STOCK	168
PROPOSAL NO. 4 ISSUANCE OF SEACOR STOCK	169
OTHER MATTERS	170
ANNUAL REPORT	172
STOCKHOLDER PROPOSALS FOR 2006 SEACOR ANNUAL MEETING	172
SEABULK MATTERS	173

iv

PROPOSAL NO. 1 ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER	173
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

Annexes

Annex A	Agreement and Plan of Merger
Annex B	Stockholders' Agreement
Annex C	Registration Rights Agreement
Annex D	Opinion of UBS Securities LLC
Annex E	Opinion of Jefferies & Company, Inc.
Annex F	Section 262 of the General Corporation Law of the State of Delaware

        You should rely only on the information contained in, or incorporated by reference into, this document. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this document. This does not constitute an offer to sell, nor a solicitation of an offer to buy, the securities offered by this document in any jurisdiction where offers and sales are not permitted under the laws of such jurisdiction. In addition, this does not constitute a solicitation of a consent or vote to approve the transactions or any other matter in any jurisdiction where such a solicitation is not permitted under the laws of such jurisdiction. The information contained in, or incorporated by reference into, this document is accurate only as of the date of this document regardless of the time of delivery or of any sale of the securities offered by this document.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
Why am I receiving these materials?

A:
SEACOR and Seabulk have agreed to combine their businesses under the terms of the merger agreement that is described in this document and attached to this document as Annex A. The merger cannot be completed without obtaining approval of the stockholders of Seabulk and the issuance of SEACOR common stock in the merger cannot be completed without obtaining the approval of the stockholders of SEACOR.

Q:
Why are SEACOR and Seabulk proposing the merger?

A:
The managements of SEACOR and Seabulk believe that the merger will provide substantial benefits to the stockholders of both companies by creating a larger, more diversified company better positioned to compete in the global marketplace.

Q:
What will happen to Seabulk as a result of the merger?

A:
A wholly owned subsidiary of SEACOR will be merged with and into Seabulk, which we refer to as the reverse merger, and Seabulk will continue as the surviving corporation of the reverse merger and as a wholly owned subsidiary of SEACOR. The merger agreement contemplates that, if necessary to preserve the "reorganization" status of the transactions for federal income tax purposes, immediately following the effective time of the reverse merger, Seabulk will be merged with and into CORBULK LLC, a wholly owned subsidiary of SEACOR, and CORBULK will continue as the surviving entity.

Q:
What will Seabulk stockholders receive in the merger?

A:
Each Seabulk stockholder will receive 0.2694 of a share of SEACOR common stock plus $4.00 in cash in exchange for each share of Seabulk common stock that the stockholder owns at the effective time of the merger. Instead of receiving fractional shares, Seabulk stockholders will receive cash from SEACOR in an amount reflecting the market value of any fractional share. In certain circumstances, the portion of the merger consideration payable in cash may be reduced and substituted with additional shares of SEACOR common stock having a value on the closing date equal to the cash reduction.

Q:
Are any matters other than the merger being voted on at the Seabulk special meeting?

A:
No.

Q:
What other matters are being voted on at the SEACOR annual meeting?

A:
In addition to the approval of the issuance of SEACOR common stock in the merger, at the SEACOR annual meeting, if you are a SEACOR stockholder, you will be asked to vote on proposals to (1) elect ten directors to serve until the 2006 annual meeting of SEACOR stockholders, (2) ratify the appointment of Ernst & Young LLP as SEACOR's independent registered public accounting firm for the fiscal year ending December 31, 2005, and (3) approve an amendment to SEACOR's restated certificate of incorporation to increase the number of authorized shares of SEACOR common stock from 40,000,000 to 60,000,000.

Q:
How do SEACOR's and Seabulk's boards of directors recommend that I vote with respect to the proposed transactions?

A:
SEACOR's board of directors unanimously recommends that you vote "FOR" the approval of the issuance of SEACOR common stock in the merger.

  Seabulk's board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement and approval of the merger.

Q:
When do you expect the merger to be completed?

A:
SEACOR and Seabulk are working to complete the merger by the end of the second quarter of 2005. However, it is possible that factors outside the control of both companies could result in the merger being completed at a later time or not being completed at all. SEACOR and Seabulk hope to complete the merger as soon as reasonably practicable.

Q:
What are the federal income tax consequences to Seabulk stockholders of the transaction?

A:
The transactions contemplated by the merger agreement are intended, for federal income tax purposes, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code.

  As a condition to the closing of the merger, each of Seabulk and SEACOR must receive from its respective counsel an opinion that, for U.S. federal income tax purposes, the merger will qualify as a "reorganization" under Section 368(a) of the Code. Assuming the merger qualifies as a "reorganization," a Seabulk stockholder generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of SEACOR common stock in exchange for Seabulk common stock in the merger. A Seabulk stockholder may recognize taxable gain, however, to the extent of any cash received by such stockholder.

  Tax matters are very complicated, and the tax consequences of the merger to a Seabulk stockholder will depend on the stockholder's individual circumstances. See "Certain Material U.S. Federal Income Tax Consequences" below. Each Seabulk stockholder is urged to consult such stockholder's tax advisor with respect to the particular tax consequences of the merger to such stockholder.

Q:
What do I need to do now?

A:
After you carefully read this document, mail your signed proxy card in the enclosed return envelope, or submit your proxy by telephone or on the Internet, as soon as possible, so that your shares may be represented at your company's meeting. In order to assure that your vote is obtained, please vote your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q:
What vote is needed by SEACOR stockholders to authorize the issuance of SEACOR common stock in the merger?

A:
Approval of the share issuance requires the affirmative vote of at least a majority of the votes cast by the holders of outstanding shares of SEACOR common stock present (in person or by proxy) at the annual meeting, where the holders of at least a majority of all outstanding shares of SEACOR common stock vote on the proposal. If a SEACOR stockholder does not vote, it will not have the same effect as a vote against the share issuance. However, it can negatively affect the vote on this proposal if their failure to vote results in less than a majority of all outstanding shares of SEACOR common stock being voted on this proposal.

Q:
What vote is necessary to approve the other proposals at the SEACOR annual meeting?

A:
The election of SEACOR's board of directors requires the affirmative vote of a plurality of the shares of SEACOR common stock present in person or represented by proxy at the annual meeting.

  The proposals to (1) amend SEACOR's restated certificate of incorporation to increase the number of authorized shares of SEACOR common stock and (2) ratify the appointment of Ernst & Young LLP as SEACOR's independent registered public accounting firm for the fiscal year ending December 31, 2005 require the affirmative vote of the holders of a majority of SEACOR common stock present in person or represented by proxy and entitled to vote at the annual meeting.

Q:
What vote is needed by Seabulk stockholders to adopt the merger agreement and approve the merger?

A:
Adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, requires the approval of a majority of the outstanding shares of Seabulk common stock.

Q:
How will my proxy be voted?

A:
If you complete, sign and date your proxy card(s) or voting instruction card(s), or, if available, vote by telephone or the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) or voting instruction card(s) but do not indicate how you want to vote at your company's meeting:

•
For SEACOR stockholders, your shares will be voted FOR the issuance of SEACOR common stock, FOR the election of each nominee for election to the board of directors, FOR the ratification of the independent registered public accounting firm and FOR the amendment to the restated certificate of incorporation.

•
For Seabulk stockholders, your shares will be voted FOR the adoption of the merger agreement and approval of the merger.

Q:
What if I don't provide my broker with instructions on how to vote?

A:
Generally, a broker may only vote the common stock that it holds for you in accordance with your instructions. However, if your broker has not received your instructions, your broker has the discretion to vote on certain matters that are considered routine. A "broker non-vote" occurs if your broker cannot vote on a particular matter because your broker has not received instructions from you and because the proposal is not routine.

  If you are a SEACOR stockholder and wish to vote on the proposal to issue SEACOR common stock in the merger or on the proposal to amend SEACOR's certificate of incorporation, you must provide instructions to your broker because these proposals are not routine. If you do not provide your broker with instructions, a broker non-vote will occur. A broker non-vote will not be counted for determining whether the share issuance proposal has been approved. However, broker non-votes can negatively affect the vote on the SEACOR share issuance proposal if their failure to be counted results in less than a majority of all outstanding shares of SEACOR common stock being voted.

  If you are a SEACOR stockholder and wish to vote on the proposals to elect the directors, to ratify the appointment of SEACOR's independent registered public accounting firm or to act upon any other routine business that may properly come before the annual meeting, you should provide instructions to your broker. If you do not provide your broker with instructions, your brokers generally will have the authority to vote on the election of directors, the ratification of the appointment of the independent registered public accounting firm and other routine matters.

  If you are a Seabulk stockholder and wish to vote on the proposal to adopt the merger agreement and approve the merger, you must provide instructions to your broker because this proposal is not routine. If you do not provide your broker with instructions, a broker non-vote will occur. This will have the same effect as a vote against the adoption of the merger agreement and the approval of the merger.

Q:
What if I abstain from voting?

A:
If you are a SEACOR stockholder,

•
Abstentions will not be counted for determining whether the share issuance proposal has been approved. However, an abstention can negatively affect the vote on the SEACOR share issuance proposal if the failure to vote results in less than a majority of all outstanding shares of SEACOR common stock being voted.

•
Abstentions will have the same effect as a vote against the approval of the amendment to SEACOR's restated certificate of incorporation and the ratification of the appointment of the independent registered public accounting firm.

  •
  Abstentions will not be counted for determining the election of the nominees to the SEACOR board of directors. As a result, abstentions will not have an effect on the outcome of the election.

  If you are a Seabulk stockholder, abstentions will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

Q:
Can I change my vote after I have granted my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at your company's respective meeting. You can do this in one of three ways:

•
timely delivery of a valid, later-dated proxy card or a later-dated proxy by telephone or Internet;

•
written notice to your company's Secretary before the meeting that you have revoked your proxy; or

•
voting by ballot at either the SEACOR annual meeting or the Seabulk special meeting.

  If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q:
Where and when is the Seabulk special meeting?

A:
The Seabulk special meeting will take place on June 27, 2005 at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York, 10103 at 11:30 a.m., local time.

Q:
Where and when is the SEACOR annual meeting?

A:
The SEACOR annual meeting will take place on June 27, 2005 at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, 10153, at 11:00 a.m., local time.

Q.
Should Seabulk stockholders send in their certificates representing Seabulk common stock now?

A:
No. Please do not send your Seabulk stock certificates now. After the merger is completed, SEACOR will send Seabulk stockholders written instructions for exchanging their stock certificates. SEACOR stockholders will keep their existing stock certificates.

Q:
Do I have appraisal rights?

A:
Record holders of Seabulk common stock who strictly comply with all of the requirements of the General Corporation Law of the State of Delaware are entitled to seek appraisal rights in connection with the merger.

  SEACOR stockholders do not have appraisal rights.

Q:
What will happen to any options or warrants to acquire Seabulk stock?

A:
In general, upon completion of the merger, options to purchase shares of Seabulk common stock will be converted into options to purchase shares of SEACOR common stock and receive cash and they will be assumed by SEACOR. The conversion ratios and exercise prices will be determined pursuant to the merger agreement. SEACOR agreed to assume the Seabulk stock option plans at the effective time of the merger.

  In the merger agreement, SEACOR has agreed to use its reasonable best efforts to purchase, at or prior to the closing of the merger, all existing warrants to purchase shares of Seabulk common stock. In the event that SEACOR is unable to purchase any of these warrants, they will remain outstanding and will be exercisable only for the merger consideration.

Q:
Will I be able to immediately transfer the shares of SEACOR common stock I receive in the merger?

A:
SEACOR stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for SEACOR stock issued to any Seabulk stockholder who may be deemed an "affiliate" of Seabulk. See "The Proposed Merger—Restrictions on Sales of Shares of SEACOR Common Stock Received in the Merger."

Q:
Whom do I call if I have further questions about voting, the meetings or the merger?

A:
SEACOR stockholders may call toll-free (800) 322-2885.

  Seabulk stockholders may call toll-free (800) 738-0030.

v

SUMMARY OF THE MERGER

        This summary highlights some of the information in this document. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, you should read carefully this document, the full text of the merger agreement and other transaction documents, which are included as annexes to this document. Please also read the section of this document entitled "Where You Can Find More Information." We have included references to other portions of this document to direct you to a more complete description of the topics presented in this summary.

        Unless otherwise indicated, pro forma financial results presented in this document give effect to the completion of the merger.

The Companies

  SEACOR Holdings Inc. (see page 25)

        SEACOR and its subsidiaries are in the business of owning, operating, investing in, marketing and remarketing equipment, primarily in the offshore oil and gas and marine transportation industries. SEACOR also provides emergency environmental response and related services. SEACOR operates a diversified fleet of offshore support vessels and helicopters servicing oil and gas exploration, development and production facilities worldwide. SEACOR also operates a fleet of inland river barges transporting grain and other bulk commodities on the U.S. inland waterways. The environmental services segment provides oil spill response, handles environmental remediation projects and offers related consulting services worldwide to those who store, transport, produce or handle petroleum products and environmentally hazardous materials.

        SEACOR's principal executive offices are located at 11200 Richmond Avenue, Suite 400, Houston, Texas 77082, and its telephone number is (281) 899-4800.

  Seabulk International, Inc. (see page 79)

        Seabulk operates three main lines of businesses—offshore energy support, marine transportation (tankers), and marine towing. Its offshore energy services fleet, numbering 109 vessels, is one of the world's largest and provides services to operators of offshore oil and gas exploration, development and production facilities in the Gulf of Mexico, the Arabian Gulf, offshore West Africa, South America and Southeast Asia. Its tanker fleet consists of ten U.S.-flag tankers and two foreign-flag tankers. Nine of the U.S.-flag tankers are engaged in coastwise trade, carrying petroleum products, crude oil, and chemicals, and one is employed in U.S.-foreign commerce. The two foreign-flag vessels, acquired in March and April 2004, have been employed in the world-wide foreign product tanker shipping trade. Seabulk's marine towing fleet numbers 26 vessels and is one of the largest and most modern in the United States and provides domestic harbor and offshore towing services. Seabulk is a leading provider of commercial tug services in its ports in Florida: Port Canaveral, Port Everglades, and Tampa (including Port Manatee). Seabulk is also a leading provider of those services in Mobile, Alabama; Lake Charles, Louisiana; and Port Arthur, Texas. Seabulk also provides offshore towing services primarily in the Gulf of Mexico.

        Seabulk's principal executive offices are located at 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, and its telephone number is (954) 523-2200.

Description of the Transactions (see page 86)

        On March 16, 2005, SEACOR, Seabulk, and SEACOR subsidiaries, SBLK Acquisition Corp. and CORBULK LLC, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, providing for SEACOR to acquire Seabulk in a stock and cash transaction. Subject to the terms and conditions of the merger agreement, SBLK Acquisition Corp. will be merged with and into Seabulk, which we refer to as the reverse merger. Seabulk will continue as the surviving corporation of the reverse merger and as a wholly owned subsidiary of SEACOR. The merger agreement contemplates that, if necessary to preserve the "reorganization" status of the transactions for U.S. federal income tax purposes, immediately following the effective time of the reverse merger, Seabulk will be merged with and into CORBULK and CORBULK will continue as the surviving entity and as a wholly owned subsidiary of SEACOR.

        Under the terms of the merger agreement, Seabulk stockholders will receive 0.2694 of a share of SEACOR common stock plus $4.00 in cash for each share of Seabulk common stock issued and outstanding at the effective time of the merger. If the merger would not qualify as a "reorganization" for U.S. federal income tax purposes based on the values of the cash and stock components of the merger consideration on the closing date, and if SEACOR's stock price at such time is at least $55.00 per share, then the portion of the merger consideration payable in cash may be reduced and substituted with additional shares of SEACOR common stock, having a value on the closing date equal to the cash reduction, if such adjustment would preserve the "reorganization" status of the merger.

Overview of the Merger Agreement

  Conditions to the Merger (see page 124)

        Certain conditions must be satisfied or waived before SEACOR and Seabulk may complete the merger, including:

  •
  approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the Seabulk stockholders;

  •
  approval by the SEACOR stockholders of the issuance of shares of SEACOR common stock to the Seabulk stockholders in the merger;

  •
  expiration or termination of any waiting periods under applicable antitrust laws and receipt of any other required regulatory approvals;

  •
  absence of any law or order that makes the merger illegal or otherwise prohibits the consummation of the merger;

  •
  receipt of opinions of tax counsel to SEACOR and tax counsel to Seabulk to the effect that the merger will be treated for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  absence of any pending or threatened action with a reasonable likelihood of preventing the closing;

  •
  absence of any uninsured material damage or destruction to any of Seabulk's double-hulled U.S.-flag tankers; and

  •
  other customary conditions, including the accuracy of the representations and warranties of each party, subject to a material adverse effect qualification, the performance of obligations by each party, and approval of the listing on The New York Stock Exchange of the shares of SEACOR common stock to be issued in the proposed merger.

  No Solicitation (see page 121)

        The merger agreement contains "no solicitation" provisions that require Seabulk to cease any discussions or negotiations regarding a "takeover proposal" and prohibit Seabulk from taking any action to solicit a takeover proposal, participating in any discussions or negotiations regarding a takeover proposal or entering into a takeover proposal unless the Seabulk board of directors reasonably determines that the takeover proposal appears to constitute a "superior proposal" and determines that entering into discussions or negotiations regarding such superior proposal is reasonably necessary in order to comply with its fiduciary duties under Delaware law.

  Termination of the Merger Agreement (see page 126)

        The merger agreement may be terminated at any time prior to closing by mutual written consent of SEACOR and Seabulk. The merger agreement may also be terminated in the following circumstances:

  •
  if the merger has not been consummated by September 15, 2005, unless otherwise extended by mutual written consent of the parties, so long as the failure to close on or before September 15, 2005 was not primarily due to the failure of the terminating party to perform any of its obligations under the merger agreement;

  •
  if there is any law or court ruling that makes the merger illegal or otherwise prohibits the consummation of the merger; so long as such law or ruling was not primarily due to the failure of the terminating party to perform any of its obligations under the merger agreement;

  •
  if the Seabulk board of directors determines to accept a "superior proposal;"

  •
  if the other party suffers a material adverse change prior to closing;

  •
  if the representations and warranties and covenants of the other party are not true and correct, subject to a material adverse effect qualification;

  •
  if the Seabulk stockholders do not vote to adopt the merger agreement and approve the merger; and

  •
  if the SEACOR stockholders do not approve the issuance of shares of SEACOR common stock in the merger.

        SEACOR and Seabulk may terminate the merger agreement under other specific conditions described in the section entitled "Description of the Principal Transaction Documents—Agreement and Plan of Merger—Termination" beginning on page 126 of this joint proxy statement/prospectus.

  Termination Fee; Expenses (see page 128)

        Seabulk will be obligated to pay SEACOR a termination fee of $21,300,000 in cash in the event that:

  •
  Seabulk's board of directors properly accepts a "superior proposal" in accordance with the terms of the merger agreement;

  •
  after a "takeover proposal" is made to Seabulk or to its stockholders directly, SEACOR terminates the merger agreement due to Seabulk's willful breach and Seabulk's entering into a definitive agreement or consummating a "takeover proposal" within 12 months of the date the merger agreement is terminated;

  •
  SEACOR terminates the merger agreement because Seabulk's board of directors has withdrawn or modified its recommendation that the Seabulk stockholders adopt the merger agreement and approve the merger or because Seabulk's board approves or recommends any "takeover proposal"; or

  •
  either Seabulk or SEACOR terminates the merger agreement because the Seabulk stockholders have not approved the merger.

        If SEACOR or Seabulk terminates the merger agreement because the SEACOR stockholders do not approve the issuance of shares of SEACOR common stock necessary to consummate the merger, then SEACOR will be obligated to pay to Seabulk $5 million in cash.

        If the merger agreement is terminated by either party because the non-terminating party has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement and the breach or failure is incapable of being cured, or is not cured, by the non-terminating party within thirty calendar days following receipt of written notice from the terminating party, then the non-terminating party will be obligated to pay to the other, in cash, all reasonable out-of-pocket fees and expenses, up to $1 million, incurred in connection with or related to the transactions contemplated by the merger agreement.

Stockholders' Agreement (see page 129)

        The following summary describes certain material provisions of the Stockholders' Agreement. A copy of the Stockholders' Agreement is attached to this document as Annex B and is incorporated by reference into this document. While the discussion below summarizes many of the material provisions of the Stockholders' Agreement, it may not contain all of the information about the Stockholders' Agreement that is important to you. We encourage you to read the Stockholders' Agreement in its entirety.

  Overview of the Stockholders' Agreement

        In connection with the merger agreement, SEACOR, SBLK Acquisition Corp., CORBULK, and certain Seabulk stockholders, whom we refer to as the Significant Stockholders, entered into a Stockholders' Agreement, dated as of March 16, 2005, which we refer to as the Stockholders' Agreement.

  Agreement to Vote (see page 130)

        Each Significant Stockholder has agreed to vote all of its existing shares of Seabulk common stock:

  •
  for the adoption of the merger agreement and approval of the merger;

  •
  against any takeover proposal;

  •
  against any action that could prevent or interfere with the transactions contemplated by the merger agreement; and

  •
  against any action or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Seabulk in the merger agreement.

        The Significant Stockholders own, in the aggregate, approximately 75% of the outstanding shares of Seabulk common stock.

  Restrictions on Dispositions (see page 130)

        Each Significant Stockholder has agreed, except as permitted by the merger agreement, not to transfer or encumber or enter into any agreement to transfer any voting shares. C/R Marine Coinvestment II, L.P. is expressly permitted to transfer any or all of its shares to its limited partners.

  Termination (see page 131)

        The Stockholders' Agreement will automatically terminate upon the termination of the merger agreement.

Registration Rights Agreement (see page 131)

        The following summary describes certain material provisions of the Registration Rights Agreement. A copy of the Registration Rights Agreement is attached to this document as Annex C and is incorporated by reference into this document. While the discussion below summarizes many of the material provisions of the Registration Rights Agreement, it may not contain all of the information about the Registration Rights Agreement that is important to you. We encourage you to read the Registration Rights Agreement in its entirety.

  Overview of Registration Rights Agreement

        In connection with the merger agreement and the Stockholders' Agreement, SEACOR and the Significant Stockholders entered into a Registration Rights Agreement, dated as of March 16, 2005, which we refer to as the Registration Rights Agreement.

  Shelf Registration (see page 131)

        Within 30 days after the closing date of the merger, SEACOR will prepare and file with the SEC a registration statement relating to the offer and sale by the Significant Stockholders, at any time and from time to time on a delayed or continuous basis, of all the shares of SEACOR common stock to be acquired by the Significant Stockholders in the merger.

  Underwritten Offerings (see page 132)

        The Significant Stockholders will be entitled to effect up to three underwritten offerings pursuant to the shelf registration statement, and SEACOR will assist the Significant Stockholders and their representatives in any underwritten offerings.

  Piggyback Underwritten Offerings (see page 133)

        In the event that SEACOR undertakes an underwritten offering of SEACOR common stock within three years of the effective time of the merger, SEACOR will offer each Significant Stockholder the opportunity to include any or all of its registrable securities in its underwritten offering, subject to certain limitations.

Recommendations to Stockholders Relating to the Merger

  SEACOR's Board of Directors (see page 92)

        SEACOR's board of directors believes the merger is advisable and fair to its stockholders and in their best interests and recommends that SEACOR stockholders vote "FOR" the proposal to approve the issuance of SEACOR common stock in the merger.

  Seabulk's Board of Directors (see page 93)

        Seabulk's board of directors believes the merger is advisable and fair to its stockholders and in their best interests and recommends that Seabulk stockholders vote "FOR" the proposal to adopt the merger agreement and approve the merger.

Opinion of UBS Securities LLC—SEACOR (see page 96)

        In connection with the merger, SEACOR's board of directors received a written opinion from UBS Securities LLC, SEACOR's financial advisor, as to the fairness, from a financial point of view, to SEACOR of the merger consideration to be paid by SEACOR. The full text of UBS' written opinion, dated March 13, 2005, is attached to this joint proxy statement/prospectus as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS' opinion was provided to SEACOR's board in its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the merger.

Opinion of Jefferies & Company, Inc.—Seabulk (see page 101)

        In connection with the merger, Seabulk's board of directors received a written opinion from Jefferies & Company, Inc., Seabulk's financial advisor, as to the fairness, from a financial point of view, to holders of Seabulk common stock of the merger consideration to be received by such holders pursuant to the merger agreement. The full text of the Jefferies opinion dated March 16, 2005, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex E. Seabulk and its board of directors encourage the Seabulk stockholders to read the Jefferies opinion carefully and in its entirety. The Jefferies opinion was provided to Seabulk's board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of Seabulk common stock and does not address any other aspect of the merger. The Jefferies opinion does not constitute a recommendation as to how any stockholder should vote on the merger or any matter relevant to the merger agreement.

The Meetings (see page 81)

  SEACOR Annual Stockholders Meeting

        Where and when:    The SEACOR annual meeting will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York 10153, on Monday, June 27, 2005 at 11:00 a.m., local time.

        What you are being asked to vote on: At the annual meeting, SEACOR stockholders will be asked to consider and vote on the following proposals:

  •
  To elect ten directors to serve until the 2006 annual meeting of stockholders;

  •
  To ratify the appointment of Ernst & Young LLP as SEACOR's independent registered public accounting firm for the fiscal year ending December 31, 2005;

  •
  To approve an amendment to SEACOR's restated certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 60,000,000;

  •
  To approve the issuance of SEACOR common stock in the merger. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus; and

  •
  To transact such other business as may properly come before the annual meeting and any adjournments thereof.

        SEACOR knows of no other matters that will be presented for consideration of its stockholders at the annual meeting.

        Who may vote: You may vote at the annual meeting if you owned SEACOR common stock at the close of business on the record date, May 18, 2005. On that date, there were 18,465,228 shares of SEACOR common stock outstanding and entitled to vote. You may cast one vote for each share of SEACOR common stock that you owned on the record date.

        What vote is needed: The election of the board of directors requires the affirmative vote of a plurality of the shares of SEACOR common stock present in person or represented by proxy at the annual meeting and entitled to vote. Abstentions and broker non-votes are not counted and will not affect the outcome of the election of directors.

        The proposal to amend SEACOR's restated certificate of incorporation to increase the number of shares of common stock and the proposal to ratify the appointment of Ernst & Young LLP as SEACOR's independent registered public accounting firm for the fiscal year ending December 31, 2005 require the affirmative vote of the holders of a majority of all outstanding shares of SEACOR common stock present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions have the same effect as votes against the proposals but broker non-votes are not counted and will not affect the outcome of either proposal.

        The approval of the issuance of SEACOR common stock in the merger (including, for purposes of this document, the warrant purchase) requires the approval of at least a majority of the votes cast by the holders of outstanding shares of SEACOR common stock present (in person or by proxy) at the annual meeting, where the holders of at least a majority of all outstanding shares of SEACOR common stock vote on the proposal. Abstentions and broker non-votes will be treated as shares not voted on the issuance of SEACOR common stock. Accordingly, an abstention or broker non-vote can negatively affect the vote on the SEACOR share issuance proposal if their failure to be counted results in less than a majority of all outstanding shares of SEACOR common stock being voted.

        At the close of business on the record date for the SEACOR annual meeting, directors and officers of SEACOR and their affiliates beneficially owned and were entitled to vote approximately 1,661,933 shares of SEACOR common stock, collectively representing approximately 9% of the SEACOR common stock outstanding on that date.

  Seabulk Special Stockholders Meeting

        Where and when: The Seabulk special meeting will take place at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York 10103, on Monday, June 27, 2005, at 11:30 a.m., local time.

        What you are being asked to vote on: At the Seabulk special meeting, Seabulk stockholders will be asked to consider and vote on the following proposals:

  •
  the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger; and

  •
  to consider any other matters that may properly come before the meeting.

        Seabulk knows of no other matters that will be presented for consideration of its stockholders at the meeting and any adjournments thereof.

        Who may vote: You may vote at the Seabulk meeting if you owned Seabulk common stock at the close of business on the record date, May 18, 2005. On that date, there were 23,619,873 shares of Seabulk common stock outstanding and entitled to vote. You may cast one vote for each share of Seabulk common stock that you owned on the record date.

        What vote is needed: The affirmative vote of the holders of at least a majority of the outstanding shares of Seabulk common stock is required to adopt the merger agreement and approve the merger. A failure to vote is the same as a vote against the proposed merger. Directors, executive officers and their affiliates, which include the Significant Stockholders, hold approximately 76% of the outstanding shares entitled to vote as of the record date. In addition, the Significant Stockholders have agreed to vote all of their existing shares of Seabulk common stock, which account for approximately 75% of the outstanding shares, for the adoption of the merger agreement and approval of the merger. See "Stockholders' Agreement."

Directors and Management of Seabulk Following the Merger (see page 118)

        The directors of SBLK Acquisition Corp. immediately prior to the effective time of the merger will become the directors of Seabulk. The officers of Seabulk immediately prior to the effective time of the merger will continue to hold their respective offices.

        In the event that the forward merger is required pursuant to the terms of the merger agreement, the managing member of CORBULK LLC immediately prior to the effective time of the forward merger will continue as the managing member of CORBULK. The officers of Seabulk immediately prior to the effective time of the forward merger will be the officers of CORBULK.

Seabulk Stock Options (see page 117)

        Upon completion of the merger, options to purchase shares of Seabulk common stock will be converted into options to purchase shares of SEACOR common stock and receive cash and the options will be assumed by SEACOR. The conversion ratios and exercise prices will be determined pursuant to the merger agreement. SEACOR agreed to assume the Seabulk stock option plans at the effective time of the merger.

Seabulk Restricted Stock

        Upon completion of the merger, shares of restricted stock of Seabulk held by certain members of Seabulk's management will become non-forfeitable and will be converted into shares of SEACOR common stock and cash pursuant to the merger agreement.

Seabulk Warrants (see page 121)

        In the merger agreement, SEACOR agreed to use its reasonable best efforts to purchase, at or prior to the closing of the merger, existing warrants to purchase shares of Seabulk common stock at a purchase price per underlying Seabulk share equal to the per share merger consideration less the exercise price of the warrant. In the event SEACOR is unable to purchase any of the warrants, then they will remain outstanding and will be exercisable only for the merger consideration.

Risk Factors (see page 14)

        See the "Risk Factors" section of this document beginning on page 14 for a discussion of factors you should carefully consider before deciding how to vote at your company's meeting.

Certain Material U.S. Federal Income Tax Consequences (see page 141)

        As a condition to the closing of the merger, Seabulk and SEACOR must receive from their respective counsel an opinion that, for U.S. federal income tax purposes, the merger will qualify as a "reorganization" under Section 368(a) of the Code. Assuming the merger qualifies as a "reorganization," a Seabulk stockholder generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of SEACOR common stock in exchange for Seabulk common stock in the merger. A Seabulk stockholder may recognize taxable gain, however, to the extent of cash received by such stockholder.

        Tax matters are very complicated, and the tax consequences of the merger to a Seabulk stockholder will depend on the stockholder's individual circumstances. Each Seabulk stockholder is urged to consult such stockholder's tax advisor with respect to the particular tax consequences of the merger to such stockholder.

Accounting Treatment (see page 114)

        The merger will be accounted for as an acquisition of Seabulk by SEACOR under the purchase method of accounting in accordance with U.S. generally accepted accounting principles.

Regulatory Approvals (see page 114)

        The merger is subject to review by the Antitrust Division of the Department of Justice and by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, also known as the HSR Act. SEACOR and Seabulk made premerger notification filings under the HSR Act, and early termination of the statutory waiting periods was granted on April 21, 2005. The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

        The merger may also require filings with or consents or approvals of the U.S. Department of Transportation—Maritime Administration, also known as MARAD, and/or the U.S. Coast Guard.

        SEACOR and Seabulk will use their reasonable best efforts to obtain any required regulatory clearances, consents or approvals. In addition, the reviewing agencies or governments, states or private persons, may challenge the merger at any time before or after its completion.

Comparison of the Rights of SEACOR and Seabulk Stockholders (see page 135)

        When Seabulk stockholders become SEACOR stockholders after the merger, their rights as stockholders will be governed by SEACOR's restated certificate of incorporation and by-laws. Those rights differ in some respects from the current rights of Seabulk stockholders under Seabulk's certificate of incorporation and by-laws.

Appraisal Rights (see page 113)

        Record holders of Seabulk common stock as of May 18, 2005 who strictly comply with the requirements of the DGCL are entitled to seek an appraisal of the fair value of their Seabulk common stock in connection with the merger. SEACOR stockholders do not have appraisal rights in connection with the merger.

        For a more complete description of the appraisal rights and procedures available to Seabulk stockholders, see "The Proposed Merger—Appraisal Rights" beginning on page 113. For the full text of Section 262 of the General Corporation Law of the State of Delaware, or DGCL, relating to appraisal rights, see Annex F.

 FINANCIAL SUMMARY

SEACOR Summary Selected Historical Financial Information

        SEACOR is providing the following information to aid in your analysis of the financial aspects of the merger. SEACOR derived this information from audited financial statements for the years 2000 through 2004 and from the unaudited financial statements for the three months ended March 31, 2005 and 2004.

        The information is only a summary. You should read it in conjunction with SEACOR's consolidated financial statements and notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this document. See "Where You Can Find More Information."

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands except per share data),
SEACOR Selected Historical Consolidated
Statement of Income Data:
Operating Revenue	$165,185	$95,974	$491,860	$406,209	$403,158	$434,790	$339,941
Net income (loss)	18,591	(2,964)	19,889	11,954	46,587	70,701	34,120
Net income (loss) per common share:
Basic	1.02	(0.16)	1.09	0.63	2.33	3.63	2.02
Diluted	0.90	(0.16)	1.08	0.63	2.28	3.43	1.92
	As of March 31,	As of December 31,
	2005	2004	2003	2002	2001	2000
	(in thousands)
SEACOR Selected Historical Consolidated
Balance Sheet Data:
Total assets	$1,778,953	$1,766,009	$1,402,611	$1,487,107	$1,298,138	$1,132,730
Total long-term debt	582,416	582,367	332,179	402,118	256,675	377,955
Stockholders' equity	811,932	793,757	770,446	804,951	743,698	552,552

Seabulk Summary Selected Historical Financial Information

        Seabulk is providing the following information to aid in your analysis of the financial aspects of the merger. Seabulk derived this information from audited financial statements for the years 2000 through 2004 and from the unaudited financial statements for the three months ended March 31, 2005 and 2004.

        The information is only a summary. You should read it in conjunction with Seabulk's consolidated financial statements and notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Seabulk's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. See "Where You Can Find More Information."

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands except per share data)
Seabulk Selected Historical Consolidated
Statement of Operations Data:
Revenue	$95,581	$82,534	$352,328	$316,558	$323,997	$346,730	$320,483
Net income (loss)	11,180	5,650	25,934	(4,965)	(38,870)	(11,961)	(28,952)
Net income (loss) per common share:
Basic	0.48	0.24	1.11	(0.21)	(2.72)	(1.16)	(2.89)
Diluted	0.46	0.24	1.09	(0.21)	(2.72)	(1.16)	(2.89)
		Year Ended December 31,
	As of March 31, 2005
		2004	2003	2002	2001	2000
	(in thousands)
Seabulk Selected Historical Consolidated
Balance Sheet Data:
Total assets	$789,648	$786,788	$694,440	$695,818	$744,765	$775,476
Total long-term liabilities	507,224	512,318	445,071	443,095	519,552	544,870
Stockholders' equity	210,740	198,995	172,355	176,800	124,687	136,514

Comparative Per Share Information

        The following table shows earnings per share and book value per share for SEACOR and Seabulk on a historical, pro forma combined and pro forma equivalent basis. The pro forma book value per share information was computed as if the merger had been completed on March 31, 2005. The pro forma earnings per share information was computed for the three months ended March 31, 2005 and for the year ended December 31, 2004 as if the merger had been completed on January 1, 2005 and 2004, respectively. The Seabulk pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by an exchange ratio of 0.2694. The equivalent per share data for Seabulk does not give effect to the cash amount per share. These amounts do not necessarily reflect future earnings per share and book value per share of the combined company.

        The following unaudited comparative per share data is derived from the historical consolidated financial statements of each of SEACOR and Seabulk. The information below should be read in conjunction with the financial statements and accompanying notes of SEACOR, which are included elsewhere in this document, and of Seabulk, which are incorporated by reference into this document. We urge you also to read "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 46.

	SEACOR Historical per Share Data	Seabulk Historical per Share Data	Combined Company Pro Form Combined	Seabulk Pro Forma Equivalent
For the Year ended December 31, 2004
Cash dividends per share	—	—	—	—
Basic Earnings per share	$1.09	$1.11	$0.72	$0.19
Diluted Earnings per share	$1.08	$1.09	$0.72	$0.19

	SEACOR Historical per Share Data	Seabulk Historical per Share Data	Combined Company Pro Form Combined	Seabulk Pro Forma Equivalent
As of or For the Three Months ended March 31, 2005
Book value per share	$44.03	$8.92	$49.52	$13.34
Cash dividends per share	—	—	—	—
Basic Earnings per share	$1.02	$0.48	$0.88	$0.24
Diluted Earnings per share	$0.90	$0.46	$0.81	$0.22

Comparative Market Value Information

Stock Prices

        The following table presents the closing sales prices of SEACOR's common stock, which trades on the NYSE under the symbol "CKH," the last reported sales price of Seabulk common stock, which trades on the NASDAQ National Market under the symbol "SBLK," and the market value of a share of Seabulk common stock on an equivalent per share basis. These prices are presented on two dates:

  •
  March 16, 2005, the last trading day before the public announcement of the signing of the merger agreement; and

  •
  May 20, 2005, the latest practicable date before the date of this joint proxy statement/prospectus.

	SEACOR Common Stock	Seabulk Common Stock
March 16, 2005	$65.28	$16.73
May 20, 2005	$55.86	$19.11

Dividends and Other Distributions

        SEACOR has not paid any cash dividends in respect of its common stock since its inception in December 1989 and has no present intention to pay any dividends in the foreseeable future. Instead, it intends to retain earnings for working capital and to finance the expansion of its business. Any payment of future dividends will be at the discretion of SEACOR's board of directors and will depend upon, among other factors, SEACOR's earnings, financial condition, capital requirements, level of indebtedness and contractual restrictions, including the provisions of its revolving credit facility.

        The payment of future cash dividends, if any, would be made only from assets legally available and would also depend on SEACOR's financial condition, results of operations, current and anticipated capital requirements, plans for expansion, restrictions under then existing indebtedness and other factors deemed relevant by its board of directors in its sole discretion.

        Seabulk has not paid and does not expect to pay any dividends on its common stock. Seabulk declared no dividends in 2004 and 2003.

RISK FACTORS

        In addition to the other information included in this joint document, including the matters addressed in "Information Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement or for issuance of SEACOR shares in the merger. In addition, you should read and consider the risks associated with each of the businesses of SEACOR and Seabulk. These risks can be found in our respective Annual Reports on Form 10-K for the year ended December 31, 2004, which are filed with the SEC. For more on where our risk factors can be found, please see the section of this document entitled "Where You Can Find More Information."

Risks Related to the Merger

SEACOR's inability to effectively integrate the business and operations of Seabulk with its own could disrupt its operations and force SEACOR to incur unanticipated costs.

        The proposed merger will significantly increase the size of SEACOR's operations. SEACOR's ability to integrate Seabulk's operations with its own is important to the future success of the combined company. Successful integration is subject to numerous conditions beyond SEACOR's control, including adverse general and regional economic conditions, general negative industry trends and competition. In connection with SEACOR's integration of Seabulk's operations, SEACOR will be required to assess and make any necessary adjustments to Seabulk's internal controls and procedures in order to maintain the overall effectiveness of its internal controls and procedures, to ensure that SEACOR continues to deliver accurate and timely financial information and to ensure ongoing compliance with Section 404 of the Sarbanes-Oxley Act of 2002. SEACOR's failure to accomplish this on a timely basis or at all could compromise its compliance with the Sarbanes-Oxley Act of 2002 and the timeliness and accuracy of its financial reporting, which could reduce investor confidence in its publicly reported financial statements. The successful integration of the Seabulk business also requires SEACOR to, among other things, retain key employees from Seabulk. SEACOR's future performance depends, in part, on its ability to successfully integrate these new employees into SEACOR. SEACOR's failure to retain and successfully integrate these new employees, or otherwise effectively integrate the Seabulk operations with its own, could disrupt its ongoing business, force SEACOR to incur unanticipated costs and adversely affect the trading price of SEACOR common stock. If SEACOR is unable to realize these anticipated benefits due to its inability to address the challenges of integrating the Seabulk business or for any other reason, it could have a material adverse effect on SEACOR's business and financial and operating results and require significant additional time on the part of its senior management dedicated to resolving integration issues.

SEACOR and Seabulk may not achieve the expected benefits of the proposed transaction.

        SEACOR and Seabulk entered into the merger agreement with the expectation that the proposed transaction will result in various benefits. See "The Proposed Merger—Recommendation of SEACOR's Board of Directors and SEACOR's Reasons for the Merger" beginning on page 92 and "—Recommendation of Seabulk's Board of Directors and Seabulk's Reasons for the Merger" beginning on page 93. Some of those benefits may not be achieved or, if achieved, may not be achieved in the time frame in which they are expected. Whether the combined company will actually realize these anticipated benefits depends on future events and circumstances, some of which are beyond our control. For example, future growth in revenues, earnings and cash flow is partly dependent on future economic conditions and conditions in the oil and gas exploration and development industries. Also, the potential synergies that SEACOR and Seabulk anticipate may not be realized. In addition, other risk factors discussed below may prevent the achievement of the expected advantages of the proposed merger.

The interests of directors and executive officers of Seabulk may differ from, or be in addition to, those of the Seabulk stockholders.

        Certain directors and executive officers of Seabulk may have interests in the proposed merger that differ from, or are in addition to, those of Seabulk stockholders generally. These interests may include:

  •
  the receipt of severance and retention payments;

  •
  accelerated vesting of awards under Seabulk's equity and incentive plans;

  •
  the continued indemnification of current directors and officers of Seabulk under the merger agreement and the continuation of directors' and officers' liability insurance after the merger;

  •
  the retention of certain Seabulk officers as officers or employees of SEACOR or its subsidiaries; and

  •
  the assumption of Seabulk stock options.

        You should consider these differing and/or different interests in voting on the proposed merger. These additional interests are described in further detail in the section of this document entitled "The Proposed Merger—Interests of Certain Persons in the Merger" beginning on page 110.

Following the merger, SEACOR will have significantly more debt than prior to the merger, which could affect its credit rating or its business.

        Upon completion of the merger, SEACOR will assume approximately $471 million of net debt obligations of Seabulk. In August of 2003, Seabulk issued $150.0 million 9.50% senior unsecured notes due 2013. As a result of the merger, SEACOR will be required to make an offer to repurchase Seabulk's senior unsecured notes at a price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest. The ability of the combined company to repurchase Seabulk's senior unsecured notes and satisfy its other obligations will depend on its ongoing operating performance, and there can be no assurance that the combined company will possess the resources or be able to secure the resources to satisfy these obligations. Any failure on the part of the combined company to satisfy or refinance these obligations when due would have a material adverse effect on its ability to continue its business. In addition, SEACOR has been informed that, in connection with the Seabulk merger, its corporate credit rating is under review by the ratings agencies for a possible downgrade. If SEACOR were downgraded, its ability to raise capital could be impaired.

SEACOR and Seabulk may be unable to obtain the regulatory approvals required to complete the merger or, in order to do so, the combined company may be required to comply with material restrictions.

        The merger is subject to review by the United States Department of Justice and the United States Federal Trade Commission under the Hart-Scott-Rodino Improvements Act of 1976, referred to as the HSR Act. Under this statute, SEACOR and Seabulk are required to make pre-merger notification filings and await the expiration or early termination of statutory waiting periods before completing the merger. On March 31, 2005, each of SEACOR and Seabulk made its HSR Act filing, and on April 21, 2005, SEACOR and Seabulk were notified that early termination of the statutory waiting periods had been granted.

        In addition, after the statutory waiting periods, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. SEACOR, Seabulk or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

Failure to complete timely the proposed merger could disrupt SEACOR's and Seabulk's business plans and operations.

        Although the managements of SEACOR and Seabulk expect to complete the Seabulk merger during the second quarter of 2005, the transaction is subject to requisite stockholder and governmental regulatory approvals and other customary closing conditions. The companies' inability to complete the merger on the expected schedule or at all would likely disrupt their operations and require the companies to revise their respective business plans and could otherwise have a material adverse effect on each company's business and on the trading price of each company's common stock.

Risks Related to Seabulk's Business

Revenue from Seabulk's tanker business and towing business could be adversely affected by a decline in demand for domestic refined petroleum products, crude oil or chemical products, or by a change in existing methods of delivery.

        A reduction in domestic consumption of refined petroleum products, crude oil or chemical products may adversely affect revenue from the tanker business and towing business and therefore the combined business' financial condition and results of operations following consummation of the proposed merger. Weather conditions also affect demand for Seabulk's tanker services and towing services. For example, a mild winter may reduce demand for heating oil in its areas of operation. Moreover, alternative methods of delivery of refined petroleum, natural gas or crude oil may develop, which could adversely affect demand for tanker services.

Construction of additional domestic Jones Act product tankers or towboats by competitors or additional pipelines for refined petroleum product, natural gas or crude oil could have a material adverse effect on tanker and towing revenues.

        Long-haul transportation of refined petroleum products, crude oil and natural gas is generally less costly by pipeline than by tanker. Existing pipeline systems are either insufficient to meet demand in, or do not reach all of, the markets served by Seabulk's tankers. New pipeline segments are being planned and approved for the Florida market. Such activity could have an adverse effect on the volume of the tanker and towing businesses.

Seabulk could lose Jones Act protection, which would result in additional competition.

        A substantial portion of Seabulk's operations is conducted in the U.S. coastwise trade. Under the Jones Act, this trade is restricted to vessels built in the United States, owned and manned by U.S. citizens and registered under U.S. law. There have been attempts to repeal or amend the Jones Act, and these attempts are expected to continue in the future. Repeal of the Jones Act could result in additional competition from vessels built in lower-cost foreign shipyards and owned and manned by foreign nationals with promotional foreign tax incentives and with lower wages and benefits than U.S. citizens, which could have a material adverse effect on the business, results of operations and financial condition of the combined company.

Seabulk may have to phase-out some of its single hull tankers from petroleum product transportation service in U.S. and foreign waters.

        The Oil Pollution Act of 1990, commonly referred to as OPA 90, establishes a phase-out schedule, depending upon vessel size and age, for non-double-hull vessels carrying crude oil and petroleum products in U.S. coastwise transportation. The phase-out dates for Seabulk's non-double-hull tankers are as follows: Seabulk Magnachem—2007, Seabulk Power—2008, Seabulk Trader—2011, Seabulk Challenge—2011 and Seabulk America—2015. As a result of this requirement, these vessels will be prohibited from transporting crude oil and petroleum products in U.S. coastwise transportation after their phase-out dates unless they are modified to install double hulls. They would also be prohibited from transporting petroleum products in most foreign and international markets under a more accelerated IMO international phase-out schedule, were Seabulk to attempt to enter those markets.

Limitations on foreign ownership of SEACOR's common stock may restrict the ability of Seabulk stockholders who are not U.S. citizens to receive shares of SEACOR common stock in the proposed merger.

        SEACOR is subject to the Shipping Acts, which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. These Acts require that vessels engaged in the U.S. coastwise trade be (i) owned by U.S. citizens and (ii) built in the United States. For a corporation engaged in the U.S. coastwise trade to be deemed a citizen of the U.S., among other things, at least 75% of the interest in such corporation must be owned by U.S. "Citizens" (as defined in those Acts). To facilitate compliance with these Acts, SEACOR has adopted a dual stock certification system to help determine such ownership. SEACOR's certificate of incorporation limits ownership by foreigners to 22.9%. Should SEACOR fail to comply with the U.S. citizenship requirements of the Acts, it would be prohibited from operating its vessels in the U.S. coastwise trade during the period of such non-compliance. SEACOR's issuance of shares of common stock upon consummation of the transactions contemplated by the merger agreement is subject to certain limitations on foreign ownership, and as a condition to the receipt of shares of common stock, Seabulk stockholders will be required to certify as to, and under certain circumstances, provide additional proof of, citizenship.

Risks Related to SEACOR's Business

If SEACOR does not restrict the amount of foreign ownership of SEACOR common stock, it could be prohibited from operating its offshore support vessels in parts of the U.S. and could be prohibited from operating its helicopters, which would adversely impact its business and operating results.

        SEACOR is subject to the Shipping Acts, which govern, among other things, the ownership and operation of offshore support vessels used to carry cargo between U.S. ports. The Acts require that vessels engaged in the "U.S. coastwise trade" be owned by U.S. citizens and built in the U.S. It is also subject to regulations pursuant to the Federal Aviation Act of 1958, as amended, and other statutes, which we refer to as the Aviation Acts. Generally, SEACOR's aircraft operating in the U.S. must be registered in the U.S. In order to register such aircraft under the Aviation Acts, SEACOR must be owned or controlled by U.S. citizens. Although SEACOR's Restated Certificate of Incorporation and Amended and Restated By-laws contain provisions intended to assure compliance with these provisions of the Shipping Acts, SEACOR would be prohibited from operating SEACOR's offshore support vessels in the U.S. coastwise trade and its helicopters in the U.S. during any period in which it did not comply with these regulations.

Offshore Marine Services and Helicopter Services are subject to cyclicality and a significant or prolonged decline in oil and gas prices would likely reduce the level of exploration and development of offshore areas and would reduce demand for SEACOR'S vessels and helicopters.

        The offshore oil and gas industry is highly cyclical. Activity in the offshore oil and gas exploration and production industry has a significant impact on Offshore Marine Services and Helicopter Services. The level of exploration and development of offshore areas is affected by both short-term and long-term trends in oil and gas prices. In recent years, oil and gas prices have been extremely volatile and, as a result, the level of offshore exploration and drilling activity has also been extremely volatile. Reductions in oil and gas prices generally result in decreased drilling and production and corresponding decreases in demand for SEACOR's vessels, logistics services and helicopters.

        Historically, Offshore Marine Services customers' capital spending has tracked increases and decreases in oil and gas commodity prices, after giving effect to inventory levels and consumer demand. A decline in rig demand that began in early 2001 tracked oil and natural gas commodity prices until the second half of 2002, when prices reached and remained at historical high levels into 2003 but did not produce an increase in drilling activity in the Gulf of Mexico and North Sea, two of Offshore Marine Services operating regions. High commodity prices continued throughout 2004 and Offshore Marine Services, as well as Helicopter Services, experienced a modest increase in demand in the second half of the year for marine and helicopter support services in the Gulf of Mexico and marine services in the North Sea services.

Offshore Marine Services faces intense competition that could adversely affect its ability to increase its market share and revenues.

        Offshore Marine Services operates in a highly competitive environment. High levels of competition could reduce its operating revenues, increase expenses and reduce its profitability. In addition to price, service and reputation, important competitive factors for offshore fleets of vessels include customer flag preferences, local marine operating conditions and intended use of vessels. Other principal competitive factors include the ability to maintain logistical support given the complexity of a project and presence of equipment in the appropriate geographical locations.

Helicopter Services faces intense competition that could adversely affect its ability to increase its market share and revenues.

        Helicopter Services operates in a highly competitive environment. High levels of competition could reduce its operating revenues, increase expenses and reduce its profitability. In addition to price, service and reputation, important competitive factors for helicopter services include local operating conditions, safety record, reliability and availability of helicopters for specific requirements. In addition, many of Helicopter Services' customers operate their own helicopters, which could limit rates.

Unstable political, military and economic conditions in foreign countries where a significant proportion of Offshore Marine Services' operations are conducted could adversely impact SEACOR's business.

        During 2004, approximately 34% of SEACOR's revenues principally resulted from Offshore Marine Services' foreign operations. These operations are subject to risks, including potential vessel seizure, terrorist attacks, nationalization of assets, currency restrictions, import-export quotas and other forms of public and governmental regulation, all of which are beyond SEACOR's control. Economic sanctions or an oil embargo, for example, could have a significant negative impact on activity in the oil and gas industry and correspondingly on SEACOR should Offshore Marine Services operate vessels in a country that becomes subject to sanctions or an embargo, or in the surrounding region to the extent that any sanctions or embargo disrupt our operations in the region. In addition, SEACOR's vessel operations in Mexico are significantly affected by Mexican government policy. SEACOR cannot predict whether any such conditions or events might develop in the future.

Offshore Marine Services and Helicopter Services rely on several customers for a significant share of its revenues, the loss of which could adversely affect Offshore Marine Services' and Helicopter Services' businesses and operating results.

        Offshore Marine Services' and Helicopter Services' customers are primarily major oil companies, large independent oil and gas exploration and production companies. The portion of Offshore Marine Services' or Helicopter Services' revenues attributable to any single customer may change over time, depending on the level of relevant activity by such customer, Offshore Marine or Helicopter Services' ability to meet its customers' needs and other factors, many of which are beyond Offshore Marine or Helicopter Services' control.

SEACOR may be unable to maintain or replace its vessels as they age.

        As of December 31, 2004, the average age of offshore support vessels SEACOR owned, excluding SEACOR's standby safety vessels, was approximately 9.6 years. SEACOR believes that after an offshore support vessel has been in service for approximately 20 years, the expense (which typically increases with age) necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that SEACOR will be able to maintain its fleet by extending the economic life of existing vessels, or that SEACOR's financial resources will be sufficient to enable it to make expenditures necessary for these purposes or to acquire or build replacement vessels.

An increase in the supply of offshore support vessels would likely have an adverse impact on the charter rates earned by SEACOR's offshore support vessels.

        Expansion of the worldwide offshore support vessel fleet would increase competition in the markets where Offshore Marine Services operates. The refurbishment of vessels taken out of service, conversion of vessels from uses other than oil and gas exploration and production support and related activities or construction of new vessels could all add vessel capacity to current worldwide levels. A significant increase in vessel capacity would lower charter rates.

Failure to maintain an acceptable safety record may have an adverse impact on SEACOR's ability to retain Offshore Marine Services and Helicopter Services customers.

        Offshore Marine Services and Helicopter Services customers consider safety and reliability a primary concern in selecting a service provider. Offshore Marine Services and Helicopter Services must maintain a record of safety and reliability that is acceptable to SEACOR's customers. Should this not be achieved, the ability to retain current customers and attract new customers may be adversely affected.

The Outer Continental Shelf Lands Act, as amended provides the federal government with broad discretion in regulating the leasing of offshore resources for the production of oil and gas.

        Because offshore marine operations rely on offshore oil and gas exploration and production, the government's exercise of the Outer Continental Shelf Lands Act, as amended, or OCSLA, authority to restrict the availability of offshore oil and gas leases could have a material adverse effect on SEACOR's financial condition and results of operations.

Vessel and helicopter related risks could disrupt Offshore Marine Services and Helicopter Services operations and expose it to liability.

        The operation of offshore support vessels and helicopters is subject to various risks, including catastrophic disaster, adverse weather, mechanical failure and collision. Risks with respect to vessels additionally include sea conditions, capsizing, grounding, oil and hazardous substance spills and navigation errors. These risks could endanger the safety of SEACOR's personnel, equipment, cargo and other property, as well as the environment. If any of these events were to occur, SEACOR could be held liable for resulting damages. In addition, the affected vessels or helicopters could be removed from service and would not be available to generate revenues.

Helicopter Services may be subject to adverse weather conditions and seasonality.

        Weather-related and seasonal occurrences impact Helicopter Services including, tropical storm season in the Gulf of Mexico and other seasonal conditions in Alaska and the western U.S., as well as the number of hours of daylight. Poor visibility, high winds, and heavy precipitation can affect the operation of helicopters and result in reduced flight hours. In the Gulf of Mexico and Alaska, winter months have more days of adverse weather conditions than the other months of the year and June through November is tropical storm season in the Gulf of Mexico. During tropical storms, Helicopter Services is unable to operate in the area of the storm although flight activity may increase due to the evacuation of offshore workers. In addition, many of Helicopter Services' facilities are located along the U.S. Gulf of Mexico coast and tropical storms may cause damage to its property. The fall and winter months have fewer hours of daylight. Consequently, flight hours are generally lower at these times. A significant portion of SEACOR's revenues from Helicopter Services is dependent on actual flight hours and prolonged periods of adverse weather and the effect of fewer hours of daylight can adversely impact Helicopter Services.

Spill response revenue is subject to significant volatility.

        Environmental Services' spill response revenues can vary greatly between comparable fiscal periods based on the number and magnitude of spill responses in any given fiscal period, which may vary widely. As a result, Environmental Services' profitability may also vary greatly from year to year.

A relaxation of oil spill regulation or enforcement could reduce demand for Environmental Services' services.

        Environmental Services is dependent upon the enforcement of regulations promulgated under OPA 90, international conventions and, to a lesser extent, upon local regulations. Less stringent oil spill regulations or less aggressive enforcement of these regulations would decrease demand for Environmental Services' services. There can be no assurance that oil spill regulation will not be relaxed or enforcement of existing or future regulation will not become less stringent. If this happens, the demand for Environmental Services' oil spill response services could be reduced.

A change in, or revocation of, NRC's classification as an "Oil Spill Removal Organization" would result in a loss of business.

        NRC is classified by the Coast Guard as an Oil Spill Removal Organization, or OSRO. The Coast Guard classifies OSROs based on their overall ability to respond to various types and sizes of oil spills. Coast Guard classified OSROs have a competitive advantage over service providers without this classification because customers of classified OSROs are exempt from regulations that would otherwise require them to list their oil spill response resources in filings with the Coast Guard. A loss of NRC's ORSO classification or changes in the requirements for classification could eliminate or diminish NRC's ability to provide customers with this exemption. If this happens, Environmental Services could lose customers.

Environmental Services could incur liability in connection with providing spill response services.

        Although Environmental Services is generally exempt from liability under the federal Clean Water Act for its own actions and omissions in providing spill response services, this exemption would not apply if it was found to have been grossly negligent or to have engaged in willful misconduct, or if it fails to provide these services in compliance with the Clean Water Act. In addition, the exemption under the Clean Water Act would not protect Environmental Services against liability for personal injury or wrongful death, or against prosecution under other federal or state laws. While most of the U.S. states in which Environmental Services provides services have adopted similar exemptions, several states have not. If a court or other applicable authority determines that Environmental Services does not benefit from federal or state exemptions from liability in providing spill response services, Environmental Services could be liable together with the local contractor and the responsible party for any resulting damages, including damages caused by others.

Inland River Services could experience variation in freight rates.

        Freight transportation rates may fluctuate from year to year as the amount of cargo transported on the inland waterways may vary as a result of various factors, such as global economic conditions and business cycles, domestic and international agricultural production and demand and foreign currency exchange rates. Barge participation in the industry will also vary year to year and is dependent on the number of barges built and retired from service. Extended periods of high barge availability and low cargo demand could adversely impact Inland River Services.

Inland River Services' results of operations can be adversely by the decline in U.S. grain exports.

        Inland River Services' business is significantly affected by the level of grain export volume handled through Gulf of Mexico ports. Grain exports can vary due to causes that include crop harvest yield levels in the U.S. and abroad. The shortage of available grain overseas can increase demand for U.S. grain. Conversely, an abundance of grain overseas can decrease demand for U.S. grain. A decline in exports could result in excess barge capacity, which would likely lower freight rates earned by Inland River Services.

Inland River Services' results of operations can be adversely affected by international economic and political factors.

        The actions of foreign governments could affect the import and export of the dry-bulk commodities typically transported by Inland River Services. Foreign trade agreements and each country's adherence to the terms of such agreements can raise or lower demand for U.S. imports and exports of the dry-bulk commodities Inland River Services transports. National and international boycotts and embargoes of other countries' or U.S. imports and/or exports together with the raising or lowering of tariff rates will affect the demand for transportation of the cargoes Inland River Services transports. These actions or developments could have an adverse impact Inland River Services.

Inland River Services' results of operations are affected by seasonal activity.

        Inland River Services' business is seasonal, and its quarterly revenues and profits have historically been lower during the first and second quarters of the year (January through June) and higher during the third and fourth quarters (July through December) during the grain harvest.

Inland River Services' results of operations are affected by adverse weather and river conditions.

        Weather patterns can affect river levels and cause ice conditions that can hamper barge navigation during the winter months. Locks on river systems may be closed for maintenance or other causes, which may delay barge movements. These conditions could adversely impact Inland River Services.

Inland River Services' results of operations could be materially and adversely affected by fuel price fluctuations.

        Inland River Services purchases towboat and fleeting services, including fuel, from third party vendors. Increases in the prices of fuel or other services will impact Inland River Services' costs, which could adversely affect its results of operations.

Inland River Services faces intense competition and there are few barriers to entry.

        There can be no assurance that competition will not adversely impact Inland River Services.

SEACOR may incur significant costs, liabilities and penalties in complying with government regulations.

        Government regulations, such as international conventions, federal, state and local laws and regulations in jurisdictions where SEACOR operates, have a significant impact on SEACOR's business. These regulations relate to worker health and safety, the manning, construction and operation of vessels, oil spills and other aspects of SEACOR's business. Risks of incurring substantial compliance costs and liabilities and penalties for non-compliance, particularly with respect to environmental laws and regulations, are inherent in SEACOR's business. SEACOR cannot predict whether it will incur such costs or penalties in the future.

SEACOR's insurance coverage may be inadequate to protect it from the liabilities that could arise in its businesses.

        SEACOR maintains insurance coverage against the risks related to its businesses. There can be no assurance, however, that its existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, SEACOR could be exposed to substantial liability.

SEACOR's global operations are subject to currency exchange risks.

        In some of SEACOR's foreign businesses, it collects revenues and pays expenses in local currency. If the value of foreign currencies (in particular the value of the Pound Sterling, the currency in the United Kingdom, where most of SEACOR's currency exchange risk arises) decline against the U.S. dollar and it does not or is not able to minimize the effects of such fluctuations through currency hedging arrangements, SEACOR's operating results may be adversely affected. There can be no assurance that SEACOR will not incur losses in the future as a result of currency exchange rate fluctuations.

SEACOR's failure to attract and retain qualified personnel could have an adverse affect on its business.

        The ability to attract and retain skilled personnel across all of SEACOR's business segments is an important factor in its future success. The market for the personnel SEACOR employs is very competitive. SEACOR cannot be certain that it will be successful in this process in the future.

Risks Related to SEACOR Common Stock

An increase in trading activity caused by the increased number of shares of SEACOR common stock outstanding after the proposed merger could cause volatility in the market price of SEACOR common stock, and sales of SEACOR common stock following the proposed merger could result in a decline in the market price of SEACOR common stock.

        On May 20, 2005, 18,465,228 shares of SEACOR common stock were issued and outstanding. If the merger consideration is not required to be adjusted in accordance with the provisions of the merger agreement, SEACOR will issue to Seabulk stockholders up to approximately 6,801,251 shares of SEACOR common stock based on the number of Seabulk shares outstanding on March 31, 2005, the number of shares of Seabulk common stock that may be issued pursuant to options outstanding as of March 31, 2005, and the number of shares of Seabulk common stock that may be issued pursuant to warrants outstanding as of March 31, 2005. All of the SEACOR common stock issued to Seabulk stockholders in the proposed merger may be resold into the public market immediately after the proposed transaction, subject to limited exceptions. A substantial increase in trading activity could result in increased volatility in the market price of SEACOR common stock, and if large amounts of SEACOR common stock are sold after completion of the proposed merger, the market price of SEACOR common stock may decline.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements, including statements preceded by, followed by or that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "intends," "anticipates," "continues," "forecasts," "designed," "goal," or the negative of those words or other comparable words. Such statements include, but are not limited to, statements about the benefits of the contemplated transaction between SEACOR and Seabulk, including financial and operating results, the parties' plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of SEACOR's and Seabulk's respective managements and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the relevant forward-looking statements. The transaction is subject, among other things, to approval by Seabulk stockholders of the proposed merger, approval by SEACOR's stockholders of the issuance of shares of SEACOR common stock in the merger and the receipt of required consents and approvals. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found discussed in the section of this document entitled "Risk Factors" and elsewhere; and other factors such as the following, many of which are beyond the companies' control:

  •
  the cyclical nature of the oil and gas industry;

  •
  adequacy of insurance coverage;

  •
  currency exchange fluctuations;

  •
  changes in foreign political, military and economic conditions;

  •
  the ongoing need to replace aging vessels;

  •
  dependence of our offshore marine services on several customers;

  •
  our ability to comply with governmental regulations, including environmental and safety regulations;

  •
  dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area, industry fleet capacity;

  •
  changes in foreign and domestic oil and gas exploration and production activity;

  •
  competition, vessel-related risks;

  •
  effects of adverse weather conditions and seasonality on our aviation services;

  •
  helicopter-related risks;

  •
  our ability to consummate our merger with Seabulk International and to integrate effectively its operations into our own;

  •
  effects of adverse weather and river conditions and seasonality on inland river operations;

  •
  the level of grain export volume;

  •
  the effect of fuel prices on barge towing costs;

  •
  variability in freight rates for inland river barges;

  •
  changes in the National Response Corporation's OSRO classification;

  •
  liability in connection with providing spill response services;

  •
  a decline in demand for domestic refined petroleum products, crude oil or chemical products or a change in existing methods of delivery that affects Seabulk's tanker and towing operations;

  •
  construction of additional Jones Act product tankers or towboats or additional refined petroleum product, natural gas or crude oil pipelines;

  •
  Seabulk's ongoing protection under the Jones Act;

  •
  Seabulk being required to phase out some of its single hull tankers from petroleum product transportation service in U.S. waters;

  •
  restrictions imposed by the Shipping Acts on the amount of foreign ownership of our common stock; and

  •
  the effect of international economic and political factors in inland river operations, many of which are beyond our control.

        The companies disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in the companies expectations or any change in events, conditions or circumstances on which any such statements are based.

        Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments the companies anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on the companies and their respective subsidiaries or their businesses or operations. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

        You should not construe these cautionary statements as an exhaustive list or as any admission by SEACOR or Seabulk regarding the adequacy of the disclosures made. Neither SEACOR nor Seabulk can predict or determine after the fact what factors would cause actual results to differ materially from those indicated by such forward-looking statements or other statements. You are cautioned not to place undue reliance on forward-looking statements, which either speak only as of the date of this joint proxy statement/prospectus, or if applicable, speak only as of the earlier date indicated in this joint proxy statement/prospectus.

THE COMPANIES

SEACOR's Business

General

        SEACOR was incorporated in 1989 in Delaware. Unless the context indicates otherwise, references to "SEACOR" in this document should be deemed to include, where appropriate, both SEACOR and its consolidated subsidiaries. SEACOR (formerly named SEACOR SMIT Inc.) changed its name to SEACOR Holdings Inc. effective March 15, 2004.

        SEACOR is in the business of owning, operating, investing in, marketing and remarketing equipment, primarily in the offshore oil and gas and marine transportation industries. SEACOR also provides emergency environmental response and related services. SEACOR operates a diversified fleet of offshore support vessels and helicopters servicing oil and gas exploration, development and production facilities worldwide. SEACOR also operates a fleet of inland river barges transporting grain and other bulk commodities on the U.S. inland waterways. The environmental services segment provides oil spill response, handles environmental remediation projects and offers related consulting services worldwide to those who store, transport, produce or handle petroleum products and environmentally hazardous materials.

        SEACOR's principal executive offices are located at 11200 Richmond Avenue, Suite 400, Houston, Texas 77082, and its telephone number is (281) 899-4800. SEACOR's Internet address is www.seacorholdings.com.

        All of SEACOR's periodic report filings with the Securities and Exchange Commission, or SEC, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are made available, free of charge, through its website, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments to those reports. These reports and amendments are available through SEACOR's website as soon as reasonably practicable after SEACOR electronically files such report or amendment with the SEC. They are also available to be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information as to the operation of the SEC's Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. In addition, SEACOR files electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information and the address of that site is http://www.sec.gov.

Recent Developments

        On December 31, 2004, SEACOR acquired Era Aviation, Inc. from Rowan Companies, Inc. for $118.1 million (subject to post-closing working capital adjustments). Era is engaged in the provision of contract and charter helicopter services and operates a regional fixed-wing passenger airline. SEACOR intends to combine its wholly-owned subsidiary Tex-Air Helicopters Inc.'s existing helicopter operations with those of Era. The two companies combined have a fleet of 127 helicopters and 17 operating bases supporting primarily offshore oil and gas industry activities. Era's airline service in Alaska utilizes 12 fixed wing aircraft. SEACOR is actively seeking a purchaser of the regional airline and intends to sell that business this year. In December 2004 and February 2005, SEACOR placed orders with manufacturers for 32 helicopters to be delivered over a five-year period beginning in 2005.

        SEACOR continues to evaluate potential opportunities for diversifying its portfolio of businesses, which may include, among other things, the acquisition of additional U.S. Jones Act tankers. SEACOR is considering various strategic alternatives with respect to the tanker business to be acquired from Seabulk and any other tankers it may subsequently acquire, including, but not limited to, the formation of a master limited partnership to administer the tanker business and the possible sale to the public of limited partnership interests in such a master limited partnership.

Segment and Geographic Information

        SEACOR's operations are divided among the following four business segments: "Offshore Marine Services;" "Environmental Services;" "Inland River Services;" and "Helicopter Services." SEACOR also has additional activities which are referred to and described under "Other." "Other" primarily includes equity in earnings of 50% or less companies unrelated to its reportable segments and Era's regional airline business which is held for sale.

Offshore Marine Services

  Business

        Offshore Marine Services (58%, 78% and 91% of consolidated operating revenues in 2004, 2003 and 2002, respectively) operates a diversified fleet of offshore support vessels primarily servicing offshore oil and gas exploration, development and production facilities worldwide. Vessels in this service are employed to deliver cargo and personnel to offshore installations, handle anchors for drilling rigs and other marine equipment, support offshore construction and maintenance work and provide standby safety support and oil spill response services. From time to time, Offshore Marine Services provides specialist services supporting projects, such as well stimulation, seismic data gathering and freight hauling. Offshore Marine Services also offers logistics services in support of offshore oil and gas exploration, development and production operations of its customers, including shorebase, marine transport and other supply chain management services.

  Equipment and Services

        The following types of vessels comprise Offshore Marine Services' fleet as of December 31 in the indicated years. "Owned vessels" are those 100% owned by SEACOR, which were either constructed and delivered new from shipyards or purchased from competitors. "Joint ventured vessels" are those owned by entities in which SEACOR is not the sole owner. "Leased-in vessels" are generally those which have been sold to an institutional lessor and then leased back. "Pooled vessels" are owned and operated by entities not affiliated with Offshore Marine Services, but the revenues or profits of which are shared with the revenues and profits of certain vessels owned by Offshore Marine Services based upon an agreed formula. "Managed vessels" are also owned by entities not affiliated with SEACOR but are operated by Offshore Marine Services for a fee and no revenues or profits are shared with Offshore Marine Services. At the end of this section is a glossary of the types of vessels listed below and an explanation of the services they perform.

	Owned	Joint Ventured	Leased-in	Pooled or Managed	Total
2004:
Anchor handling towing supply	14	3	1	—	18
Crew	58	5	19	—	82
Geophysical, Freight and Other	1	1	—	—	2
Mini-supply	25	1	4	—	30
Standby safety	19	3	—	5	27
Supply	10	6	3	1	20
Towing supply	11	20	2	—	33
Utility	—	—	—	—	—

	138	39	29	6	212

2003:
Anchor handling towing supply	18	6	2	—	26
Crew	51	13	23	—	87
Geophysical, Freight and Other	2	2	—	—	4
Mini-supply	26	2	4	—	32
Standby safety	19	3	—	5	27
Supply	12	8	5	1	26
Towing supply	11	20	2	—	33
Utility	—	—	—	—	—

	139	54	36	6	235

2002:
Anchor handling towing supply	20	5	2	1	28
Crew	61	15	20	—	96
Geophysical, Freight and Other	1	1	—	—	2
Mini-supply	28	3	2	—	33
Standby safety	18	3	—	5	26
Supply	14	7	10	—	31
Towing supply	15	19	6	—	40
Utility	43	2	—	—	45

	200	55	40	6	301

        The following table sets forth the percent of SEACOR's consolidated operating revenues earned by vessel type and certain other business activities of Offshore Marine Services for each year indicated:

Vessel Type	2004	2003	2002
Anchor handling towing supply	9%	15%	21%
Crew	16%	17%	18%
Geophysical, Freight and Other	—	—	—
Mini-supply	6%	7%	6%
Standby safety	11%	11%	10%
Supply	9%	13%	18%
Towing supply	5%	9%	11%
Utility	—	3%	4%
Other	2%	3%	3%

	58%	78%	91%

        As of December 31, 2004, the average age of Offshore Marine Services' owned fleet was 12.3 years. Excluding standby safety vessels, the fleet's average age was 9.6 years. SEACOR's management believes that after vessels have been in service for approximately 20 years the level of expenditures necessary to satisfy required marine certification standards escalate and, in some instances, may not be economically justifiable. Depending on developments in offshore drilling and marine technology the marketability of vessels may decline over time as well.

  Glossary of Vessel Types

        Listed below is a description of each of the vessel types referred to above.

        Anchor handling towing supply, or AHTS, vessels are equipped with winches capable of carrying and handling chain, wire, and associated mooring equipment. They are used primarily for towing, positioning and mooring drilling rigs and other marine equipment by lifting and setting anchors on the sea bottom. These vessels also have the capability to deliver cargo, but are usually less efficient delivery "vehicles" than supply boats of comparable size. The defining characteristics of AHTS vessels are horsepower, or BHP, and size of winch in terms of "line pull" and wire storage capacity. Generally, only larger, more powerful AHTS vessels can service rigs in deep water of over 2,500 feet while smaller AHTS vessels can not work in deeper water. Four of Offshore Marine Services' AHTS vessels can work in water of over 4,000 feet in depth. Most modern AHTS vessels are equipped with dynamic positioning, or DP, systems that enable them to maintain a fixed position in close proximity to a rig without the use of tie-up lines.

        Crew boats move personnel to and from offshore installations. Historically, crew boats transported people and were also used to deliver "light" cargo such as personal effects, small machinery, and small quantities of fuel and water. These boats also served as field stand-by vessels, moving personnel between platforms and providing an emergency stand-by service under certain circumstances. Crew vessels built prior to 1990 are generally 100 to 130 feet in length and are capable of 20 knots in light condition and calm seas. Vessels built since 1998, also referred to as Fast Support Vessels, or FSVs, range from 130 to 200 feet in length and generally can develop a speed of 25 knots and may attain speeds of 35 knots. Modern FSVs have enhanced cargo carrying capacities, including in some instances, the capacity to support some phases of drilling operations. Vessels supporting drilling and working in deep water are usually equipped with DP capabilities.

        Geophysical, freight and other vessels generally have specialized features adapting them to their specific function, such as large deck space, high electrical generating capacity, high maneuverability and unique thrusters, extra berthing facilities and long-range cruising capabilities. Special project activities include well stimulation, seismic data gathering, freight hauling services and accommodation services.

        Mini-supply vessels range from 125 to 155 feet in length and typically carry deck cargo, liquid mud, methanol, diesel fuel and water. These vessels are well suited for production support, construction projects, maintenance work and certain drilling support activities.

        Standby safety vessels typically remain on location proximate to offshore rigs and production facilities to respond to emergencies. These vessels carry special equipment to rescue personnel and are equipped to provide first aid and shelter. In some cases, these vessels perform a dual role, functioning as supply vessels. Offshore Marine Services' standby safety vessels operate in the United Kingdom sector of the North Sea.

        Supply vessels range in length from 166 to 255 feet and are used to deliver cargo to rigs and platforms where drilling and work-over activity is underway or to support construction work delivering pipe to vessels performing underwater installations. Supply vessels are distinguished from other vessels by the total carrying capacity (deadweight: "dwt"), available square feet (meters) of clear deck space, below-deck capacity for storage of mud and cement used in the drilling process and tank storage for water and fuel oil. Speed is not generally a factor but the ability to hold station in open water and moderately rough seas is a key factor in differentiating supply vessels. To improve station keeping ability, certain supply vessels have DP capabilities.

        Towing supply vessels perform similar cargo delivery functions to those handled by supply vessels. They are, however, equipped with more powerful engines (4-8,000 horsepower) and deck mounted winches, giving them the added capability to perform general towing functions, buoy setting and limited anchor handling work. Offshore Marine Services' towing supply vessels are primarily used in international operations supporting jack-up drilling rigs.

        Utility vessels range in length from 96 to 125 feet in length and are used to service offshore production facilities and also support offshore maintenance and construction work. SEACOR no longer owns or operates utility vessels since SEACOR disposed of all of the remaining vessels of this type during 2004.

  Markets

        The demand for vessels is affected by the level of offshore exploration and drilling activities, which, in turn, is influenced by a number of factors. Industry expectations as to future oil and gas commodities prices are an important determinative factor in exploration and drilling expenditures. Also important are SEACOR's customers' assessments of offshore drilling prospects as compared with land-based opportunities. Assessment of costs, geological opportunity and political stability in host countries are all factors in its customers' decision-making. Thus, a variety of political and economic factors beyond SEACOR's control, including worldwide demand for oil and natural gas, the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing, the level of production of non-OPEC countries, the relative exchange rates for the U.S. dollar, the benchmark for worldwide oil pricing, and various governments' policies regarding exploration and development of their oil and natural gas reserves affect the demand for drilling services. All these factors ultimately impact demand for SEACOR's vessel services.

        Each of the markets in which Offshore Marine Services operates is highly competitive. The most important competitive factors are pricing and the availability of equipment to fit customer requirements at such time as the equipment is needed. Other factors considered important by customers include service and reputation, flag preference, local marine operating conditions, the ability to provide and maintain logistical support given the complexity of a project and the cost of moving equipment from one market to another.

        SEACOR operates vessels in five principal geographic regions. From time to time, vessels are relocated between these regions to meet customer demand for equipment. The table below sets forth vessel types by geographic market. In order to enter new markets, enhance SEACOR's marketing capabilities and facilitate operations in certain foreign markets, SEACOR often participates in joint ventures in those markets. This allows for expansion of both its fleet and operations while diversifying risks and reducing capital outlays associated with such expansion.

Vessel Types by Geographic Market	2004	2003	2002
United States:
Anchor handling towing supply	4	6	5
Crew	58	53	63
Geophysical, Freight and Other	—	1	1
Mini-supply	26	27	29
Supply	8	9	14
Towing supply	4	2	4
Utility	—	—	42

Total United States	100	98	158

Latin America & Mexico:
Anchor handling towing supply	6	9	9
Crew	8	11	10
Geophysical, Freight and Other	—	2	—
Mini-supply	3	4	4
Supply	6	8	6
Towing supply	11	12	13
Utility	—	—	3

Total Latin America & Mexico	34	46	45

North Sea:
Anchor handling towing supply	1	1	3
Standby safety	27	27	26
Supply	4	7	9
Towing supply	—	—	—

Total North Sea	32	35	38

West Africa:
Anchor handling towing supply	3	6	7
Crew	13	14	13
Mini-supply	1	1	—
Supply	2	2	2
Towing Supply	8	9	10

Total West Africa	27	32	32

Asia:
Anchor handling towing supply	3	3	3
Crew	2	9	10
Geophysical, Freight and Other	1	—	—
Supply	—	—	—
Towing supply	1	2	6

Total Asia	7	14	19

Other Foreign:
Anchor handling towing supply	1	1	1
Crew	1	—	—
Geophysical, Freight and Other	1	1	1
Supply	—	—	—
Towing supply	9	8	7

Total Other Foreign	12	10	9

Total Foreign Fleet	112	137	143

Total Fleet	212	235	301

        United States.    At December 31, 2004, 100 vessels were operating in the U.S., including 67 owned, 28 leased-in, 4 joint ventured and 1 pooled. Offshore Marine Services' expertise in this market is deepwater anchor handling with a fleet of AHTS vessels and production support with a fleet of crew and mini-supply vessels. This is a highly volatile market because oil company programs tend to be of short-term duration and influenced by the near term price of natural gas. In addition, a large number of public and private offshore marine service companies are active in this market and they compete largely on price alone.

        Latin America & Mexico.    At December 31, 2004, 34 vessels were operating in Latin America and Mexico, including 13 owned, and 21 joint ventured. Mexico is its largest market in this area. Offshore Marine Services participates in this market through a joint venture, Maritima Mexicana, S.A., which operates one of the largest fleets in the area. The market is controlled by the Mexican national oil company, Petroleos Mexicanos, or Pemex, and vessel services are provided either directly to Pemex or to its subcontractors. The level of activity is largely influenced by Mexican government policies and finances. In recent years there has been a great expansion in the level of activity, but activity is expected to moderate as the Mexican presidential elections approach in 2006.

        North Sea.    At December 31, 2004, 32 vessels were operating in the North Sea, including 24 owned, 3 joint ventured, and 5 managed-in. The North Sea fleet primarily provides standby safety services. Demand in the North Sea market for standby services developed in 1991 after the United Kingdom promulgated legislation requiring offshore operations to maintain higher specification standby safety vessels. The legislation requires a vessel to "stand by" to provide a means of evacuation and rescue for platform and rig personnel in the event of an emergency at an offshore installation. The North Sea is a highly regulated market. Until recently, offshore oil and gas operations in this region were concentrated in the super major oil companies thereby confining activity to a limited number of customers. Smaller oil companies are now taking over mature operating properties from those major oil companies. SEACOR expects activity to increase in this market as the smaller companies establish operations in this region and are encouraged to increase production due to high oil and gas prices.

        Offshore Marine Services entered into a contract to sell four platform supply vessels and one anchor handling towing supply vessel operating in this market. As of March 11, 2005, four of the vessels had been sold and delivered to the buyer and the last is expected to be sold on or about March 21, 2005.

        West Africa.    At December 31, 2004, 27 vessels were operating in West Africa, including 26 owned, and 1 bareboat chartered-in. SEACOR's largest market in this area is Nigeria where it works in co-operation with a Nigerian company, West Africa Offshore, or WAO. The Nigerian market is dominated primarily by the super major oil companies, ExxonMobil, Shell, and Total and is characterized by large scale, multi-year projects. There is also a significant political component behind investment decisions as the Nigerian national oil company, NNPC, is a participant in almost all offshore development. The remainder of SEACOR's vessels located in this region operate from ports in the Republic of the Congo, Cameroon, Gabon and Equatorial Guinea. In addition to operations in West Africa, SEACOR has one vessel operating in South Africa.

        Asia.    At December 31, 2004, 7 vessels were operating in Asia, including 6 owned, and 1 joint ventured. Offshore Marine Services' vessels operating in this area generally support exploration programs and therefore follow the rigs to their locations in the region. To date, the largest market in this area has been Indonesia. In the last few years, SEACOR has invested in vessels capable of specialty operations such as supporting the operation of remote operated vehicles (ROV), telecommunications cable laying/repair and offshore accommodation. SEACOR competes against a large number of local and international companies in this market.

        Other Foreign.    At December 31, 2004, 12 vessels were operating in Other Foreign regions, including 2 owned, and 10 joint ventured. In addition to those referred to above, SEACOR has vessels owned by joint ventures that are serving the offshore oil and gas industry in Egypt and Greece.

  Competitive Conditions

        Although there are many suppliers of offshore marine services, management believes only one company, Tidewater, Inc., operates in all of Offshore Marine Services' major geographic markets. Tidewater, Inc. has a substantially greater percentage of the offshore marine market share compared to that of Offshore Marine Services and its other competitors.

  Customers and Contractual Arrangements

        Offshore Marine Services' principal customers are major integrated oil companies, large independent oil and gas exploration and production companies and emerging independent companies. Consolidation of oil and gas companies through mergers and acquisitions over the past several years has further concentrated and generally limited Offshore Marine Services' customer base. Although there was no single customer responsible for 10% or more of Offshore Marine Services' operating revenues in 2004, its 10 largest customers accounted for approximately 50% of SEACOR's operating revenues. The loss of any one or more of its most significant customers would have a material adverse effect on Offshore Marine Services. The percentage of operating revenues attributable to any individual customer varies from time to time, depending on the level of oil and gas exploration undertaken by a particular customer, and other factors, many of which are beyond Offshore Marine Services' control.

        The majority of the vessels in the fleet are chartered to customers under arrangements where the customer charters or leases a vessel at a daily rate of hire. Usually the customer pays for fuel and SEACOR is responsible for the actual operation of the vessel and all other vessel operating expenses. Alternatively, customers charter vessels under "bareboat" charter agreements. Pursuant to these agreements, SEACOR provides only the vessel to the customer, and the customer provides for the vessel's operating expenses and generally assumes all risk of operation. Therefore, the daily rate of hire under a bareboat charter agreement is lower than that under a time charter agreement. Charter periods may vary widely from several days to several years.

  Industry Hazards and Insurance

        Offshore marine vessel operations involve inherent risks associated with hazards, such as adverse weather conditions, collisions, fire, and mechanical failures, which may result in injury to personnel, damage to equipment, loss of operating revenues and increased costs. SEACOR maintains hull, liability, marine war risk, general liability, workers compensation and other insurance customary in the industry.

Government Regulation

  Regulatory Matters

        Offshore Marine Services operations are subject to significant federal, state and local regulations, as well as international conventions. Its domestically registered vessels are subject to the jurisdiction of the U.S. Coast Guard, the National Transportation Safety Board, the U.S. Customs Service and the U.S. Maritime Administration, as well as to rules of private industry organizations such as the American Bureau of Shipping. These agencies and organizations establish safety standards and are authorized to investigate vessels and accidents and to recommend improved maritime safety standards. Moreover, to ensure compliance with applicable safety regulations, the Coast Guard is authorized to inspect vessels at will.

        Offshore Marine Services is also subject to the Shipping Act, 1916, as amended, or the 1916 Act, and the Merchant Marine Act of 1920, as amended, or the 1920 Act. We refer to the 1916 Act and the 1920 Act as the Shipping Acts, which together govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Shipping Acts require that vessels engaged in the U.S. coastwise trade be owned by U.S. citizens and built in the U.S. For a corporation engaged in the U.S. coastwise trade to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the U.S. or of a state, territory or possession thereof, (ii) each of the president or other chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen, (iii) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens and (iv) at least 75% of the interest in such corporation must be owned by U.S. "citizens" (as defined in the Shipping Acts). Should SEACOR fail to comply with the U.S. citizenship requirements of the Shipping Acts, it would be prohibited from operating its vessels in the U.S. coastwise trade during the period of such non-compliance.

        To facilitate compliance with the Shipping Acts, SEACOR's Restated Certificate of Incorporation: (i) limits the aggregate percentage ownership by non-U.S. citizens of any class of SEACOR's capital stock (including the Common Stock) to 22.5% of the outstanding shares of each such class to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable maritime law (presently 25.0%) and authorizes the Board of Directors, under certain circumstances, to increase the foregoing percentage to 24.0%, (ii) requires institution of a dual stock certification system to help determine such ownership and (iii) permits the Board of Directors to make such determinations as reasonably may be necessary to ascertain such ownership and implement such limitations. In addition, SEACOR's Amended and Restated By-Laws provide that the number of foreign directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business and restrict any officer who is not a U.S. citizen from acting in the absence or disability of the Chairman of the Board of Directors and Chief Executive Officer and the President, all of whom must be U.S. citizens.

        Offshore Marine Services operates vessels registered in the following foreign jurisdictions: St. Vincent and the Grenadines, Vanuatu, the Cayman Islands, France, Chile, Egypt, Bahamas, Isle of Man, Greece, Panama, Argentina, Mexico, the United Kingdom, and the Marshall Islands. The vessels registered in these jurisdictions are subject to the laws of the applicable jurisdiction as to ownership, registration, manning and safety of vessels. In addition, the vessels are subject to the requirements of a number of international conventions that are applicable to vessels depending on their jurisdiction of registration. Among the more significant of these conventions are: (i) the 1978 Protocol Relating to the International Convention for the Prevention of Pollution from Ships, (ii) the International Convention on the Safety of Life at Sea, 1974 and 1978 Protocols, and (iii) the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978. SEACOR believes that its vessels registered in foreign jurisdictions are in compliance with all applicable material regulations and have all licenses necessary to conduct their business. In addition, vessels operated as standby safety vessels in the North Sea are subject to the requirements of the Department of Transport of the United Kingdom pursuant to the United Kingdom Safety Act.

  Environmental Regulation and Compliance

        Vessels routinely transport diesel fuel to offshore rigs and platforms and carry diesel fuel for their own use, certain bulk chemical materials used in drilling activities, rig-generated wastes for delivery to waste disposal contractors onshore and liquid mud which contains oil and oil by-products. These operations are subject to a variety of federal and analogous state statutes concerning matters of environmental protection. Statutes and regulations that govern the discharge of oil and other pollutants onto navigable waters include the Oil Pollution Act of 1990, as amended, or OPA 90, and the Clean Water Act of 1972, as amended, or the Clean Water Act. The Clean Water Act imposes substantial potential liability for the costs of remediating releases of petroleum and other substances in reportable quantities. State laws analogous to the Clean Water Act also specifically address the accidental release of petroleum in reportable quantities.

        OPA 90, which amended the Clean Water Act, increased the limits on liability for oil discharges at sea, although such limits do not apply in certain listed circumstances. In addition, some states have enacted legislation providing for unlimited liability under state law for oil spills occurring within their boundaries. Other environmental statutes and regulations governing offshore marine operations include, among other things, the Resource Conservation and Recovery Act, as amended, or RCRA, which regulates the generation, transportation, storage and disposal of on-shore hazardous and non-hazardous wastes; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, which imposes strict and joint and several liability for the costs of remediating historical environmental contamination; and OCSLA, which regulates oil and gas exploration and production activities on the Outer Continental Shelf.

        In addition to these federal and state laws, local laws and regulations and certain international treaties to which the U.S. is a signatory, such as MARPOL 73/78, Offshore Marine Services is subject to various requirements governing waste disposal and water and air pollution.

  Risks of Foreign Operations

        For the years ended December 31, 2004, 2003 and 2002 approximately 56%, 54% and 51%, respectively, of Offshore Marine Services' operating revenues were derived from foreign operations. Foreign operations are subject to various risks inherent in conducting business in foreign nations. These risks include, among others, political instability, potential vessel seizure, nationalization of assets, terrorist attacks, fluctuating currency values, hard currency shortages, controls on currency exchange, the repatriation of income or capital, import-export quotas and other forms of public and governmental regulation, all of which are beyond the control of SEACOR. It is not possible to predict whether any of these conditions or events might develop in the future. The occurrence of any one or more of such conditions or events could have a material adverse effect on SEACOR's financial condition and results of operations.

Environmental Services

  Business

        Until November 2003, Environmental Services (23%, 11% and 6% of consolidated operating revenues in 2004, 2003 and 2002, respectively) primarily provided contractual oil spill response and other professional emergency preparedness services to those who store, transport, produce or handle petroleum and certain non-petroleum oils as required by OPA 90, various state and municipal regulations and international maritime conventions. These services include training, consulting and supervision for emergency preparedness, response and crisis management. The business is conducted through SEACOR's wholly owned subsidiaries, National Response Corporation, or NRC, The O'Brien's Group, Inc. and SEACOR Environmental Services International Ltd., or SESI.

        In November 2003, NRC acquired Foss Environmental Services Company and changed this company's name to NRC Environmental Services Inc., or NRCES. NRCES operates primarily on the west coast of the U.S. and, in addition to the above described emergency response services, provides industrial and marine cleaning services, petroleum storage tank removal and site remediation, transportation and disposal of hazardous waste, and environmental equipment and product sales.

  Equipment and Services

        Emergency Response Services.    Environmental Services employs trained personnel and maintains specialized equipment positioned in the U.S. and in certain international locations to respond to oil spills, emergencies and other projects as required by its customers. NRC maintains a fleet of 13 vessels and 6 barges outfitted with specialized equipment on the east, gulf, and west coasts of the U.S. as well as in the Caribbean and Hawaii. It also has established a network of approximately 175 independent oil spill response contractors that may assist it by providing equipment and personnel. Operating revenues earned from emergency response services approximated 12%, 4% and 0% of consolidated revenues for the years ended December 31, 2004, 2003, and 2002, respectively.

        Retainer Services.    Environmental Services offers retainer services to the maritime community, such as operators of tank and non-tank vessels, and chemical carriers, and to owners of facilities, such as refineries, pipelines, exploration and production platforms, power plants and storage tank terminals. Retainer services include access to professional management and specialized equipment necessary to respond to an oil or chemical spill emergency.

        Consulting Services.    Environmental Services has developed customized training programs for industrial companies to educate personnel on the prevention of and response to oil spills, handling of hazardous materials releases, fire fighting, security incidents and other crisis-related events as well as the associated risks. SEACOR plans and participates in customer oil and chemical spill response and other risk exercises and develop and maintain vessel and facility response and security plans. SEACOR also conducts and assists with vessel inspections, as well as security assessments of vessels and facilities. All of these services are offered throughout the U.S. and internationally, both on a stand-alone basis and as part of its base retainer services.

        Industrial and Remediation Services.    Through NRCES and its network of independent oil spill response contractors, Environmental Services provides hazardous waste management, industrial and marine cleaning services, salvage support, petroleum storage tank removal and site remediation services, primarily in the U.S. SEACOR also markets and sells environmental equipment and products.

  Markets

        The market for contractual oil spill response and other related training and consulting services in the U.S. resulted from the enactment of OPA 90 legislation passed by the U.S. Congress after the Exxon Valdez oil spill in Alaska. OPA 90 requires that all tank vessels operating within the Exclusive Economic Zone of the United States and all facilities and pipelines handling oil that could have a spill affecting the navigable waters of the U.S. develop a plan to respond to a "worst case" oil spill and ensure by contract or other approved means the ability to respond to such a spill. Certain states have enacted similar oil spill laws and regulations, most notably California, Washington and Alaska. The United Nations' MARPOL 73/78 regulation also subjects companies to various requirements governing waste disposal and water and air pollution.

        The international market is characterized by two distinct operating environments—developed and developing nations. In developed nations, the environmental regulations generally are mature and governments usually respond to oil spills with public resources and then recover their costs from the responsible parties. In developing nations where global oil exploration and production exists, there is less oil spill response infrastructure and, accordingly, Environmental Services is seeking to develop opportunities to work with international oil and gas exploration and producing companies.

  Customers and Contractual Arrangements

        Environmental Services offers its services primarily to the domestic and international shipping community, major oil companies, independent exploration and production companies, power generating operators, industrial companies and airports. Services are provided pursuant to contracts generally ranging from one month to ten years. In addition to its retainer customers, SEACOR provides training, exercise and response services for oil spills, chemical releases, terrorist acts and natural disasters to others, including, under certain circumstances, local, state and federal agencies such as the U.S. Coast Guard.

        Environmental Services has more than 2,300 customers, and management does not believe that it is dependent on a single or few customers.

  Competitive Conditions

        The principal competitive factors in the environmental service business are price, customer service, reputation, experience, and operating capabilities. Management believes that the lack of uniform regulatory development and enforcement on a federal and state level in the U.S. has reduced demand for services provided by Environmental Services, thereby putting downward pressure on market rates. In the U.S., NRC faces competition primarily from the Marine Spill Response Corporation, a non-profit corporation funded by the major integrated oil companies, other non-profit industry cooperatives and also from smaller commercial contractors who target specific market niches. Its environmental consulting business faces competition from a number of relatively small privately-held spill management companies. Internationally, competition for both oil spill response and emergency preparedness and management comes from a few well-known private companies and regional oil industry cooperatives.

  Government Regulation

        NRC is "classified" by the U.S. Coast Guard as an Oil Spill Removal Organization, or OSRO, for every port in the continental U.S., Hawaii and the Caribbean. The OSRO classification process is strictly voluntary. Vessel owners and other customers subject to OPA 90 who utilize classified OSROs are exempt from the requirement to list their response resources in their plans. The classification process permits the Coast Guard and these customers to evaluate an OSRO's potential to respond to and recover oil spills of various types and sizes in different operating environments and geographic locations.

        In addition to the Coast Guard, the Environmental Protection Agency, or EPA, the Office of Pipeline Safety, the Minerals Management Service division of the Department of Interior, and individual states regulate vessels, facilities, and pipelines in accordance with the requirements of OPA 90 or under analogous state law. There is currently little uniformity among the regulations issued by these agencies.

        When responding to third-party oil spills, Environmental Services enjoys immunity from liability under federal law and some state laws for any spills arising from its response efforts, except for deaths or personal injuries or in the event of gross negligence or willful misconduct. It also obtains contractual indemnity and liability release terms similar to the immunity provision discussed above from its customers. In addition, SEACOR maintains insurance coverage against such claims arising from its response operations. It considers the limits of liability adequate, although there can be no assurance that such coverage will be sufficient to cover future claims that may arise.

  Risks of Foreign Operations

        Environmental Services operates worldwide. Services include oil spill response, training, exercise support and special projects in assessing risk of spills, response preparedness, strategies and resource requirements to multinational oil companies, governments and industry. For the years ended December 31, 2004, 2003 and 2002 approximately 8%, 40% and 9%, respectively, of Environmental Services' operating revenues were derived from its foreign operations. A significant increase in operating revenues earned from foreign operations in 2003 resulted from spill response, spill management, containment, and remediation services provided in support of Operation Iraqi Freedom.

        Environmental Services' foreign operations are subject to various risks inherent in conducting business in foreign nations. These risks include, among others, political instability, terrorist attacks, the repatriation of income or capital and other forms of public and governmental regulation, all of which are beyond the control of SEACOR. It is not possible to predict whether any of these conditions or events might develop in the future.

Inland River Services

  Business

        Inland River Services (14%, 7% and 3% of consolidated operating revenues in 2004, 2003 and 2002, respectively) is primarily engaged in the operation of a fleet of dry cargo barges principally on the Mississippi and Ohio Rivers and their tributaries, and the Gulf Intracoastal Waterways which parallel the U.S. Gulf of Mexico coast, or the U.S. inland waterways, transporting a range of dry-bulk commodities such as grain, coal, aggregate, ore, steel, scrap and fertilizers. As of December 31, 2004, Inland River Services operated a fleet of 1,072 dry cargo barges, of which 674 are owned, 182 chartered-in, 210 managed and six joint ventured. Certain of Inland River Services' barging activities are supported by three wholly-owned towboats. These towboats are operated by a third party. Inland River Services also owns 20 10,000 barrel chemical and product tank barges that are operated by a third party in the transportation of liquid bulk cargoes, such as lube oils, solvents and glycols, on the U. S. inland waterways.

        Inland River Services commenced operations in the third quarter of 2000 with 43 owned, 11 joint ventured and 208 managed dry cargo barges when SEACOR acquired SCF Corporation, a company that owned, operated and managed dry cargo barges since 1983. Over the past four years, Inland River Services fleet has grown substantially.

  Equipment and Services

        Most of the dry cargo barges owned by SEACOR are pooled with other barges owned by third parties through a pooling arrangement that SEACOR manages. Under this arrangement, operating revenues and expenses are pooled except for insurance, maintenance and repair costs. Each barge owner is responsible for the capital and financing costs of its own equipment in the pool.

        The fleet of dry cargo barges consists of open and covered hopper barges. Open hopper barges are used to transport non-grain, non-water sensitive commodities such as coal, aggregate and scrap. Covered hopper barges are more versatile because they can also carry water sensitive products, such as grain, ores, alloys, cements and fertilizer. Each dry cargo barge in SEACOR's fleet is capable of transporting on average approximately 1,500 to 2,000 tons (1,350 to 1,800 MT) of cargo. Carrying capacity of each barge at any particular time is determined by water depth and hull size of the barge.

        Dry cargo barges are unmanned and are moved on the U.S. inland waterways by vessels known as "towboats." The combination of a towboat and dry cargo barges is commonly referred to in the trade as a "tow." Tows range in size from fifteen barges to as many as forty barges. Tows pass through lock and dam systems on most river segments. The number of dry cargo barges included in a tow depends on a variety of factors, including the horsepower of the towboat, river width and navigational conditions, the direction of travel, and the mix of loaded and empty barges in the tow. SEACOR has ownership interests in towboats as shown below. They are operated by a third party on the U.S. inland waterways for others. Inland River Services contracts with third parties to move its dry cargo barges on a spot basis, meaning that the rates it pays for barge movements are market driven. Towing prices fluctuate with demand, rising with higher volumes and higher fuel costs.

        Typical dry cargo barge movements usually consist of shifting a clean, empty barge from a fleeting location to a loading facility to load a non-grain commodity or to a shallow draft port for loading with grain. It is then moved from the loading location to a tow and moved in that tow either northbound or southbound to its destination for unloading. After unloading it is shifted to a fleeting area for cleaning and repair if needed before being moved again for loading. Some barges are moved empty in a tow to loading ports some distance away from the port of discharge of its last cargo. Typically, grain cargos move southbound and non-grain cargos move northbound.

        The following table sets forth the number of dry cargo barges owned and/or operated by Inland River Services, towboats and tank barges.

	At December 31,
Fleet Structure
	2004	2003	2002
Dry Cargo Barges:
Owned:
Open	231	126	110
Covered	443	243	185

Total Owned	674	369	295
Managed(1)	210	235	229
Chartered-in	182	174	—
Joint Ventured(2)	6	6	11

Total Fleet	1,072	784	535

Chemical Tank Barges	20	—	—

Towboats(3)	6	3	—

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Inland River Services" for a discussion of managed barges.

(2)
50% owned.

(3)
Three 6,250 horsepower towboats were acquired in December 2003 and are bareboat chartered-out. SEACOR and a minority partner jointly own three 6,250 horsepower towboats which were acquired in July 2004.

  Markets

        Dry cargo barges provide one of the nation's most cost effective methods for transporting cargoes for many bulk commodity shippers. SEACOR's primary dry cargo barge customers include major U.S. agricultural and industrial companies. Dry cargo commodities usually transported in barges on the U.S. inland waterways include coal, petroleum byproducts, grain and byproducts, fertilizers, both raw steel commodities and finished steel, nonferrous minerals and construction materials. Grains rank as the primary export, coal and petroleum products are predominately moved domestically, and fertilizer, steel, and construction materials are both imported and moved domestically within the U.S. inland waterways.

        The inland river barge business is cyclical with many variables affecting profitability. It is largely influenced by global trade, where demand for services can be affected by both U.S. supply and demand as well as international supply and demand for similar products. For example, reduced yields in grain production can affect the amount of cargo being moved and can affect its competitiveness in the world market which in turn can affect the amount being moved. In addition, the cost of ocean freight can also directly affect the movement of U.S. grain to some export markets. As the cost of ocean freight rises, rail shipments of grain destined for Asian markets to ports in the Pacific Northwest have a competitive advantage over the longer voyages out of the Gulf of Mexico. Foreign competition for world grain trade can affect U.S. exports. In times of high world grain stocks when foreign production is abundant, U.S. exports can be negatively affected, and in times of tight world stocks when foreign production may not be ample, U.S. exports can be brisk. In addition, freight rates for export grain transportation are affected by seasonality of shipments and overall export demand. The recent growth in worldwide demand for iron ore, steel, steel byproducts, coal, petroleum, and other bulk commodities has prompted a rise in demand for barge transportation in both the export and import trades. The exports of grain and other commodities can also be affected by the strength or weakness of the U.S. dollar, volatility of foreign economies, and changes in the level of foreign competition.

        Most of Inland River Services business activities are in the short-term and spot markets, and therefore, its earnings are subject to fluctuations in market rates. SEACOR occasionally seeks to enter into long-term contracts to provide a level of stable cash flows and moderate the affect of market fluctuations.

  Seasonality

        The upper Mississippi River usually closes to barge traffic from mid-December to mid-March; ice hinders the navigation of barge traffic on the upper Mississippi River, the Illinois River and the upper Ohio River. Adverse river conditions due to high water resulting from excessive rainfall, or low water caused by drought, can also impact operations by limiting the speed at which tows travel the U.S. inland waterways, the number of barges included in tows, and the quantity of cargo that is loaded in the barges. The volume of grain transported from the Midwest to the Gulf of Mexico, primarily for export, is highest during the harvest season from mid-August through late November. The harvest season is particularly significant because pricing tends to peak during these months.

  Competitive Conditions

        The barge business has been consolidating for many years. SEACOR believes that there are five major domestic companies that operate over 1,000 barges each, with three of those, namely American Commercial Barge Lines, AEP- Memco and Ingram Barge Company, operating over 2,000 barges each. There are also four mid-sized barge companies that operate more than 500 but less than 1,000 barges. SEACOR estimates that the nine largest operators control approximately 80% of the total capacity in the barge industry.

        SEACOR competes on the basis of price and equipment availability. The inland barging business is very competitive. Primary competitors are other barge lines, railroads and trucks. Competition among barge lines intensifies as barge supply exceeds demand. Year to year changes in operating conditions, such as weather and lock delays and closures, can significantly affect barge availability by increasing or decreasing barge loading capacity. As discussed above, fluctuations in imports and exports also affect the demand for barges and competition in the domestic barge business.

  Customers and Contractual Arrangements

        The principal customers for Inland River Services are major agricultural companies and industrial companies. The ten largest customers accounted for approximately 60% of Inland River Services' revenues in 2004.

        Most of the barges in the fleet are employed under contracts of affreightment with customers. A contract of affreightment is an agreement to transport cargo from one point to another for a specified rate per ton. Contracts of affreightment can be for a short-term or longer-term duration, ranging anywhere from one voyage to several years. Under longer-term contracts, the undertaking can be an agreement to transport a minimum number of tons of cargo or to meet certain transportation needs for a particular customer. Some of the barges are bareboat chartered out to third parties for a fixed payment of hire per day for the duration of the charter. These contracts tend to be longer, ranging in term from one to five years.

  Government Regulation

        Inland River Services operations are subject to federal, state and local regulations. The tank barges that are managed by a third party are subject to inspection by the U.S. Coast Guard on a periodic basis and carry certificates of inspection. Inland River Services, like Offshore Marine Services, is also subject to the Shipping Acts which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Shipping Acts require that the barges engaged in the U.S. coastwise trade be owned by U.S. citizens and built in the U.S.

Helicopter Services

  Business

        Helicopter Services (6%, 5% and 0% of consolidated operating revenues in 2004, 2003 and 2002, respectively) commenced operations in December 2002 with the acquisition of Houston based helicopter owner/operator Tex-Air. Before the acquisition of Era, Tex-Air operated 46 helicopters including one leased from Era primarily servicing the offshore oil and gas exploration, development and production industry from its bases in Texas and Louisiana. Following the acquisition of Era at the end of 2004, in addition to services to the offshore oil and gas industry from bases in Alabama, Louisiana, Texas and Alaska, SEACOR now provides agricultural and forestry support services and flight-seeing tour services from its newly acquired bases in Nevada and Alaska. SEACOR also leases aircraft to third parties for operation by those parties.

  Equipment and Services

        Following the Era acquisition on December 31, 2004, 81 aircraft were acquired by Helicopter Services for a total fleet of 127 helicopters. The helicopter operations of Tex-Air and Era will be merged and will operate under the name "Era Helicopters, LLC." At December 31, 2004, Helicopter Services' operations were based only in the United States.

        As a result of the Era acquisition, the helicopter fleet includes 10 aircraft operated in support of firefighting and other services provided to governmental agencies in the western United States and 14 aircraft that are used in flightseeing tour services. These services are managed from SEACOR's base facilities located in Nevada and its bases in the Juneau and Denali Park areas in Alaska.

        Helicopter Services operates Federal Aviation Administration, or FAA, approved maintenance repair stations in Anchorage, Alaska and Lake Charles, Louisiana and is a factory approved service facility or center for Bell Helicopter, Textron American Eurocopter and Turbomeca. Since 1987, Era has manufactured and marketed, from its Gulf Coast Division facility in Lake Charles, Louisiana, a composite external auxiliary fuel tank for use on several helicopter types, including the Bell 205, 212 and 412, the military "Huey" and the Eurocopter BK-117. The tank system provides enhanced flight range with nominal drag while increasing the passenger capacity. Sales to date have been to both civilian and military customers. Other aircraft accessories are also manufactured at the facility.

        The composition of Helicopter Services' fleet as of December 31, 2004 and some of the characteristics of the individual types of helicopters are as follows:

Manufacturer	Model	Number	Engine	Passenger Capacity
Light Helicopters:
Bell	206 B Series	10	Single	4
Eurocopter	EC120	9	Single	4
Eurocopter	AS 350 Types	38	Single	5-6
Agusta	A119	7	Single	7
Eurocopter	AS355 Types	3	Twin	5
Eurocopter	BO-105	22	Twin	4-5
Agusta	A109	1	Twin	7

		90

Medium Helicopters:
Sikorsky	S-76 Types	7	Twin	6-12
Eurocopter	EC155	2	Twin	12
Bell	Bell 212/412	23	Twin	13

		32

Heavy Helicopters:
Eurocopter	AS332L Super Puma	2	Twin	19
Sikorsky	S-61	3	Twin	19

		5

		127

        Helicopter Services owns 109 of the 127 helicopters listed above, it leases 17 helicopters under operating leases and it manages one helicopter for a third party's account.

        The flightseeing tourist services are provided on a contract basis or "block space basis" with cruise lines and via direct bookings with hotels, travel agents and individual passengers. These services are operated out of Juneau and from areas near Denali National Park. Other helicopter services to the oil and mining industries are provided on a contract or charter basis from bases in Valdez, Anchorage, the Kenai area and Deadhorse, Alaska. These services are somewhat seasonal in nature, peaking during the months of May through September when weather conditions are more conducive to operations.

        Operations in the U.S. Gulf of Mexico largely support the offshore oil and gas exploration, development and production industry. With the Era acquisition, services are provided from the corporate office in Lake Charles, Louisiana and from bases in the Louisiana cities of Morgan City, Cameron, Abbeville, Venice, Fourchon, Houma, Schriever and Johnson's Bayou, the Texas cities of Galveston and Sabine Pass and from Theodore, Alabama.

        Era's principal aircraft bases in Alaska are a fixed-wing air service center at Ted Stevens Anchorage International Airport, with two adjacent hangars housing its helicopter operations and training and accounting operations. Era also maintains smaller helicopter facilities in Alaska at Deadhorse and Valdez. Era also owns properties in Juneau and Denali Park, Alaska.

        SEACOR has contracts to purchase 32 helicopters estimated to cost $259 million over the next five years. SEACOR expects to accept delivery of four medium crew change helicopters and four single engine helicopters in 2005, six medium and three light twin engine helicopters in 2006 and fifteen medium crew change helicopters during 2007 through 2009. After giving effect to deposits and progress payments already made, SEACOR's remaining commitments are $37 million for aircraft in 2005 and $208 million for aircraft in 2006 and later. Of these purchase commitments, Helicopter Services has the right to terminate the purchase agreement relating to twenty Bell/Agusta Aerospace AB139 medium twin-engine helicopters at any time with regard to undelivered aircraft without liability thereunder other than payment of liquidated damages. In addition to the purchase commitments discussed above, SEACOR has placed refundable deposits on 10 light twin engine and 3 heavy twin engine helicopters.

  Markets

        At this time, Helicopter Services' principal market for its transportation services is the oil and gas industry with offshore operations in the Gulf of Mexico. The customers and locations are similar to those serviced by Offshore Marine Services and the market and Helicopter Services opportunities there are subject to the same cycles and pressures as described above. In addition, Helicopter Services provides firefighting services to governmental agencies in the western United States, flightseeing operations in Alaska and utility and offshore services in Alaska.

  Seasonality

        A significant portion of Helicopter Services' oil and gas operating revenues and profits is dependent on actual flight hours. Prolonged periods of adverse weather and the effect of fewer hours of daylight can adversely impact its operating results. Several types of weather-related and seasonal occurrences impact Helicopter Services, including poor weather conditions, tropical storm season in the Gulf of Mexico, the number of hours of daylight and winter in Alaska. In general, the winter months of December through February in the Gulf of Mexico and October through April in Alaska have more days of adverse weather conditions than the other months of the year and, in the Gulf of Mexico, June through November is tropical storm season. During tropical storms, SEACOR is unable to operate in the area of the storm although flight activity may increase due to the evacuation to land of offshore workers. In addition, many of the base facilities are located along the Gulf of Mexico coast and tropical storms may cause damage to its property. The fall and winter months have fewer hours of daylight. Consequently, flight hours are generally lower at these times.

        SEACOR's firefighting and flightseeing operations are also seasonal operations. Firefighting activity generally commences late in the second quarter and may continue into the fourth quarter, depending on climatic conditions in any given year. Flightseeing activity is generally from late May until early September. Certain costs associated with these businesses are year round. Consequently, financial performance for these businesses is uneven.

  Competitive Conditions

        The helicopter transportation business is highly competitive. There are two major competitors, Petroleum Helicopters, Inc. and Offshore Logistics, Inc., and several smaller competitors operating in this market. In addition, several customers in the Gulf of Mexico operate their own helicopter fleets. SEACOR is the third largest independent helicopter company operating in the Gulf of Mexico, one of the largest operators of flightseeing helicopters in Alaska, and a significant operator of firefighting aircraft in the western United States. In most instances, an operator must have an acceptable safety record, demonstrated reliability, type and availability of equipment and quality of service to participate in bidding for work. Among operators who have met these criteria, customers typically make their final choice based on price.

  Customers and Contractual Arrangements

        Helicopter Services charters its helicopters to utility and oil and gas customers primarily through master service agreements, term contracts and day-to-day charter arrangements. Master service agreements require incremental payments above a fixed fee based upon flight hours flown, have fixed terms ranging from one month to five years and generally are cancelable upon 30-days notice. Term contracts and day-to-day charter arrangements are generally non-cancelable without cause and call for a combination of a monthly or daily fixed rental fee plus a charge based on flight hours flown. Day to day charter arrangements are generally based on either an hourly or daily rate. The rate structure on utility and oil and gas contracts limits exposure to increases in fuel costs over a pre-agreed level with its customers. Fuel costs in excess of these levels are passed through to its customers. With respect to flightseeing aircraft, SEACOR allocates block space to cruise lines and sells seats directly to customers. At December 31, 2004, Tex-Air had 46 helicopters operating under master service agreements or term contracts with customers. SEACOR's principal customers in the Gulf of Mexico are oil companies of varying sizes and production management companies. In Alaska, SEACOR's principal customers are oil companies and cruise lines' passengers. The principal customer for SEACOR's firefighting activities is the United States government.

        There are also other markets for SEACOR's helicopter transportation services that include oil and gas industry support activities abroad, medical transportation, agricultural support and general aviation activities. Its activity in these markets is very limited. SEACOR has two aircraft providing air medical transportation and one operating abroad under lease to a third party. While SEACOR does not focus on these markets today, such markets do provide a source of aircraft during times of high demand in the oil and gas industry and are potential users of its excess aircraft during time of reduced demand for aircraft in its core markets.

  Industry Hazards and Insurance

        In general, helicopter operations are potentially hazardous and may result in incidents or accidents, the risks of which are inherent in the helicopter transportation industry. These hazards may result in injury to personnel or loss of equipment and operating revenues. SEACOR conducts training and safety programs to minimize these hazards. Helicopter Services maintains insurance coverage for liability to other parties, as well as for damage to its aircraft. There can be no assurance that SEACOR's liability coverage will be adequate to cover all claims that may arise. There is also no assurance that SEACOR will be able to maintain its existing coverage or that operating revenues will not be adversely affected by these hazards in the future.

  Government Regulation

        Helicopter Services is subject to regulations pursuant to the Federal Aviation Act of 1958, as amended, and other statutes as it carries persons and properties in its helicopters pursuant to a FAR Part 135 Air Taxi Certificate granted by the FAA. The FAA regulates flight operations and, in this respect, has jurisdiction over Helicopter Services personnel, aircraft, ground facilities and certain technical aspects of its operations. In addition to the FAA, the National Transportation Safety Board is authorized to investigate aircraft accidents and to recommend improved safety standards and, because of the use of radio facilities in its operations, SEACOR is also subject to the Communications Act of 1934.

        Helicopter Services is subject to federal, state and local laws and regulations relating to the protection of the environment. The nature of the business of operating and maintaining helicopters requires that Helicopter Services use, store and dispose of materials that are subject to these laws and regulations. The environmental protection requirements have become more stringent in recent years; however, management believes these laws and regulations will not have a material adverse effect on Helicopter Services.

Other Activities

        Globe Wireless.    In 1998, SEACOR acquired an interest in the predecessor of Globe Wireless, L.L.C. and owns beneficially approximately 38% of the voting equity of Globe Wireless. Globe Wireless operates a worldwide network of high frequency radio stations. The network of stations is a wireless data network initially targeted at the maritime industry that supports Internet messaging, telex and facsimile communications. Globe Wireless also provides satellite messaging and voice communication services to the maritime industry. SEACOR records Globe's results using the equity method of accounting.

        Other Joint Ventures.    Also in 1998, SEACOR entered into a joint venture with an established private ship-owning and ship-management company in which it owns a 50% interest. The joint venture currently owns and operates a 52,000 dwt handy-max bulk carrier built in 2001. In 2003, SEACOR made a $6.0 million minority equity investment in a California- based company that designs and manufactures water treatment systems for sale or lease. SEACOR records the results of these joint ventures using the equity method of accounting.

        Regional Airline.    In addition to helicopter operations, Era operates a scheduled regional airline service in Alaska encompassing the transportation of passengers, mail and cargo. SEACOR intends to sell the regional airline service and is actively seeking purchasers. Era also operates the largest Fixed Base Operation at Ted Stevens Anchorage International Airport, selling fuel and providing ground services to transient corporate aircraft.

        Chiles.    Chiles Offshore Inc., or Chiles, was formed in 1997 for the purpose of constructing, owning and operating ultra-premium jackup drilling rigs. SEACOR consolidated the reporting of financial information of Chiles from its inception until its initial public offering of common stock in September 2000, which we refer to as the Chiles IPO, and thereafter using the equity method. Consequently, SEACOR's consolidated results for 1997 through the Chiles IPO in 2000 included in revenues, expenses and operating income, amounts reflecting its pro-rata share of ownership of Chiles during that period; thereafter, until Chiles merged with ENSCO International Incorporated, or ENSCO, its net results were reflected in equity income.

        In the merger of Chiles with ENSCO on August 7, 2002, which we refer to as the Chiles Merger, SEACOR received $5.25 cash and 0.6575 shares of ENSCO common stock for each share of Chiles' common stock it owned at the time of the merger. SEACOR received $25.4 million in cash and 3,176,646 shares of ENSCO's common stock, valued at $73.4 million on the date of merger, and recognized an after-tax gain of $12.9 million, or $0.61 per diluted share. Following the Chiles Merger, SEACOR began accounting for the ENSCO shares it owns as available-for-sale securities and now records changes in their market value each period as adjustments to other comprehensive income.

Environmental Compliance

        SEACOR's operations are subject to federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. SEACOR makes expenditures it believes to be necessary and seeks to comply, in all material respects, with these laws to avoid liability for environmental damage. Compliance with existing environmental laws has not had a material adverse effect on SEACOR's results of operations. However, future changes in environmental regulations with respect to the oil and gas industry could adversely affect SEACOR.

Employees

        As of December 31, 2004, SEACOR employed directly and indirectly through crewing or manning agreements approximately 3,900 individuals. All indirect employees support offshore marine vessel operations. In Nigeria, a joint venture company assists with vessel management and, at December 31, 2004, employed approximately 150 individuals. Also at December 31, 2004, SEACOR's North Sea operations were provided approximately 400 seamen through various manning agencies.

        Unions represent seamen employed in the United Kingdom and West Africa, employees of an Offshore Marine Services' joint venture in Nigeria and certain individuals employed in Environmental

Services. Furthermore, in recent years, maritime labor unions have attempted to organize seamen employed by Offshore Marine Services in its U.S. Gulf of Mexico operations. Although SEACOR is not aware of any current union-organizing activities for U.S. seamen employed by Offshore Marine Services, the unionization of its domestic seamen could arise in the future.

PROPERTIES

        Vessels, helicopters and barges are the principal physical properties owned by SEACOR and are more fully described in "Offshore Marine Services," "Inland River Services" and "Helicopter Services."

LEGAL PROCEEDINGS

        SEACOR is involved in various legal and other proceedings, which are ordinary routine litigation incidental to the conduct of its business. SEACOR believes that none of these proceedings, if adversely determined, would have a material adverse effect on its financial condition or results of operations.

MARKET FOR SEACOR'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market for SEACOR's Common Stock

        SEACOR's common stock trades on the New York Stock Exchange, or NYSE, under the trading symbol "CKH." Set forth in the table below for the periods presented are the high and low sale prices for SEACOR's common stock.

Fiscal Quarter Ended	High	Low
2003
March 31	$44.84	$34.27
June 30	39.58	33.80
September 30	40.45	34.90
December 31	42.08	35.60
2004
March 31	$44.47	$39.22
June 30	44.35	37.35
September 30	47.04	40.55
December 31	56.37	44.51
2005
March 31	$63.75	$61.71
Through May 20, 2005	65.95	53.92

        As of May 20, 2005, there were 128 holders of record of common stock.

        SEACOR has not paid any cash dividends in respect of its common stock since its inception in December 1989 and has no present intention to pay any dividends in the foreseeable future. Instead, it intends to retain earnings for working capital and to finance the expansion of its business. Any payment of future dividends will be at the discretion of SEACOR's board of directors and will depend upon, among other factors, SEACOR's earnings, financial condition, capital requirements, level of indebtedness and contractual restrictions, including the provisions of its revolving credit facility.

        The payment of future cash dividends, if any, would be made only from assets legally available and would also depend on SEACOR's financial condition, results of operations, current and anticipated capital requirements, plans for expansion, restrictions under then existing indebtedness and other factors deemed relevant by its board of directors in its sole discretion.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following unaudited pro forma condensed combined balance sheet as of March 31, 2005 and unaudited pro forma condensed combined statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 (collectively the "pro forma statements") are based on the historical financial statements of SEACOR and Seabulk after giving effect for the Seabulk merger using the purchase method of accounting and our preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes to the pro forma statements. The pro forma statements are presented for informational purposes only and have been derived from, and should be read in conjunction with, the historical consolidated financial statements of SEACOR and Seabulk, including the notes thereto. Certain reclassifications of information as presented in SEACOR's historical financial statements included elsewhere herein and in Seabulk's historical financial statements incorporated herein by reference have been made to conform to the presentation of the pro forma statements.

        The unaudited pro forma condensed combined balance sheet as of March 31, 2005 gives effect to the Seabulk merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 have been prepared to illustrate the effects of the Seabulk merger as if it had occurred on January 1, 2005 and 2004, respectively. Preliminary estimates, assumptions and pro forma adjustments to state the assets and liabilities of Seabulk to be acquired at fair value are as of March 31, 2005. Shares of SEACOR common stock assumed issued in the pro forma statements to acquire the outstanding Seabulk shares as of March 31, 2005 were valued using an average market price over a period of days shortly before and after the merger announcement date, March 16, 2005.

        Under the terms of the merger agreement, Seabulk's stockholders will receive 0.2694 of a share of SEACOR common stock plus cash of $4.00 for each issued and outstanding share of Seabulk common stock, subject to limited adjustment. If the merger had been consummated on May 20, 2005, on which date the closing price for SEACOR common stock on the NYSE was $55.86 per share, Seabulk's stockholders would have received 0.2728 of a share of SEACOR common stock plus cash of $3.81 for each issued and outstanding share of Seabulk common stock and would have resulted in a new measurement date used to value the shares of SEACOR common stock assumed issued in the pro forma statements to acquire the outstanding Seabulk shares. Using a new measurement date of May 20, 2005 in the pro forma statements would have increased pro forma combined cash and cash equivalents by $5.0 million and reduced pro forma combined goodwill by $61.3 million.

        The pro forma adjustments, as described in the notes to the pro forma statements, are based on currently available information that we believe are reasonable. These adjustments are not necessarily indicative of our financial position or results of operations that would have occurred had the Seabulk merger taken place on the dates indicated, nor are they necessarily indicative of SEACOR's future financial position or results of operations. Pro forma adjustments reflect an allocation of the purchase price, material charges, credits and related tax effects that are directly attributable to the Seabulk merger and to conform Seabulk's accounting policies with those of SEACOR. Certain pro forma adjustments were based on a preliminary assessment of the value of assets and liabilities to be acquired as part of the Seabulk merger. However, changes to adjustments included in the pro forma statements are expected as valuations of assets and liabilities are finalized and additional information becomes available. The final purchase price allocations for the Seabulk merger will be affected by formal valuation analysis of certain assets by outside appraisal firms and may result in material adjustments to the amounts presented in the pro forma statements. Furthermore, the impact of integration activities and the finalization of charges and credits directly attributable to the merger could also cause actual results to materially differ from the pro forma statements presented herein.

 Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2005
(in thousands)

	SEACOR	Seabulk	Adjustments		Pro Forma Condensed Combined
ASSETS
Current Assets:
Cash and cash equivalents	$395,401	$31,310	$(108,072	)(a)	$318,639
Restricted cash	—	30,350	—		30,350
Available-for-sale securities	74,858	—	(13,225	)(h)	61,633
Accounts receivable, net	164,848	55,969	—		220,817
Inventories	20,194	8,081	(3,945	)(b)	24,330
Prepaid expenses and other	33,954	4,163	—		38,117

Total current assets	689,255	129,873	(125,242)		693,886
Investments, at Equity, and Receivables From 50% or Less Owned Companies	48,284	—	—		48,284
Property and Equipment, net	845,386	596,626	285,885	(c)	1,727,897
Construction Reserve Funds	144,894	—	—		144,894
Goodwill	28,755	—	134,691	(a)	163,446
Deferred Drydocking	—	29,713	(29,713	)(d)	—
Deferred Debt Issuance Costs	7,314	12,263	(12,263	)(e)	7,314
Other Assets	15,065	21,173	—		36,238

	$1,778,953	$789,648	$253,358		$2,821,959

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$49,621	$10,126	$—		$59,747
Current portion of long-term debt	12,983	16,429	—		29,412
Current obligations under capital leases	—	3,531	—		3,531
Other current liabilities	81,093	41,598	6,400	(f)	129,091

Total current liabilities	143,697	71,684	6,400		221,781
Long-Term Debt and Capital Lease Obligations	582,416	499,561	(15,725	)(g)	1,066,252
Deferred Income Taxes	208,862	—	43,215	(i)	252,077
Deferred Income and Other Liabilities	24,888	7,663	—		32,551
Minority Interest in Subsidiaries	7,158	—	—		7,158
Stockholders' Equity:
Common stock	248	236	(170	)(j)	314
Additional paid-in capital	421,150	261,746	169,135	(j)	852,031
Retained earnings (deficit)	569,864	(49,199)	49,199	(j)	569,864
Treasury shares	(203,065)	—	—		(203,065)
Unearned restricted stock	(5,566)	(2,074)	2,074	(k)	(5,566)
Accumulated other comprehensive income	29,301	31	(770	)(h)	28,562

Total stockholders' equity	811,932	210,740	219,468		1,242,140

	$1,778,953	$789,648	$253,358		$2,821,959

 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2005

(a)
The preliminary estimated consideration is allocated as follows (in thousands, except share data):

Consideration to purchase all outstanding Seabulk stock, warrants and options
Cash consideration	$98,622
Estimated direct transaction fees and expenses	9,450

Total cash consideration	108,072
Premium over par paid by SEACOR for Seabulk long-term debt (see note h)	540
6,642,209 SEACOR shares issued at $64.88 per share (exchange ratio of 0.2694)	430,947

Total consideration	539,559
Preliminary allocation of consideration
Book value of Seabulk net assets	(212,783)
Adjustments to historical net book value:
Inventories policy change, net of $1,381 in tax (see note b)	2,564
Property and Equipment, net of $100,060 in tax (see note c)	(185,825)
Drydocking policy change, net of $10,400 in tax (see note d)	19,313
Write-off deferred debt issuance costs, net of $4,292 in tax (see note e)	7,971
Compensation reserves, net of $2,240 in tax (see note f)	4,160
Long-term debt, net of $1,479 in tax (see note g)	(2,746)
Reduction of deferred tax valuation allowance (see note i)	(39,596)
Unearned Seabulk restricted stock (see note k)	2,074

Adjustment to Goodwill	$134,691

(b)
Represents the elimination of Seabulk's capitalized non-fuel inventories and supplies relating to its offshore marine vessel fleet to conform with SEACOR's accounting policy.

(c)
Represents preliminary purchase price adjustments to state Seabulk's acquired property and equipment at its estimated fair value of $882.5 million. Final purchase price adjustments based on the final valuation may materially differ from our preliminary estimates presented herein. Deferred tax liabilities associated with non-deductible fair market value adjustments were calculated using an income tax rate of 35% as the future depreciation of the fair market value adjustments will not be tax deductible.

(d)
Represents the elimination of Seabulk's deferred drydocking expense to conform with SEACOR's accounting policy.

(e)
Represents the elimination of Seabulk's deferred debt issuance costs as a result of stating its long-term debt at fair value (see note g).

(f)
Represents accrued payments related to various employment agreements among Seabulk and its senior officers triggered by the Seabulk merger and reserves for potential redundancies of personnel.

(g)
Represents the revaluation of Seabulk's remaining outstanding senior notes, after the elimination of $11.5 million par value of senior notes held by SEACOR (see note h), and Seabulk's Title XI debt to their estimated fair values. All other long-term debt and capital lease obligations of

  Seabulk are considered to approximate fair value in the pro forma statements. Final purchase price adjustments based on the final valuation of these Seabulk obligations may materially differ from our preliminary estimate presented herein.

(h)
Represents the elimination of SEACOR's investment in Seabulk's senior notes, stated at a fair value of $13.2 million, and the related unrealized gain of $0.8 million, net of $0.4 million in tax, against Seabulk's corresponding long-term debt of $11.5 million par value. The premium over par paid by SEACOR for its investment in Seabulk's senior notes of $0.5 million is included as additional consideration paid in the Seabulk merger.

(i)
Represents additional net deferred tax liabilities of $83.2 million recognized as a result of net of tax adjustments relating to the preliminary allocation of consideration (see note a), offset by reductions in Seabulk's valuation allowance of $39.6 million (see note a and as discussed below) and in SEACOR's deferred tax liability for unrealized gains on marketable securities of $0.4 million (see note h). As of March 31, 2005, Seabulk had estimated outstanding deferred tax assets of $187.0 million (primarily net operating loss carryforwards and foreign tax credits), deferred tax liabilities of $127.4 million (primarily property differences) and recognized a valuation allowance of $59.6 million to offset the entire net deferred asset. The utilization of Seabulk's net operating loss carryforwards by the combined group will be subject to significant limitations; however, we have assumed that its entire net deferred tax asset will be realized except for $20.0 million of foreign tax credits for purposes of the pro forma statements. The final determination of these limitations may materially differ from our preliminary estimate presented herein.

(j)
Represents the total increase in capital for the combined group, comprised of SEACOR stock consideration of $430.9 million issued as a result of the Seabulk merger, offset by the historical net book value of Seabulk of $212.8 million.

(k)
Represents the elimination of Seabulk unvested restricted stock as a result of accelerated vesting triggered by the Seabulk merger.

 Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 2005
(in thousands, except per share data)

	SEACOR	Seabulk	Adjustments		Pro Forma Condensed Combined
Operating Revenues	$165,185	$95,581	$—		$260,766

Cost and Expenses:
Operating expenses	115,601	54,544	(2,843	)(a)	167,302
Administrative and general	18,495	9,568	—		28,063
Depreciation and amortization	18,282	9,903	9,998	(b)	38,183

	152,378	74,015	7,155		233,548

Gain (Loss) on Asset Sales	13,516	(130)	—		13,386

Operating Income	26,323	21,436	(7,155)		40,604

Other Income (Expense):
Interest income	3,679	146	—		3,825
Interest expense	(7,591)	(9,426)	404	(c)	(16,613)
Other, net	4,295	(8)	—		4,287

	383	(9,288)	404		(8,501)

Income Before Income Tax Expense, Minority Interest Equity in Earnings of 50% or Less Owned Companies, and Discontinued Operations	26,706	12,148	(6,751)		32,103
Income Tax Expense	9,740	968	1,029	(d)	11,737

Income Before Minority Interest, Equity in Earnings of 50% or Less Owned Companies and Discontinued Operations	16,966	11,180	(7,780)		20,366
Minority Interest in Net Loss of Subsidiaries	34	—	—		34
Equity in Earnings of 50% or Less Owned Companies	1,617	—	—		1,617
Discontinued Operations	(26)	—	—		(26)

Net Income	$18,591	$11,180	$(7,780)		$21,991

Basic Earnings Per Common Share	$1.02	$0.48			$0.88

Diluted Earnings Per Common Share	$0.90	$0.46			$0.81

Weighted Average Common Shares Outstanding:
Basic	18,249	23,327			24,891
Diluted	21,908	24,273			28,550

 Notes to Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 2005

(a)
Represents the elimination of Seabulk's capitalized non-fuel inventories and supplies amortization of $0.2 million and a $2.6 million reduction to restate Seabulk's drydock costs to an as incurred basis to conform with SEACOR's accounting policy.

(b)
Represents the restatement of Seabulk's depreciation expense to $19.9 million resulting from our preliminary valuation of its property and equipment of $882.5 million and to conform with SEACOR's accounting policies regarding depreciable useful lives and salvage values.

(c)
Represents the elimination of Seabulk's deferred debt issuance costs and premium amortization of $0.4 million.

(d)
Represents the restatement of Seabulk's Income Tax Expense to an effective tax rate of 37% as a result of the recognition of Seabulk's net operating carryforwards by the combined group.

 Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2004
(in thousands, except per share data)

	SEACOR	Seabulk	Adjustments		Pro Forma Condensed Combined
Operating Revenues	$491,860	$352,328	$—		$844,188

Cost and Expenses:
Operating expenses	354,163	218,039	(3,242	)(a)	568,960
Administrative and general	61,425	37,526	—		98,951
Depreciation and amortization	57,834	40,537	39,063	(b)	137,434

	473,422	296,102	35,821		805,345

Gains on Asset Sales	10,234	4,116	—		14,350

Operating Income	28,672	60,342	(35,821)		53,193

Other Income (Expense):
Interest income	8,422	309	—		8,731
Interest expense	(22,485)	(33,888)	1,645	(c)	(54,728)
Other, net	9,677	4,624	—		14,301

	(4,386)	(28,955)	1,645		(31,696)

Income Before Income Tax Expense, Minority Interest and Equity in Earnings of 50% or Less Owned Companies	24,286	31,387	(34,176)		21,497
Income Tax Expense (Benefit)	8,573	5,189	(6,221	)(d)	7,541

Income Before Minority Interest and Equity in Earnings of 50% or Less Owned Companies	15,713	26,198	(27,955)		13,956
Minority Interest in Net Income of Subsidiaries	(483)	(264)	—		(747)
Equity in Earnings of 50% or Less Owned Companies	4,659	—	—		4,659

Net Income	$19,889	$25,934	$(27,955)		$17,868

Basic Earnings Per Common Share	$1.09	$1.11			$0.72

Diluted Earnings Per Common Share	$1.08	$1.09			$0.72

Weighted Average Common Shares Outstanding:
Basic	18,306	23,264			24,948
Diluted	18,609	23,761			25,252

 Notes to Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2004

(a)
Represents the elimination of Seabulk's capitalized non-fuel inventories and supplies amortization of $0.6 million and a $2.6 million reduction to restate Seabulk's drydock costs to an as incurred basis to conform with SEACOR's accounting policy.

(b)
Represents the restatement of Seabulk's depreciation expense to $79.6 million resulting from our preliminary valuation of its property and equipment of $882.5 million and to conform with SEACOR's accounting policies regarding depreciable useful lives and salvage values.

(c)
Represents the elimination of Seabulk's deferred debt issuance costs and premium amortization of $1.7 million offset by an expected net increase of $0.1 million resulting from the revaluation of Seabulk's senior notes and Title XI debt.

(d)
Represents the restatement of Seabulk's Income Tax Expense to an effective tax rate of 37% as a result of the recognition of Seabulk's net operating carryforwards by the combined group.

SEACOR SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table sets forth, for the periods and at the dates indicated, selected historical and consolidated financial data for SEACOR, in thousands of dollars, except per share data. Such financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and SEACOR'S consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

	Year Ended December 31,
	2004	2003	2002	2001	2000
Operating Revenues:
Offshore Marine Services	$286,721	$316,116	$367,969	$399,123	$276,931
Environmental Services	115,014	44,045	22,087	26,847	24,996
Inland Services(1)	66,568	27,859	12,607	9,598	1,092
Helicopter Services(2)	27,180	20,604	—	—	—
Drilling(3)	—	—	—	—	37,380
Elimination and Other	(3,623)	(2,415)	495	(778)	(458)

	$491,860	$406,209	$403,158	$434,790	$339,941

Operating Income	$28,672	$23,251	$52,392	$100,965	$55,380

Other Income (Expenses):
Net interest expense	$(14,063)	$(11,782)	$(8,231)	$(8,452)	$(10,027)
Other income (expense)(4)	$9,677	$9,980	$21,981	$11,208	$16,305

	$(4,386)	$(1,802)	$13,750	$2,756	$6,278

Net Income	$19,889	$11,954	$46,587	$70,701	$34,120
Income Per Share:(5)
Basic	$1.09	$0.63	$2.33	$3.63	$2.02
Diluted	1.08	0.63	2.28	3.43	1.92
Statement of Cash Flows Data:
Cash provided by operating activities	$32,976	$44,996	$66,795	$111,420	$65,251
Cash provided by (used in) investing activities	(316,572)	(1,741)	6,167	(76,638)	(31,012)
Cash provided by (used in) financing activities	231,725	(127,525)	87,205	(77,455)	14,222
Balance Sheet Data (at period end):
Cash and cash equivalents, marketable securities and construction reserve funds	$495,387	$438,131	$525,931	$258,055	$347,159
Total assets	1,766,009	1,402,611	1,487,107	1,298,138	1,132,730
Long-term debt	582,367	332,179	402,118	256,675	377,955
Stockholders' equity	793,757	770,446	804,951	743,698	552,552
Capital Expenditures	$200,052	$161,842	$139,706	$107,445	$73,750
Operating Data:
Offshore Marine Services:
Fleet Count, at period end(6)	212	235	301	325	305
Overall Fleet Utilization(7)	84.5%	76.7%	78.5%	81.1%	75.7%
Rates Per Day Worked by Vessel Type—(8)(9)
Anchor Handling Towing Supply	$12,223	$12,406	$13,067	$13,548	$11,410
Crew	3,463	3,225	3,216	3,313	2,645
Mini-Supply	2,974	3,029	2,854	3,071	2,041
Standby Safety	7,850	6,697	5,935	5,448	5,328
Supply and Towing Supply	8,197	7,554	7,985	7,771	5,251
Utility	—	1,773	1,755	1,895	1,609
Helicopter Count, at period end	127	41	36	N/A	N/A
Barge Count, at period end	1,092	784	535	338	262

(1)
Inland River Services commenced operations in the third quarter of 2000 with SEACOR's acquisition of SCF.

(2)
Helicopter Services commenced operations in December 2002 with SEACOR's acquisition of Tex-Air.

(3)
As a consequence of its majority ownership, SEACOR consolidated the reporting of financial information of Chiles until its ownership interest was reduced in September 2000, at which time it began using the equity method of accounting for its ownership interest until the Chiles Merger in August of 2002.

(4)
Other income (expense) principally includes gains and losses from the sale of marketable securities, derivative transactions, the sale of investments in 50% or less owned companies, foreign currency transactions and debt extinguishment. Other income in 2002 additionally included gains resulting from the Chiles Merger and 2000 also included a gain upon the sale of shares of Chiles.

(5)
Computations of basic and diluted income per common share give effect for SEACOR's June 15, 2000 three-for-two stock split.

(6)
Offshore Marine Services' fleet includes vessels owned, chartered-in, managed, pooled and joint ventured.

(7)
Utilization with respect to any period is the ratio of the aggregate number of days worked for all offshore vessels that are owned and bareboat chartered-in to total calendar days available during such period.

(8)
Rate per day worked with respect to any period is the ratio of total time charter revenues earned by offshore vessels that are owned and chartered-in to the aggregate number of days worked by offshore vessels during such period.

(9)
Revenues for certain vessels included in the calculation of rates per day worked are earned in foreign currencies, primarily Pounds Sterling, and have been converted to U.S. dollars at the weighted average exchange rate for the periods indicated.

SEACOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

  Overview

        SEACOR owns, operates, invests in, markets and remarkets equipment, primarily in the offshore oil and gas and marine transportation industries. It also provides emergency environmental response, remediation, and related services.

        SEACOR conducts its activities in four business segments: Offshore Marine Services is a worldwide provider of offshore energy marine support services with a fleet of 212 vessels; with 127 helicopters, Helicopter Services also primarily services the offshore energy markets with operations in the Gulf of Mexico and a small presence in Alaska. It also leases helicopters to third parties. Inland River Services operates over 1,000 dry cargo and 20 chemical tank barges throughout the U.S. inland waterways. Environmental Services is an international provider of oil spill response and preparedness services and also provides services to ships calling at U.S. ports, oil facilities, and installations.

        Offshore Marine Services, Helicopter Services and Inland River Services are highly capital-intensive businesses. To manage these businesses successfully over time, SEACOR believes it is often necessary to re-allocate capital among different classes of assets and across a variety of industries. In recent years, SEACOR has been pursuing a policy of diversifying its asset base by allocating capital into assets with differing cyclical profiles. To pursue this strategy, SEACOR manages its assets aggressively, responding quickly to opportunities to deploy or trade those assets. The management of SEACOR believes that maintaining liquidity is important to provide the resources necessary to take advantage of opportunities.

        SEACOR's overall capital commitment to assets in the offshore oil and gas industry has remained fairly constant over the last three years. The management of SEACOR believes that demand for both its marine and helicopter services in the offshore oil and gas industry will improve in the next year.

        The market for offshore oil and gas drilling has historically been cyclical. In 2002, activity in the offshore oil and gas industry markets worldwide began to decline and that downturn continued through the first half of 2004. Offshore drilling activity improved in the second half of 2004. Starting in the third quarter demand for support services began to improve. That improvement carried through to the fourth quarter. SEACOR expects offshore drilling activity to be sustained in 2005 and likely to continue into 2006. In the past, increased offshore drilling has been positive for marine support vessel operators as well as helicopter operators serving the offshore markets. SEACOR expects this historical link to lead to increased vessel and helicopter support activity.

        SEACOR continually assesses its asset portfolio and is active in buying and selling second-hand equipment, as well as building and re-selling newly constructed equipment. In the last few years many older assets have been shed and the fleet mix has been adjusted.

        The acquisition of Era's helicopters has made SEACOR's rotary wing fleet one of the largest serving the offshore energy business in the Gulf of Mexico. The acquisition will also diversify SEACOR's service mix, adding firefighting capability and other services. While SEACOR will be providing "flight seeing" services in Alaska during the 2005 tourist season, it is not clear if it will continue this activity in the future.

        SEACOR's strategy envisions modernizing Helicopter Services' fleet eventually reducing the number of different models operated and replacing older units with new equipment. SEACOR will also be looking to grow through acquisitions and joint ventures.

        In 2001, SEACOR began expanding Inland River Services' business. Approximately 50% of the existing dry cargo barge fleet and 60% of the liquid cargo tank barge fleet operating on the U.S. inland waterways are over 20 years old. SEACOR's fleet is one of the most modern in the industry. In fact,

SEACOR believes that there have been more retirements of old equipment than deliveries of new equipment in the last few years: 30% greater retirements for dry cargo barges and 14% greater for liquid barges over the last five years. As there have not been a large number of new dry cargo barges delivered in the last twelve months SEACOR believes that improvements observed in the second half of 2004 will carry forward into 2005.

        Increasing investment in SEACOR's Inland River Services has served to diversify SEACOR's portfolio of marine assets and to reduce its exposure to the offshore energy industry's cycles. Demand for SEACOR's barges is dependent on different global economic forces and while that demand can fluctuate, SEACOR believes that the inland barge business is one of the businesses that over time will provide an attractive opportunity for capital investment.

        In addition to adding 651 owned dry cargo and chemical tank barges since 2000, SEACOR has invested in six towboats. Inland River Services transports dry bulk commodities by barge on the U.S. inland waterways and it manages its own barges and those owned by others through a pooling arrangement allowing for greater efficiencies in competing for cargoes. The tank barges are entered in a pooling arrangement managed by a third party and the towboats are bareboat chartered out and operated by a third party.

        SEACOR has also pursued diversification by continuing its expansion of environmental services. In addition to oil spill response services, SEACOR has continued to grow in emergency response, planning and preparation, and remediation services both domestically and internationally. SEACOR intends to continue the growth of this segment by competing for contracts internationally, pursuing selective acquisitions and developing additional business with existing clients.

Critical Accounting Policies

        General.    Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the consolidated financial statements of SEACOR, which have been prepared in accordance with accounting principles generally accepted in the U.S. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles; whereas, in other circumstances, SEACOR is required to make estimates, judgments and assumptions that SEACOR believes are reasonable based upon information available and which have a significant impact on the results it reports. Some accounting policies require SEACOR to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. SEACOR's more critical accounting estimates are included in the discussion that follows. SEACOR also has other policies that are considered key accounting policies, such as revenue recognition; however, these policies do not meet the definition of critical accounting estimates, because they do not generally require us to make estimates or judgments that are difficult or subjective.

        Reserves for Doubtful Accounts Receivable.    SEACOR's reserves for doubtful accounts are based on estimates of losses related to customers' receivable balances. In establishing reserves, SEACOR assesses customer credit quality as well as other factors and trends, including the age of receivable balances. Individual credit assessments are performed regularly. Once SEACOR completes its assessment of receivable balances due from customers, a determination is made as to the probability of default. A reserve is established when SEACOR views loss is likely and the level of reserves can fluctuate depending upon all of the factors mentioned above. Because amounts due SEACOR from individual customers can be significant, future adjustments to its reserve could be material if one or more customers' receivables are considered uncollectible.

        Goodwill.    Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. As a result of recording various business combinations, SEACOR's book carrying value of goodwill totaled $28.8 million, or 2% of total assets, at December 31, 2004. SEACOR performs an annual review of goodwill and would more frequently if indictors of potential impairment exist, to determine if the recorded goodwill is impaired. SEACOR's impairment review process compares the fair value of the reporting unit to its book carrying value, including the goodwill related to the reporting unit. To determine the fair value, SEACOR's review process uses the income method and is based on a discounted future cash flow approach that uses estimates, including the following for the reporting units: revenue, based on assumed market segment growth rates and SEACOR's assumed market segment share, estimated costs and appropriate discount rates based on the particular business' weighted average cost of capital. These various estimates are reviewed annually and many are developed as part of its routine business planning and forecasting process. The inputs and outcomes of SEACOR's discounted cash flow analysis are compared to available and comparable market data. SEACOR believes its estimates and assumptions are reasonable; however, variations from those estimates could produce materially different results. SEACOR has completed its annual impairment test of goodwill based upon carrying values as of December 31, 2004 and has determined there was no goodwill impairment.

        Investments in Business Ventures.    SEACOR holds less than majority investments in, and has receivables from, strategically aligned companies that totaled $47.9 million at December 31, 2004. SEACOR employs the equity method of accounting for investments in business ventures when it has the ability to exercise significant influence over the operating and financial policies of the venture. Significant influence is generally deemed to exist if SEACOR has between 20% and 50% of the voting rights of an investee. SEACOR performs regular reviews of each investee's financial condition, the business outlook for its products and services and its present and projected results and cash flows. When an investee has experienced consistent declines in financial performance or difficulties in raising capital to continue operations, the investment is written down to a new cost basis when SEACOR expects the decline to be other-than-temporary. Actual results may vary from estimates due to the uncertainties regarding the projected financial performance of investees, the severity and expected duration of declines in value, and the available liquidity in the capital markets to support the continuing operations of the investees in which SEACOR has investments, all of which affect the application of this investment valuation policy.

        Impairment of Long-Lived Assets.    SEACOR assesses the impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Factors that SEACOR considers in deciding when to perform an impairment review include significant under-performance of a business segment or an asset grouping contained therein in relation to expectations and significant negative industry or economic trends. Recoverability of assets that will continue to be used in SEACOR's operations is measured by comparing the carrying amount of the asset grouping to the related total future net cash flows. If an asset grouping's carrying value is not recoverable through the related cash flows, the asset grouping is considered to be impaired. The impairment is measured by the difference between the asset grouping's carrying amount and its fair value, based on the best information available, including market prices or discounted cash flow analysis.

        SEACOR's offshore support vessels and many of its helicopters service offshore oil and gas companies that operate in a cyclical industry. SEACOR is required to exercise considerable judgment in assessing this cyclicality at the same time other events or changes in circumstances might indicate that the carrying amount of assets many not be recoverable. Furthermore, were SEACOR to be required to perform a recoverability test, considerable judgment would be employed in projecting future cash flows and an variations in those assumptions could cause a change in the results of the test.

        Self-insurance Liabilities.    SEACOR maintains business insurance programs with respect to its offshore support vessels that contain significant self-insured retention. In addition, SEACOR maintains a self-insured health benefit plan for its participating employees. SEACOR limits its exposure to the business insurance programs and health benefit plans by maintaining stop-loss and aggregate liability coverage. SEACOR makes estimates to record expenses related to these programs based upon historical experience. To the extent that estimated self-insurance losses differ from actual losses realized, SEACOR's insurance reserves could differ significantly and may result in either higher or lower insurance expense in future periods.

        Income Taxes.    SEACOR records a valuation allowance to reduce its deferred tax assets if it is more likely than not that some portion or all of the deferred assets will not be realized. While SEACOR has considered future taxable income and ongoing prudent and feasible tax strategies in assessing the need for the valuation allowance, if these estimates and assumptions change in the future, SEACOR may be required to adjust its valuation allowance. This could result in a charge to, or an increase in, income in the period such determination is made. At December 31, 2004, SEACOR had deferred tax assets totaling $29.9 million resulting primarily from net operating loss carryforwards expiring in 2023 and 2024 and foreign tax credit carryforwards expiring from 2010 through 2015. SEACOR believes that it will be able to utilize the remaining net operating loss carryforwards and net foreign tax credit carryforwards through the turnaround of existing temporary differences, future earnings, tax strategies or a combination thereof.

General

  Offshore Marine Services

        SEACOR's fleet services oil and gas exploration and production facilities mainly in the Gulf of Mexico, the North Sea, Latin America and Mexico, West Africa and Asia. The number and type of vessels SEACOR operates and their rates per day worked and utilization levels are the key determinants of Offshore Marine Services' operating results and cash flows.

        The table below sets forth rates per day worked, utilization and available days data for its fleet during the periods indicated. The rate per day worked for any vessel with respect to any period is the ratio of total time charter revenue of such vessel to the aggregate number of days worked by such vessel for such period. Utilization with respect to any vessel during a given period is the ratio of aggregate number of days worked by such vessel to total calendar days available for work during such period. Available days represent the total calendar days during which owned and chartered-in vessels are operated by SEACOR.

Fleet	2004	2003	2002
Rates Per Day Worked:
Anchor handling towing supply—Domestic	$19,037	$19,028	$21,275
Anchor handling towing supply—Foreign	9,450	10,004	10,810
Crew—Domestic	3,257	2,993	3,072
Crew—Foreign	4,136	4,089	3,885
Geophysical, Freight and Other—Foreign	14,000	N/A	N/A
Mini-supply—Domestic	2,919	3,001	2,825
Mini-supply—Foreign	3,565	3,462	3,559
Standby safety—Foreign	7,850	6,697	5,935
Supply—Domestic	6,650	6,369	7,541
Supply—Foreign	11,022	9,207	9,506
Towing supply—Domestic	6,823	6,252	7,439
Towing supply—Foreign	6,800	7,022	7,146
Utility—Domestic	N/A	1,773	1,755
Utilization:
Anchor handling towing supply—Domestic	79.7%	64.2%	74.1%
Anchor handling towing supply—Foreign	74.7%	81.5%	79.4%
Crew—Domestic	88.0%	76.6%	78.7%
Crew—Foreign	93.5%	85.6%	88.9%
Geophysical, Freight and Other—Domestic	0%	0%	0%
Geophysical, Freight and Other—Foreign	59.7%	N/A	N/A
Mini-supply—Domestic	87.4%	88.5%	86.9%
Mini-supply—Foreign	81.4%	89.7%	87.3%
Standby safety—Foreign	88.6%	87.8%	87.4%
Supply—Domestic	72.7%	61.3%	88.2%
Supply—Foreign	76.9%	90.9%	95.2%
Towing supply—Domestic	76.4%	97.3%	93.3%
Towing supply—Foreign	67.3%	82.1%	80.9%
Utility—Domestic	N/A	55.9%	60.6%
Overall Fleet Utilization	84.5%	76.7%	78.5%
Available Days:
Anchor handling towing supply—Domestic	1,129	1,825	1,766
Anchor handling towing supply—Foreign	2,960	3,961	5,992
Crew—Domestic	19,087	21,472	23,002
Crew—Foreign	5,492	5,045	4,411
Geophysical, Freight and Other—Domestic	91	365	600
Geophysical, Freight and Other—Foreign	142	N/A	N/A
Mini-supply—Domestic	9,676	10,300	8,864
Mini-supply—Foreign	957	650	365
Standby Safety—Foreign	7,686	7,349	7,647
Supply—Domestic	2,809	4,037	4,904
Supply—Foreign	3,386	4,091	4,234
Towing supply—Domestic	1,006	925	1,460
Towing supply—Foreign	3,347	4,676	5,304
Utility—Domestic	N/A	12,679	16,534
Overall Fleet Available Days	57,768	77,375	85,083

        Unless SEACOR decides to remove a vessel from operational service, there is little reduction in daily running costs such as crew cost, insurance and other support expenses. As a result, direct vessel operating costs as a percentage of revenues may vary substantially due to changes in rates per day worked and utilization. In some instances the cost of lay-up would necessitate paying "redundancy" expenses thereby making it more economical to keep a vessel in service, even if current utilization and rates do not cover daily operating expenses. SEACOR does not believe, however, in keeping equipment in service simply to avoid the cost of redundancy and does so only when it expects that conditions will improve soon enough to make it impractical to release personnel and re-hire them on a timely basis.

        The aggregate cost of SEACOR's operations primarily depends on the size and asset mix of the fleet. Offshore Marine Services' operating expenses include "daily running expenses," and other fixed costs. Daily running costs are primarily comprised of wages paid marine personnel, maintenance and repairs and insurance, which vary depending on equipment type, location and activity. Two significant components of maintenance and repair expenses are drydock and main engine overhaul costs. Vessel drydockings are regularly performed in accordance with applicable regulations as are main engine overhauls in accordance with manufacturers' recommendations. Should SEACOR undertake a disproportionate number of drydockings and or main engine overhauls in a particular fiscal year, comparative operating expense results may be affected. Depreciation and charter-in expenses are Offshore Marine Services' principal fixed costs. Depreciation depends on the acquisition costs of vessels and their related useful life assumptions. When vessels are sold and leased back, (bareboat chartered), depreciation and finance charges become indirectly assimilated into operating expenses via a lease payment.

        A portion of its operating revenues and expenses, primarily related to its North Sea operations are received and paid in Pounds Sterling. For financial statement reporting purposes, these amounts are translated into U.S. dollar equivalents at the weighted average exchange rates in effect during the applicable periods.

        SEACOR believes its strong financial condition, diverse fleet and broad geographical distribution of vessels assist us in weathering the effects of industry downturns. SEACOR's financial position also enables us to capitalize on opportunities as they develop for purchasing, mobilizing, or upgrading vessels to meet changing market conditions and optimize the financial performance of the fleet.

Environmental Services

        Environmental Services provides emergency oil spill and hazardous material response and industrial remediation services. Its customers are tank and non-tank vessel owner/operators, refiners and terminal operators, exploration and production facility operators, pipeline operators, power generating operators, airports and industrial companies. SEACOR assists its customers in complying with the requirements imposed on them by OPA 90, various state and municipal regulations and international marine conventions. SEACOR also offers consulting and planning services on a retainer and on an as-needed basis.

        Operating results and cash flows are very dependent on the number of spill responses in a given fiscal period and the magnitude of each spill. Consequently, spill response revenues and related income and cash flows can vary materially between comparable periods and the revenues from any one period is not indicative of a trend or of anticipated results in future periods. In 2003, Environmental Services had extensive operations in Iraq and in 2004, responded to a major oil spill on the Delaware River in the United States.

        Costs of oil spill response activities can include payments to sub-contractors for labor, equipment and materials and/or the direct charge of labor, equipment and materials provided by Environmental Services. Profits earned on equipment intensive responses tend to be better than the profits earned on labor-intensive responses. The cost of equipment is largely fixed in relation to the capital investment whereas the cost of labor is variable. Further, labor costs can increase significantly when overtime payments are required as is typically the case with emergency responses that occur outside of normal business hours. Profit margins can also vary based on the use of its own personnel and equipment resources versus the use of third party personnel and equipment.

        SEACOR charges a retainer fee for ensuring by contract the availability (at predetermined rates) of its response services and equipment. Retainer services include employing a staff to supervise response to an oil spill emergency and maintaining specialized equipment, including marine equipment, in a ready state for emergency and spill response as contemplated by response plans filed by its customers in accordance with OPA 90 and various state regulations. Environmental Services maintains relationships with numerous environmental sub-contractors to assist with response operations and equipment maintenance and provide trained personnel for deploying equipment in a spill response.

        Environmental Services charges fees for its consulting and industrial and remediation services on both a time and material basis and on a fixed fee bid basis. In both cases the total fees charged are dependent upon the scope of work to be accomplished and the labor and equipment to carry it out. The margins on time and material services are more predictable and for the most part are larger. As with emergency response work, the margins on equipment intensive jobs are higher than labor-intensive jobs.

        The principal components of Environmental Services' operating expenses are salaries and related benefits for operating personnel, payments to subcontractors, equipment maintenance and depreciation. These expenses are primarily a function of regulatory requirements and the level of retainer, spill, consulting and other environmental business activities.

Inland River Services

        Inland River Services is primarily engaged in the operation of a fleet of dry cargo barges on the U.S. inland waterways in the U.S. and transports a range of dry-bulk commodities, such as grain, coal, aggregate, ore, steel, scrap steel and fertilizers.

        SEACOR embarked several years ago on a construction program to upgrade and modernize Inland River Services' fleet and intends to maintain a modern and productive fleet. At the end of 2004, the average age of the dry cargo barge fleet was less than 3 years which SEACOR believes is among the youngest fleets on the U.S. inland waterways system. SEACOR expects the younger fleet to enhance its customer service by improving availability and reliability due to reduced downtime for repairs. SEACOR also expects its younger fleet to reduce the amount of replacement capital expenditures needed in future years to maintain its fleet size and thus its revenue generating capacity.

        Generally, SEACOR believes the primary barriers to effective competitive entry into the U.S. inland waterways markets are the complexity of operations, consolidation of the towing industry and the difficulty in assembling a sufficiently large fleet to operate efficiently. A large fleet and experienced personnel are required for an operator to be efficient in the execution of voyages and its ability to spread risk. Competitive factors among established operators primarily include the price and availability of barges. In addition to reliability, barge operators must have equipment of a suitable type and in condition for a specific cargo.

        SEACOR generally charges a price per ton from a specific point of origin to a specific destination for the transportation of dry bulk commodities. Customers are permitted a specified number of days to load and discharge the cargo, and thereafter pay a per diem rate for extra time. From time to time, a small number of its dry cargo barges will be used for storage for a period prior to delivery.

        As of December 31, 2004, 318 of its dry cargo barges are chartered to, and operated by, other operators for various periods of time for a fixed rate per day. SEACOR seeks to maintain a balance in northbound and southbound cargo commitments in order to optimize fleet utilization. SEACOR also seeks to balance its book of business between spot market and long-term commitments in order to provide a more stable cash flow while maintaining the opportunity to participate in the higher day rates primarily experienced during the fall grain harvest season. If factors such as the access to discharge destinations are suitable, SEACOR believes that dry cargo barge transportation provides a cost advantage over alternative modes of inland transportation as it provides the lowest unit cost of delivery for high volume bulk products.

        The majority of dry cargo barges owned and those leased-in and certain others managed for third parties participate in pooling arrangements. Pursuant to these pooling arrangements, operating revenues and voyage expenses are pooled and the net results are allocated to participants based upon the number of days the barges participate in the pool.

        In order to mitigate its exposure to market fluctuations in the cost of towing, fleeting, cleaning and switching services which are essential to Inland River Services' operation, SEACOR has established several preferred vendor relationships for those services.

        In 2004, Inland River Services earned 79%, 11% and 10% of its operating revenues from the participation in dry cargo barge pools that it managed, charter-out of dry cargo barges and operation of inland towboats and other activities, respectively. The following table presents, for the years indicated, Inland River Services' interest in the tons hauled, percentage of tons moved and percentage of operating revenues derived from the movement of cargo and earned from its participation in dry cargo barge pools.

	2004			2003			2002
	Tons	Percent of Tons	Percent of Revenues	Tons	Percent of Tons	Percent of Revenues	Tons	Percent of Tons	Percent of Revenues
	(in thousands)
Grain	1,690	41%	43%	886	44%	49%	390	47%	42%
Non-Grain	2,387	59%	57%	1,107	56%	51%	442	53%	58%

	4,077	100%	100%	1,993	100%	100%	832	100%	100%

        Dry cargo barge operating expenses are typically differentiated between those directly related to voyages and all other dry cargo barge operating costs. Cargo voyage expenses primarily include towing, switching, fleeting and cleaning costs; non-voyage related operating expenses include such costs as repairs, insurance and depreciation. For barges chartered-out, related expense is limited to depreciation.

        SEACOR has also invested in twenty 10,000 barrel (bbl) chemical tank barges which are managed by and participate in a chemical tank barge pool with a third party experienced in that segment of the industry. SEACOR expects to take delivery of another sixteen of such barges during the first half of 2005. SEACOR believes that the investment in 10,000 bbl chemical tank barges represents an opportunity to benefit from increasing demand for modern equipment as older equipment is retired.

Helicopter Services

        SEACOR's helicopter services consist of the following distinct services, segregated by region or function: Gulf of Mexico Oil and Gas, Alaska Oil and Gas and Utility, Alaska Flightseeing, Firefighting, and Leasing.

        Helicopter Services' fleet principally provides transportation services to the offshore oil and gas exploration, development and production industry that operates in the Gulf of Mexico. The Era acquisition on December 31, 2004 approximately tripled the size of Helicopter Services' fleet to 127 helicopters and expanded the scope of its operations in the Gulf of Mexico. The Era acquisition has also allowed Helicopter Services to enter transportation services in the oil and gas industry and the flight-seeing tourist industry in Alaska and the forestry support industry in the western United States.

        Helicopter Services' operating revenue depends on the demand for its transportation services and the pricing and terms of its contracts. As with its offshore marine operations, drilling activity is a major factor influencing demand for its equipment. SEACOR measures the demand for its helicopter services in flight hours. In the Gulf of Mexico and Alaska seasonal weather conditions impact revenue. In the Gulf of Mexico most operations are conducted during daylight: longer summer days afford the opportunity for more flight hours and revenues. SEACOR is working to diversify flight services by leasing out surplus aircraft. Another key source of revenues is forest fire control services throughout the western United States and Alaska tourism.

        Transportation services provided offshore oil and gas production customers represent a significant portion of its operations. SEACOR's offshore oil and gas industry customers' exploration and development activities are influenced by actual and expected trends in commodity prices for oil and gas. Exploration and development activities generally use medium size and larger aircraft on which SEACOR typically earns higher margins. Production related activities are less sensitive to variances in commodity prices, and accordingly provide a more stable activity base for its flight operations. SEACOR estimates that a majority of its current oil and gas operating revenue in Helicopter Services is related to production related activities of its customers. Drilling related activities affect the demand for its crew change services.

        Most of SEACOR's flight services are provided under short-term contractual arrangements or, an as-needed basis, under master service agreements. Term contracts are only occasionally available, and then they are usually confined to flying for major oil and gas companies. SEACOR's oil and gas, forestry support and other contracts are generally based on a two-tier rate structure consisting of a daily or monthly fixed fee plus additional fees for each hour flown. SEACOR also performs "ad hoc" services where its charges can be based on an hourly rate.

        Maintenance and repair expenses, employee compensation, insurance costs and fuel expenses represent a significant portion of Helicopter Services overall operating expenses. SEACOR expenses maintenance and repair cost, including major aircraft component overhaul costs, as incurred. Third party vendors maintain certain major aircraft components, primarily engines and transmissions, under contractual arrangements. The maintenance costs related to these contractual arrangements are recorded ratably as the components are used. In addition to these variable operating expenses, SEACOR incurs fixed charges for depreciation of its helicopters and other property and equipment.

        For accounting purposes, SEACOR depreciates its helicopters on a straight-line basis over their estimated useful lives to an estimated residual value of 30% of their original cost. SEACOR generally estimates the life of a helicopter to be no more than 12 years from the date of build.

        Increased offshore activity should increase demand for its helicopter services. SEACOR believes that in order for us to participate effectively in an improving market, Helicopter Services' fleet should be modernized. Its emphasis in its fleet renovation program has been and continues to be to invest in new technology equipment with enhanced safety features and greater performance characteristics than existing equipment. SEACOR believes it has had opportunities to negotiate and place orders for modern equipment at attractive prices.

        In measuring and evaluating its performance, SEACOR looks at flight hours flown. In 2004 SEACOR operated 46 aircraft with an aggregate of 26,348 flight hours and in 2003 SEACOR operated 40 aircraft with an aggregate of 21,502 flight hours. These hours are only reflective of historical performance before the completion of the Era acquisition and therefore are not indicative of management's expectations for future flight hours for the Helicopter Services' increased fleet size.

Other Activities

        SEACOR's equity investee, Globe Wireless, has experienced negative cash flow. SEACOR presently expects Globe Wireless can achieve operating cash break-even without requiring additional equity funding from its stockholders. There can be no assurances that Globe Wireless' future operations will be successful. Should Globe Wireless be unable to meet its funding requirements, SEACOR would be required to commit additional funding or record an impairment charge with respect to its investment. As of December 31, 2004, SEACOR's carrying value of its equity investment in Globe Wireless was $14.8 million.

Results of Operations

        The table below provides an analysis of SEACOR's consolidated statements of income for each year indicated. SEACOR commenced the separate reporting of its Inland River Services activities as a business segment in the first quarter of 2004 due to its increased significance from capital expansion and its Helicopter Services activities as a business segment in the fourth quarter of 2004 due to the expected increase in its significance following the acquisition of "Era" on December 31, 2004.

Consolidated Results

	2004		2003		2002		Percent Change
	Amount	Percent	Amount	Percent	Amount	Percent	04/03	03/02
	(in thousands)
Operating Revenues:
Offshore Marine Services	$286,721	58%	$316,116	78%	$367,969	91%	(9)%	(14)%
Environmental Services	115,014	23%	44,045	11%	22,087	6%	161%	99%
Inland River Services	66,568	14%	27,859	7%	12,607	3%	139%	121%
Helicopter Services	27,180	6%	20,604	5%	—	0%	32%	100%
Other	—	0%	136	0%	762	0%	(100)%	(82)%
Eliminations	(3,623)	(1)%	(2,551)	(1)%	(267)	0%	42%	855%

	491,860	100%	406,209	100%	403,158	100%	21%	1%

Operating Income(1)	28,672	6%	23,251	6%	52,392	13%	23%	(56)%
Other Income (Expense), net	(4,386)	(1)%	(1,802)	(0)%	13,750	4%	143%	(113)%

Income Before Taxes, Minority Interest and Equity Earnings	24,286	5%	21,449	6%	66,142	17%	13%	(68)%
Income Taxes	8,573	2%	10,396	3%	23,034	6%	(18)%	(55)%

Income Before Minority Interest and Equity Earnings	15,713	3%	11,053	3%	43,108	11%	42%	(74)%
Minority Interest	(483)	0%	(517)	0%	(226)	0%	(7)%	129%
Equity Earnings	4,659	1%	1,418	0%	3,705	1%	229%	(62)%

Net Income	$19,889	4%	$11,954	3%	$46,587	12%	66%	(74)%

(1)
Includes net gains on asset sales of $10,234 in 2004, $17,522 in 2003 and $8,635 in 2002 resulting principally from the sale of offshore support vessels.

        Consolidated net income improved in 2004 due principally to the after-tax effect of a (i) $3.5 million increase in operating income, in which improved Inland River Services' and Environmental Services' profits exceeded declines in earnings of Offshore Marine Services and increased losses in Helicopter Services, (ii) $1.9 million non-recurring provision for a foreign tax credit valuation allowance recognized in 2003, (iii) $1.5 million increase in net interest expense, and (iv) $3.2 million increase in equity earnings.

        Consolidated net income declined in 2003 due principally to the after-tax effect of a (i) $18.9 million decline in operating income, in which lower Offshore Marine Services' profits and Helicopter Services losses exceeded the improvement in earnings of Environmental Services' and Inland River Services', (ii) $12.8 million non-recurring gain recognized in 2002 in connection with the Chiles Merger, (iii) $7.0 million increase in income from derivative transactions and the sale of marketable securities, (iv) $2.3 million increase in net interest expense, (v) $1.9 million provision for a foreign tax credit valuation allowance and (vi) $2.3 million decline in equity earnings.

Offshore Marine Services

	2004		2003		2002		Percent Change
	Amount	Percent	Amount	Percent	Amount	Percent	04/03	03/02
	(in thousands)
Operating Revenues:
United States, primarily Gulf of Mexico	$127,152	44%	$145,378	46%	$178,929	49%	(13)%	(19)%
North Sea	73,120	26%	73,550	23%	89,060	24%	(1)%	(17)%
West Africa	46,521	16%	54,487	17%	57,589	16%	(15)%	(5)%
Latin America and Mexico	24,359	8%	20,644	7%	17,064	5%	18%	21%
Asia	14,009	5%	18,886	6%	23,493	6%	(26)%	(20)%
Other Foreign	1,560	1%	3,171	1%	1,834	0%	(51)%	73%

	$286,721	100%	$316,116	100%	$367,969	100%	(9)%	(14)%

Operating Income	$19,382	7%	$24,244	8%	$58,223	16%	(20)%	(58)%

        Operating Revenues.    Net vessel dispositions decreased operating revenues $27.4 million in 2004. Forty-three vessels were sold in the year, including 26 utility vessels "retired from service", and charters for 10 vessels were not renewed upon termination. Fleet dispositions were offset by the purchase of 16 vessels and the charter-in of 3 vessels. Declines in utilization and rates per day worked for its larger overseas vessels and Gulf of Mexico mini-supply vessels were partly offset by improved results from the operation of crew and standby safety vessels resulted in lowered operating revenues of approximately $4.6 million. Operating revenues also declined $5.0 million due primarily to a net increase in the number of vessels entering bareboat charter-out service upon concluding time charter-out arrangements. These declines were partly offset by an increase in reported operating revenues of $7.6 million that resulted from a strengthening between years in the Pound Sterling currency relative to the U.S. dollar with respect to Offshore Marine Services' North Sea operations.

        Reduced rates per day worked and utilization lowered operating revenues by $17.0 million and $15.4 million, respectively in 2003. Vessel demand was particularly weak in the Gulf of Mexico due to depressed rig utilization. Net fleet dispositions decreased operating revenues by $21.1 million. During 2003, 17 utility vessels were "retired from service" following SEACOR's decision to divest itself of this vessel type. In addition, 57 vessels including 4 utility vessels that were previously classified as "retired from service" were sold and 10 chartered-in vessels were redelivered to owners upon charter termination. Fleet dispositions and those retired from service were offset by Offshore Marine Services' purchase of 9 vessels and charter-in of 6 vessels. Vessel additions reflected SEACOR's strategy to modernize its fleet. Operating revenues also declined $3.3 million due principally to vessels entering bareboat charter-out service that previously operated under time charter-out arrangements. These declines were partly offset by an increase in reported operating revenues of $4.9 million that resulted from a strengthening between years in the Pound Sterling currency relative to the U.S. dollar with respect to Offshore Marine Services' North Sea operations.

        Operating Income.    Operating income was lower due to decreases in utilization and rates per day worked as described above. Profits declined with reduced asset sale gains. Vessel operating expenses increased between years due principally to (i) the provisioning for loss contingencies with respect to insurance contract deductibles, (ii) higher seamen redundancy costs associated with workforce reductions, (iii) increased vessel importation fees in certain West African countries and (iv) a rise in compensation paid foreign seamen. These declines were partly offset by the replacement of underutilized older vessels with new, more profitable vessels. Declining fleet size resulted in administrative staff reductions and lower administrative costs.

        The decline in operating income in 2003 resulted from those factors affecting operating revenues, described above, and increased operating and administrative expenses. Additional vessel sale and leaseback transactions increased charter-in expenses. Reductions in the size of Offshore Marine Services fleet resulted in redundancy payments to both seamen and staff personnel. Vessel insurance premiums increased, as did compensation paid foreign seamen.

        Even though there was an increase in reported operating revenue due to the strengthening in the Pound Sterling relative to the U.S. dollar, currency exchange rate fluctuations had no material effect on operating results, because Offshore Marine Services also pays its North Sea expenses in Pounds Sterling.

  Environmental Services

	2004		2003		2002		Percent Change
	Amount	Percent	Amount	Percent	Amount	Percent	04/03	03/02
	(in thousands)
Operating Revenues:
U.S.	$105,691	92%	$26,251	60%	$20,084	91%	303%	31%
Foreign	9,323	8%	17,794	40%	2,003	9%	(48)%	788%

	$115,014	100%	$44,045	100%	$22,087	100%	161%	99%

Operating Income	$11,985	10%	$9,128	21%	$1,026	5%	31%	790%

        Operating Revenues.    Results improved significantly in 2004 for two reasons: a $25.6 million increase in spill response revenue largely associated with the response to a major oil spill on the Delaware River and $37.3 million due to the acquisition in the fourth quarter of the prior year of NRCES, formerly Foss Environmental Services, Inc. Results also improved as a result of increased consulting and project management activities. Spill response activities approximated 49% of Environmental Services operating revenues in 2004.

        Operating revenues increased in 2003 with the provisioning of spill response, spill management, containment, and remediation services in association with "Operation Iraqi Freedom" and the acquisition in the fourth quarter of 2003 of NRCES. Spill response activities approximated 41% of Environmental Services' operating revenues in 2003.

        Operating Income.    Although Environmental Services' operating income improved in 2004, profits as a percent of sales declined from the prior year. The Delaware River spill response required significant sub-contractor support that resulted in reduced profit margins.

        Operating income increased in 2003 due to those factors affecting operating revenues and a decline in depreciation expense. Profit margins earned on activities in Iraq were higher than those customarily earned on most spill response projects because of the associated level of risk and difficulty of logistical support. Depreciation expense declined as various assets reached the end of their depreciable lives.

  Inland River Services

	2004		2003		2002		Percent Change
	Amount	Percent	Amount	Percent	Amount	Percent	'04/'03	'03/'02
	(in thousands)
Operating Revenues (U.S. only).	$66,568	100%	$27,859	100%	$12,607	100%	139%	121%

Operating Income	$16,896	25%	$5,222	19%	$3,504	28%	224%	49%

        Operating Revenues.    Barge and towboat fleet expansion, the hauling of greater freight volumes, higher freight rates and an increase in cargo stored aboard dry cargo barges improved results in 2004. The number of barges owned and chartered-in by Inland River Services increased 61% during the year to 876 barges at December 31, 2004. Freight volumes and rates increased due to the short supply of properly positioned dry cargo barges, increased non-grain loadings and improved harvest activity. Storage revenues also increased in 2004 due to higher levels of fertilizer imports and adverse river conditions during the winter months.

        Fleet expansion and the charter-in of additional barges improved operating revenues in 2003. The number of barges owned and chartered-in by Inland River Services increased 84% during the year to 543 barges at December 31, 2003.

        Operating Income.    Operating income increased in 2004 due to those factors affecting operating revenues. These improvements were partly offset by higher fuel costs and dry cargo barge lease costs for the charter-in of 182 barges that entered service in the second half of 2003. Operating income also improved as a percent of operating revenues due to increased freight rates.

        Operating income increased in 2003 due to those factors affecting operating revenues. "Start-up" and lease costs associated with the charter-in of 182 dry cargo barges in the second half of the year and increased dry cargo barge towing expenses, resulting from rising fuel costs, lowered Inland River Services operating income as a percent of operating revenues.

Helicopter Services

	2004		2003		2002		Percent Change
	Amount	Percent	Amount	Percent	Amount	Percent	'04/'03	'03/'02
	(in thousands)
Operating Revenues (U.S. only)	$27,180	100%	$20,604	100%	$—	—%	32%	N/A

Operating Loss	$(4,344)	16%	$(3,249)	16%	$—	—%	34%	N/A

        Operating Revenues.    Fleet expansion improved results in 2004. Seven helicopters, including two that were leased-in from Era, entered service in the year.

        SEACOR completed the acquisition of Tex-Air's fleet of helicopters on December 31, 2002 and commenced helicopter operations on January 1, 2003 with a fleet of 36 helicopters. There were five net helicopter additions to Helicopter Services' fleet during the year.

        Operating Loss.    An increase in expenses resulting from the commencement of operation of additional helicopters, including costs for mandatory FAA proving flights and flight and maintenance training related to introducing a new type of medium-sized twin engine helicopter, and major repairs to restore to service existing helicopters whose status was non-operational exceeded increases in operating revenues in 2004.

Corporate Expenses and Other

	Amount			Percent Change
	2004	2003	2002	'04/'03	'03/'02
	(in thousands)
Corporate Expenses	$15,330	$11,926	$11,165	29%	7%
Other	(83)	168	(804)	(149)%	121%

	$15,247	12,094	10,361	26%	17%

        Expanded audit services necessary to comply with Section 404 of the Sarbanes-Oxley Act of 2002, higher performance based compensation payments and office facility costs and increased business development activities increased corporate administrative and general expenses in 2004.

Other Income (Expenses), net

	2004	2003	2002
	(in thousands)
Net Interest Expense	$(14,063)	$(11,782)	$(8,231)
Debt Extinguishment Expense	—	(2,091)	(2,338)
Gain Upon Sale of Shares of Chiles	—	—	19,719
Derivative Income (Loss), net	1,166	2,389	(5,043)
Foreign Currency Transaction Gains, net	1,537	3,739	6,281
Marketable Securities Sale Gains, net	6,435	6,595	3,218
Other, net	539	(652)	144

	$(4,386)	$(1,802)	$13,750

        Net other expense increased in 2004. Net interest expense rose between years as a decline in vessel construction activity decreased capitalized interest and short-term borrowings increased between years. Prior year's results included non-recurring income associated with an expired derivative position that hedged SEACOR's common stock investment in ENSCO. Foreign currency transaction gains were also lower in the year. These increases in expenses or decreases in income were partly offset by the non-recurrence of debt extinguishment expenses and losses associated with impairment in an investment that was accounted for using the cost method.

        SEACOR recognized net other expense in 2003 as compared to net other income in the prior year. An increase in interest expense resulting from SEACOR's issuance in September 2002 of its 5 7/8% Senior Notes Due October 2012, which we refer to as the 5 7/8% Notes, and declining interest income was partly offset by increased capitalized interest relating to vessel construction. 2002 included a non-recurring gain that resulted from the Chiles Merger. Foreign currency transaction gains declined between years. Results in 2003 included a $1.2 million impairment charge with respect to an investment that was accounted for using the cost method. These increases in expenses or decreases in income were partly offset by improved results from derivative positions that hedged SEACOR's common stock investment in ENSCO and the non-recurrence of losses from U.S. Treasury rate locks. Equity security sale gains also improved between years.

        Net foreign currency exchange gains result primarily from the effect of currency exchange rate changes on intercompany loans (denominated in Pounds Sterling) and other transactions denominated in currencies other than the functional currency of various SEACOR subsidiaries. In recent years, the Pound Sterling currency strengthened against the U.S. dollar. Marketable securities sale gains in all reported periods include net gains from the sale of equity and fixed income marketable securities and short-sale positions. SEACOR's sale in December 2004 of its 2.875% Convertible Senior Debentures due December 15, 2024, which we refer to as the 2.875% Notes, is expected to increase interest expense in 2005.

Income Taxes

        SEACOR's effective income tax rate of 48.5% in 2003 was due primarily to the provision of a $1.9 million valuation allowance for foreign tax credits that may expire before utilization and a $0.5 million tax consequence of non-deductible expenses.

        As a result of the American Jobs Creation Act of 2004, SEACOR believes it will be in the position to repatriate, for a limited time, accumulated foreign earnings at an effective federal tax rate of 5.25%, which would result in tax obligations significantly less than the deferred taxes previously provided for its unremitted earnings of foreign subsidiaries. SEACOR is exploring the full impact of the legislation and expects to finalize its repatriation plan during the second quarter of 2005; however, the income tax benefit of such repatriation plan cannot be reasonably estimated at this time. SEACOR will recognize the income tax benefit of this special "one-time dividends received deduction" during the period that SEACOR has decided on a plan for repatriation.

Equity Earnings

        Equity earnings increased in 2004. A provision in the prior year for U.S. income taxes payable on dividends received from a joint venture did not recur. An improvement in profits earned by SEACOR's offshore marine joint venture in Mexico was partly offset by a loss recognized upon SEACOR's sale of its equity interest in an offshore marine joint venture in Asia. Profits rose for the handy-max bulk carrier vessel in which SEACOR joint ventures with strengthening demand for dry-cargo shipping services. SEACOR recorded a $0.5 million impairment charge during the year with respect to an investment in an entity that develops and sells software to the ship brokerage and shipping industry.

        Results for 2003 declined due primarily to a $1.6 million charge for U.S. income taxes payable on a dividend received from Offshore Marine Services' joint venture in Mexico. Earnings were also reduced by $1.1 million as SEACOR ceased to report equity in the earnings of Chiles following the Chiles Merger in 2002 and as a result of lower profits earned by Offshore Marine Services' joint ventures operating in Trinidad, Singapore and the U.K. Weak demand lowered joint venture results in Trinidad. Two vessels operating in Asia were sold at a loss. Significant repairs were performed on a North Sea joint venture vessel. Declines were partly offset by improved results from Offshore Marine Services' joint venture results in Argentina, Chile and Brazil due to increased vessel utilization and fleet growth. The operating losses of Globe Wireless declined between years. Prior year results included an impairment charge relating to SEACOR's investment in an entity that develops and sells software to the ship brokerage and shipping industry.

Liquidity and Capital Resources

  General

        SEACOR's ongoing liquidity requirements arise primarily from the funding of working capital needs, acquisition, construction or improvement of equipment, repayment of debt obligations, repurchase of common stock and purchase of other investments. Principal sources of liquidity are cash balances, marketable securities, construction reserve funds, cash flows from operations and borrowings under SEACOR's revolving credit facility although, from time to time, SEACOR may issue debt, shares of common stock, preferred stock, or a combination thereof, or sell vessels and other assets to finance the acquisition of equipment and businesses or make improvements to existing equipment. Fleet size, rates of hire and utilization of SEACOR's offshore support vessels, inland barges and helicopters and the number and severity of oil spills managed by Environmental Services primarily determine SEACOR's levels of operating cash flows.

  Summary of Cash Flows

	2004	2003	2002
	(in thousands)
Cash Provided by or (used in):
Operating Activities	$32,976	$44,996	$66,795
Investing Activities	(316,572)	(1,741)	6,167
Financing Activities	231,725	(127,525)	87,205
Effect of Exchange Rate Changes on Cash and Cash Equivalents	3,125	5,359	1,485

Net Cash Increase (Decrease) in Cash and Cash Equivalents	$(48,746)	$(78,911)	$161,652

  Operating Activities

        Weak demand for vessels resulting from depressed drilling activities during the first half of 2004 and declines in the size of Offshore Marine Services' fleet lowered SEACOR's cash flows provided by operating activities in 2004 and 2003. Declines were partly offset by improved operating cash flows of Inland River Services and Environmental Services. The size of SEACOR's barge fleet increased significantly in 2004 and 2003 and major oil spill response activities occurred in those same years. Helicopter Services, which commenced operations January 1, 2003, approximated cash flow breakeven in 2004 and incurred a modest cash flow loss in 2003.

  Investing Activities

        SEACOR's capital expenditure activities in recent years reflect its strategy to diversify its asset base by allocating capital into assets of differing industries. In recent years, SEACOR has sold vessels to reduce its overall exposure to older assets in Offshore Marine Services and has acquired other vessels to adjust the mix of its fleet. SEACOR has also significantly expanded its investment in inland barging assets in recent years and is committed to acquiring newer, more capable helicopter equipment for servicing the offshore oil and gas industry.

        In 2004, capital expenditures increased 24% to $200.1 million, and in 2003, capital expenditures increased 16% to $161.8 million. Sixteen vessels, 333 barges and 6 helicopters were acquired in 2004. Ten vessels, 91 barges and 12 helicopters were acquired in 2003. Cash flows from the sale of equipment, principally vessels, decreased 53% to $67.9 million in 2004 and 12% to $143.8 million in 2003. SEACOR sold 43 vessels in 2004 and 56 vessels in 2003. Vessels sold in 2004 and 2003 included 26 and 28 utility vessels, respectively. With continued weak demand and operating losses in Offshore Marine Services' utility vessel fleet, SEACOR decided in 2003 to divest of this vessel type. Subsequent to December 31, 2004, SEACOR sold 7 offshore support vessels for aggregate consideration of $95.1 million. An additional vessel is expected to be sold on or about March 21, 2005.

        For many years, SEACOR has maintained construction reserve funds with the U.S. Maritime Administration that were established pursuant to Section 511 of the Merchant Marine Act, 1936, as amended. In accordance with this statute, SEACOR has been permitted to deposit vessel sale proceeds into construction reserve fund accounts for purposes of acquiring new U.S.-flag vessels and thereby qualifying for temporary deferral of taxable gains realized from sale of vessels. SEACOR and the U.S. Maritime Administration control these accounts jointly. From date of deposit, withdrawals from the jointly controlled construction reserve fund accounts are subject to prior written approval of the U.S. Maritime Administration, and the funds on deposit must be committed for expenditure within three years or be released for SEACOR's general use. In prior years, SEACOR has used these funds to acquire vessels and, in 2004, has also used some of the funds to acquire barges. Any such gains from vessel sales previously deferred would become immediately taxable upon release to SEACOR of sale proceeds that were deposited into jointly controlled construction reserve fund accounts. SEACOR set-aside cash in construction reserve fund accounts during both 2004 and 2003. At December 31, 2004 SEACOR held $144.0 million in construction reserve funds.

        Cash used in investing activities for corporate acquisition transactions increased $110.4 million in 2004 and $7.6 million in 2003. SEACOR acquired Era in 2004 and Foss Environmental Services Company in 2003. Investing activities with Offshore Marine Services' joint ventures provided cash flows of $10.1 million in 2004 and $5.5 million in 2003 resulting from the repayment of loans and distribution of dividends to SEACOR. The net results of marketable securities sale/purchase transactions and derivative transactions used cash flows of $50.0 million in 2004 and provided cash flows of $47.4 million in 2003.

        At December 31, 2004, SEACOR's remaining obligations for capital commitments to purchase 3 new offshore marine vessels, 25 new dry cargo barges, 16 new chemical tank barges, 32 new helicopters and other equipment aggregated $270.6 million. Deliveries are expected over the next 60 months. Subsequent to December 31, 2004, SEACOR committed to purchase one new and 4 used offshore marine vessels and 20 new dry cargo barges for $101.4 million. SEACOR has the right to terminate the purchase agreement with respect to its commitment to purchase twenty helicopters at any time with regard to undelivered aircraft without liability thereunder other than payment of liquidated damages. In addition to SEACOR's purchase commitments, it has placed refundable deposits on 10 additional light twin engine and 3 additional heavy twin engine helicopters.

  Stock and Debt Repurchases

        In 2004, 2003 and 2002, SEACOR acquired 370,490, 1,518,116 and 459,700 shares of common stock for treasury, respectively, at an aggregate cost of $14.9 million, $56.5 million and $18.5 million, respectively. As of December 31, 2004, $43.3 million of repurchase authority granted by SEACOR's Board of Directors remains available for the acquisition of additional shares of common stock and SEACOR's 7.2% Notes and 5 7/8% Senior Notes. Securities are acquired from time to time through open market purchases, privately negotiated transactions or otherwise, depending on market conditions.

Period	Total Number Of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Value of Shares that may Yet be Purchased under the Plans or Programs (in thousands)
10/01/04-10/31/04	—	N/A	—	$43,264
11/01/04-11/30/04	—	N/A	—	$43,264
12/01/04-12/31/04	—	N/A	—	$43,264

  Financial Position and Capital Resources

        Financial Position.    SEACOR's total assets increased 26% to $1.8 billion in 2004. Net property and equipment rose 25% to $926 million in 2004, representing 52% of total assets at year end and increased as a result of those factors discussed above in investing activities. Working capital increased 24% to $456.2 million due primarily to (i) SEACOR's sale in December of its 2.875% Notes, (ii) cash provided from current operations, (iii) increased trade accounts receivable that resulted from the response to a major oil spill in December, the Era acquisition, barge fleet growth, and improved vessel activity in the second half of the year and (iv) the inclusion of Era's regional airline "held for sale" assets in prepaid and other assets. These increases were partly offset by (i) net cash used in capital asset investing activities, (ii) cash paid to acquire Era, (iii) cash set aside in construction reserve funds, (iv) purchases of common stock (v) an increase in current debt obligations related to a vessel purchase, (vi) an increase in accounts payable and accrued expenses resulting from those factors affecting trade accounts receivable discussed above and (vii) increases in accrued liabilities related to the short sale of securities.

        Financing.    SEACOR generally borrows on a long-term basis, and its long-term debt obligations at December 31, 2004 totaled $582.4 million as compared to $332.2 million at December 31, 2003. Long-term debt increased in 2004 with SEACOR's completion in December of the sale of $250.0 million aggregate principal amount of its 2.875% Notes. In addition to its 2.875% Notes, SEACOR's outstanding long-term debt at December 31, 2004 primarily included $200.0 million owing under its 5 7/8% Notes and $134.5 million owing under its 7.2% Notes.

        In 2003, SEACOR reduced the amount of its debt obligations principally with repayment of amounts owing under its 5 3/8% Notes, 7.2% Notes and notes due former stockholders of an acquired company. Through the sale of its 5 7/8% Notes and repayment of various other outstanding debts in 2002 and 2003, SEACOR increased the average life of its funded debt obligations, extending the dates on which principal repayment obligations fall due.

        On December 20, 2004, SEACOR took delivery of an offshore marine vessel and, under the terms of a lease then purchase arrangement, the builder has in substance provided SEACOR with $13.2 million of short-term financing with respect to the vessel's purchase price. SEACOR is required to make minimal monthly lease payments until June 2005, when it is obligated to purchase vessel at a fixed price.

        SEACOR has $196.2 million available for use under a five year, non-reducing, unsecured revolving credit facility that terminates in February 2007. Advances under this revolving credit facility are available for general corporate purposes. Interest on advances will be charged at a rate per annum of LIBOR plus an applicable margin of 65 to 150 basis points based upon SEACOR's credit rating as determined by Standard and Poor's and Moody's. Adjustments to the applicable margin are the only consequence of a change in SEACOR's credit rating. SEACOR is not required to maintain a credit rating under the terms of the facility agreement, and if SEACOR does not maintain a credit rating, the applicable margin would be determined by financial ratios. The revolving credit facility contains various restrictive covenants covering interest coverage, secured debt to total capitalization, funded debt to total capitalization ratios, the maintenance of a minimum level of consolidated net worth, as well as other customary covenants, representations and warranties, funding conditions and events of default. The revolving credit facility contains no repayment triggers. During 2004, SEACOR borrowed and repaid outstanding advances totaling $50.0 million. As of December 31, 2004, SEACOR had outstanding letters of credit of $3.8 million advanced under its revolving credit facility.

        SEACOR uses major capital markets and bank financing to meet certain of its financing requirements. SEACOR has not historically experienced difficulty in obtaining financing or refinancing existing debt. SEACOR manages its debt portfolio in response to changes in interest rates by periodically retiring, redeeming and repurchasing debt.

  Short and Long-Term Liquidity Requirements

        SEACOR anticipates it will generate positive cash flows from operations in the coming year and these cash flows will be adequate to meet SEACOR's working capital requirements and contribute toward defraying the costs of next year's capital expenditures. As in the past and in further support of SEACOR's capital expenditure program, SEACOR may use cash balances, sell marketable securities, utilize construction reserve funds, sell additional vessels or other equipment, enter into sale and leaseback transactions for equipment, borrow under its revolving bank credit facility, issue debt or a combination thereof.

        SEACOR's long-term liquidity is dependent upon its ability to generate operating profits sufficient to meet its requirements for working capital, capital expenditures and a reasonable return on stockholders' investment. SEACOR believes that earning such operating profits will permit it to maintain its access to favorably priced debt, equity and/or off-balance sheet financing arrangements. With the cyclical nature of the energy business and the recent adverse effect it has had on SEACOR's results of operations and cash flows, SEACOR has adopted a strategy of reducing its overall dependency on this industry and reinvesting certain of its capital resources in Inland River Services.

  Off-Balance Sheet Arrangements

        At December 31, 2004, SEACOR guaranteed up to $8.7 million with respect to amounts owing pursuant to a vessel charter agreement between SEACOR's Mexican joint venture and the owner of the chartered vessels. SEACOR's guarantee declines over the life of the charter and terminates in 2009.

        At December 31, 2004, SEACOR guaranteed up to $4.1 million with respect to amounts owing pursuant to a vessel charter agreement between a U.S. joint venture entity in which SEACOR owns a 50% interest and the owner of the chartered vessel. SEACOR's guarantee declines over the life of the charter and terminates in 2008.

        At December 31, 2004, SEACOR guaranteed up to $1.1 million with respect to amounts owing pursuant to a vessel charter agreement between SEACOR's Chilean joint venture entity in which SEACOR owns a 50% interest and the owner of the chartered vessel. SEACOR's guarantee declines over the life of the charter and terminates in 2008.

        At December 31, 2004, SEACOR guaranteed up to $1.5 million with respect to amounts owed by Singapore joint venture entity in which SEACOR owns a 50% interest under a five-year banking facility to finance the construction of two new crew boats. The vessels are to be used to perform a five-year contract with a major oil company in Brunei.

        At December 31, 2004, SEACOR guaranteed up to $1.4 million as security for the performance of a contract between SESMEKE Ltd., a joint venture in which SEACOR has a 50% interest, with Botas International Limited for the provision of oil spill response and related services in Turkey to the Baku-Tblisis-Ceyhan Crude Oil Export Pipeline. Provision of this performance guaranty was a condition to the contract in Turkey.

  Contractual Obligations and Commercial Commitments

        The following table summarizes SEACOR's contractual obligations and other commercial commitments and their aggregate maturities as of December 31, 2004.

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Contractual Obligations:
Long-term Debt(1)	$878,337	$42,027	$57,268	$188,919	$590,123
Capital Purchase Obligations(2)	270,593	62,825	108,611	99,157	—
Operating Leases(3)	79,602	22,932	31,814	16,279	8,577
Purchase Obligations(4)	4,798	4,798	—	—	—
Other(5)	5,112	—	1,645	681	2,786

	1,238,442	132,582	199,338	305,036	601,486

Other Commercial Commitments:
Joint Venture Guarantees(6)	16,810	3,790	5,487	7,533	—
Letters of Credit	3,837	3,075	762	—	—

	20,647	6,865	6,249	7,533	—

	$1,259,089	$139,447	$205,587	$312,569	$601,486

(1)
Maturities of SEACOR's borrowings and interest payments based on contractual terms.

(2)
Capital purchase obligations represent commitments for the purchase of property, plant and equipment. These commitments are not recorded as liabilities on its balance sheet at December 31, 2004 as SEACOR has not yet received the goods or taken title to the property. Subsequent to December 31, 2004, it committed to purchase one new and four used offshore marine vessels and twenty new dry cargo barges for $101.4 million.

(3)
Primarily leases of vessels, helicopters and barges.

(4)
Includes SEACOR's purchase order commitments outstanding at December 31, 2004 with respect to goods and services to be acquired in the ordinary course of business. These orders are fulfilled by its vendors within short-time horizons.

(5)
Other primarily includes deferred compensation arrangements, refundable deposits and statutorily defined severance obligations.

(6)
Includes guarantees of amounts owing by entities in which SEACOR own 50% or less under charter arrangements with vessel owners, a loan agreement for the construction of two vessels and an oil spill response service contract. In the case of guarantees relating to the charter arrangements and loan agreement, obligations thereunder decline over time. The guarantees terminate at various dates through 2009.

Effects of Inflation

        SEACOR's operations expose it to the effects of inflation. Although SEACOR does not consider the effects of inflation to be material to its operating revenues or income from continuing operations, in the event that inflation becomes a significant factor in the world economy, inflationary pressures could result in increased operating and financing costs.

Related Party Transactions

        SEACOR manages barge pools as part of its Inland River Services segment. Pursuant to the pooling agreements, operating revenues and expenses of participating barges in a pool are combined and the net results are allocated to participating barge owners based upon the number of days any one participating owner's barges bear to the total number of days of all barges participating in a pool. Mr. Fabrikant, the Chief Executive Officer of SEACOR, companies controlled by Mr. Fabrikant and trusts for the benefit of Mr. Fabrikant's two children own barges that participated in the barge pools managed by SEACOR prior to SEACOR's acquisition of SCF and since then, they have continued to participate in that barge pool. In 2004, 2003 and 2002, Mr. Fabrikant and his affiliates earned $0.6 million, $0.4 million and $0.4 million, respectively, of net barge pool results (after payment of $0.1 million, $0.1 million and $0.1 million, respectively, in management fees to SEACOR). As of December 31, 2004 and 2003, SEACOR owed Mr. Fabrikant and his affiliates $0.3 million and $0.2 million, respectively, for undistributed net barge pool results. Mr. Fabrikant and his affiliates participate in the barge pool on the same terms and conditions as other pool participants who are unrelated to SEACOR.

        During the second quarter of 2004 pursuant to a provision agreed in connection with SEACOR's acquisition of Stirling Shipping Holdings Limited in May 2001, SEACOR entered into a revenue sharing pooling agreement with Harrisons (Offshore) Limited, or Harrisons, a Scottish company in which Mr. James Cowderoy, a director of SEACOR, is a stockholder and managing director. Under the pooling agreement, the revenue from two supply vessels owned by SEACOR and two supply vessels owned by Harrisons operating in the North Sea was shared pursuant to an agreed allocation formula and SEACOR was paid a fee for commercially managing the pool. During 2004, Harrisons earned approximately $0.3 million of additional revenues under the pooling agreement and SEACOR earned approximately $0.04 million of management fees. As of December 31, 2004, there was $0.2 million of unpaid pooling allocations due to Harrisons from SEACOR under the terms of the pooling agreement. There was no activity under the pooling agreement in 2003 and 2002. The pooling agreement was terminated in February 2005.

Contingencies

        In connection with an examination of SEACOR's income tax returns for fiscal years 2000 and 2001, the Internal Revenue Service, or IRS, previously indicated that it was considering whether to propose a change in the manner in which vessel assets are classified for purposes of depreciation and asserted deficiencies with respect to the deduction of certain other expenses. Settlements have been reached with the IRS on all outstanding issues resulting in no material impact to SEACOR's financial position or results of operations.

New Accounting Pronouncement

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had SEACOR adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of the SFAS 123 disclosure of pro forma net income and earnings per share, as reported in "Note 1—Nature of Operations and Accounting Policies". SEACOR will adopt the provisions of Statement 123 (R) on January 1, 2006 using the "modified prospective" approach, recognizing compensation expense for all unvested employee stock options as of that date and for all subsequent employee stock options granted thereafter.

Quantitative and Qualitative Disclosures about Market Risk

        SEACOR has foreign currency exchange risks primarily related to its vessel operations that are conducted from ports located in the United Kingdom where its functional currency is Pounds Sterling. Net consolidated assets of £86.5 million, before translation to U.S. dollars, are included in SEACOR's consolidated balance sheet at December 31, 2004. In addition, SEACOR has provided cash advances to these operations of $44.4 million, or £23.2 million, as of December 31, 2004. SEACOR considers these advances to be intercompany loans with payment expected in the foreseeable future. A 10% weakening in the exchange rate of the Pound Sterling against the U.S. dollar as of December 31, 2004 would reduce other comprehensive income by approximately $8.8 million, net of tax, due to translation and would reduce income by approximately $2.0 million, net of tax, due to foreign currency losses on the revaluing of intercompany advance transactions.

        At December 31, 2004, SEACOR held available-for-sale securities with a fair value of $137.0 million, including $55.5 million in fixed income investments and $81.5 million in equity securities. The fixed income investments were comprised of $39.9 million in United States Treasury notes maturing within two years and $15.6 million in corporate notes maturing within nine years. From time to time, SEACOR may increase its level of investment in fixed income securities that have included U.S. government bonds, U.K. government bonds, state and municipal bonds, and corporate notes with maturities ranging from a few months to many years. The fair value of such investments fluctuates based on the general level of interest rates and the creditworthiness of the issuers of the securities. When making substantial investments in fixed income securities, SEACOR manages its risk associated with these investments by maintaining a ladder of maturities and analyzing the creditworthiness of issuers. SEACOR's equity securities primarily include positions in energy, marine, and other related businesses, including a significant position in ENSCO. SEACOR monitors its investments in available-for-sale securities on a regular basis and disposes of investments when it judges the risk profile to be too high or when it believes that the investments have reached an attractive valuation. A 10% decline in the value of available-for-sale securities as of December 31, 2004 would reduce other comprehensive income by $8.9 million, net of tax.

        In order to partially hedge the fluctuation in market value for part of SEACOR's common stock position in ENSCO that resulted from the Chiles Merger, SEACOR entered into various transactions (commonly known as "costless collars") during 2002 with a major financial institution on 1,000,000 shares of ENSCO common stock. The costless collar transactions were terminated in the second quarter of 2003 with neither party having a payment obligation under these transactions.

        At December 31, 2004, SEACOR held positions in short sales of marketable equity securities with a fair value of $22.1 million. SEACOR's short sales of marketable equity securities primarily include positions in energy, marine, and other related businesses. A 10% increase in the value of equity securities underlying the short sale positions of SEACOR as of December 31, 2004 would reduce income and comprehensive income by $1.4 million, net of tax.

        SEACOR's debt is primarily in fixed interest rate instruments. While the fair value of these debt instruments will vary with changes in interest rates, SEACOR has fixed most of its cash flow requirements and operations are not significantly affected by interest rate fluctuations. SEACOR's only significant variable rate debt instrument is its revolving credit facility, under which SEACOR had no outstanding borrowings at December 31, 2004. While available for liquidity requirements, SEACOR has not historically utilized significant portions of the revolving credit facility for any extended period of time and thus has not been significantly impacted by fluctuations in interest rates.

        In order to reduce its cost of capital, SEACOR entered into swap agreements during the fourth quarter of 2001 and second quarter of 2002 with a major financial institution with respect to $41.0 million of its 7.2% Notes. Under each such agreement, the financial institution agreed to pay to SEACOR an amount equal to interest paid on the notional amount of the 7.2% Notes subject to such agreement, and SEACOR agreed to pay to such financial institution an amount equal to the London Interbank Offered rate plus a margin of 95 basis points on the agreed upon price of such notional amount of the 7.2% Notes as set forth in the applicable swap agreement. During fourth quarter of 2003, SEACOR terminated the swap agreements and the financial institution paid SEACOR $3.5 million, representing the amount by which the fair market value of the notional amount of the 7.2% Notes subject to such swap agreements on such date exceeded the agreed upon price of such notional amount as set forth in such swap agreements.

        SEACOR has entered into forward exchange and futures contracts with respect to Norwegian Kroners, Pounds Sterling, Euros, Japanese Yen, Singapore Dollars and Hong Kong Dollars. The Norwegian Kroner contracts enabled SEACOR to buy Norwegian Kroners in the future at fixed exchange rates, which could have offset possible consequences of changes in foreign exchange had SEACOR conducted business in Norway. The Pound Sterling, Euro, Yen, Singapore Dollar and Hong Kong Dollar contracts enable SEACOR to buy Pounds Sterling, Euros, Yen, Singapore Dollars and Hong Kong Dollars in the future at fixed exchange rates, which could offset possible consequences of changes in foreign exchange rates with respect to SEACOR's business conducted in Europe and the Far East. As of December 31, 2004, SEACOR had recognized but unrealized derivative income of

$0.2 million with respect to its agreements to purchase within two months 86.0 million Singapore Dollars. SEACOR's positions relating to other currencies were not material at December 31, 2004.

        SEACOR has entered into and settled various positions in natural gas and crude oil via swaps, options and futures contracts pursuant to which, on each applicable settlement date, SEACOR receives or pays an amount, if any, by which a contract price for a swap, an option or a futures contract exceeds the settlement price quoted on the New York Mercantile Exchange, or NYMEX, or receives or pays the amount, if any, by which the settlement price quoted on the NYMEX exceeds the contract price. The general purpose of these hedge transactions is to provide value to SEACOR should the price of natural gas and crude oil decline, which over time, if sustained, would lead to a decline in SEACOR's offshore assets' market values and cash flows. As of December 31, 2004, SEACOR's positions relating to these commodities were not significant.

        SEACOR has entered into and settled various positions in U.S. treasury notes and bonds via futures or options on futures and rate-lock agreements on U.S. treasury notes pursuant to which, on each applicable settlement date, SEACOR receives or pays an amount, if any, by which a contract price for an option or a futures contract exceeds the settlement price quoted on the Chicago Board of Trade, or CBOT, or receives or pays the amount, if any, by which the settlement price quoted on the CBOT exceeds the contract price. The general purpose of these hedge transactions is to provide value to SEACOR should the price of U.S. treasury notes and bonds decline, leading to generally higher interest rates which, if sustained over time, might lead to higher interest costs for SEACOR. As of December 31, 2004, SEACOR's positions relating to these interest rate instruments were not significant.

SEACOR CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

Seabulk's Business

        This section summarizes information from Seabulk's Annual Report on Form 10-K for the year ended December 31, 2004 and its other filings incorporated into this document by reference. For a more detailed discussion of Seabulk's business, please read Seabulk's 2004 Annual Report on Form 10-K and its other filings incorporated into this document by reference.

Business Segments

        Seabulk conducts its operations through three main lines of business:

  •
  offshore energy support;

  •
  marine transportation (tankers); and

  •
  marine towing.

Offshore Energy Support (Seabulk Offshore)

        Seabulk's offshore energy support vessels are used primarily to transport materials, supplies, equipment, and personnel to drilling rigs and to support the construction, positioning and ongoing operation of oil and gas production platforms. Its offshore energy services fleet, comprised of 109 vessels, is one of the world's largest and provides services to operators of offshore oil and gas exploration, development and production facilities in the Gulf of Mexico, the Arabian Gulf, offshore West Africa, South America and Southeast Asia.

        Seabulk's offshore energy support services are provided primarily by the following types of vessels:

  •
  Supply boats (also called workboats) are generally steel-hull vessels of at least 150 feet in length that serve exploration and production facilities and support offshore construction and maintenance activities and are differentiated from other vessel types by cargo flexibility and capacity.

  •
  Anchor handling vessels, which include anchor handling tug/supply vessels and some tugs, are more powerful than supply boats and are used to tow and position drilling rigs, production facilities and construction barges.

  •
  Crewboats (also called crew/supply boats) are faster and smaller than supply boats and are used primarily to transport personnel and light cargo, including food and supplies, to and among production platforms, rigs and other offshore installations. These vessels are chartered together with supply boats to support drilling or construction operations or, separately, to serve the various requirements of offshore production platforms.

        Seabulk operates its offshore energy support vessels domestically under U.S.-flag vessel registration in the Gulf of Mexico and internationally in offshore West Africa, Southeast Asia, Brazil and the Arabian Gulf and adjacent areas, such as India. The average age of Seabulk's offshore energy support vessels, based on the later of the date of construction or rebuilding, is approximately 17 years.

Marine Transportation (Seabulk Tankers)

        Seabulk provides marine transportation services, principally for petroleum products and petrochemicals, in the U.S. domestic or "coastwise" trade, a market largely insulated from direct international competition under the Jones Act, as well as in foreign trade. Seabulk's marine transportation segment consists of ten U.S.-flag tankers, five of which are double-hulled, and two double-hull foreign-flagged tankers.

        Petroleum Product Transportation. In the U.S. domestic coastwise trade, seven of Seabulk's product tankers transport fuel and other petroleum products, primarily from refineries and storage facilities along the coast of the U.S. Gulf of Mexico to utilities, waterfront industrial facilities and distribution facilities along the U.S. Gulf of Mexico and the Atlantic and Pacific coasts, as well as petroleum crude and product among Alaska, the West Coast and Hawaii. As of March 1, 2005, Seabulk operated seven U.S.-flag petroleum product tankers, four of which have double-hulls and no OPA-90 retirement date in the U.S. domestic coastwise trade, one U.S. flag double-hull product tanker with no OPA-90 retirement data in U.S. foreign commerce, as well as two foreign-flag, double-hull tankers carrying petroleum products in worldwide trade.

        Chemical Transportation. In the U.S. domestic coastwise chemical transportation trade, Seabulk has two chemical product tankers carrying chemicals, primarily from chemical manufacturing plants and storage tank facilities along the coast of the U.S. Gulf of Mexico to industrial users in and around Atlantic and Pacific coast ports. The chemicals transported consist primarily of caustic soda, paraxylene, alkylates, toluene and lubricating oils. Some of the chemicals transported must be carried in vessels with specially coated or stainless steel cargo tanks; many of them are very sensitive to contamination and require special cargo-handling equipment. As of March 1, 2005, Seabulk operated two U.S.-flag chemical product tankers, each with full double bottoms (as distinct from double hulls). Double bottoms provide increased protection over single-hull vessels in the event of grounding.

Marine Towing (Seabulk Towing)

        Seabulk's tugs assist petroleum and chemical product tankers, barges, container ships and other cargo vessels in docking and undocking and in proceeding within domestic port areas and also provide offshore towing services. Seabulk's marine towing fleet consists of 16 conventional tugs and 10 tractor tugs, including four Ship Docking Module tractor tugs designed and patented by Seabulk, and is one of the largest and most modern in the United States.

        Seabulk conducts its harbor towing operations in the following ports: Tampa (including Port Manatee), Florida (six tugs); Port Everglades, Florida (four tugs); Port Canaveral, Florida (three tugs); Mobile, Alabama (three tugs); Lake Charles, Louisiana (two tugs); and Port Arthur, Texas (four tugs). Seabulk also operates three tugs with offshore towing capabilities that conduct a variety of offshore towing services in the Gulf of Mexico and the Atlantic Ocean.

THE MEETINGS

Date, Time and Place

        SEACOR's annual meeting will be held on Monday, June 27, 2005, at 11:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York 10153.

        Seabulk's special meeting will be held on Monday, June 27, 2005, at 11:30 a.m., local time, at the offices of Vinson & Elkins, L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York 10103.

Purpose

  SEACOR Annual Meeting:

        The annual meeting will be held on June 27, 2005 for the following purposes:

  1.
  To elect ten directors to serve until the 2006 annual meeting of stockholders;

  2.
  To ratify the appointment of Ernst & Young LLP as SEACOR's independent registered public accounting firm for the fiscal year ending December 31, 2005;

  3.
  To approve an amendment to SEACOR's restated certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 60,000,000;

  4.
  To approve the issuance of SEACOR common stock in the merger of Seabulk International, Inc. with a wholly owned subsidiary of SEACOR. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus; and

  5.
  To transact such other business as may properly come before the annual meeting and any adjournments thereof.

        Only holders of record of SEACOR common stock at the close of business on May 18, 2005 will be entitled to notice of and to vote at the annual meeting. See the "The Meetings—Record Date; Stockholders Entitled to Vote; Quorum" section of the accompanying joint proxy statement/prospectus for the place where the list of stockholders may be examined.

        This joint proxy statement/prospectus and the enclosed proxy card are being furnished to holders of record of SEACOR common stock in connection with the solicitation of proxies by the SEACOR board of directors for use at the annual meeting and at any adjournments thereof. This joint proxy statement/prospectus and the enclosed proxy card are first being mailed to stockholders on or about May 27, 2005.

  Seabulk Special Meeting:

        Seabulk's special meeting will be held on June 27, 2005 for the following purposes:

  1.
  To adopt the merger agreement and approve the merger; and

  2.
  To transact such other business as may properly come before the special meeting and any adjournments thereof.

        Only holders of record of Seabulk common stock at the close of business on May 18, 2005 will be entitled to notice of and to vote at the special meeting. See the "The Meetings—Record Date; Stockholders Entitled to Vote; Quorum" section of the accompanying joint proxy statement/prospectus for the place where the list of stockholders may be examined.

        This joint proxy statement/prospectus and the enclosed proxy card are being furnished to holders of record of Seabulk common stock in connection with the solicitation of proxies by the Seabulk board of directors for use at the Seabulk special meeting and at any adjournments thereof. This joint proxy statement/prospectus and the enclosed proxy card are first being mailed to stockholders on or about May 27, 2005.

Recommendation of Boards of Directors

  Recommendation of SEACOR's Board of Directors

        SEACOR's board of directors unanimously recommends that its stockholders vote "FOR"

  1.
  the election of each of the director nominees listed in Proposal No. 1 described in this document;

  2.
  the ratification of Ernst & Young LLP as SEACOR's independent registered public accounting firm for the fiscal year ending December 31, 2005;

  3.
  the amendment to SEACOR's restated certificate of incorporation increasing the number of authorized shares of SEACOR common stock; and

  4.
  the issuance of SEACOR common stock in the merger.

  Recommendation of Seabulk's Board of Directors

        Seabulk's board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement and approval of the merger.

Record Date; Stockholders Entitled to Vote; Quorum

  SEACOR

        The SEACOR board or directors has fixed the close of business on May 18, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Each such stockholder will be entitled to one vote for each share of SEACOR common stock held as of the record date on all matters properly to come before the annual meeting, and may vote in person or by proxy authorized in writing. Attendance at the annual meeting, in person or represented by proxy, by the holders of record of a majority of all shares of SEACOR common stock issued, outstanding, and entitled to vote constitutes a quorum. As of the record date, there were 40,000,000 shares of SEACOR common stock authorized, of which 18,465,228 were issued and outstanding. SEACOR has no other voting securities issued or outstanding.

        A list of SEACOR's stockholders as of the record date will be available for examination by any stockholder, for purposes germane to the annual meeting, during ordinary business hours, for ten days prior to the date of the annual meeting, at the offices of SEACOR, 11200 Richmond Avenue, Houston, Texas 77042.

  Seabulk

        The Seabulk board or directors has fixed the close of business on May 18, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Each such stockholder will be entitled to one vote for each share of Seabulk common stock held as of the record date on all matters properly to come before the special meeting, and may vote in person or by proxy authorized in writing. Attendance at the special meeting, in person or represented by proxy, by the holders of record of a majority of all shares of Seabulk common stock issued, outstanding, and entitled to vote constitutes a quorum. As of Seabulk's record date, there were 40,000,000 shares of Seabulk common stock authorized, of which 23,619,873 were issued and outstanding. Seabulk has no other voting securities issued or outstanding.

        A list of Seabulk's stockholders as of its record date will be available for examination by any stockholder, for purposes germane to the special meeting, during ordinary business hours, for ten days prior to the date of the special meeting, at 2200 Eller Drive, Ft. Lauderdale, FL 33316.

Vote Required

  SEACOR

        SEACOR stockholders are requested to complete, date, sign and promptly return the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. SEACOR common stock represented by properly executed proxy cards that are received by SEACOR and not subsequently revoked will be voted at the annual meeting in accordance with the instructions contained therein.

        The election of directors requires the affirmative vote of a plurality of the shares of SEACOR common stock present in person or represented by proxy at the annual meeting and entitled to vote. Abstentions and broker non-votes are not counted and will not affect the outcome of the election of directors.

        The proposal to amend SEACOR's restated certificate of incorporation to increase the number of shares of common stock and the proposal to ratify the appointment of Ernst & Young LLP as SEACOR's independent registered public accounting firm for the fiscal year ending December 31, 2005 require the affirmative vote of the holders of a majority of SEACOR common stock present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions have the same effect as votes against the proposals but broker non-votes are not counted and will not affect the outcome of the vote on these proposals.

        The approval of the issuance of SEACOR common stock in the merger requires the approval of at least a majority of the votes cast by the holders of outstanding shares of SEACOR common stock present (in person or by proxy) at the annual meeting, where the holders of at least a majority of all outstanding shares of SEACOR common stock vote on the proposal. Abstentions and broker non-votes will be treated as shares not voted on the issuance of SEACOR common stock. Accordingly, an abstention or broker non-vote can negatively affect the vote on the SEACOR share issuance proposal if their failure to be counted results in less than a majority of all outstanding shares of SEACOR common stock being voted.

        At the close of business on the record date for the SEACOR annual meeting, directors and officers of SEACOR and their affiliates beneficially owned and were entitled to vote approximately 1,661,933 shares of SEACOR common stock, collectively representing approximately 9% of the SEACOR common stock outstanding on that date.

  Seabulk

        Seabulk stockholders are requested to complete, date, sign and promptly return the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. Seabulk common stock represented by properly executed proxy cards that are received by Seabulk and not subsequently revoked will be voted at the special meeting in accordance with the instructions contained therein.

        The adoption of the merger agreement and the approval of the merger by Seabulk stockholders requires the affirmative vote of the holders of at least a majority of the shares of Seabulk common stock issued and outstanding and entitled to vote at the Seabulk special meeting. Your failure to vote will have the same effect as a vote against the adoption of the merger agreement and approval of the merger. If your shares are held in "street name", and you do not provide your broker with instructions on how to vote your shares of Seabulk common stock, then your broker will not be permitted to vote on either the adoption of the merger agreement or the approval of the merger. Additionally, because abstentions are treated as shares present or represented and voting for the purposes of establishing a quorum, abstaining has the same effect as a negative vote. Seabulk stockholders owning approximately 75% of the outstanding shares of Seabulk common stock have agreed to vote all of their shares in favor of the adoption of the merger agreement and approval of the merger.

        Directors, executive officers and their affiliates, which include the Significant Stockholders, hold approximately 76% of the outstanding shares entitled to vote as of the record date. In addition, the Significant Stockholders have agreed to vote all of their existing shares of Seabulk common stock, which account for approximately 75% of the outstanding shares, for the adoption of the merger agreement and approval of the merger. See "Stockholders' Agreement."

Voting at the Meetings

        Whether or not you plan to attend your company's meeting of stockholders, please vote your shares. You may vote in person at your company's meeting or by proxy. If your shares are held in your name, to vote by proxy, you can vote by mail, telephone or Internet.

How Proxies are Counted

  SEACOR

        If any proxy is returned without indication as to how to vote, the proxies will vote the shares represented by your proxy in accordance with the recommendation of the SEACOR board of directors in all matters for consideration at the SEACOR annual meeting.

        If a SEACOR stockholder's shares are held in "street name" by a broker or other nominee, the stockholder should check the voting form used by that firm to determine whether you may vote by telephone or the Internet.

        Every SEACOR stockholder's vote is important. Accordingly, each SEACOR stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the SEACOR annual meeting in person.

  Seabulk

        If any proxy is returned without indication as to how to vote, the proxies will vote the shares represented by your proxy in accordance with the recommendation of the Seabulk board of directors and FOR the adoption of the merger agreement and approval of the merger.

        If a Seabulk stockholder's shares are held in "street name" by a broker or other nominee, the stockholder should check the voting form used by that firm to determine whether you may vote by telephone or the Internet.

        Every Seabulk stockholder's vote is important. Accordingly, each Seabulk stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Seabulk special meeting in person.

Revocation of Proxies

        A stockholder who so desires may revoke his proxy at any time before it is exercised at your company's meeting by: (i) providing written notice to such effect to the Secretary of the company, (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card, or (iii) attending the company's meeting and voting in person. Attendance at the SEACOR annual meeting or the Seabulk special meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend their respective company's meeting in person need not revoke their proxy (if previously furnished) and vote in person.

Solicitation of Proxies

        As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the companies. Such documents are made available only to the inspectors of election and certain personnel associated with processing proxies and tabulating votes at each company's respective meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.

        SEACOR and Seabulk will each pay its own costs of soliciting proxies.

        In addition to this mailing, proxies may be solicited by directors, officers or employees of SEACOR and Seabulk in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. SEACOR and Seabulk have retained MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. SEACOR will pay MacKenzie Partners, Inc. a fee of $12,500, plus reasonable expenses, for these services.

        The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail or by telephone or the Internet. The companies also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

        Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Seabulk common stock to former Seabulk shareholders as soon as practicable after the completion of the merger.

Expenses

        Certain transaction-related expenses of SEACOR are set forth below and will be borne by SEACOR. All expenses are estimated other than the SEC registration fee.

Securities and Exchange Commission registration fee	$47,038
Printing expenses	108,000
Accounting fees and expenses	50,000
Legal fees and expenses	400,000
Proxy solicitation expenses	12,500

Total	$617,538

        Certain transaction-related expenses of Seabulk are set forth below and will be borne by Seabulk.

Printing expenses	$42,000
Accounting fees and expenses	100,000
Legal fees and expenses	360,000

Total	$502,000

THE PROPOSED MERGER

Background of the Merger

        For several years, SEACOR has been interested in diversifying its portfolio of businesses. SEACOR has articulated this strategy in its annual letters to stockholders. The 2001 annual letter to SEACOR stockholders, circulated in 2002, and the 2003 annual letter to SEACOR stockholders, circulated in 2004, both referenced this strategy. In keeping with this objective, SEACOR's management examines its strategic alternatives on a regular basis. In 2001, SEACOR's management identified the U.S. Jones Act tanker business as one that would be compatible with its objectives.

        In September 2002, Nautilus Acquisition, L.P., or Nautilus, an affiliate of DLJ Merchant Banking Partners III, L.P., or DLJMB, and a group of investment partnerships, which we refer to as the Carlyle/Riverstone Investment Partnerships, funded by investors of the Carlyle/Riverstone Global Energy and Power Fund I, L.P. (which, acting through officers of Riverstone Holdings LLC, is referred to as Carlyle/Riverstone in this document) collectively purchased 12,500,000 newly issued shares of Seabulk common stock and acquired additional outstanding shares of common stock and common stock purchase warrants from accounts managed by a registered investment advisor. As a result of these transactions, the new investors collectively acquired beneficial ownership that, at the time, constituted approximately 72% of the Seabulk common stock on a fully diluted basis. As of the date of this joint proxy statement/prospectus, Nautilus and Carlyle/Riverstone Investment Partnerships owned approximately 49.7% and 24.7%, respectively, of the outstanding common stock of Seabulk.

        The new investors in Seabulk became parties to a Stockholders' Agreement dated September 13, 2002 that provided, among other things, for Seabulk board representation. Nautilus became entitled to designate four Seabulk directors and the Carlyle/Riverstone Investment Partnerships became entitled to designate two out of a total of ten directors. The Nautilus designees currently serving as Seabulk directors are Daniel H. Clare, David A. Durkin, Kenneth V. Huseman and Steven A. Webster. The Carlyle/Riverstone Investment Partnerships designees currently serving as Seabulk directors are Pierre F. Lapeyre and David M. Leuschen.

        In 2003, SEACOR's management began to research the desirability of a potential business combination with Seabulk. On two separate occasions in early 2004, Charles Fabrikant, SEACOR's Chairman, President and Chief Executive Officer, met informally with Steven Webster, a director of Seabulk and representative of CSFB Private Equity, the private equity group associated with DLJMB and Seabulk's largest stockholder, Nautilus, concerning SEACOR's interest in a possible combination between SEACOR and Seabulk. Mr. Webster attended these preliminary meetings as a stockholder representative of Nautilus and not in an official capacity for Seabulk. As a follow-up to the preliminary meetings with Mr. Webster, Mr. Fabrikant met with an officer of Riverstone Holdings LLC, a private equity group associated with the Carlyle/Riverstone Investment Partnerships, the second largest stockholder of Seabulk, and other representatives of Nautilus in April 2004.

        During April and May 2004, representatives of SEACOR and representatives of Nautilus had numerous telephone conversations regarding the financial terms of a potential business combination, including an appropriate exchange ratio. These discussions included indications of preliminary support by Mr. Webster of a stock-for-stock merger of the two companies assuming a mutual agreement could be reached on acceptable financial terms, including an appropriate exchange ratio. Mr. Webster indicated at that time that he was speaking for Nautilus and could not represent the position of Carlyle/Riverstone or other Seabulk directors in the discussions. Discussions took place between Mr. Fabrikant and Mr. Webster concerning an acceptable exchange ratio but no agreement was reached. Mr. Fabrikant indicated that he favored continued discussions to seek to establish mutually acceptable financial terms.

        On April 21, 2004, the SEACOR board of directors participated in a conference call during which Mr. Fabrikant updated the board on the status of discussions with Nautilus and Carlyle/Riverstone and

SEACOR management's internal assessment of Seabulk's business. Additional discussion was held regarding possible approaches for determining the relative values of SEACOR and Seabulk, including possible exchange ratios using a Seabulk per share price ranging from approximately $10.00-12.00 compared to a per share price of SEACOR common stock of about $38.00-44.00. The directors also discussed the difficulty in using the trading price of Seabulk's common stock as an indicator of Seabulk's relative value given the limited trading market for Seabulk's shares.

        On May 6, 2004, the SEACOR board of directors participated in a conference call to update the board regarding developments since the April 21, 2004 conference call. SEACOR's management discussed the progress in analyzing the different Seabulk business units using publicly available information. The SEACOR board of directors, after discussion, authorized SEACOR's management to pursue conversations with Seabulk concerning a possible business combination.

        In mid-May, 2004, Mr. Webster renewed discussions with Mr. Fabrikant regarding possible terms for a stock-for-stock merger of SEACOR and Seabulk. Mr. Webster, speaking on behalf of Nautilus, indicated that he believed he could support for consideration by the Seabulk board of directors a merger with an exchange ratio of approximately 0.26 of a share of SEACOR common stock for each outstanding share of Seabulk common stock, which was equivalent to approximately $10.75 in stock value based on the then 30-day average trading price. Representatives of the Carlyle/Riverstone Investment Partnerships subsequently advised Mr. Webster that they were unwilling to support such a transaction at that value of merger consideration.

        Mr. Webster informed Gerhard E. Kurz, Chairman and Chief Executive Officer of Seabulk, of these preliminary discussions with SEACOR and Mr. Kurz advised the other Seabulk directors accordingly. On May 19 and 20, 2004, the board of directors of Seabulk held meetings during which Mr. Webster reported the previous conversations with Mr. Fabrikant. The directors discussed possible strategic alternatives with other industry participants as well as the process of reviewing and evaluating any SEACOR combination, including the engagement of a financial advisor. Over the ensuing weeks, representatives of SEACOR's senior management had several discussions with representatives of Seabulk, Nautilus and Carlyle/Riverstone regarding SEACOR's and Seabulk's respective financial conditions.

        Following the May 20, 2004 Seabulk board meeting, officers of Seabulk and Vinson & Elkins L.L.P., legal advisor for Seabulk, contacted Jefferies & Company, Inc. for the purpose of engaging Jefferies as Seabulk's financial advisor, and providing them with information regarding Seabulk. Jefferies was selected due to its expertise in both oil service companies and shipping companies.

        On May 27, 2004, the board of directors of Seabulk met to address concerns about the need to raise additional equity capital to pursue its business plan and to further consider alternatives to assist in raising capital, including the possible sale of a division or subsidiary.

        On June 10 and 15, 2004, the board of directors of Seabulk met to discuss and review strategic alternatives with representatives of Jefferies, including the potential sale of the towing division, business combinations with various industry partners, and an evaluation of a possible stock-for-stock merger with SEACOR. Mr. Durkin indicated that Nautilus was not interested in selling its Seabulk shares to SEACOR for cash at the current valuation and suggested that Seabulk management continue to evaluate options while continuing its discussions with SEACOR. Jefferies was authorized to contact SEACOR regarding the need for a higher exchange ratio. The Seabulk board also authorized Jefferies to determine whether there might be any interest in a possible business combination with Seabulk by an industry partner.

        Throughout the remainder of June 2004, members of SEACOR management had several telephone conversations with representatives of Jefferies and representatives of Nautilus and Carlyle/Riverstone during which issues of valuation continued to be discussed.

        On July 1, 2004, the board of directors of Seabulk met to further discuss strategic alternatives. The directors were advised that SEACOR would continue negotiations for a merger transaction and undertake due diligence only if the directors of Seabulk indicated a willingness to support a merger at an exchange ratio of 0.258 of a share of SEACOR common stock for each outstanding share of Seabulk common stock. After discussions concerning the need for further investigation of SEACOR's business and financial position, the directors of Seabulk unanimously authorized Seabulk management to continue to pursue merger negotiations at an exchange ratio of 0.258. The authorization was made subject to further review and approval by the board of directors, including completion of a satisfactory due diligence investigation of SEACOR, receipt of an opinion as to the fairness of the exchange ratio from a financial point of view, and resolution of governance and management issues.

        SEACOR and Seabulk entered into a confidentiality agreement on July 7, 2004. That agreement permitted each company to obtain information about the other in order to supplement publicly available information that the parties had reviewed.

        On July 7 and July 8, 2004, representatives of SEACOR's senior management and representatives of SEACOR's legal advisor, Weil, Gotshal & Manges LLP, met with representatives of Seabulk's senior management, to conduct a financial and legal due diligence investigation on Seabulk. Representatives of UBS participated in a financial due diligence review of Seabulk on July 8, 2004. The due diligence process continued over the next several weeks.

        On July 14, 2004, SEACOR's legal advisors sent a draft merger agreement to the senior management of Seabulk, and its legal advisors, Vinson & Elkins. Over the following week, SEACOR's and Seabulk's senior management and their respective legal and financial advisors held numerous discussions and negotiations regarding the terms of the draft merger agreement.

        On July 19, 2004, representatives of SEACOR, Seabulk, Vinson & Elkins, Jefferies, Nautilus and Carlyle/Riverstone met in SEACOR's New York City offices. At this meeting, the participants discussed and exchanged information relating to the financial performance of each company and continued their discussion about relative asset values. Meetings were also held among counsel to SEACOR and Seabulk to respond to due diligence investigation inquiries concerning SEACOR and to discuss the draft merger agreement.

        The SEACOR board of directors held a telephonic meeting on July 23, 2004 and received an update regarding the discussions. The SEACOR board was provided with a summary of the findings and progress of the due diligence investigation being conducted on Seabulk's business. After discussion, the SEACOR board authorized the continuation of its management's discussions with Seabulk for the purpose of determining whether an agreement could be reached on acceptable financial terms, subject to the completion of due diligence, definitive documentation and additional board review and approval.

        On July 29, 2004, the Seabulk board of directors met to discuss findings from the respective due diligence investigations of SEACOR and Seabulk and the status of negotiations with SEACOR. A discussion ensued regarding concern about SEACOR's ability to meet its 2004 earnings expectations, particularly in light of SEACOR's second quarter earnings announced that day. The Seabulk board agreed that further negotiations with SEACOR regarding a possible merger would have to be conducted on the basis of a higher exchange ratio.

        Following the Seabulk board meeting, Mr. Webster informed Mr. Fabrikant by telephone that Nautilus would not be in favor of continuing negotiations with respect to a business combination on the terms previously discussed but would consider moving forward if the exchange ratio were increased to 0.3 of a SEACOR share for each outstanding Seabulk share. Mr. Fabrikant informed Mr. Webster that an exchange ratio of 0.3 would not be acceptable to SEACOR. That conversation resulted in a mutual agreement to terminate discussions regarding a possible business combination of SEACOR and Seabulk. Mr. Fabrikant reported this conversation to the SEACOR board. The SEACOR board reaffirmed its position that it would not agree to a higher exchange ratio at that time.

        After several months during which the business outlook for each of SEACOR and Seabulk improved significantly, Mr. Kurz called Mr. Fabrikant in October 2004 and they revisited the possibility of a potential business combination between SEACOR and Seabulk. During and prior to this period, representatives of Seabulk management and its controlling stockholders had various informal conversations with industry partners about their interest in a business combination for part or all of Seabulk.

        On October 27, 2004, Messrs. Fabrikant and Kurz met to discuss further issues of financial performance and valuation. Mr. Kurz suggested that, in light of Seabulk's financial performance since negotiations terminated in the Summer of 2004, and in light of anticipated market trends, an exchange ratio of 0.3 of a SEACOR share for each outstanding Seabulk share might be supportable. In particular, Mr. Kurz noted that the value of Seabulk's tankers had climbed based on improved charter rates. Further, the international shipping market appeared to be robust and Seabulk's two foreign product carriers were earning in excess of $25,000 per day as compared to approximately $19,000 per day in the Summer of 2004. In addition, Mr. Kurz noted that offshore drilling activity, a key factor in determining Seabulk's revenue, had improved. Mr. Kurz also indicated that numerous parties had proposed interest in purchasing Seabulk's tug business. Mr. Kurz also discussed with Mr. Fabrikant certain information about Seabulk's new construction program in Brazil and Asia, in particular noting that Seabulk expected to take delivery of the two boats being built in Brazil and that financing had been obtained on attractive terms. Finally, Mr. Kurz noted that Seabulk's tax advisors recently confirmed that Seabulk had over $400 million in available net operating loss carry-forward, which could be used effectively to offset future taxes, a fact that was not fully taken into account in prior negotiations. Mr. Fabrikant also updated Mr. Kurz on the improvements in the inland river business and North Sea supply boat market. Based on the closing market prices of the two companies' shares on October 27, 2004, the 0.3 exchange ratio represented approximately a 30.3% premium to Seabulk's share closing price on that date.

        Following the October 27, 2004 meeting, Mr. Fabrikant telephoned several SEACOR directors to ascertain their views on whether to recommence discussions with Seabulk based on a 0.3 exchange ratio. The directors indicated that they were in favor of SEACOR pursuing such discussions to see if an agreement could be reached.

        During November 2004, Messrs. Fabrikant and Webster discussed Mr. Fabrikant's conversations with Mr. Kurz and exchanged views on valuation matters.

        In November 2004, Seabulk management began studying more closely the feasibility of restructuring the company by forming a master limited partnership, or MLP, with the contribution of a significant portion of its tanker and towing assets to the MLP and making a public offering of approximately half of the MLP limited partner units. Lehman Brothers assisted Seabulk in this evaluation. On December 3, 2005, officers of Seabulk and representatives of Nautilus and Carlyle/Riverstone met with representatives of Lehman Brothers for the purpose of discussing and analyzing structure, valuation and cost of a possible MLP transaction. Advantages and disadvantages of a possible MLP transaction were also discussed and reviewed, including the pricing for a recently launched master limited partnership sponsored by United States Shipping.

        On December 6, 2004, the board of directors of Seabulk met and authorized Seabulk's management and legal advisors to continue discussions with SEACOR with respect to a potential business combination as well as to continue to evaluate other potential opportunities that may increase stockholder value, including a possible MLP transaction.

        During mid-December 2004, Messrs Fabrikant and Kurz met in Palm Beach, Florida. On that occasion, Mr. Kurz indicated that the Seabulk majority stockholders were interested in a transaction that included a cash component and would deliver an aggregate value per outstanding Seabulk share of approximately $17.00. Mr. Kurz also stated that Lehman Brothers was assisting Seabulk in evaluating the option of Seabulk sponsoring an MLP.

        Messrs. Fabrikant and Kurz had a further conversation later in December 2004 during which Mr. Kurz indicated he would present a transaction to his board based on an exchange ratio of 0.2694 of a SEACOR share plus $3.00 in cash for each outstanding Seabulk share. Mr. Kurz indicated that he believed this valuation and exchange ratio had the support of the independent directors and the directors designated by Nautilus.

        In early January 2005, Mr. Fabrikant discussed the proposal with several SEACOR board members and, following their positive feedback, indicated to Mr. Kurz that he would consider recommending the proposed transaction to the entire SEACOR board. Mr. Kurz informed Mr. Fabrikant that the Seabulk board would be meeting on January 20, 2005 to discuss the proposed business combination.

        Following the January 20, 2005 Seabulk board meeting, Mr. Kurz informed Mr. Fabrikant by telephone that the Seabulk board wished to further study several strategic alternatives.

        At a meeting with Mr. Fabrikant held during the week of February 14, 2005, Mr. Kurz proposed for discussion an exchange ratio of 0.2694 of a SEACOR share plus $4.00 in cash for each outstanding Seabulk share. Mr. Kurz indicated that the increase in potential value of Seabulk that could result from the pursuit of an MLP transaction was a factor in the Seabulk board seeking additional consideration. Based on the closing market prices of the two companies' shares on February 14, 2005, the new exchange ratio represented approximately a 21.7% premium to Seabulk's closing share price on that date.

        Mr. Fabrikant reported on his discussions with Mr. Kurz at an executive session of SEACOR's board of directors on February 23, 2005. Mr. Fabrikant provided the directors with an update on Seabulk's business prospects as well as an update on trends in SEACOR's businesses. The board authorized Mr. Fabrikant to continue negotiations with Seabulk on the terms outlined in Seabulk's revised proposal based on the improvement in the international and US domestic tanker markets, and benefits that would result from combining offshore activities in West Africa and Asia combined with an expansion into the Brazilian and the Middle Eastern markets, both of which markets had improved significantly in recent months. The SEACOR board further determined that if a business combination with Seabulk were to take place, it was in SEACOR's interest to conclude such a transaction quickly given SEACOR's desire to enter the Jones Act tanker business and evaluation of its options for new construction.

        Later on February 23, 2005, Mr. Fabrikant met with Mr. Webster in Houston to confirm Nautilus' support for a transaction based on an exchange ratio of 0.2694 of a share of SEACOR common stock plus $4.00 in cash for each outstanding Seabulk share. Mr. Webster indicated that Nautilus was in favor of a transaction on such terms but that he could not speak for Carlyle/Riverstone.

        On February 24, 2005, Mr. Fabrikant informed Mr. Kurz that, subject to, among other things, updating due diligence, the SEACOR board was willing to continue negotiations based on the terms proposed by Mr. Kurz. On February 25, 2005, Mr. Fabrikant had a telephone conversation with a representative of Carlyle/Riverstone confirming that Carlyle/Riverstone would support a transaction on such terms, subject to the satisfactory outcome of key non-monetary provisions of the merger agreement.

        On February 28, 2005, Weil, Gotshal distributed a draft merger agreement to certain senior members of Seabulk management and Seabulk's legal advisors. Over the following week, representatives of SEACOR, Weil, Gotshal, Seabulk and Vinson & Elkins had numerous discussions regarding the terms of the merger agreement and other transaction documents. Also during that week, the parties conducted additional legal and financial due diligence.

        On March 4, 2005, the Seabulk board met to discuss and evaluate the new merger proposal for SEACOR and Seabulk. The Seabulk board agreed to continue the engagement of Jefferies as financial advisor pursuant to the existing engagement agreement. The Seabulk board also authorized the simultaneous continuation of work with respect to the possible formation of the MLP.

        On March 6, 2005, Mr. Fabrikant provided to the SEACOR board a summary of the discussions with Seabulk's management regarding the proposed transaction and, on March 7, 2005, the SEACOR board held a special meeting by teleconference at which Mr. Fabrikant reported on the current status of negotiations with Seabulk. The SEACOR board discussed the terms of the merger agreement and various matters related to the integration of the two companies following consummation of the proposed transaction.

        On March 10, 2005, the SEACOR board held another special meeting by teleconference at which the board, together with SEACOR's management and legal and financial advisors, discussed various legal and business matters relating to the proposed transaction. At this meeting, UBS reviewed financial terms of the proposed transaction with the board. After discussion, the SEACOR board authorized management to continue negotiations with Seabulk. Negotiations and due diligence investigations continued among representatives of SEACOR and Seabulk on March 11 and 12, 2005.

        On March 13, 2005, the SEACOR board held another special meeting by teleconference to consider the proposed business combination with Seabulk. At this meeting, SEACOR's management provided an overview of the transaction and reviewed the terms of the proposed merger. Weil, Gotshal reviewed the terms of the draft merger agreement and other transaction documents, including issues related to termination fees, registration rights and regulatory approvals. UBS reviewed with the SEACOR board its financial analysis of the merger consideration and delivered to the SEACOR board an oral opinion, which was confirmed by delivery of a written opinion dated March 13, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be paid by SEACOR pursuant to the merger agreement was fair, from a financial point of view, to SEACOR. The SEACOR board concluded that the terms of the merger agreement were fair and in the best interests of the SEACOR stockholders and voted unanimously to approve the merger agreement and the merger, including the issuance of SEACOR shares in the merger, and recommended that the SEACOR stockholders approve the issuance of shares of SEACOR common stock in the merger. For a description of the reasons for the decision and recommendation, see "Recommendation of the Board of Directors of SEACOR and SEACOR's Reasons for the Merger."

        On March 14, 2005, the Seabulk board held a special meeting to consider the proposed business combination with SEACOR. The principal items of the agreement were reviewed with the directors by a representative of Vinson & Elkins, including a discussion of outstanding issues and Jefferies reviewed with Seabulk's board its financial analysis of the proposed merger. Jefferies then rendered to Seabulk's board of directors its oral opinion as investment bankers, which opinion was subsequently confirmed in a written opinion dated March 16, 2005, to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in the written opinion, the merger consideration to be received by holders of Seabulk common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Seabulk board concluded that the terms of the merger agreement were fair to, and in the best interests of, the Seabulk stockholders and voted unanimously to approve the merger agreement and the merger and recommended that the Seabulk stockholders approve the adoption of the merger agreement. For a description of the reasons for the decision and recommendation, see "Recommendation of the Board of Directors of Seabulk and Seabulk's Reasons for the Merger." During the course of due diligence SEACOR advised Jefferies that it did not prepare financial forecasts other than a budget for the current fiscal year. Subsequent to the delivery of Jefferies' opinion to Seabulk's board, SEACOR advised Seabulk that SEACOR had thereafter developed financial forecasts for fiscal year 2006. At Seabulk's request, Jefferies then reviewed such financial forecasts and advised Seabulk's board that, if Jefferies had had such financial forecasts on March 16, 2005 (the date of Jefferies' written opinion), such financial forecasts would not have caused Jefferies to modify the conclusion expressed in its opinion letter as of that date.

        On March 16, 2005, SEACOR and Seabulk executed the merger agreement and SEACOR and the significant stockholders of Seabulk, Nautilus and the Carlyle/Riverstone Investment Partnerships, executed the Stockholders' Agreement and the Registration Rights Agreement. SEACOR and Seabulk then issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board of Directors of SEACOR and SEACOR's Reasons for the Merger

        SEACOR's board of directors has determined that the merger is advisable, and is fair to and in the best interests of SEACOR and its stockholders, and has unanimously approved the merger agreement and the issuance of shares of SEACOR common stock in connection with the merger. In reaching its decision, the SEACOR board of directors identified several reasons for, and potential benefits to SEACOR and its stockholders of, the merger. SEACOR believes there are a number of potential benefits of the proposed merger, including, among others:

  •
  SEACOR believes that combining its operations with those of Seabulk will create a diversified shipping company with a balanced portfolio of assets focused on five different business niches: U.S. tankers, harbor tugs, offshore vessels, helicopters and inland river barges;

  •
  SEACOR anticipates that the merger will improve and expand the combined company's offshore operations both in domestic and international markets;

  •
  SEACOR expects to benefit from the ability to utilize the skills and resources of the combined company's management team; and

  •
  SEACOR believes that the merger will provide the combined company with an improved platform for future growth and profitability, particularly in light of the resulting synergies of the combined company.

        In reaching its decision to approve the merger agreement and the issuance of shares of SEACOR common stock in connection with the merger, the SEACOR board of directors consulted with SEACOR's management, internal and outside legal counsel regarding the legal terms of the merger, and UBS regarding the merger consideration. The factors that the SEACOR board of directors considered in reaching its determination included, but were not limited to, the following:

  •
  the strategic benefits of the merger;

  •
  information concerning SEACOR's and Seabulk's respective businesses, prospects, financial performance and condition, operations, management and competitive position, including, with respect to Seabulk, public reports concerning results of operations during the most recent fiscal year and fiscal quarters filed with the Securities and Exchange Commission;

  •
  the results of the due diligence investigation of Seabulk;

  •
  management's view of the financial condition, results of operations and businesses of SEACOR and Seabulk before and after giving effect to the merger;

  •
  the relationship between the market value of the common stock of Seabulk and the consideration to be paid to shareholders of Seabulk in the merger and a comparison of comparable merger transactions;

  •
  the belief that the terms of the merger agreement are reasonable;

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  Seabulk's obligation not to solicit any other acquisition proposals;

  •
  the prospect for an improved competitive position for the combined company in the fields of world-wide offshore support services, domestic Jones Act tankers, domestic helicopter services to the offshore oil and gas industry, domestic inland river barge transportation, environmental services, and domestic harbor tugs; and

  •
  UBS' opinion, dated March 13, 2005, to the SEACOR board of directors as to the fairness, from a financial point of view, and as of the date of the opinion, to SEACOR of the merger consideration (see "—Opinion of UBS Securities LLC—SEACOR" beginning on page 96 of this joint proxy statement/prospectus).

        The SEACOR board of directors also identified and considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger, including:

  •
  the risk that the potential benefits sought in the merger might not be fully realized if the combined company fails to meet the challenges involved in integrating the operations of SEACOR and Seabulk;

  •
  the possibility that the merger might not be completed, or that completion might be unduly delayed;

  •
  SEACOR's obligation to recommend approval of the issuance of SEACOR common stock in the merger to SEACOR stockholders;

  •
  various other risks associated with the combined company and the merger, including those described under the section entitled "Risk Factors" beginning on page 14 of this joint proxy statement/prospectus.

        After due consideration, the SEACOR board of directors concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the transaction, and that many of these risks could be managed or mitigated by SEACOR or by the combined company or were unlikely to have a material adverse effect on the merger or the combined company.

        The foregoing information and factors considered by the SEACOR board of directors are not intended to be exhaustive but are believed to include the material factors considered by the SEACOR board of directors. In view of the variety of factors and the amount of information considered, the SEACOR board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the merger agreement and the merger and the issuance of SEACOR common stock in connection with the merger. In addition, individual members of the SEACOR board of directors may have given different weights to different factors. The SEACOR board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

        SEACOR's board of directors believes the merger is advisable and fair to its stockholders and in their best interests and recommends that SEACOR stockholders vote "FOR" the proposal to approve the issuance of SEACOR common stock in the merger.

Recommendation of the Board of Directors of Seabulk and Seabulk's Reasons for the Merger

        Seabulk's board of directors has determined that the merger is advisable, and is fair to and in the best interests of Seabulk and its stockholders, and has unanimously approved the merger agreement. In reaching its decision, the Seabulk board of directors identified several reasons for, and potential benefits to Seabulk and its stockholders of, the merger, including, among others:

  •
  Seabulk believes that the consideration provided for in the merger values Seabulk at a financially attractive level;

  •
  Seabulk believes that combining its operations with those of SEACOR will create a more diversified shipping company with a balanced portfolio of assets focused on five different business niches: U.S. tankers, harbor tugs, offshore vessels, helicopters and inland river barges;

  •
  Seabulk anticipates that the merger will improve the combined company's offshore operations both in domestic and international markets;

  •
  Seabulk expects the common stock of the combined company to have a larger trading market, which is expected to result in greater liquidity for Seabulk's stockholders and better access to the capital markets for the combined company;

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  Seabulk believes that the combined company's pro forma financial profile will consist of a stronger balance sheet compared to Seabulk on a stand-alone basis, which Seabulk believes will result in improved access to capital at a lower overall cost; and

  •
  Seabulk believes that the merger will provide the combined company with an improved platform for future growth and profitability, particularly in light of the resulting synergies of the combined company.

        In reaching its decision to approve the merger agreement, the Seabulk board of directors consulted with Seabulk's management, internal and outside legal counsel regarding the legal terms of the merger, and financial advisors regarding the financial aspects of the merger and the fairness, from a financial point of view, of the merger consideration to Seabulk's stockholders. The factors that the Seabulk board of directors considered in reaching its determination included, but were not limited to, the following:

  •
  its review of strategic alternatives to the merger with SEACOR, including a possible transaction whereby certain of Seabulk's assets would be split off into a master limited partnership owned in part by public unitholders, and its determination that the merger with SEACOR was a strategic fit and presented many benefits to Seabulk, including a unique opportunity to expand and modernize Seabulk's fleet;

  •
  information concerning Seabulk's and SEACOR's respective businesses, prospects, financial performance and condition, operations, management and competitive position, including, with respect to SEACOR, public reports concerning results of operations during the most recent fiscal year and fiscal quarters filed with the Securities and Exchange Commission;

  •
  the results of Seabulk's due diligence investigation of SEACOR;

  •
  management's view of the financial condition, results of operations and businesses of Seabulk and SEACOR before and after giving effect to the merger;

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  the value of SEACOR common stock over the last several years;

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  the value of Seabulk common stock over the last several years;

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  the relationship between the market value of the common stock of Seabulk and the consideration to be paid to stockholders of Seabulk in the merger, which represents a 29% premium over the market price of Seabulk's common stock on March 16, 2005, and a comparison of comparable merger transactions;

  •
  current industry, market and economic trends;

  •
  its belief that the terms of the merger agreement are reasonable, including:

  •
  provisions restricting the conduct of business by Seabulk between signing of the merger agreement and the closing of the merger, which provide sufficient operating flexibility for Seabulk to conduct its business in the ordinary course;

    •
    Seabulk's ability to furnish information to and conduct negotiations with a third party, and to terminate the merger agreement, if a third party makes a superior proposal for a business combination or acquisition; and

    •
    the closing conditions to the merger, including that the merger is subject to the approval of Seabulk stockholders;

  •
  the prospect for an improved competitive position for the combined company in the fields of world-wide offshore vessel support services, domestic Jones Act product tankers, domestic helicopter services to the offshore oil and gas industry, domestic inland river barge transportation, environmental services, domestic harbor tugs and world-wide product tankers;

  •
  the financial analyses reviewed with the Seabulk board by Jefferies, and Jefferies' oral opinion as investment bankers to Seabulk's board of directors, which opinion was subsequently confirmed in a written opinion dated March 16, 2005, to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in the written opinion, the merger consideration to be received by holders of Seabulk common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (see "—Opinion of Jefferies & Company, Inc.—Seabulk" beginning on page 101 of this joint proxy statement/prospectus); and

  •
  the qualification of the merger as a reorganization for U.S. federal income tax purposes to the extent Seabulk stockholders receive SEACOR common stock in exchange for their shares of Seabulk common stock.

        The Seabulk board of directors also identified and considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger, including:

  •
  the risk that the potential benefits sought in the merger might not be fully realized if the combined company fails to meet the challenges involved in integrating the operations of Seabulk and SEACOR;

  •
  the possibility that the merger might not be completed, or that completion might be unduly delayed;

  •
  various other risks associated with the combined company and the merger, including those described under the section entitled "Risk Factors" beginning on page 14 of this joint proxy statement/prospectus.

        After due consideration, the Seabulk board of directors concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the transaction, and that many of these risks could be managed or mitigated by the combined company or were unlikely to have a material adverse effect on the merger or the combined company.

        The foregoing information and factors considered by the Seabulk board of directors are not intended to be exhaustive but are believed to include the material factors considered by the Seabulk board of directors. In view of the variety of factors and the amount of information considered, the Seabulk board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the merger agreement and the merger. In addition, individual members of the Seabulk board of directors may have given different weights to different factors. The Seabulk board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

        Seabulk's board of directors believes the merger is advisable and fair to its stockholders and in their best interests and recommends that Seabulk stockholders vote "FOR" the proposal to adopt the merger agreement and approve the merger.

Opinion of UBS Securities LLC—SEACOR

        UBS was engaged by SEACOR in connection with the merger to evaluate, and to render an opinion to the SEACOR board of directors as to, the fairness, from a financial point of view, to SEACOR of the merger consideration payable by SEACOR pursuant to the merger agreement. On March 13, 2005, at a meeting of SEACOR's board of directors held to approve the proposed merger, UBS delivered to SEACOR's board an oral opinion, confirmed by delivery of a written opinion dated March 13, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to SEACOR.

        The full text of UBS' opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex D and is incorporated into this joint proxy statement/prospectus by reference. UBS' opinion is directed only to the fairness, from a financial point of view, to SEACOR of the merger consideration and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to SEACOR or the underlying business decision of SEACOR to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. Holders of SEACOR common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS' opinion described below is qualified in its entirety by reference to the full text of its opinion.

        In arriving at its opinion, UBS:

  •
  reviewed publicly available business and historical financial information relating to SEACOR and Seabulk;

  •
  reviewed internal financial information and other data relating to the businesses and financial prospects of SEACOR and Seabulk that were prepared and provided to UBS by the managements of SEACOR and Seabulk and not publicly available, including financial forecasts and estimates through fiscal year 2006 prepared by SEACOR's management with respect to SEACOR and Seabulk and the potential cost savings anticipated by SEACOR's management to result from the merger;

  •
  conducted discussions with members of the senior managements of SEACOR and Seabulk concerning the businesses and financial prospects of SEACOR and Seabulk;

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  reviewed current and historical market prices and trading volumes of SEACOR common stock and Seabulk common stock;

  •
  reviewed publicly available financial and stock market data with respect to companies in lines of businesses which UBS believed to be generally comparable to those of SEACOR and Seabulk;

  •
  compared the financial terms of the merger with publicly available financial terms of other transactions which UBS believed to be generally relevant;

  •
  considered certain pro forma effects of the merger on SEACOR's financial statements;

  •
  reviewed a draft dated March 11, 2005 of the merger agreement; and

  •
  conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

        In connection with its review, with SEACOR's consent, UBS did not assume any responsibility for independent verification of any of the information that UBS reviewed for the purpose of its opinion and, with SEACOR's consent, UBS relied on that information being complete and accurate in all material respects. In addition, at SEACOR's direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of SEACOR or Seabulk, and was not furnished with any evaluation or appraisal. SEACOR's management advised UBS that SEACOR had only prepared financial projections for SEACOR and Seabulk through fiscal year 2006 and, accordingly, UBS did not undertake an analysis of the future financial performance of SEACOR and Seabulk beyond fiscal year 2006. With respect to the financial forecasts and estimates, including cost savings estimates, and pro forma effects referred to above, UBS assumed, at SEACOR's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of SEACOR's management as to the future financial performance of SEACOR and Seabulk and the other matters covered by such forecasts and estimates. UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

        At SEACOR's direction, UBS was not asked to, and it did not, participate in the negotiation or structuring of the merger. In addition, at SEACOR's direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger. UBS expressed no opinion as to what the value of SEACOR common stock would be when issued in the merger or the prices at which SEACOR common stock would trade at any time. In rendering its opinion, UBS assumed, with SEACOR's consent, that the merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS also assumed, with SEACOR's consent, that each of SEACOR, SBLK Acquisition Corp, CORBULK, and Seabulk would comply with all material terms of the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. UBS further assumed, with SEACOR's consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on SEACOR, Seabulk or the contemplated benefits of the merger. In addition, UBS assumed, with SEACOR's consent, that the final executed form of the merger agreement would not differ in any material respect from the draft of the merger agreement reviewed by UBS. Except as described above, SEACOR imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

        In connection with rendering its opinion to SEACOR's board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected precedent transactions analysis summarized below, no company or transaction used as a comparison is identical to SEACOR, Seabulk or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS' analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

        The estimates of the future performance of SEACOR and Seabulk provided by SEACOR's management in or underlying UBS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of SEACOR and Seabulk. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

        The merger consideration was determined through negotiation between SEACOR and Seabulk and the decision to enter into the merger was solely that of SEACOR's board of directors. UBS' opinion and financial analyses were only one of many factors considered by SEACOR's board in its evaluation of the merger and should not be viewed as determinative of the views of SEACOR's board of directors or management with respect to the merger or the merger consideration.

        The following is a brief summary of the material financial analyses performed by UBS and reviewed with SEACOR's board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS' financial analyses.

Selected Public Companies Analysis

        Seabulk.    UBS compared selected financial information for Seabulk with corresponding financial information of the following six publicly traded companies in the offshore energy support sector of the oilfield service industry, referred to below as "Offshore Energy Companies," five publicly traded companies in the marine transportation sector of the oilfield service industry, referred to below as "Marine Transportation Companies," and two publicly traded companies in the marine towing sector of the oilfield service industry, referred to below as "Marine Towing Companies":

Offshore Energy Companies	Marine Transportation Companies	Marine Towing Companies
• Tidewater Inc.	• Frontline Ltd.	• Kirby Corporation
• SEACOR	• Teekay Shipping Corporation	• Maritrans Inc.
• Offshore Logistics, Inc.	• Overseas Shipholding Group, Inc.
• Gulfmark Offshore, Inc.	• OMI Corporation
• Hornbeck Offshore Services, Inc.	• General Maritime Corporation
• Petroleum Helicopters, Inc.

UBS reviewed, among other things, enterprise values, calculated as equity value, plus debt and minority interests, less cash, as a multiple of calendar years 2005 and 2006 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. UBS also reviewed per share market prices as a multiple of calendar years 2005 and 2006 estimated earnings per share, commonly referred to as EPS. UBS then compared the multiples derived from the selected companies with corresponding multiples implied for Seabulk based both on the closing price of Seabulk common stock on March 11, 2005 and the implied per share value of the merger consideration utilizing, for the stock portion of the merger consideration, the closing price of SEACOR common stock on March 11, 2005. Multiples for the selected companies were based on closing stock prices on March 11, 2005. Estimated financial data for the selected companies were based on FactSet, Institutional Brokers' Estimate System, or IBES, and First Call estimates. Estimated financial data for Seabulk were based on SEACOR management's estimates. This analysis indicated the following implied high, mean, median, and low multiples for the selected companies, as compared to corresponding multiples implied for Seabulk:

	Implied Multiples for Selected Companies				Implied Multiples for Seabulk Based on Closing Stock Price on 3/11/05	Implied Multiples for Seabulk Based on Merger Consideration
Enterprise Value as Multiple of:	High	Mean	Median	Low
EBITDA
Calendar year 2005	11.1x	7.5x	7.0x	3.8x	7.1x	8.0x
Calendar year 2006	9.4x	7.1x	7.1x	4.3x	6.9x	7.8x
Per Share Market Price as Multiple of:
EPS
Calendar year 2005	29.0x	15.5x	16.1x	6.4x	13.7x	17.3x
Calendar year 2006	22.7x	15.3x	14.3x	10.6x	13.2x	16.7x

        SEACOR.    UBS compared selected financial information for SEACOR with corresponding financial information of the following five publicly traded companies in the offshore energy support sector of the oilfield service industry:

  •
  Tidewater Inc.

  •
  Offshore Logistics, Inc.

  •
  Gulfmark Offshore, Inc.

  •
  Hornbeck Offshore Services, Inc.

  •
  Petroleum Helicopters, Inc.

UBS reviewed, among other things, enterprise values as a multiple of calendar years 2005 and 2006 estimated EBITDA. UBS also reviewed per share market prices as a multiple of calendar years 2005 and 2006 estimated EPS. UBS then compared the multiples derived from the selected companies with corresponding multiples implied for SEACOR based on the closing price of SEACOR common stock on March 11, 2005. Multiples for the selected companies were based on closing stock prices on March 11, 2005. Estimated financial data for the selected companies and SEACOR were based on FactSet, IBES and First Call estimates. This analysis indicated the following implied high, mean, median, and low multiples for the selected companies, as compared to corresponding multiples implied for SEACOR:

	Implied Multiples for Selected Companies				Implied Multiples for SEACOR Based on Closing Stock Price on 3/11/05
Enterprise Value as Multiple of:	High	Mean	Median	Low
EBITDA
Calendar year 2005	11.1x	9.2x	9.5x	6.6x	11.0x
Calendar year 2006	9.4x	7.8x	7.6x	6.4x	9.1x
Per Share Market Price as Multiple of:
EPS
Calendar year 2005	25.2x	20.9x	22.4x	13.8x	29.0x
Calendar year 2006	21.0x	16.5x	15.7x	13.5x	22.7x

Selected Precedent Transactions Analysis

        UBS compared selected financial data for the merger with corresponding financial data for the following 12 selected transactions involving companies in the oilfield service industry:

Acquiror	Target
• SEACOR	• Era Aviation, Inc.
• General Maritime Corporation	• Soponata SA
• CHC Helicopter Corporation	• Schreiner Aviation Group
• Tidewater Inc.	• ENSCO International Incorporated (27-Vessel Marine Fleet)
• Gulfmark Offshore, Inc.	• Sea Truck Holding AS
• Superior Energy Services, Inc.	• Cardinal Holding Corporation
• Pool Energy Services Co.	• Sea Mar, Inc.
• Hvide Marine Incorporated	• Care Group (36-Vessel Fleet)
• Trico Marine Services, Inc.	• Saevik Supply ASA
• Hvide Marine Incorporated	• Gulf Marine and Maintenance Offshore Service Company (37-Vessel Fleet)
• Tidewater Inc.	• Ocean Group plc (O.I.L. Limited business)
• Tidewater Inc.	• Hornbeck Offshore Services, Inc.

UBS reviewed enterprise values as a multiple of latest 12 months and one-year forward EBITDA. UBS also reviewed per share offer prices as a multiple of latest 12 months EPS for those target companies which were publicly traded, and equity value as a multiple of latest 12 months net income for those target companies which were not publicly traded. UBS then compared the multiples derived from the selected transactions with corresponding multiples implied in the merger for Seabulk based on the implied value of the merger consideration utilizing, for the stock portion of the merger consideration, the closing price of SEACOR common stock on March 11, 2005. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data for Seabulk were based on SEACOR management's estimates. This analysis indicated the following implied high, mean, median, and low multiples for the selected transactions, as compared to the corresponding multiples implied for Seabulk:

	Implied Multiples for Selected Transactions				Implied Multiples for Seabulk Based on Merger Consideration
Enterprise Value as Multiple of:	High	Mean	Median	Low
EBITDA
Latest 12 Months	26.1x	12.0x	11.1x	5.2x	9.7x
One-Year Forward	18.0x	7.6x	6.7x	3.3x	8.0x
Per Share Offer Price/Equity Value as Multiple of:
EPS/Net Income
Latest 12 Months	37.9x	21.2x	15.1x	8.0x	18.7x

Pro Forma Financial Analysis

        UBS analyzed the potential pro forma financial effect of the merger on SEACOR's estimated EPS for calendar years 2005 and 2006 after giving effect to potential cost savings that could result from the merger. Estimated data for SEACOR and Seabulk, including estimates of potential cost savings that could result from the merger, were based on SEACOR management's estimates. Based on the merger consideration, this analysis suggested that the merger could be accretive to SEACOR's estimated EPS in calendar years 2005 and 2006. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

        In rendering its opinion, UBS also reviewed and considered other factors, including:

  •
  the relationship between movements in SEACOR common stock, movements in Seabulk common stock, movements in the common stock of selected marine transportation companies, movements in the common stock of selected offshore energy support companies, and movements in a composite index of selected oilfield services companies; and

  •
  the premiums paid in selected transactions involving companies in the oilfield service industry relative to the premiums implied for Seabulk based on the implied value of the merger consideration and the closing prices of Seabulk common stock over various periods.

Miscellaneous

        Under the terms of UBS' engagement, SEACOR has agreed to pay UBS an opinion fee of $500,000 in connection with its opinion. In addition, SEACOR has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS and its affiliates in the past have provided, and currently are providing, services to SEACOR unrelated to the proposed merger, for which services UBS and its affiliates have received, and expect to receive, compensation. An employee of an affiliate of UBS currently is a member of SEACOR's board of directors. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of SEACOR and Seabulk for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        SEACOR selected UBS to render an opinion in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with SEACOR and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Opinion of Jefferies & Company, Inc.—Seabulk

        Seabulk engaged Jefferies & Company, Inc. to render an opinion to Seabulk's board of directors as to the fairness, from a financial point of view, to holders of Seabulk common stock of the merger consideration to be received by such holders pursuant to the merger agreement. On March 14, 2005, Jefferies rendered to Seabulk's board of directors its oral opinion as investment bankers, which opinion was subsequently confirmed in a written opinion dated March 16, 2005, to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in the written opinion, the merger consideration to be received by holders of Seabulk common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The full text of the Jefferies opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex E. Seabulk and its board of directors encourage the Seabulk stockholders to read the Jefferies opinion carefully and in its entirety. The summary of the Jefferies opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Jefferies opinion.

        The Jefferies opinion was provided to Seabulk's board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of the Jefferies opinion, of the merger consideration to be received by the holders of Seabulk common stock and does not address any other aspect of the merger. The Jefferies opinion does not constitute a recommendation as to how any stockholder should vote on the merger or any matter relevant to the merger agreement.

        In connection with its opinion, Jefferies, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed Seabulk's and SEACOR's operations and prospects;

  •
  reviewed certain financial and other information about Seabulk and SEACOR that was publicly available;

  •
  reviewed information furnished by Seabulk's management, including certain internal financial analyses, budgets, reports and other information;

  •
  reviewed information furnished by SEACOR's management, including SEACOR's baseline budget for fiscal year 2005, having been informed by SEACOR that it did not prepare financial forecasts other than a budget for the current fiscal year (see page 85 for a discussion of SEACOR's financial forecast for fiscal year 2006);

  •
  held discussions with various members of senior management of Seabulk and SEACOR concerning historical and current operations, financial conditions and prospects, including recent financial performance;

  •
  reviewed certain financial forecasts prepared by Wall Street research analysts who report on SEACOR;

  •
  reviewed the share trading price history of Seabulk and SEACOR for a period deemed appropriate, both on a stand-alone basis and relative to companies Jefferies deemed relevant;

  •
  reviewed the valuation of Seabulk implied by the merger consideration;

  •
  reviewed the valuations of publicly traded companies that Jefferies deemed comparable in certain respects to Seabulk;

  •
  reviewed the financial terms of selected acquisition transactions involving companies in lines of business that Jefferies deemed comparable in certain respects to the business of Seabulk;

  •
  reviewed the premiums paid in selected acquisition transactions; and

  •
  prepared a discounted cash flow analysis of Seabulk on a stand-alone basis.

In addition, Jefferies conducted such other quantitative reviews, analyses and inquiries relating to Seabulk as Jefferies considered appropriate in rendering its opinion.

        In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by Seabulk or SEACOR or that was publicly available (including, without limitation, the information described in the bullet points above), or that was otherwise reviewed by Jefferies. Jefferies' opinion was expressly conditioned upon such information, whether written or oral, being complete, accurate and fair in all respects material to Jefferies' analysis.

        With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Each of Seabulk and SEACOR informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Seabulk and SEACOR as to the future performance of Seabulk and SEACOR, respectively. Jefferies expressed no opinion as to Seabulk's or SEACOR's financial forecasts or the assumptions on which they were made. In addition, in rendering its opinion Jefferies assumed that each of Seabulk and SEACOR will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for Jefferies' opinion, but rather constituted one of many items that they employed, changes to such financial forecasts could affect its opinion.

        In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of any of the assets of, Seabulk or SEACOR, nor was Jefferies furnished with any such evaluations or appraisals or reports of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections. Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies become aware after the date of its opinion. Jefferies made no independent investigation of any legal or accounting matters affecting Seabulk or SEACOR, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Seabulk and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Seabulk and its stockholders. In addition, in preparing its opinion Jefferies did not take into account any tax consequences of the transaction to either Seabulk or SEACOR or to any holder of Seabulk common stock.

        In rendering its opinion, Jefferies also assumed that:

  •
  the transactions contemplated by the merger agreement will be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the merger consideration;

  •
  there was not, and there will not as a result of the consummation of the transactions contemplated by the merger agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Seabulk or any of its subsidiaries or affiliates is a party; and

  •
  all material assets and liabilities (contingent or otherwise, known or unknown), of Seabulk and SEACOR were as set forth in the consolidated financial statements provided to Jefferies by Seabulk and SEACOR, respectively, as of the respective dates of such financial statements.

        In addition, Jefferies was not requested to and did not provide advice concerning the structure, the specific amount of the merger consideration, or any other aspects of the merger, or to provide services other than the delivery of its opinion. Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Seabulk or any other alternative transaction. Jefferies did not participate in negotiations with respect to the terms of the merger and related transactions. Consequently, Jefferies assumed that such terms were the most beneficial terms from Seabulk's perspective that could under the circumstances be negotiated among the parties to such transactions, and Jefferies expressed no opinion whether any alternative transaction might produce consideration for Seabulk's stockholders in an amount in excess of that contemplated in the merger.

        Jefferies' opinion was for the use and benefit of Seabulk's board of directors in its consideration of the merger, and its opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions that might be available to Seabulk, nor did it address the underlying business decision by Seabulk to engage in the merger or the terms of the merger agreement or the documents referred to therein.

        Jefferies expressed no opinion as to the price at which Seabulk common stock or SEACOR common stock will trade at any future time.

        In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in its opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies' view of Seabulk's actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies' own experience and judgment.

        In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Jefferies', Seabulk's and SEACOR's control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold and are inherently subject to uncertainty. The analyses performed were prepared solely as part of Jefferies' analysis of the fairness, from a financial point of view, of the merger consideration and were provided to Seabulk's board of directors in connection with the delivery of Jefferies' opinion.

Transaction Overview

        Based upon the closing price per share of SEACOR common stock on March 11, 2005 of $65.74, Jefferies noted that the implied value of the merger consideration to be received in the merger per share of Seabulk common stock as of that date, including the $4.00 per share in cash, was $21.71, which is referred to as the "Implied Consideration Value." Based upon the Implied Consideration Value of $21.71, approximately 24.279 million shares outstanding of Seabulk common stock as of September 30, 2004 (calculated using the treasury stock method), and approximately $508.9 million of net debt, Jefferies also noted that the merger implied a net offer value of approximately $527.1 million, and a transaction value of approximately $1.036 billion.

        Jefferies compared the Implied Consideration Value of $21.71 to the average daily closing prices for Seabulk common stock and noted the following implied offer premia:

Implied Offer Premia

Time Period ending March 11, 2005	Seabulk common stock price	Premium Implied by Implied Consideration Value of $21.71
1 day	$17.16	26.5%
1 week	$17.17	26.4%
1 month	$17.14	26.7%
3 month	$14.37	51.1%
6 month	$12.73	70.5%

SEACOR Analysis

        Historical Trading Analysis.    Using publicly available information, Jefferies reviewed the share price trading history of SEACOR for the one year period ending March 11, 2005 on a stand-alone basis and also in relation to Seabulk, the S&P 500 Index, the PHLX Oil Service Sector Index (an index composed of 15 companies that provide oil drilling and production services, oil field equipment, support services and geophysical/reservoir services), and to a peer group consisting of the following companies:

  •
  Gulfmark Offshore, Inc.

  •
  Hornbeck Offshore Services, Inc.

  •
  Kirby Corporation

  •
  Offshore Logistics, Inc.

  •
  Seabulk International, Inc., and

  •
  Tidewater Inc.

During this period, Jefferies noted that the SEACOR common stock traded as low as $37.35 per share and as high as $67.09 per share, compared to the closing price of the SEACOR common stock on March 11, 2005 of $65.74.

        Comparable Company Analysis.    Using publicly available information and information provided by SEACOR management, Jefferies analyzed the trading multiples of SEACOR and the corresponding trading multiples of the group of companies listed above under "SEACOR Analysis—Historical Trading Analysis".

        In its analysis, Jefferies derived and compared multiples for SEACOR and the selected companies, calculated as follows:

  •
  the equity market value divided by earnings, which is referred to as "P/E Ratio," for estimated earnings in calendar year 2005, which is referred to as "CY 2005E P/E Ratio."

  •
  the enterprise value, which is defined as equity market value plus net debt, minority interest and liquidation value of preferred stock, divided by earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA," for estimated EBITDA in calendar year 2005, which is referred to as "Enterprise Value/ CY 2005E EBITDA Ratio."

        This analysis indicated the following:

SEACOR Comparable Public Companies Multiples

Benchmark	High		Low		Mean		Median		Seabulk		SEACOR*		SEACOR**
CY 2005E P/E Ratio	24.3	x	12.3	x	18.7	x	18.9	x	12.3	x	38.5	x	29.0	x
Enterprise Value/CY 2005E EBITDA Ratio	10.4	x	6.5	x	8.6	x	8.5	x	7.7	x	11.1	x	9.7	x

*
Based upon SEACOR management projections

**
Based upon equity research analyst estimates

        No company utilized in the comparable company analysis is identical to SEACOR. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SEACOR's control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Seabulk Analysis

        Historical Trading Analysis.    Using publicly available information, Jefferies reviewed the share price trading history of Seabulk for the one year period ending March 11, 2005 on a stand-alone basis and also in relation to SEACOR, the S&P 500 Index, the PHLX Oil Service Sector Index, and to a peer group consisting of the following companies:

  •
  Gulfmark Offshore, Inc.

  •
  Hornbeck Offshore Services, Inc.

  •
  Kirby Corporation

  •
  OMI Corporation

  •
  SEACOR

  •
  Tidewater Inc.

  •
  Trailer Bridge, Inc., and

  •
  Tsakos Energy Navigation Limited.

During this period, Jefferies noted that the Seabulk common stock traded as low as $6.10 per share and as high as $19.78 per share, compared to the closing price of the Seabulk common stock on March 11, 2005 of $17.16 and the Implied Consideration Value of $21.71.

        Comparable Company Analysis.    Using publicly available information and information provided by Seabulk management, Jefferies analyzed the trading multiples of Seabulk and the corresponding trading multiples of the group of companies listed above under "Seabulk Analysis—Historical Trading Analysis".

        In its analysis, Jefferies derived and compared multiples for Seabulk and the selected companies, calculated as follows:

  •
  the P/E Ratio for estimated earnings in calendar year 2005, which is referred to as "CY 2005E P/E Ratio."

  •
  the enterprise value divided by EBITDA for estimated EBITDA in calendar year 2005, which is referred to as "Enterprise Value/CY 2005E EBITDA Ratio."

        This analysis indicated the following:

Seabulk Comparable Public Companies Multiples

Benchmark	High		Low		Mean		Median		Seabulk		SEACOR*		SEACOR**
CY 2005E P/E Ratio	38.5	x	6.2	x	19.0	x	21.1	x	12.3	x	38.5	x	29.0	x
Enterprise Value/CY 2005E EBITDA Ratio	11.1	x	5.9	x	8.6	x	8.5	x	7.7	x	11.1	x	9.7	x

*
Based upon SEACOR management projections

**
Based upon equity research analyst estimates

        Jefferies used a reference range of 7.5x to 9.5x Seabulk's estimated calendar year 2005 EBITDA after drydocking amortization to determine an implied enterprise value for Seabulk. Jefferies then subtracted debt and added cash to the enterprise value to determine an equity value, and after accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of Seabulk common stock of $15.49 to $25.26, compared to the Implied Consideration Value of $21.71. Using a reference range of 19.1x to 23.1x Seabulk's estimated calendar year EPS, this analysis indicated a range of implied values per share of Seabulk common stock of $25.72 to $31.18, compared to the Implied Consideration Value of $21.71.

        No company utilized in the comparable company analysis is identical to Seabulk. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Seabulk's control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

        Discounted Cash Flow Analysis.    Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of Seabulk through the fiscal year ending December 31, 2007 using Seabulk management's financial projections. Free cash flows were defined as after-tax earnings before interest and taxes plus depreciation and amortization, plus amortization of drydocking expenses, less capital expenditures, less expenditures for drydocking, plus changes in working capital. Jefferies also calculated the terminal value of the enterprise at December 31, 2007 by multiplying projected EBITDA in the fiscal year ending December 31, 2007 by multiples ranging from 6.0x to 8.0x. To discount the projected free cash flows and the terminal value to present value, Jefferies used discount rates ranging from 8.5% to 10.5%. To determine the implied total equity value for Seabulk, Jefferies subtracted debt and added cash to the implied enterprise value for Seabulk. Accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of Seabulk common stock of $14.22 to $24.40, compared to the Implied Consideration Value of $21.71.

        Selected Precedent Transactions Analysis.    Using publicly available information, Jefferies examined the following sixteen transactions in the oil services industry. The transactions considered and the month and year each transaction was announced were as follows:

Buyer	Target	Month and Year Announced
Patterson-UTI Energy, Inc.	Key Energy Services, Inc.	December 2004
Overseas Shipholding Group, Inc.	Stelmar Shipping Ltd.	December 2004
Worley Group Limited	Parsons E&C Corporation	October 2004
Input/Output, Inc.	GX Technology Corp.	May 2004
Precision Drilling Corporation	Reeves Oilfield Services Limited	May 2004
An Investment Group led by Sterling Group	North American Construction Group Inc.	December 2003
Patterson-UTI Energy, Inc.	TMBR/Sharp Drilling Inc.	May 2003
National Oilwell Varco, Inc. (fka National-Oilwell, Inc.)	Hydralift ASA	October 2002
Oil States Industries, Inc./Oil States International, Inc.	Barlow-Hunt, Inc./Big Inch Marine Systems, Inc.	August 2002
Saipem S.p.A, a unit of Eni S.p.A.	Bouygues Offshore S.A., which was controlled by Bouygues Construction S.A.	May 2002
Enerflex Systems Ltd.	Ensource Energy Services Inc.	May 2002
Fox Paine & Company, LLC	Paradigm Geophysical Ltd.	May 2002
Key Energy Services, Inc. (formerly Key Energy Group, Inc.)	Q Services, Inc.	May 2002
SCF Partners LP	Integrated Production Services Ltd.	May 2002
Ensign Resource Service Group Inc.	Australian Oil & Gas Corporation Limited	March 2002
Nabors Industries, Inc.	Enserco Energy Service Company Inc.	February 2002

        Using publicly available estimates for each of these transactions, Jefferies reviewed the transaction value as a multiple of the latest-twelve-month EBITDA immediately preceding announcement of the transaction, which is referred to below as "Transaction value/LTM EBITDA".

        After accounting for the vesting of in-the-money options, this analysis indicated the following:

	Selected Precedent Transaction Multiples
Benchmark
	Low		High		Mean		Median
Transaction value/LTM EBITDA	4.3	x	17.7	x	8.5	x	8.5	x

        Jefferies used a reference range of 7.5x to 9.5x Seabulk's latest-twelve-month EBITDA after drydocking amortization to determine an implied enterprise value for Seabulk. Jefferies then subtracted debt and added cash to the enterprise value to determine an equity value, and after accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of Seabulk common stock of $9.77 to $17.91, compared to the Implied Consideration Value of $21.71.

        No transaction utilized as a comparison in the precedent transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Seabulk's control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

        Leveraged Valuation Analysis.    Jefferies performed a leveraged valuation analysis of the theoretical maximum consideration that could be paid in an acquisition of Seabulk by a financial buyer, based on Seabulk's management projections, market and economic conditions as of March 11, 2005, and considering capital structures typically employed by financial buyers. In its analysis, Jefferies assumed that a financial buyer would be subject to the following constraints:

  •
  a maximum ratio of total indebtedness to EBITDA after drydocking amortization of 5.0x,

  •
  an equity investment as a percentage of total new sources of funds equal to approximately 38% to 40% of such total new funding,

  •
  the assumption of $209 million of Title XI Financing Bonds outstanding at December 31, 2004,

  •
  the remaining $295 million of indebtedness financed through the issuance of 8.0% Senior Notes, and

  •
  acquisition multiples and exit valuation multiples based on a multiple of 2004A EBITDA and 2007E EBITDA, respectively, ranging from approximately 7.5x to 8.5x

To determine the implied total equity value for Seabulk, Jefferies subtracted debt and added cash to the implied enterprise value for Seabulk. Accounting for the vesting of in-the-money options, this analysis resulted in an implied price per share of Seabulk common stock of $9.77 to $13.81, compared to the Implied Consideration Value of $21.71.

        Premiums Paid Analysis.    Using publicly available information, Jefferies analyzed the premiums offered in public merger and acquisition transactions announced from January 1, 2002 to March 11, 2005 with transaction values between $800 million and $1 billion, which is referred to below as "M&A Transactions", and merger and acquisition transactions announced during the same period involving companies in industries similar to SEACOR and Seabulk with a transaction value greater than $50 million, which is referred to as "Selected M&A Transactions". For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company's share price for the one day period prior to the transaction's announcement and the target company's average share price for the one week and one month periods prior to the transaction's announcement. This analysis indicated the following:

	Premiums Paid Analysis Premium/(Discount)
Benchmark/Time Period
	Low	High	Mean	Median
M&A Transactions
1 day	(23.6)%	62.1%	18.3%	13.9%
1 week	(20.5)%	67.6%	19.0%	17.3%
1 month	(9.4)%	67.8%	23.2%	23.7%
Selected M&A Transactions
1 day	(31.8)%	65.1%	21.5%	25.0%
1 week	(27.5)%	77.8%	30.3%	27.4%
1 month	(33.3)%	175.0%	42.5%	33.3%

        Using a reference range of a premium of 22.0% to 28.0% over the target company's share price for the one day period prior to the transaction's announcement, a premium of 24.4% to 30.4% over the target company's average share price for the one week period prior to the transaction's announcement, and a premium of 30.3% to 36.3% over the target company's average price for the one month period prior to the transaction's announcement, and the closing prices per share of Seabulk common stock for the relevant periods of $17.16, $17.17 and $17.14, respectively, after accounting for the vesting of in-the-money options this analysis indicated a range of implied prices per share of Seabulk common stock of $20.21 to $22.59, compared to the Implied Consideration Value of $21.71.

        Jefferies' opinion was one of many factors taken into consideration by Seabulk's board of directors in making its determination to approve the merger and should not be considered determinative of the views of the Seabulk's board of directors or management with respect to the merger or the merger consideration.

        Jefferies was selected by Seabulk's board of directors based on Jefferies' qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Jefferies and its affiliates maintain a market in the securities of Seabulk, and in the ordinary course of business, Jefferies and its affiliates may trade or hold such securities of Seabulk and SEACOR for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

        Pursuant to an engagement letter between Seabulk and Jefferies dated June 14, 2004, Seabulk has agreed to pay Jefferies for its services a fee in the aggregate amount of $2.5 million, of which $500,000 was paid upon execution of the engagement letter, an additional $500,000 was payable upon delivery of Jefferies' oral opinion to Seabulk's board of directors, and the balance of which is payable contingent upon the closing of the merger. Jefferies will also be reimbursed for expenses incurred, including the fees and disbursements of Jefferies' counsel. Seabulk has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered or to be rendered by it under its engagement.

Interests of Certain Persons in the Merger

        In considering the recommendation of Seabulk's board of directors that the Seabulk stockholders vote in favor of adoption of the merger agreement and approval of the merger, Seabulk stockholders should be aware that some Seabulk executive officers and senior management may have interests in the merger that may be different from, or in addition to, your interest as a stockholder. These interests relate to or arise from, among other things:

  •
  the continued indemnification of current directors and officers of Seabulk under the merger agreement and maintaining directors' and officers' insurance for them;

  •
  the receipt of severance benefits upon certain terminations of employment following the merger; and

  •
  the acceleration of vesting of restricted stock for executive officers and certain members of senior management, and the acceleration of exercisability of stock options for executive officers and certain members of senior management who are terminated within two years after the merger.

        The Seabulk board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

        Indemnification; Directors' and Officers' Insurance.    Under the merger agreement, the surviving entity will continue to indemnify all directors and officers of Seabulk to the fullest extent required by Seabulk's certificate of incorporation and bylaws and as permitted by law for all acts or omissions prior to the merger by such individuals in such capacities. The surviving entity will also maintain, for six years after the merger, directors' and officers' liability insurance in respect of acts or omissions occurring prior to the merger covering each person currently covered by the directors' and officers' liability insurance policy of Seabulk on terms and in amounts no less favorable than those of the policies of Seabulk, provided that the surviving entity will not be required to pay an annual premium for the insurance in excess of $3 million. If such insurance cannot be obtained for $3 million or less in annual premium, the surviving entity will obtain the most advantageous policy of insurance obtainable for an annual premium of $3 million.

        Directors and Officers of Seabulk.    Under the merger agreement, none of the members of the board of directors of Seabulk are required to be appointed to SEACOR's board of directors. Each member of the Seabulk board of directors will hold office until his resignation at the effective time of the merger. See the "Directors and Executive Officers of the Combined Company—Directors" section of this document for more information regarding the Seabulk designees.

        Under the merger agreement, at the effective time of the merger, the officers of Seabulk will become the officers of the surviving entity.

        Severance Agreements.    Seabulk has severance agreements covering its seven executive officers (other than Mr. Kurz) that contain substantially similar terms, and an employment agreement with Mr. Kurz, Seabulk's Chief Executive Officer, that includes provisions covering severance. The severance agreements and the severance provisions of Mr. Kurz' employment agreement are intended to provide financial security to Seabulk's executive management. The agreements are also designed to retain and to motivate key employees and provide severance benefits in the event of a qualifying termination of employment following a change of control.

        The Amended and Restated Equity Ownership Plan and the restricted stock agreements and stock option agreements pursuant to the Amended and Restated Equity Ownership Plan also contain change of control provisions that provide benefits in the case of a change of control of Seabulk. Upon a change of control, all of the outstanding restricted stock held by the executive officers and other members of management which are still forfeitable become non-forfeitable. If, within two years after the change of control, an executive or member of management is terminated, all of the outstanding options held by the executive or member of management become fully exercisable.

        The Amended and Restated Equity Ownership Plan, option agreements, and the executive severance agreements together provide that the executive officers (other than Mr. Kurz) would be entitled to the benefits set forth below in connection with the consummation of the merger and a qualifying termination of employment within two years after the merger:

  •
  A lump sum payment equal to the annual base salary in effect prior to the merger;

  •
  A lump sum payment based on the executive's maximum annual bonus for the year 2005 pro-rated to the date of termination, if the executive is terminated before annual bonuses for 2005 are paid;

  •
  A lump sum payment equal to the prior full year's bonus;

  •
  A lump sum payment equal to unused vacation pay for the year of termination;

  •
  The acceleration of exercisability of stock options;

  •
  An extended option exercise period for stock options;

  •
  The gross-up of certain payments that are subject to excise taxes under the Internal Revenue Code as "parachute payments," so that the executive receives the same amount he would have received had there been no applicable excise taxes; and

  •
  Medical and dental plan coverage for a period of one year (or for a shorter period if the executive becomes eligible for health benefits from a subsequent employer).

        In connection with Mr. Kurz's employment agreement, the Amended and Restated Equity Ownership Plan and his option agreements under the Plan, Mr. Kurz would be entitled to the following severance benefits in connection with the consummation of the merger and a qualifying termination of employment within two years after the merger:

  •
  A lump sum payment equal to two times his base salary;

  •
  A lump sum payment based on his maximum annual bonus for the year 2005, pro-rated to the date of termination, if his employment is terminated before annual bonuses for 2005 are paid;

  •
  A lump sum payment equal to two times his maximum annual bonus for the year of termination;

  •
  The acceleration of exercisability of stock options;

  •
  An extended option exercise period for stock options; and

  •
  The gross-up of certain payments that are subject to excise taxes under the Code as "parachute payments," so that he receives the same amount he would have received had there been no applicable excise taxes.

        The merger with SEACOR will constitute a change of control under the severance agreements, Mr. Kurz' employment agreement, the Amended and Restated Equity Ownership Plan, the restricted stock agreements and the stock option agreements. In connection with the consummation of the merger and certain qualifying terminations thereafter, an executive officer will become eligible to receive the benefits set forth above.

        As noted above, upon completion of the merger, certain forfeitable restricted stock shares held by the executive officers become non-forfeitable. The following table shows, as of April 1, 2005, the number of shares of forfeitable restricted stock held by each of Messrs. Kurz, deSostoa, Thyssen,

Francois, Twaits, Rogers, Willrich and Pellicci that will become non-forfeitable as of the effective date of the merger, regardless of termination.

Name	Forfeitable Restricted Stock of Seabulk at April 1, 2005	Value at April 1, 2005
Gerhard E. Kurz	113,333	$2,365,260
Vincent J. deSostoa	21,600	$450,792
Hubert Thyssen	21,600	$450,792
Larry D. Francois	10,866	$226,773
Alan R. Twaits	20,333	$424,350
Kenneth M. Rogers	10,333	$215,650
L. Stephen Willrich	9,866	$205,903
Michael J. Pellicci	7,000	$146,090

        An estimate of the value of the severance compensation payable upon termination pursuant to the severance agreements and, in the case of Mr. Kurz, his employment agreement, and the stock option agreements (excluding any applicable tax gross-up payments) to each Seabulk executive officer following the merger and a qualifying termination are set forth in the table below. These amounts are in addition to the value shown in the table above regarding the restricted stock shares that will become nonforfeitable at the effective date of the merger. The table below includes options held by executive officers which become fully exercisable following the merger and a qualifying termination. The table also identifies the value of those options determined by calculating the spread between the aggregate exercise price of the options and the total of (1) the aggregate market value of the shares of SEACOR common stock underlying the options (upon consummation of the merger), which market value is based on the closing price of SEACOR common stock on March 16, 2005 of $65.28, and (2) the cash payable upon exercise of the options.

Name	Unexercisable Options at April 1, 2005	Value	Estimated Value of Severance Payments	Total
Gerhard E. Kurz	65,000	$812,200.00	$2,875,000	$3,687,200
Vincent J. deSostoa	47,000	$581,860.00	$402,050	$983,910
Hubert Thyssen	36,500	$453,370.00	$460,500	$913,870
Larry D. Francois	30,000	$407,400.00	$310,000	$717,400
Alan R. Twaits	39,000	$487,320.00	$332,400	$819,720
Kenneth M. Rogers	26,333	$291,476.14	$341,500	$632,976
L. Stephen Willrich	18,999	$204,740.85	$341,500	$546,241
Michael J. Pellicci	22,333	$243,348.57	$264,500	$507,849

        Director Stock Options.    Each of Seabulk's non-employee directors holds options to purchase shares of Seabulk common stock. The stock options were granted under Seabulk's Stock Option Plan for Directors. Each option granted to a director fully vests on the anniversary of the date of the grant. The option agreements provide that each option becomes exercisable as to all shares covered by the option upon a change of control. However, all of the outstanding options held by the non-employee directors Messrs. Clare, Cressy, Durkin, Huseman, Keiser, Lapeyre, Leuschen, Moore and Webster will have already vested at the effective date of the merger.

Appraisal Rights

        Under Section 262 of the DGCL, record holders of shares of Seabulk common stock are entitled to appraisal rights as a result of the merger. SEACOR stockholders do not have appraisal rights in connection with the merger.

        The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the provisions of that section and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached to this joint proxy statement/prospectus as Annex F and is incorporated into this summary by reference.

        Under Section 262, Seabulk is required to notify each Seabulk stockholder entitled to appraisal rights that appraisal rights are available at least 20 days before the meeting of stockholders. This joint proxy statement/prospectus constitutes notice to holders of Seabulk common stock of their right to exercise appraisal rights. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL, in a timely and proper manner, will result in the loss of appraisal rights.

        A vote against the adoption of the merger agreement or an abstention will not constitute a demand for appraisal. Holders of Seabulk common stock wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must take the following actions:

  •
  not vote in favor of the merger agreement, or vote against the merger agreement proposal or abstain if voting by proxy;

  •
  file written notice with Seabulk of an intention to exercise rights of appraisal of his shares before the Seabulk special meeting; and

  •
  follow the procedures set forth in Section 262.

        A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:                        .

        The fair value of Seabulk common stock will be determined by the Delaware Court of Chancery. The appraised value of the shares will not include any value arising from the merger. The shares of Seabulk common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this joint proxy statement/prospectus as the dissenting shares.

        Within ten days after the effective date of the merger, the combined company must mail a notice to all stockholders who filed a written notice of their intention to exercise appraisal rights in compliance with Section 262 notifying those stockholders of the effective date of the merger. Within 120 days after the effective date of the merger, holders of dissenting shares may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days after the effective date, withdraw their demand for appraisal. Within 120 days after the effective date of the merger, the holders of dissenting shares may also, upon written request, receive from the combined company a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received.

        Appraisal rights are available only to the record holders of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares held of record by or in the name of another person, such as a broker, bank or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

        Dissenting shares lose their status as dissenting shares if:

  •
  the merger is abandoned;

  •
  the stockholder fails to make a timely written demand for appraisal;

  •
  neither the combined company nor the stockholder files a petition in the Delaware Court of Chancery demanding a determination of the value of the stock within 120 days after the effective date of merger; or

  •
  the stockholder delivers to SEACOR, within 60 days after the effective date of the merger, or thereafter with the approval of the combined company, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

        Failure to follow the procedures required by Section 262 of the DGCL for perfecting appraisal rights is likely to result in the loss of appraisal rights. If a holder of Seabulk common stock withdraws its demand for appraisal or has its appraisal rights terminated as described above, the holder of Seabulk common stock will only be entitled to receive the merger consideration for those shares pursuant to the terms of the merger agreement.

Regulatory Approvals Required for the Merger

        The merger is subject to review by the Antitrust Division of the Department of Justice and by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. SEACOR and Seabulk are not permitted to complete the merger until the applicable waiting periods associated with the HSR Act, including any extension of those waiting periods, have expired or been terminated. SEACOR and Seabulk made premerger notification filings under the HSR Act, and early termination of the statutory waiting periods was granted on April 21, 2005. The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

        The merger may also require filings with or consents or approvals of MARAD and/or the U.S. Coast Guard.

        SEACOR and Seabulk will use their reasonable best efforts to obtain any required regulatory clearances, consents or approvals. In addition, the reviewing agencies or governments, states or private persons, may challenge the merger at any time before or after its completion.

Accounting Treatment

        The merger will be accounted for as an acquisition of Seabulk by SEACOR under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of SEACOR issued after consummation of the merger will reflect only the operations of Seabulk after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Seabulk.

        All unaudited pro forma financial information contained in this document has been prepared using the purchase method to account for the merger. The final allocation of the purchase price will be determined after the merger is completed and after completion of analyses to determine the assigned fair values of Seabulk's identifiable assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining Seabulk into SEACOR. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the net fair value of the assets and liabilities of Seabulk as compared to the unaudited pro forma information included in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

Listing of SEACOR Common Stock

        Before the completion of the merger, SEACOR has agreed to use its reasonable best efforts to cause the shares of SEACOR common stock to be issued in the merger to be authorized for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Seabulk Common Stock

        If the merger is completed, the Seabulk common stock will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act, and Seabulk will no longer be required to file periodic reports with the SEC with respect to shares of its common stock.

Restrictions on Sales of Shares of SEACOR Common Stock Received in the Merger

        SEACOR stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for SEACOR stock issued to any Seabulk stockholder who may be deemed to be an "affiliate" of Seabulk.

        Under Rule 145, former Seabulk stockholders who were affiliates of Seabulk at the time of the Seabulk special meeting and who are not affiliates of the combined company after the completion of the merger may sell their SEACOR stock at any time subject to the volume and sale limitations of Rule 144 under the Securities Act. In addition, so long as former Seabulk affiliates are not affiliates of combined company following the completion of the merger, and a period of at least one year has elapsed after the completion of the merger, the former Seabulk affiliates may sell their SEACOR common stock without regard to the volume and sale limitations of Rule 144 under the Securities Act if there is adequate current public information available about SEACOR in accordance with Rule 144. After a period of two years has elapsed following the completion of the merger, and so long as former Seabulk affiliates are not affiliates of the combined company and have not been for at least three months before any sale, they may freely sell their SEACOR common stock. Former Seabulk stockholders who are or become affiliates of the combined company after completion of the merger will remain or be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of the combined company. This joint proxy statement/prospectus does not cover resales of SEACOR common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

        In connection with the merger agreement and the Stockholders' Agreement, SEACOR and the Significant Stockholders entered into the Registration Rights Agreement. See "Description of the Principal Transaction Documents—Registration Rights Agreement". Shares of SEACOR common stock to be issued to the Significant Stockholders under the terms of the merger agreement will be subject to certain restrictions under the Securities Act. Pursuant to the terms of the Registration Rights Agreement, SEACOR agreed, among other things, that no later than 30 days after the closing date of the transactions contemplated by the merger agreement, it will file a shelf registration statement relating to the offer and sale by the Significant Stockholders of their shares of SEACOR common stock acquired in the merger. SEACOR agreed to keep the shelf registration statement effective for three years from the effective time of the reverse merger, which period may be extended in certain circumstances. SEACOR also agreed to assist the Significant Stockholders in effecting up to three underwritten offerings pursuant to the shelf registration statement. Finally, SEACOR has also agreed to afford the Significant Stockholders certain demand and piggyback registration rights.

DESCRIPTION OF THE PRINCIPAL TRANSACTION DOCUMENTS

AGREEMENT AND PLAN OF MERGER

        The following summary describes certain material provisions of the merger agreement. A copy of the merger agreement is attached to this document as Annex A and is incorporated by reference into this document. While the discussion below summarizes many of the material provisions of the merger agreement, it may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

        The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about SEACOR or Seabulk. Such information can be found elsewhere in this document and in the other public filings each of us makes with the SEC, which are available without charge at www.sec.gov.

        The merger agreement contains representations and warranties we made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement. While we do not believe that these disclosure schedules contain information securities laws require us to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies' general prior public disclosures and also may contain additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in the companies' public disclosures.

        Structure of the Merger.    Under the merger agreement, SBLK Acquisition Corp. will be merged with and into Seabulk, which we refer to as the reverse merger, and Seabulk will continue as the surviving corporation of the reverse merger and as a wholly owned subsidiary of SEACOR. The transactions contemplated by the merger agreement are intended, for federal income tax purposes, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The merger agreement contemplates that, if necessary to preserve the "reorganization" status of the transactions, immediately following the effective time of the reverse merger, Seabulk will be merged with and into CORBULK, which we refer to as the forward merger. CORBULK, a wholly owned subsidiary of SEACOR would continue as the surviving company in the forward merger, if required.

        Timing of Closing.    The closing of the merger will occur within two business days after satisfaction or waiver of the conditions precedent in the merger agreement, unless another time or date is agreed to in writing by the parties.

Merger Consideration

        Conversion of Seabulk Common Stock.    At the effective time of the reverse merger, each share of Seabulk common stock will be converted into the right to receive:

  •
  0.2694 (which we refer to as the Exchange Ratio) of a share of SEACOR common stock, and

  •
  $4.00 in cash.

        In this document, we refer to the Exchange Ratio plus the $4.00 in cash per share as the Per Share Merger Consideration. If the merger would not qualify as a "reorganization" within the meaning of Section 368(a) of the Code based on the relative values of the cash and stock components of the Per

Share Merger Consideration on the closing date, and if SEACOR's stock price at that time is at least $55.00 per share, then the portion of the merger consideration payable in cash may be reduced and substituted with additional shares of SEACOR common stock having a value on the closing date equal to the cash reduction.

        Fractional Shares.    Seabulk stockholders will not receive any fractional shares of SEACOR common stock in the merger. A Seabulk stockholder will receive cash for any fractional shares in an amount based on the market price of SEACOR common stock on the most recent market close immediately prior to the merger.

        Exchange Procedures.    We will appoint an exchange agent to handle the exchange of Seabulk stock certificates in the merger for SEACOR stock certificates and cash as well as the payment of cash in lieu of fractions shares of SEACOR common stock. Soon after the closing, the exchange agent will provide appropriate transmittal materials to holders of record of Seabulk common stock explaining the procedure for surrendering their shares to the exchange agent. Upon the surrender of the holder's certificates representing shares of Seabulk common stock, the holder will be entitled to receive the following:

  •
  a certificate representing the number of whole shares of SEACOR common stock that such holder has the right to receive pursuant to the merger agreement;

  •
  any dividends or distributions to which such holder is entitled; and

  •
  a check in the amount, after giving effect to any required tax withholdings, equal to any cash to which such holder is entitled pursuant to the merger agreement, including any cash payable in lieu of fractional shares.

        Adjustments.    If, between the date the merger agreement was signed and the closing of the merger, the number of outstanding shares of Seabulk common stock or SEACOR common stock is changed into a different number of shares or a different class as a result of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio will be appropriately adjusted.

        Seabulk Stock Options.    At the effective time of the merger, each outstanding option to purchase shares of Seabulk common stock granted under the Seabulk Amended and Restated Equity Ownership Plan and the Seabulk Stock Option Plan for Directors, whether vested or unvested, will be converted into an option to acquire the number of shares of SEACOR common stock determined by multiplying the number of shares of Seabulk common stock subject to the Seabulk stock option by the Exchange Ratio, as may be adjusted, plus a cash payment to the holder, payable upon exercise of the option, in an amount equal to the product of the per share cash consideration, as may be adjusted, and the number of shares of Seabulk common stock subject to such option. The exercise price per share will be obtained by dividing the aggregate exercise price for the shares of Seabulk common stock otherwise purchasable pursuant to such Seabulk option by the aggregate number of shares of SEACOR common stock deemed purchasable pursuant to such Seabulk option.

        At the effective time of the merger, SEACOR will assume the Seabulk stock option plans, and the obligations of Seabulk will become obligations of SEACOR following the effective time of the reverse merger.

Governing Instruments and Officers and Directors or Managers

        Governing Documents.    Seabulk has agreed to amend its certificate of incorporation and bylaws at the effective time of the merger to be substantially in the forms attached as exhibits to the merger agreement.

        In the event that the forward merger is required, CORBULK's certificate of formation and operating agreement in effect immediately prior to the closing will be the governing documents of the surviving company.

        Officers and Directors or Managers.    At the effective time of the merger, the current directors of Seabulk have agreed to resign. After the merger, the directors of SBLK Acquisition Corp. will be the directors of Seabulk and the officers of Seabulk will continue in their current positions until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and by-laws.

        In the event that the forward merger is required, the managing member of CORBULK and the officers of Seabulk will continue in their current positions until their respective successors have been duly elected or appointed in accordance with CORBULK's operating agreement and Delaware law.

Representations and Warranties

        The merger agreement contains generally reciprocal customary representations and warranties of SEACOR, SBLK Acquisition Corp., CORBULK and Seabulk relating to their respective businesses. The representations and warranties will not survive the closing of the merger.

        The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the companies have exchanged in connection with signing the merger agreement. While SEACOR and Seabulk do not believe that the disclosure schedules contain information that securities laws require the companies to publicly disclose other than information that has already been so disclosed, the disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on any of these representations and warranties as characterizations of the actual state of facts since they may be modified in important respects by the underlying disclosure schedules. Each company's disclosure schedules contain information that in some cases has been included in that company's general prior public disclosures and also may contain additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies' public disclosures.

        The most significant representations and warranties in the merger agreement relate to:

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  organization, standing and corporate power;

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  capital structure;

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  authority; noncontravention;

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  governmental approvals;

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  SEC documents; financial statements; undisclosed liabilities;

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  absence of certain changes or events;

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  legal proceedings;

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  compliance with laws; permits;

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  information supplied;

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  tax matters;

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  employee benefits and labor matters;

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  environmental matters;

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  contracts;

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  title to properties;

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  intellectual property;

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  insurance, claims and warranties;

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  opinion of financial advisor;

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  brokers and other advisors;

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  vessels; and

  •
  reorganization treatment.

        Certain representations and warranties are qualified as to materiality or "material adverse effect." When used with respect to either SEACOR or Seabulk, "material adverse effect" means a material adverse effect on

  •
  the business, properties, assets, liabilities, results of operations or financial condition of SEACOR or Seabulk, and its subsidiaries taken as a whole, as applicable, other than any such effect relating to or affecting the economy or regulatory or political conditions in general or relating to or affecting the industries in which Seabulk or SEACOR, as applicable, operates in general and (in each case) not specifically relating to (or disproportionately affecting) SEACOR or Seabulk, as the case may be, or

  •
  SEACOR's or Seabulk's ability, as the case may be, to, in a timely manner, perform its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement.

Stockholders' Meetings

        The merger agreement requires both SEACOR and Seabulk, as soon as practicable following the date of the merger agreement, to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders in connection with the transactions contemplated by the merger agreement. Subject to certain exceptions, Seabulk has agreed, through its board of directors, to recommend to its stockholders approval of the proposed merger and the adoption of the merger agreement. SEACOR has agreed, through its board of directors, to recommend to its stockholders approval of the issuance of shares of SEACOR common stock in connection with the merger.

Conduct of the Parties Pending the Merger

        Conduct of Seabulk Pending the Merger.    The merger agreement provides that, until the effective time of the merger, the Seabulk and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice. Seabulk and its subsidiaries are also required to comply in all respects with applicable laws and requirements of material contracts, to use commercially reasonable efforts to maintain their business organization and the goodwill of those having business relationships with Seabulk and retain the services of their officers and key employees. Seabulk and its subsidiaries are also required to keep in full force and effect all material insurance policies maintained by them, other than changes made in the ordinary course of business.

        The following summarizes the more significant of the restrictions undertaken by Seabulk, each of which is subject to certain exceptions. Seabulk has agreed that it will not:

  •
  issue or dispose of any shares of its capital stock or any securities or rights convertible into its capital stock, other than the issuance of shares of common stock upon the exercise of options and warrants that were outstanding on the date of the merger agreement;

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  redeem any of its securities;

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  declare any dividend on any shares of its capital stock;

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  split, combine, subdivide or reclassify any shares of its capital stock;

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  amend or waive any of its rights under, or accelerate the vesting under, any provision of the Seabulk stock plans or any stock option or restricted stock agreement required pursuant to employment agreements in effect on March 16, 2005;

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  incur any indebtedness or guarantee any indebtedness, subject to certain ordinary course exceptions;

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  sell, lease, or encumber any of its properties or assets;

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  make any unbudgeted capital expenditures;

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  make any acquisition of any other person, business or division;

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  make any investment in, or loan or advance to, any person other than a subsidiary of Seabulk in the ordinary course of business;

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  enter into, terminate or amend any material contract, subject to certain exceptions;

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  increase the compensation of any of its directors, officers or employees or establish, amend or terminate any compensation or benefit plan;

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  make or change a material tax election, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim;

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  make any changes in financial or tax accounting methods, principles or practices;

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  amend Seabulk's certificate of incorporation or by-laws or any subsidiary's governing instruments;

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  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

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  satisfy or discharge any claims, liabilities or obligations, subject to ordinary course exceptions;

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  settle or compromise any material litigation, proceeding or investigation;

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  depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating its fleet;

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  defer any scheduled maintenance on any vessel;

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  enter into any charter for its vessels which have a term of longer than 180 days at a fixed rate;

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  take any other action that would cause any of the representations or warranties of Seabulk in the merger agreement to not be true; or

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  take any other action that would impede or delay the ability of the parties to satisfy the closing conditions to the merger.

        Conduct of SEACOR Pending the Merger.    The merger agreement provides that, until the effective time of the merger, SEACOR will not, and will not permit its subsidiaries to:

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  take any action that would cause any of the representations or warranties of SEACOR in the merger agreement to be not true;

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  knowingly take any action that would be reasonably likely to prevent or impede the consummation of the merger;

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  enter into any agreement for the acquisition of any business or person which would require the filing of any financial statements with the SEC or that is reasonably likely to result in delaying the closing of the merger;

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  adopt or propose any material change in SEACOR's certificate of incorporation or by-laws or amend any term of the shares of SEACOR's common stock;

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  merge or consolidate SEACOR or SBLK Acquisition Corp. with any other person or adopt a plan of liquidation;

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  enter into or acquire any new line of business that is material to SEACOR and is not strategically related to the current business or operations of SEACOR or Seabulk;

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  issue or dispose of any shares of its capital stock or securities convertible into its capital stock, subject to certain exceptions;

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  declare any dividend on any shares of SEACOR common stock, subject to certain exceptions; or

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  split, combine, reclassify or redeem any of its shares of capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock.

Warrant Purchase

        In the merger agreement, SEACOR agreed to use its reasonable best efforts to purchase at or prior to the closing of the merger existing warrants to purchase shares of Seabulk common stock at a purchase price per underlying Seabulk share equal to the per share merger consideration less the exercise price of the warrant. In the event SEACOR is unable to purchase any of the warrants, then they will remain outstanding and will be exercisable only for the merger consideration.

No Solicitation

        Seabulk has agreed to cease and to cause its subsidiaries and their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives to cease any discussions or negotiations with any person being conducted with respect to a "Takeover Proposal."

        A "Takeover Proposal" means any written or publicly announced proposal from any person or group relating to any:

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  acquisition of assets of Seabulk and its subsidiaries equaling 15% or more of Seabulk's consolidated assets or to which 15% or more of Seabulk's consolidated revenues or earnings are attributable;

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  acquisition of 15% or more of any class of Seabulk's equity securities;

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  tender offer or exchange offer which would result in any person or group beneficially owning 15% or more of any class of Seabulk's equity securities; or

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  merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction of Seabulk or any of its subsidiaries.

        Seabulk has also agreed not to and to cause its subsidiaries not to and to use its reasonable best efforts to cause their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives not to:

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  solicit, initiate or knowingly encourage any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal;

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  participate in any discussions or negotiations with any third party regarding any Takeover Proposal; or

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  enter into any agreement related to any Takeover Proposal.

        The merger agreement provides that the above restrictions would not prevent Seabulk or its board of directors, at any time prior to Seabulk's stockholders approving the merger, from:

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  furnishing information with respect to Seabulk and its subsidiaries and access to their assets, books and records to the person making such Takeover Proposal, but only after such person enters into a confidentiality agreement with Seabulk; or

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  participating in discussions and negotiations with such person regarding such Takeover Proposal;

        if, and only to the extent that:

  •
  the Seabulk board of directors reasonably determines in good faith that such Takeover Proposal appears to constitute a "Superior Proposal", and, after considering applicable state law and after consulting with outside counsel, that such action is reasonably necessary to comply with its fiduciary duties to Seabulk's stockholders under applicable law; and

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  any confidentiality agreement with a third party relating to a Takeover Proposal is no less favorable to Seabulk than the confidentiality agreement between Seabulk and SEACOR and does not provide for an exclusive right to negotiate with Seabulk, and Seabulk promptly advises SEACOR of all non-public information delivered to such person and delivers to SEACOR all information not previously provided.

        A "Superior Proposal" means any bona fide written Takeover Proposal made by a third party, obtained after March 16, 2005 and not in breach of the merger agreement, to acquire all or substantially all of Seabulk's equity securities or all or substantially all of the assets of Seabulk and its subsidiaries on a consolidated basis, which is not subject to a financing contingency and which Seabulk's board of directors determines in good faith to be more favorable to Seabulk's stockholders from a financial point of view than the proposed merger with SEACOR, taking into account any changes to the terms of the merger agreement proposed by SEACOR in writing and the ability of the person making the proposal to consummate the proposed transactions.

        The merger agreement provides that Seabulk must promptly advise SEACOR of, orally and in writing, no later than 24 hours after receipt of, any bona fide Takeover Proposal or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Seabulk in respect of any Takeover Proposal. This notice must include the identity of such person and a description of the material terms and conditions of any Takeover Proposals, including any written materials received from or on behalf of such person. Seabulk is obligated to keep SEACOR informed of all material developments affecting the status or terms of such proposals.

        The merger agreement further provides that neither the board of directors of Seabulk nor any committee of the board may:

  •
  withdraw or modify, or propose to publicly withdraw or modify, in a manner adverse to SEACOR, the Seabulk board of directors recommendation of the merger agreement and the transactions contemplated thereby (including the merger);

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  approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or

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  approve or recommend, or propose publicly to approve or recommend, or cause to authorize Seabulk or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement).

        The board of directors of Seabulk may withdraw or modify its recommendation, or recommend a Takeover Proposal, if it determines in good faith, after reviewing applicable provisions of state law and after consulting with outside counsel, that the failure to withdraw, modify or recommend a Takeover Proposal could constitute a breach by the Seabulk board of directors of its fiduciary duties. Seabulk has agreed not to modify its recommendation or to recommend a Takeover Proposal (after deeming it a Superior Proposal) until after the third business day following SEACOR's receipt of written notice advising it that Seabulk's board of directors intends to modify its recommendation or recommend a Takeover Proposal and specifying the terms and conditions of such Superior Proposal. The Seabulk board of directors has agreed to consider any changes to the terms of the merger agreement proposed by SEACOR in response to such notice in determining whether such Takeover Proposal constitutes a Superior Proposal.

        The merger agreement provides that the board of directors of Seabulk is not prohibited from disclosing to the Seabulk stockholders any proposal contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.

Reasonable Best Efforts

        SEACOR and Seabulk have agreed to use their reasonable best efforts to take all actions necessary to cause the conditions to closing to be satisfied as promptly as practicable and to consummate the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation and all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws) required to effect the merger. The parties also agreed to use reasonable best efforts to obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

Public Announcements

        SEACOR and Seabulk have agreed not to issue or cause the publication of any press release or other public announcement with respect to the proposed merger, the merger agreement or the other transactions contemplated by the merger agreement without the prior consent of the other party, except as may be required by law or by an applicable listing agreement with a national securities exchange or NASDAQ as determined in the good faith judgment of the party proposing to make such release.

Indemnification and Insurance

        The merger agreement provides that, from and after the effective time of the merger, the surviving corporation will indemnify the directors and officers of Seabulk with respect to all acts or omissions by them in their capacities as directors or officers at any time prior to the effective time of the merger to the fullest extent required by the Seabulk certificate of incorporation and by-laws in effect as of March 16, 2005 and to the fullest extent permitted by applicable law.

Fees and Expenses

        Whether or not the proposed merger is consummated and except as described below under "Termination Fee", all fees and expenses incurred in connection with the merger agreement, the Stockholders' Agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses.

Employee Matters

        SEACOR has agreed to honor, from and after the closing, the existing obligations under all employment, severance, change in control, restricted stock and other agreements between Seabulk (or one of its subsidiaries) and the individuals employed prior to the closing date by Seabulk or one of its subsidiaries.

        SEACOR has also agreed to take all actions necessary to permit each Seabulk employee as of the closing date to continue to participate from and after the closing in the employee benefit and compensation plans, programs and arrangements maintained by Seabulk. SEACOR may terminate or discontinue any Seabulk benefit plan on or after the closing date provided that SEACOR takes all actions necessary to permit Seabulk employees participating in any discontinued plan to participate in a similar type of employee benefit or compensation plan, program or arrangement maintained by SEACOR or any of its subsidiaries. If the discontinued plan is a group health plan, then SEACOR will permit each Seabulk employee participating in the discontinued group health plan and his or her eligible dependents to be covered under a replacement plan that provides medical and dental benefits to Seabulk employees and eligible dependents effective immediately upon the termination of coverage under any discontinued plan. SEACOR has also agreed to credit Seabulk employees covered under a discontinued plan, for the year during which coverage under a replacement plan begins, with any deductibles and copayments already paid during the coverage year under the discontinued group health plan and waive any preexisting condition restrictions to the extent necessary to provide immediate replacement coverage. The Seabulk Executive Deferred Compensation Plan will not be terminated prior to the tenth anniversary of the closing date. The severance policy of Seabulk and its subsidiaries will not be amended or terminated insofar as it applies to Seabulk employees prior to the second anniversary of the closing date.

        SEACOR has agreed to recognize each Seabulk employee's years of service and level of seniority for the purposes of terms of employment and eligibility, vesting and benefit determination under Seabulk's existing benefit plans, programs or arrangements.

        Prior to the closing date, Seabulk will amend its severance policy to add a "good reason" termination provision which will provide that, for the one- or two-year period following the closing date, a participant may voluntarily terminate employment for "good reason" and become entitled to severance benefits under the Seabulk severance policy if the participant is notified of a reduction in his or her base pay of at least 10% and provides notice of his or her intent to terminate within 30 days of receipt of such notice.

Conditions Precedent

        Conditions to Each Party's Obligation to Effect the Merger.    The obligations of each of the parties to the merger agreement to effect the merger are subject to the satisfaction or waiver of the following conditions:

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  adoption of the merger agreement by the holders of a majority of the outstanding shares of Seabulk common stock;

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  approval of the issuance of shares of SEACOR common stock in connection with merger by the affirmative vote of the holders of a majority of the shares of SEACOR common stock;

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  expiration or termination of the waiting period (and any extension thereof) applicable to the proposed merger under the HSR Act and any other applicable law;

  •
  obtaining any required consents of MARAD;

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  absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority preventing or prohibiting consummation of the merger or making the consummation of the merger illegal;

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  approval of the listing of the shares of SEACOR common stock deliverable to the stockholders of Seabulk on the NYSE, subject to official notice of issuance;

  •
  absence of any pending or threatened action before any governmental authority that would or is reasonably likely to:

  •
  prohibit or make illegal the acquisition of some or all of the shares of Seabulk common stock by SEACOR or the consummation of the merger,

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  impose limitations on the ability of SEACOR or its affiliates effectively to exercise full rights of ownership of all shares of Seabulk common stock or shares of the surviving corporation,

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  prohibit or make illegal, or impose material limitations on, SEACOR's or any of its affiliates' ownership or operation of all or any significant portion of the businesses and assets of Seabulk and its subsidiaries, taken as a whole, or, as a result of the transactions contemplated by the merger agreement, of SEACOR and its subsidiaries, taken as a whole,

  •
  compel SEACOR to dispose of any shares of Seabulk common stock or shares of the surviving corporation or to dispose of or hold separate any significant portion of the businesses or assets of Seabulk and its subsidiaries, taken as a whole, or of SEACOR and its subsidiaries, taken as a whole, or

  •
  impose damages on SEACOR, Seabulk or any of their respective subsidiaries as a result of the transactions contemplated by the merger agreement;

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  absence of any amendment to or repeal of Section 27 of the 1920 Act, insofar as it limits U.S. coast-wise trade to vessels built in the United States and owned and operated by United States citizens (as defined in Section 2 of the 1916 Act) in a manner that would be material and adverse to Seabulk or SEACOR.

        Conditions to Obligations of SEACOR, SBLK Acquisition Corp. and CORBULK.    The obligations of SEACOR, SBLK Acquisition Corp. and CORBULK to effect the merger are further subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of Seabulk contained in the merger agreement, subject to a material adverse effect qualification;

  •
  Seabulk's performance in all material respects of all obligations required to be performed by it under the merger agreement;

  •
  the receipt by SEACOR of written resignation letters from each of the members of the respective boards of directors of Seabulk and its subsidiaries;

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  the receipt by SEACOR of a certificate complying with Treasury regulations Section 1.897-2(g)(1)(ii) stating that Seabulk is not a "United States real property holding corporation;"

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  receipt by SEACOR from Weil, Gotshal & Manges LLP, tax counsel to SEACOR, of an opinion dated as of the closing date and stating that the merger will be treated for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  absence of any material damage to or loss of any of the double-hulled U.S.-flag tankers owned by Seabulk or any of its subsidiaries, unless such damage, loss, destruction or denial of use is covered by adequate insurance; and

  •
  absence of a demand for appraisal rights under the DGCL by the holders of Seabulk common stock at the effective time of the reverse merger representing not more than 4% of the total outstanding shares.

        Conditions to Obligations of Seabulk.    The obligation of Seabulk to effect the proposed merger is further subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy representations and warranties of SEACOR contained in the merger agreement, subject to a material adverse effect qualification;

  •
  performance by SEACOR, SBLK Acquisition Corp. and CORBULK in all material respects of all obligations required to be performed by them under the merger agreement; and

  •
  receipt by Seabulk from Vinson & Elkins LLP, tax counsel to Seabulk, of an opinion dated as of the closing date and stating that the merger will be treated for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

Termination

        The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger:

  •
  by mutual written consent of Seabulk and SEACOR; or

  •
  by either Seabulk or SEACOR if:

  •
  the merger does not close on or before September 15, 2005, unless otherwise extended by mutual written consent of the parties, so long as the failure to close on or before September 15, 2005 was not primarily due to the failure of the terminating party to perform any of its obligations under the merger agreement;

  •
  there is any law or court ruling prohibiting consummation of the merger or making the consummation of the merger illegal, so long as such law or ruling was not primarily due to the failure of the terminating party to perform any of its obligations under the merger agreement;

  •
  the Seabulk stockholders have not approved the merger at the Seabulk special meeting;

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  the SEACOR stockholders have not approved the issuance of shares of SEACOR common stock at the SEACOR annual meeting;

  •
  Section 27 of the 1920 Act, insofar as it limits U.S. coast-wise trade to vessels built in the United States and owned and operated by United States citizens (as defined in Section 2 of the 1916 Act) is repealed or amended in a manner that would be material and adverse to Seabulk or SEACOR; and

  •
  by SEACOR if:

  •
  Seabulk breaches or fails to perform any of its obligations set forth in the merger agreement (or if any of the representations or warranties of Seabulk fail to be true), and the breach or failure is incapable of being cured, or is not cured, by Seabulk within 30 days following receipt of written notice from SEACOR of such breach or failure;

  •
  the board of directors of Seabulk or any board committee withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to SEACOR, its recommendation that the Seabulk stockholders adopt the merger agreement and approve the merger, or the board of directors of Seabulk or any board committee approves or recommends, or proposes publicly to approve or recommend, any Takeover Proposal;

    •
    since the date of the merger agreement, an event or change has occurred that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Seabulk;

    •
    the chief executive officer or the chief financial officer of Seabulk fails to provide the necessary certifications when due and as required under the Sarbanes-Oxley Act of 2002;

    •
    any of the double-hulled U.S.-flag tankers owned by Seabulk or any of its subsidiaries suffers any material damage, loss or denial of use or is destroyed, unless such damage, loss, destruction or denial of use is covered by adequate insurance; or

    •
    Seabulk stockholders owning more than 4% of the outstanding shares of Seabulk common stock have properly demanded appraisal rights under the DGCL.

  •
  by Seabulk if:

  •
  prior to the Seabulk special meeting, the Seabulk board of directors determines to accept a Superior Proposal, Seabulk pays to SEACOR the $21,300,000 termination fee and Seabulk is not in breach of any of "no solicitation" provisions set forth in the merger agreement; provided that Seabulk may not exercise this termination right until after the third business day following SEACOR's receipt of written notice (unless the time at which such notice is required to be given is fewer than three business days prior to the Seabulk special meeting, in which case Seabulk shall provide as much notice as is reasonably practicable) from Seabulk advising SEACOR that Seabulk intends to terminate the merger agreement and specifying the terms and conditions of the Superior Proposal, and during such period, Seabulk is obligated to negotiate with SEACOR to make such adjustments in the terms and conditions of the merger agreement as would enable Seabulk to proceed with the proposed merger;

  •
  SEACOR, SBLK Acquisition Corp. or CORBULK has breached or failed to perform any of its obligations set forth in the merger agreement (or if any of their respective representations or warranties fails to be true), and the breach or failure is incapable of being cured, or is not cured, by SEACOR within 30 days following receipt of written notice from Seabulk of such breach or failure;

  •
  since the date of the merger agreement, any event or change has occurred that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on SEACOR; or

  •
  the chief executive officer or the chief financial officer of SEACOR fails to provide the necessary certifications when due and as required under the Sarbanes-Oxley Act of 2002.

Effect of Termination

        In the event the merger agreement is terminated, except for the possible payment of a termination fee as described below, neither party will have any liability to the other or to their respective directors, officers and affiliates, unless one of the parties committed fraud or a willful breach of the merger agreement. If Seabulk pays a termination fee, SEACOR will have no further remedy against Seabulk for termination or breach of the merger agreement.

Termination Fee

        Seabulk has agreed to pay to SEACOR a termination fee of $21,300,000 in cash in the event that:

  •
  the merger agreement is terminated by Seabulk after Seabulk's board of directors determines to accept a Superior Proposal, and Seabulk is not in breach of the "no solicitation" provisions of the merger agreement;

  •
  a Takeover Proposal is made known to Seabulk or made directly to its stockholders generally or any person publicly announces an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, the merger agreement is terminated by SEACOR due to Seabulk's willful breach, and Seabulk enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within 12 months of the date the merger agreement is terminated (for purposes of this provision, all references to 15% in the definition of "Takeover Proposal" are deemed to be 50%);

  •
  the merger agreement is terminated by SEACOR because the board of directors of Seabulk or any board committee withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to SEACOR, its recommendation that the Seabulk stockholders adopt the merger agreement and approve the merger, or the board of directors of Seabulk or any board committee approves or recommends, or proposes publicly to approve or recommend, any Takeover Proposal; or

  •
  the merger agreement is terminated by either Seabulk or SEACOR because Seabulk's stockholders have not approved the merger at the Seabulk special meeting or at any adjournment or postponement thereof.

        In the event that the merger agreement is terminated by SEACOR or Seabulk because the SEACOR stockholders do not approve the issuance of SEACOR common stock in the merger, SEACOR has agreed pay to Seabulk $5 million in cash in satisfaction of all expenses and other costs, including opportunity costs, incurred in connection with the transactions contemplated by the merger agreement.

        In the event that the merger agreement is terminated by Seabulk because SEACOR, SBLK Acquisition Corp. or CORBULK has breached or failed to perform any of its obligations set forth in the merger agreement (or if any of their respective representations or warranties fail to be true), and such breach or failure is incapable of being cured, or is not cured, by SEACOR within thirty 30 days following receipt of written notice from Seabulk of such breach or failure, then SEACOR will pay to Seabulk, in cash, all reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers), up to $1 million, incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement or the transactions contemplated by the merger agreement.

        In the event that the merger agreement is terminated by SEACOR because Seabulk breaches or fails to perform any of its obligations set forth in the merger agreement (or if any of its representations or warranties fail to be true), and such breach or failure is incapable of being cured, or is not cured, by Seabulk within thirty 30 days following receipt of written notice from SEACOR of such breach or failure, then Seabulk will pay to SEACOR, in cash, all reasonably out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers), up to $1 million, incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement or the transactions contemplated by the merger agreement.

        Termination fees are payable as follows:

  •
  If Seabulk terminates the merger agreement to accept a Superior Proposal, Seabulk must pay the termination fee prior to termination;

  •
  If SEACOR terminates the merger agreement in connection with a Takeover Proposal due to Seabulk's willful breach of the merger agreement and its entering into or consummation of a Takeover Proposal within 12 months of the date the merger agreement is terminated, Seabulk must promptly pay the termination fee no later than two business days after delivery of a demand for payment;

  •
  If SEACOR terminates the merger agreement because the Seabulk board of directors withdraws or modifies (or proposes publicly to withdraw or modify) its recommendation that the Seabulk stockholders adopt the merger agreement and approve the merger, or the Seabulk board approves or recommends any Takeover proposal, Seabulk must promptly pay the termination fee no later then two business days after delivery of a demand for payment.

  •
  If SEACOR or Seabulk terminates the merger agreement because the Seabulk stockholders have not approved the merger at the Seabulk special meeting, Seabulk must promptly pay the termination fee no later than two business days after delivery of a demand for payment.

        In the event that Seabulk fails to pay any termination fee required by the merger agreement when due, the fee will accrue interest at an interest rate equal to the rate of interest publicly announced by Citibank as its Prime Lending Rate plus 2%. If Seabulk fails to pay any termination fee when due, it will also be obligated to pay all of SEACOR's costs and expenses (including attorneys' fees) in connection with efforts to collect it.

Amendment

        SEACOR and Seabulk can, by written agreement, amend the merger agreement in any and all respects, except that following approval of the merger by the stockholders of Seabulk amendments that by law would require further approval by the stockholders of Seabulk are not allowed without such approval.

STOCKHOLDERS' AGREEMENT

        The following summary describes certain material provisions of the Stockholders' Agreement. A copy of the Stockholders' Agreement is attached to this document as Annex B and is incorporated by reference into this document. While the discussion below summarizes many of the material provisions of the Stockholders' Agreement, it may not contain all of the information about the Stockholders' Agreement that is important to you. We encourage you to read the Stockholders' Agreement in its entirety.

        In connection with the merger agreement, SEACOR, SBLK Acquisition Corp., CORBULK, and the Seabulk stockholders listed therein, whom we refer to as the Significant Stockholders, entered into a Stockholders' Agreement, dated as of March 16, 2005, or the Stockholders' Agreement.

Representations and Warranties

        The Stockholders' Agreement contains representations and warranties made by each Significant Stockholder regarding:

  •
  power, authority and legal capacity;

  •
  no conflicts;

  •
  consent and notice;

  •
  legal proceedings;

  •
  citizenship;

  •
  beneficial ownership; and

  •
  voting power

No Solicitation

        The Significant Stockholders have agreed to cease and to cause their representatives to cease any discussions or negotiations with any person being conducted with respect to a "Takeover Proposal."

        The Significant Stockholders have also agreed not to and to cause their affiliates, attorneys, representatives or agents not to:

  •
  solicit, initiate or knowingly encourage any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal;

  •
  participate in any discussions or negotiations with any third party regarding any Takeover Proposal; or

  •
  enter into any agreement related to any Takeover Proposal.

        The Stockholders' Agreement provides that each Significant Stockholder must advise SEACOR, orally and in writing, no later than 24 hours after receipt of, any bona fide Takeover Proposal or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Seabulk in respect of any Takeover Proposal. This notice must include the identity of such person and a description of the material terms and conditions of any Takeover Proposals, including any written materials received from or on behalf of such person. Seabulk is obligated to keep SEACOR informed of all material developments affecting the status or terms of such proposals.

Agreement to Vote

        So long as the Stockholders' Agreement has not been terminated in accordance with its terms, each Significant Stockholder has agreed to vote all of its existing shares of Seabulk common stock, or execute a written consent with respect thereof:

  •
  for approval and adoption of the merger agreement and the transactions contemplated thereby;

  •
  against any Takeover Proposal, without regard to Seabulk's board of directors' recommendation concerning such Takeover Proposal, and without regard to the terms of such Takeover Proposal;

  •
  against any agreement, amendment of any agreement (including Seabulk's certificate of incorporation or by-laws), or any other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone, or discourage the transactions contemplated by the merger agreement; or

  •
  against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Seabulk in the merger agreement.

Restrictions on Dispositions

        Each of the Significant Stockholders has agreed, except as permitted or required by the merger agreement, without the prior written consent of SEACOR, not to, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any voting shares other than to its affiliates, provided that as a condition to such transfer, such affiliate shall execute an agreement that is identical to the Stockholders' Agreement (except to reflect the change of the stockholder) at which time, such stockholder's obligations thereunder shall terminate with respect to such shares. C/R Marine Coinvestment II, L.P. is expressly permitted to transfer any or all of its shares to its limited partners, and in such event, such limited partners will not be required to execute an agreement that is identical to the Stockholders' Agreement.

Irrevocable Proxy

        Each of the Significant Stockholders irrevocably appointed SEACOR or its designee as its agent, attorney and proxy, to vote (or cause to be voted) the existing shares of Seabulk common stock owned by it in favor of approval of the merger agreement and the transactions contemplated thereby. The Significant Stockholders own, in the aggregate, approximately 75% of the outstanding shares of Seabulk common stock. In the event the Stockholders' Agreement is terminated in accordance with its terms, such proxy will be deemed revoked and will terminate without any further action by the parties to the Stockholders' Agreement.

Termination

        In the event that the merger agreement is terminated in accordance with its terms, the Stockholders' Agreement will terminate without any further action by the parties. The Stockholders' Agreement will be deemed satisfied in full and will terminate upon the consummation of the reverse merger.

REGISTRATION RIGHTS AGREEMENT

        The following summary describes certain material provisions of the Registration Rights Agreement. A copy of the Registration Rights Agreement is attached to this document as Annex C and is incorporated by reference into this document. While the discussion below summarizes many of the material provisions of the Registration Rights Agreement, it may not contain all of the information about the Registration Rights Agreement that is important to you. We encourage you to read the Registration Rights Agreement in its entirety.

        In connection with the merger agreement and the Stockholders' Agreement, SEACOR and the Significant Stockholders entered into a Registration Rights Agreement, dated as of March 16, 2005, which we refer to the Registration Rights Agreement.

Shelf Registration

        SEACOR is required as promptly as practicable (but in no event more than 30 days after the closing date of the merger) to prepare and file with the SEC and, thereafter, use its reasonable best efforts to have declared effective a registration statement relating to the offer and sale by the Significant Stockholders at any time and from time to time on a delayed or continuous basis of all the shares of SEACOR common stock to be received by the Significant Stockholders pursuant to the merger agreement, which we refer to as the Registrable Securities. SEACOR will use its reasonable best efforts to keep the registration statement effective under the Securities Act until the third anniversary of the effective time of the merger (subject to extensions under certain circumstances), and, in the event that such registration statement cannot be kept effective for such period, SEACOR will use its reasonable best efforts to prepare and file with the SEC and have declared effective as promptly as practicable another registration statement.

Expenses

        SEACOR will pay all of the expenses incident to registration of the Registrable Securities in connection with any registration pursuant to the registration statement described above; provided that in any underwritten offering or other trade by the Significant Stockholders, the Significant Stockholders are to pay any underwriting commissions and discounts, and fees and expenses of counsel.

Underwritten Offering Pursuant to the Shelf Registration

        Underwriting Notice.    In the event that a Significant Stockholder or Significant Stockholders holding 50% or more, in the aggregate, of the Registrable Securities outstanding at any time seeks to undertake an underwritten offering of Registrable Securities pursuant to the registration statement described above, such Significant Stockholder, which we sometimes refer to as a Notifying Holder, shall first give written notice to the other Significant Stockholders, which we refer to as the Receiving Holders, and to SEACOR, at least 10 business days prior to the anticipated initiation of such underwritten offering, specifying the number of Registrable Securities to be offered. SEACOR will notify the Notifying Holder and the Receiving Holders, and each Receiving Holder will notify the Notifying Holder and SEACOR in writing within 5 business days after receipt of such underwriting notice specifying the number, if any, of shares of SEACOR common stock (in the case of SEACOR) or Registrable Securities (in the case of the Receiving Holders), it seeks to include in such underwritten offering. Such shares shall be included in the offering unless the managing underwriter advises SEACOR and the Significant Stockholders in writing that, in its opinion, the number of securities requested to be included in the offering exceeds the number which can be sold without adversely affecting the offering, including with respect to price, in which case, SEACOR and the Significant Stockholders will include in such underwritten offering, to the extent of the number they are advised can be sold:

  •
  first, a pro rata amount, based on the number of Registrable Securities sought to be offered by each Significant Stockholder;

  •
  second, securities of SEACOR sought to be offered by SEACOR; and

  •
  third, securities of SEACOR held by other persons having registration rights existing as of the date of the Registration Rights Agreement proposed to be included in such registration.

        Procedures.    SEACOR has agreed to:

  •
  make reasonably available for inspection by the Significant Stockholders, any underwriter participating in any disposition pursuant to the registration statement described above and any attorney, accountant or other agent retained by the Significant Stockholders or any underwriter, all relevant financial and other records, pertinent corporate documents and properties of SEACOR;

  •
  cause SEACOR's officers, directors, employees, and use its reasonable best efforts to cause SEACOR's accountants and auditors, to supply all relevant information reasonably requested by the Significant Stockholders or any underwriter, attorney, accountant or agent in connection with an underwritten offering made in connection with the registration statement described above;

  •
  as may be reasonably requested, cause SEACOR's officers and employees to participate in investor presentations to prospective investors and analysts, including "road shows;" and

  •
  generally accommodate any participating underwriter's reasonable requests relating to its due diligence efforts;

provided that the Significant Stockholders will be entitled to effect no more than three underwritten offerings of Registrable Securities pursuant to the shelf registration statement and that no such offering will be made by the Significant Stockholders:

  •
  on more than one occasion during any period of 90 consecutive days after any other offering of Registrable Securities made in accordance with the Registration Rights Agreement;

  •
  during the 15 days prior to the anticipated consummation of any offering of securities of the same class as the Registrable Securities and during the 60 day-period after the consummation of such an offering, except in the case of an offering registered on Forms S-4 or S-8 (or any successor form) for the registration of securities to be offered in a transaction of the type referred to in Rule 145 or to be offered to employees of and/or consultants to SEACOR or its subsidiaries;

  •
  within 90 days of the consummation of an offering of Registrable Securities in which the Significant Stockholders were offered piggyback rights, provided that all the Registrable Securities requested by the Significant Stockholders to be so registered were registered for sale in that offering; and

  •
  unless the Significant Stockholders offer for sale at least 750,000 shares of Registrable Securities.

Piggyback Underwritten Offerings

        Right to Piggyback.    In the event that SEACOR seeks to undertake an underwritten offering of registered shares of SEACOR common stock on or before the third anniversary of the effective time of the merger, except in the case of an offering registered on Form S-4 or S-8 for the registration of securities to be offered in a transaction of the type referred to in Rule 145 or to be offered to employees of and/or consultants to SEACOR or subsidiaries thereof, SEACOR has agreed to first give written notice to each Significant Stockholder holding Registrable Securities not less than six business days prior to the anticipated initiation of such an underwritten offering, and to offer each Significant Stockholder the opportunity to include any or all of its Registrable Securities in such underwritten offering, subject to certain limitations.

        Notice of Participation in Piggyback Offerings.    Each Significant Stockholder has agreed advise SEACOR in writing within five business days after the receipt of notice from SEACOR of an underwritten offering, specifying the number of Registrable Securities, if any, such Significant Stockholder seeks to include in the offering. SEACOR has agreed to include the number of Registrable Securities requested to be included in such an offering, and, if required, to use reasonable best efforts to effect registration of such Registrable Securities under the Securities Act; provided that SEACOR may at any time withdraw or cease proceeding with any such underwritten offering of Registrable Securities if it, at the same time, withdraws or ceases to proceed with the underwritten offering of the other shares of SEACOR common stock originally proposed to be registered.

        Priority in Piggyback Offerings.    If the managing underwriter of an underwritten offering pursuant to which Registrable Securities are included pursuant to piggyback rights advises the Significant Stockholders and SEACOR in writing that, in its opinion, the number of securities requested to be included in such underwritten offering exceeds the number which can be sold within an acceptable price range, SEACOR will include in such underwritten offering, to the extent of the number which SEACOR is so advised can be sold,

  •
  first, the securities of SEACOR that SEACOR initially proposed to sell; and

  •
  second, securities of SEACOR held by other persons having registration rights proposed to be included in such registration and any Registrable Securities proposed to be included, allocated, if necessary, on a pro ratabasis in accordance with the number of shares proposed to be included in the offering.

        Expenses.    SEACOR has agreed to pay all registration expenses in connection with any underwritten offering in which the Significant Stockholders have the opportunity to participate pursuant to piggyback registration rights; provided that each Significant Stockholder pays its pro rata share, in accordance with the number of Registrable Securities sold by it in such offering, of any underwriting commissions and discounts and each Significant Stockholder pays the cost of its counsel incurred in connection with such piggyback underwritten offering.

        Limitation on Subsequent Registration Rights.    SEACOR has acknowledged and agreed that it will not grant or allow any other persons any registration rights with respect to any securities of SEACOR that impair the rights of the Significant Stockholders to exercise their rights under the Registration Rights Agreement or conflict with or violate the provisions of the Registration Rights Agreement, or grant any other person rights to piggyback or participate in registered underwritten offerings of SEACOR common stock in priority to the rights granted to the Significant Stockholders.

Termination

        The provisions of the Registration Rights Agreement terminate on the third anniversary of the effective time of the merger.

COMPARISON OF THE RIGHTS OF SEACOR AND SEABULK STOCKHOLDERS

        Upon completion of the merger, the stockholders of Seabulk will become stockholders of SEACOR, and the certificate of incorporation and bylaws of SEACOR will govern the rights of former Seabulk stockholders. SEACOR and Seabulk are each incorporated under Delaware law and are subject to the DGCL. The following section of this joint proxy statement/prospectus compares the rights of holders of SEACOR common stock with the rights of holders of Seabulk common stock and describes any material differences between them. This summary may not contain all the information that is important to you and is not intended to be a complete discussion of the certificate of incorporation of either SEACOR or Seabulk, nor the respective bylaws of SEACOR and Seabulk. This summary is qualified in its entirety by reference to the applicable Delaware law, as well as by reference to the certificate of incorporation and bylaws of each of SEACOR and Seabulk. SEACOR and Seabulk have filed with the SEC their respective certificates of incorporation and bylaws and will send copies of these documents to you upon your request. See "Where You Can Find More Information" beginning on page 143 of this joint proxy statement/prospectus.

Seabulk	SEACOR
Authorized Capital Stock
Seabulk's authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, no par value.	SEACOR's authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.
Size of Board of Directors

Seabulk's bylaws provide that the number of directors constituting Seabulk's board of directors shall be ten, or such other number as may be fixed by action of the Seabulk stockholders or the Seabulk board of directors.
The SEACOR bylaws provide that the number of directors constituting SEACOR's board of directors shall be no less than five nor more than eleven, the exact number of which may be fixed by action of the majority of the board of directors. The number of directors of SEACOR currently authorized is ten, and the SEACOR board of directors currently consists of ten directors.
Classification of Board of Directors
Seabulk's certificate of incorporation classifies the board of directors into three separate classes, as nearly equal in number as possible, with staggered three year terms.	SEACOR does not have a classified board of directors.

Removal of Directors

Seabulk's certificate of incorporation and bylaws provide that, subject to the rights of holders of any series of holders of any series of preferred stock, any director, or the entire board of directors, may be removed from office at any time, with or without cause.
SEACOR's bylaws provide that, subject to the rights of holders of any series of preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of a majority in voting power of the outstanding shares entitled to vote at an election of directors.
Vacancies on the Board of Directors

Seabulk's bylaws provide that, subject to the rights of holders of any series of preferred stock, and unless the directors otherwise determines, vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or an increase in the authorized number of directors may be filled only by a majority of the remaining directors, even if less than a quorum. Any director chosen to fill a vacancy shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires and until his or her successor is duly elected and qualified.
SEACOR's bylaws provide that any vacancy on its board of directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled only by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director chosen to fill a vacancy shall hold office until his or her successor is elected and qualified.
Action by Written Consent

Seabulk's certificate of incorporation provides that any action required or permitted to be taken by the Seabulk stockholders may be effected by the written consent, in lieu of a meeting of stockholders, of the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote in the election of directors. Seabulk's bylaws provide that any action required or permitted to be taken at any meeting of the board of directors or any committee thereof may be taken without a meeting if all members of the board of directors or committee consent in writing and the writings are filed with the minutes of proceedings of the board of directors or committee.
SEACOR's certificate of incorporation provides that any action required or permitted to be taken by the holders of shares of SEACOR common stock may be taken without a meeting if, but only if, a consent or consents in writing, setting forth the action as taken, are signed by the holders of not less than sixty-six and two-thirds percent (or such greater percentage as may be required by applicable law) in voting power of the outstanding shares of common stock entitled to vote thereon. SEACOR's bylaws provide that any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all members of the board of directors consent in writing and the writings are filed in the minute book.

Amendments to Certificate of Incorporation

Seabulk has reserved the right to amend, alter, change or repeal any provision contained in its certificate of incorporation in the manner now or hereafter prescribed in the certificate of incorporation or by applicable law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons are granted subject to such reservation; provided that any amendment or repeal of the provisions relating to director and officer indemnification and fiduciary duties of directors shall not adversely affect any right or protection in respect of any act or omission occurring prior to such amendment or repeal The vote of the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote in the election of directors, voting as a single class, is required to amend, repeal or adopt any provision inconsistent with the certificate of incorporation articles relating to: adoption, amendment or repeal of the bylaws; stockholder action by written consent; and number, election and classification of directors. The provisions of the certificate of incorporation relating to subsidiary contracts or transactions may not be amended, altered or modified unless either (i) there are at least two independent directors then in office and such amendment, alteration or modification is approved by the majority of the independent officers then in office or (ii) such amendment, alteration or modification is approved by the holders of a majority of the Seabulk common stock held by minority stockholders.
The affirmative vote of holders of not less that 66 2/3% in voting power of the outstanding shares of SEACOR common stock entitled to vote is required to alter, amend or repeal any provision inconsistent with the certificate of incorporation relating to stockholder action by written consent. Any amendment or repeal of the provisions relating to fiduciary duties of directors shall not adversely affect any right or protection in respect of any act or omission occurring prior to such amendment or repeal.
Amendments to Bylaws

Seabulk's bylaws provide that they may be altered, amended or repealed at any meeting of the board of directors or the stockholders; provided that, in the case of amendments by stockholders, the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, is required to alter, amend or repeal any provision of the bylaws.
SEACOR's bylaws provide that they may be altered or repealed at a meeting of the stockholders by the affirmative vote of the holders of a majority in voting power of the outstanding capital stock entitled to vote at such meeting or by the affirmative vote of a majority of the board of directors.

Special Meeting of Stockholders

Seabulk's bylaws provide that a special meeting of Seabulk stockholders may be called by the chairman of the board of directors, the president, by the majority of the total number of directors Seabulk would have if there were no vacancies, by a duly designated committee of the board of directors or by the holders of a majority of the voting power of the then outstanding shares of capital stock of Seabulk entitled to vote in the election of directors.
SEACOR's bylaws provide that a special meeting of SEACOR's stockholders may be called by order of a majority of the entire board of directors or by the chairman of the board of directors or the president. Special meetings of stockholders shall be held at such date and time as may be specified by such order.
Vote on Extraordinary Corporate Transactions
Seabulk's certificate of incorporation does not provide for any specified voting thresholds for extraordinary corporation transactions.
The SEACOR certificate of incorporation provides that the affirmative vote of the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of the SEACOR common stock entitled to vote thereof is required for the approval or authorization of: any merger, consolidation or similar business combination involving SEACOR, pursuant to which SEACOR is not the surviving or resulting corporation and/or the shares of SEACOR common stock are exchanged for or changed into other securities, cash or other property, or any combination thereof; the adoption of any plan or proposal for liquidation, dissolution, winding up or reorganization of SEACOR; and any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or substantially all of the assets of SEACOR and its subsidiaries (taken as a whole).
Inspection of Documents

Neither the certificate of incorporation nor bylaws of Seabulk contain any express provision regarding access to corporate records. Seabulk stockholders are permitted to inspect corporate documents in accordance with the DGCL.
Neither the certificate of incorporation nor bylaws of SEACOR contain any express provision regarding access to corporate records. The SEACOR stockholders are permitted to inspect corporate documents in accordance with the DGCL.
Stockholder Rights Plan
Seabulk has not adopted a stockholder rights plan.	SEACOR has not adopted a stockholder rights plan.

DESCRIPTION OF SEACOR'S CAPITAL STOCK

        As of the date of this document, SEACOR's authorized capital stock consists of 40,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. At May 20, 2005, 18,465,228 shares of common stock and no shares of preferred stock were outstanding. In addition to the summary of SEACOR's capital stock that follows, SEACOR encourages you to review SEACOR's restated certificate of incorporation, as amended, and its amended and restated bylaws, each of which have been filed with the SEC.

        SEACOR's certificate of incorporation restricts the amount of its equity securities that may be beneficially owned by foreign persons.

        Holders of SEACOR common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a plurality of the shares of common stock entitled to vote in any election of directors may elect directors. Holders of common stock are entitled to receive proportionately any dividends as may be declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon SEACOR's liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately SEACOR's net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of SEACOR common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which may be designated and issued in the future. The transfer agent and registrar for SEACOR's common stock is American Stock Transfer & Trust Company.

Anti-takeover Effects of Certain Provisions of Certificate of Incorporation and Bylaws

        Certain provisions of SEACOR's certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        SEACOR's certificate of incorporation requires the affirmative vote of the holders of not less than 66 2/3% of the voting power of its outstanding shares to approve any merger, consolidation or similar business combination transaction in which it is not the surviving corporation or in which SEACOR shares are exchanged for or changed into other securities, cash or other property, or any combination thereof.

        SEACOR's certificate of incorporation provides that stockholders may take action by written consent, but only if the holders of at least 66 2/3% of the voting power of its outstanding shares so consent. Special meetings of stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

        SEACOR's bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or at a special meeting of stockholders, must provide timely notice of their proposals to the secretary in writing. To be timely as to bringing business before an annual meeting of stockholders, a stockholder's notice must be delivered to or mailed and received at SEACOR's principal executive offices not less than 90 calendar days prior to the anniversary of the previous year's annual meeting of stockholders (or, if there was no prior annual meeting, not less than 90 calendar days before the second Tuesday in May of the current year). If the date of the annual meeting of stockholders has been changed to be more than 20 days earlier than or 60 days after such anniversary, for notice by the stockholder to be timely, SEACOR must receive such notice not later than the later of:

  •
  90 days prior to such annual meeting of stockholders, or

  •
  the seventh day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first.

        To be timely as to nominating candidates for election as directors, a stockholder's notice must be delivered or mailed and received by SEACOR's secretary not less than, with respect to an election at an annual meeting, 90 calendar days prior to the anniversary of the previous year's annual meeting, or, if there was no prior annual meeting not less than 90 calendar days prior to the third Tuesday in October of the current year. With respect to an election at a special meeting of stockholders, SEACOR's secretary must receive the stockholder's notice not less than the close of business on the fifth calendar day following the date on which notice of the meeting is given to stockholders. SEACOR's bylaws also specify certain requirements as to the form and content of a stockholder's notice both as to bringing business before an annual meeting of stockholders and as to nominating candidates for election as directors. These provisions could have the effect of delaying stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

        SEACOR's certificate of incorporation and bylaws require the affirmative vote of the holders of not less than 66 2/3% of the voting power of its outstanding shares to amend or adopt provisions inconsistent with several of the provisions described that may have an anti-takeover effect.

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. SEACOR may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SEACOR by means of a proxy contest, tender offer, merger or otherwise.

        The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Limitation of Liability and Indemnification Matters

        As permitted by applicable Delaware law, SEACOR's restated certificate of incorporation includes a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to limited exceptions. In addition, SEACOR's bylaws provide that it is required to indemnify its officers and directors under a variety of circumstances, including those circumstances in which indemnification would otherwise be discretionary, and SEACOR is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. SEACOR has also obtained insurance in amounts commensurate with similar public companies covering its directors and officers from claims made in connection with their serving as its directors and officers. The management of SEACOR believes that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers.

        At present, the management of SEACOR is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted.

        Insofar as indemnification for liabilities arising under the Securities Act of may be granted to directors, officers or persons controlling us under the foregoing provisions, the management of SEACOR has been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Seabulk common stock. The discussion is based on and subject to the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular Seabulk stockholders in light of their personal circumstances or to Seabulk stockholders subject to special treatment under the Code, such as, without limitation: banks, thrifts, mutual funds and other financial institutions, tax-exempt organizations and pension funds, insurance companies, dealers or brokers in securities or foreign currency, individual retirement and other deferred accounts, persons subject to the alternative minimum tax, stockholders who hold their shares as part of a straddle, hedging or conversion transaction, partnerships or other pass-through entities, stockholders holding their shares through partnerships or other pass-through entities, stockholders whose shares are not held as "capital assets" within the meaning of Section 1221 of the Code, and stockholders who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

        For purposes of this discussion, a U.S. holder means a beneficial owner of Seabulk common stock who is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        This discussion is a general summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger. Each Seabulk stockholder is urged to consult such stockholder's tax advisor with respect to the particular tax consequences of the merger to such stockholder.

        As a condition to the closing of the merger, each of Seabulk and SEACOR must receive from its respective counsel an opinion that, for U.S. federal income tax purposes, the merger will qualify as a "reorganization" under Section 368(a) of the Code. Each tax opinion will rely on certain representations made by Seabulk and SEACOR. Furthermore, each tax opinion will be subject to certain assumptions, limitations and qualifications. If any of these representations or assumptions is inconsistent with the actual facts, the U.S. federal income tax treatment of the merger could be adversely affected. In addition, no ruling from the IRS with respect to the tax consequences of the merger has been, or will be, requested. The tax opinions are not binding on the IRS or the courts, and it is possible that the IRS could assert a contrary position and that a court could sustain that position.

        Assuming that the merger is treated as a "reorganization" within the meaning of Section 368(a) of the Code, the merger will have the following U.S. federal income tax consequences:

  •
  Seabulk stockholders will recognize gain, but not loss, realized in the merger but only to the extent of the cash received (other than any cash received in lieu of fractional shares). The amount of gain realized by a Seabulk stockholder in the merger will equal the excess of the sum of the fair market value of the SEACOR common stock at the effective time of the reverse merger plus the amount of cash received (other than any cash received in lieu of fractional shares) over the holder's tax basis in the Seabulk common stock exchanged therefor. Any such gain will be capital gain, and will be long-term capital gain if the Seabulk common stock has been held for more than one year at the time of the merger, unless and to the extent that the receipt of cash has the effect of a distribution of a dividend for Federal income tax purposes, in which case it will be treated as dividend income to the extent of Seabulk's accumulated earnings and profits that are allocated to such holder. A Seabulk stockholder will not be permitted to net any gain recognized on a block of shares with any loss realized on a separate block of shares. Dividends received by Seabulk stockholders who are individuals may be eligible for favorable tax rates;

  •
  the tax basis of SEACOR common stock received in the merger (including fractional shares for which cash is received) by a Seabulk stockholder will be the same as the tax basis of the Seabulk common stock exchanged therefor, reduced by any cash received in exchange for such Seabulk common stock in the merger (other than any cash received in lieu of fractional shares), and increased by any gain recognized on the exchange of such Seabulk common stock in the merger (including any portion of the gain that is treated as a dividend as described above, but excluding any gain resulting from the receipt of cash in lieu of fractional shares);

  •
  the holding period for the SEACOR common stock received in the merger by a Seabulk stockholder (including fractional shares for which cash is received) will include the period during which the holder held the Seabulk common stock exchanged therefor; and

  •
  Seabulk stockholders who receive cash instead of fractional shares of SEACOR common stock will recognize gain or loss equal to the difference between the amount of cash received and the basis of the SEACOR common stock deemed exchanged therefor. The character of such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the SEACOR common stock has been held for more than one year at the effective time of the reverse merger. The deductibility of capital losses is subject to limitation.

Backup Withholding; Information Reporting

        Under U.S. federal income tax laws, the exchange agent will generally be required to report to you and to the IRS any reportable payments made to a Seabulk stockholder in exchange for Seabulk common stock in the merger, and may be required to "backup withhold" 28% of any such payment. To avoid such backup withholding, a Seabulk stockholder should provide the exchange agent a properly completed Substitute Form W-9, signed under penalties of perjury, including such stockholder's current Taxpayer Identification Number, or TIN, and other certifications. If the Seabulk stockholder does not provide the exchange agent with a certified TIN, the exchange agent must backup withhold 28% of reportable payments made to the stockholder and the stockholder may be subject to a $50 penalty imposed by the IRS. Certain Seabulk stockholders (including, among others, corporations) are exempt from these backup withholding and reporting requirements. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Substitute Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Substitute Form W-9 in the space provided.

        Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding may be reduced by the amount of tax withheld or a refund from the IRS may be obtained provided the requisite information is furnished to the IRS.

        The foregoing discussion is not intended to be legal or tax advice to any particular Seabulk stockholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Seabulk stockholder will depend on that stockholder's particular situation. Seabulk stockholders should consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

LEGAL MATTERS

        Certain legal matters relating to the merger and shares of common stock that may be offered pursuant to this joint proxy statement/prospectus will be passed upon for SEACOR by Weil, Gotshal & Manges LLP, New York, New York.

        Certain legal matters relating to the merger will be passed upon for Seabulk by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        Ernst & Young LLP, an independent registered public accounting firm, has audited SEACOR's consolidated financial statements and schedule at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their reports. We have included the financial statements and schedule of SEACOR in this document in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements of Seabulk International, Inc. included in Seabulk International, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference into this document and elsewhere in the registration statement. The financial statements of Seabulk International, Inc. are incorporated by reference in this document in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Exchange Act, under which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, SEACOR's SEC filings are available on its website at http://www.seacorholdings.com. Seabulk's SEC filings are available on its website at http://www.seabulkinternational.com. We are not incorporating the contents of the websites of the SEC, SEACOR or Seabulk or any other person into this document.

        The SEC allows Seabulk to incorporate by reference information into this document, which means that Seabulk can disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference into this document. Except as otherwise indicated, this document incorporates by reference the documents set forth below that Seabulk has previously filed with the SEC and any documents filed by Seabulk under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the Seabulk special stockholders meeting. These documents contain important information about Seabulk and its financial condition.

Seabulk Filings (File No. 000-28732)	Period or Date Filed
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Annual Report on Form 10-K	Year ended December 31, 2004
Amendment No. 1 to Annual Report on Form 10-K	Year ended December 31, 2004
Current Reports on Form 8-K	Date filed: January 24, 2005, February 1, 2005, March 3, 2005, March 7, 2005, March 17, 2005, April 22, 2005, May 6, 2005 and May 10, 2005

        You may request a copy of these filings at no cost, by writing or telephoning us at the following addresses:

        For SEACOR stockholders:

        SEACOR Holdings Inc.
INVESTOR RELATIONS
460 Park Avenue, 12th Floor
New York, NY 10022
(212) 307-6633

        For Seabulk stockholders:

        Seabulk International, Inc.
Attn: Jack O'Connell
2200 Eller Drive
P.O. Box 13038
Ft. Lauderdale, FL 33316
(954) 523-2200

TRANSFER AGENT AND REGISTRAR

        American Stock Transfer & Trust Company will serve as the transfer agent and registrar for the SEACOR common stock. SEACOR's transfer agent may be contacted as follows:

        American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
(800) 937-5449

SEACOR MATTERS

PROPOSAL NO. 1

ELECTION OF SEACOR DIRECTORS

        Board of Directors.    Pursuant to applicable Delaware law (the jurisdiction of incorporation of SEACOR) and SEACOR's restated certificate of incorporation, the business and affairs of SEACOR are managed by or under the direction of the board of directors. Generally, the board of directors oversees the management of SEACOR's business operations and determines the corporate policies and appoints the chief executive officer, chief financial officer and other executive officers of SEACOR.

        Pursuant to SEACOR's amended and restated by-laws currently in effect, the number of directors constituting the SEACOR board of directors shall be no fewer than five nor more than eleven, as may be fixed from time to time by resolution of the entire board of directors. The size of the board of directors is presently fixed at ten members. The SEACOR by-laws provide that directors of SEACOR are elected annually to serve until the next annual meeting of stockholders or until their earlier resignation or removal. Accordingly, at the annual meeting, ten directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. All of the management nominees for director named below are currently directors of SEACOR. Unless otherwise specified, proxies will be voted "FOR" the election of each of the management nominees named below. The board of directors does not expect that any of the nominees will be unable to serve as a director. However, if for any reason one or more of the nominees is unable to serve, proxies will be voted for such substitute nominees as the board of directors may recommend unless otherwise specified in the proxy.

        Director Independence.    The SEACOR board of directors has adopted the following standards for determination of director independence in compliance with the NYSE corporate governance listing standards:

  •
  To be considered "independent," the board of directors must affirmatively determine that a director has no material relationship with SEACOR (either directly or as a partner, stockholder or officer of an organization that has a relationship with SEACOR or any of its subsidiaries).

  •
  A director will not be considered independent if, within the preceding three years:

          1.     The director was an employee, or an immediate family member of the director was an executive officer, of SEACOR.

          2.     The director received, or an immediate family member of the director who is an executive of SEACOR received, more than $100,000 per year in direct compensation from SEACOR, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

          3.     The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of SEACOR.

          4.     The director was employed, or an immediate family member of the director was employed, as an executive officer of another company where any of SEACOR's present executives serve on that company's compensation committee.

          5.     The director was an executive officer or an employee, or an immediate family member of the Director was an executive officer, of a company that makes payments to, or receives payments from, SEACOR for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        SEACOR's board of directors has affirmatively determined that each member of the board meets the aforementioned independence standards with the exception of Mr. Fabrikant (because he is the current President and Chief Executive Officer of SEACOR), Mr. Gellert (because his son is employed by SEACOR as a Senior Vice President) and Mr. Cowderoy (because he was an officer of certain subsidiaries of SEACOR until 2002). Mr. Morse is an employee of UBS Financial Services Inc., an affiliate of UBS ("UBS Financial"). UBS and its affiliates in the past have provided, and currently are providing, services to SEACOR unrelated to the proposed merger and, as more fully described above under "The Proposed Merger—Opinion of UBS Securities LLC—SEACOR", UBS was engaged by SEACOR to render an opinion in connection with the proposed merger. The SEACOR board has determined that, because Mr. Morse's compensation from UBS Financial is unrelated to the fees payable by SEACOR for these services, the provision of such services by UBS does not create a material relationship between Mr. Morse and SEACOR and therefore does not preclude its finding that Mr. Morse is independent.

        Executive Sessions.    Non-management directors meet at regularly scheduled executive sessions without any members of management being present to discuss issues relating to management performance and any other issue that may involve a conflict concerning management. In lieu of a regularly presiding director, these sessions are presided over by a director selected by majority vote of the directors present at such session.

        Stockholder Communications With The Board.    SEACOR stockholders who wish to communicate with the board may do so by writing to: Non-Management Directors, c/o Corporate Secretary, SEACOR Holdings Inc., 460 Park Avenue, 12th Floor, New York, NY 10022 or to corporatesecretary@ckor.com. The non-management directors have established procedures for handling communications from stockholders and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the board and its committees will be forwarded to the non-management directors. Communications that relate to matters that are within the responsibility of one of the board committees will be forwarded to the chair of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the board's responsibilities are to be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

        Biographical Information.    Set forth below is certain biographical information with respect to each nominee for election as director:

Name	Age	Position	Director Since
Charles Fabrikant	60	Chairman of the Board of Directors, President and Chief Executive Officer	December 1989
Andrew R. Morse(1)(2)	59	Director	June 1998
Michael E. Gellert	73	Director	December 1989
Stephen Stamas(1)(2)	74	Director	December 1992
Richard M. Fairbanks, III(2)(3)	64	Director	April 1993
Pierre de Demandolx(2)	64	Director	April 1994
John C. Hadjipateras(1)(2)	54	Director	July 2000
Oivind Lorentzen(2)(3)	54	Director	August 2001
James A. F. Cowderoy	45	Director	August 2001
Steven J. Wisch(2)(3)	43	Director	August 2003

(1)
Member of the Compensation Committee.

(2)
Member of the Nominating and Corporate Governance Committee.

(3)
Member of the Audit Committee.

        Charles Fabrikant is President, Chief Executive Officer and Chairman of the Board, and has been a director of SEACOR and several of its subsidiaries since 1989. Mr. Fabrikant is also a Director of Diamond Offshore Drilling, Inc., a contract oil and gas driller. He is also President of Fabrikant International Corporation, or FIC, a privately owned corporation engaged in marine investments. FIC may be deemed an affiliate of SEACOR. Mr. Fabrikant is a licensed attorney admitted to practice in the State of New York and in the District of Columbia.

        Andrew R. Morse has been Senior Vice President—Investments at the Morse Group at UBS Financial Services Inc., a New York-based investment banking firm, since October 2001. Mr. Morse was Senior Vice President—Investments of Salomon Smith Barney Inc. of New York, an investment banking firm, and Smith Barney Inc., its predecessor, from March 1993 to October 2001. Mr. Morse sits on numerous philanthropic boards.

        Michael E. Gellert has been one of two general partners of Windcrest Partners, a New York-based investment partnership, for more than the past five years. Mr. Gellert is currently a director of the following public corporations: Six Flags, Inc.; Devon Energy Corp.; Humana Inc.; Smith Barney World Funds, Inc.; Travelers Series Fund, Inc.; and Dalet Technologies.

        Stephen Stamas is retired. He served as the Chairman of The American Assembly of Columbia University, a New York-based not-for-profit organization involved in the study of public affairs, from 1987 until March 2003. Mr. Stamas was the Chairman of the New York Philharmonic from 1989 until 1996 and Vice Chairman of the Rockefeller University from 1995 until November 1999. He is Chairman Emeritus and a director of the Greenwall Foundation. From 1973 to 1986, he served as Corporate Vice President of Exxon Corporation.

        Richard M. Fairbanks, III has been a Counselor at the Center for Strategic and International Studies, a Washington, D.C.-based research organization, since April 2000, where he served as Managing Director for Domestic and International Issues from 1994 until April 1999, and President and Chief Executive Officer from May 1999 to April 2000. Mr. Fairbanks was the Managing Partner of the Washington, D.C. office of Paul, Hastings, Janofsky & Walker LLP (a law partnership) from 1985 to 1992, when he became Senior Counsel, a position he held until 1994. Mr. Fairbanks is also a director of GATX Corporation and SPACEHAB, Inc. He formerly served as an Ambassador-at-Large for the United States and was International Chairman of the Pacific Economic Cooperation Council. Mr. Fairbanks is admitted to practice law in the District of Columbia and before the United States Supreme Court.

        Pierre de Demandolx has been a general partner of DPH Conseils, a Paris-based shipping and energy consulting company since October 2003. He had previously served as a general partner of SEACOR from 1997 to 1999. From April 1999 until October 2003, Mr. de Demandolx was the Managing Director of Petroleum Development and Diversification, a London-based consulting agency. From 1995 until September 2001, he was a director of Compagnie Nationale de Navigation, or CNN, a Paris-based public shipping company owned by Compagnie Maritime Belge. Mr. de Demandolx was the Chief Executive Officer of CNN from September 1990 to June 1996. From 1996 until October 1997, Mr. de Demandolx was the Chairman of the Board of Héli-Union, a Paris-based helicopter transportation company.

        John C. Hadjipateras founded Eagle Ocean Inc., a Stamford, Connecticut-based marine transportation agency concentrating in vessel sales and purchases, chartering, insurance and finance, and has served as its President since its inception in 1980. He is also Managing Director of Eagle Financial Partners, LLC, a venture capital management company founded in 1998, and was Managing Director of Peninsular Maritime Ltd. a shipbrokerage firm, from 1972 until 1993. From 1974 until 1999, Mr. Hadjipateras was a Council member of INTERTANKO, the International Association of Independent Tanker Owners. From 1985 until 1989 he was a Board Member of the Greek Shipping

Co-operation Committee, and is currently a Director of KIDSCAPE LTD., and a Member of the Board of Advisors to the Faculty of Language and Linguistics of Georgetown University.

        Oivind Lorentzen has been the President of the Northern Navigation America Inc., a Greenwich Connecticut-based investment and ship owning company concentrating in specialized transportation and structured finance since 1990. From 1979 to 1990 Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and currently sits on its Board of Directors. Mr. Lorentzen is also a director of Blue Danube Inc.

        James A. F. Cowderoy has been the Chairman of Harrisons (Clyde) Ltd., a Glasgow-based ship owning and ship management company, since May 2002. Mr. Cowderoy served as Managing Director of SEACOR International Ltd., a SEACOR subsidiary, from May 2001 until April 2002. Mr. Cowderoy was Managing Director of Stirling Shipping Company Ltd., a private offshore shipping company based in Glasgow from 1995 until its acquisition by SEACOR in May 2001. Mr. Cowderoy is also a director of the North of England P&I Association Ltd. and Marine Shipping Mutual Insurance Company Ltd.

        Steven J. Wisch has been President of Related Investments, a New York-based private investment firm, since November 2003. From December 2001 through August 2002 Mr. Wisch was Chief Operating Officer of The 9/11 United Services Group, a New York-based not-for-profit organization. In December 2001 Mr. Wisch retired as a Partner and Managing Director of Goldman, Sachs & Co., an international investment bank, where he was employed from 1983 through 1985 and from 1987 through December 2001.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF
EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND
COMMITTEES THEREOF

Meetings

        During the year ended December 31, 2004, the SEACOR board of directors held 9 meetings and acted by unanimous written consent on 3 occasions. All of the directors attended at least 75% of the aggregate number of meetings of the board and all committees of the board on which they served during their tenure in 2004. All ten members of the board then serving attended SEACOR's 2004 annual meeting.

Committees of the Board

        SEACOR has three standing committees, including: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee

        The SEACOR board of directors has established a standing Audit Committee. Its Audit Committee assists the board in fulfilling its responsibility to oversee management's conduct of SEACOR's financial reporting process, including the selection of its outside auditors, the review of the financial reports and other financial information provided by SEACOR to any governmental or regulatory body, the public or other users thereof, SEACOR's systems of internal accounting and financial controls and the annual independent audit of its financial statements.

        SEACOR's Audit Committee held six meetings during the last fiscal year. The board adopted a revised charter for the Audit Committee on February 11, 2004, which sets forth the Audit Committee's responsibilities. The Audit Committee's charter is available on SEACOR's website at www.seacorholdings.com.

        The current members of SEACOR's Audit Committee are Messrs. Fairbanks, Lorentzen and Wisch. The SEACOR board has determined that all members of the Audit Committee are "independent" and "financially literate" under the rules of the NYSE currently applicable to SEACOR. The board has further determined that Mr. Lorentzen is an "Audit Committee Financial Expert" within the meaning of the regulations of the SEC, and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the rules promulgated by the SEC under the Exchange Act. Additionally, each member of the Audit Committee meets the heightened requirement for independence set forth in the Sarbanes-Oxley Act.

AUDIT COMMITTEE REPORT

        The Audit Committee's role is one of oversight. SEACOR's management is responsible for preparing SEACOR's financial statements and the independent registered public accounting firm are responsible for auditing those financial statements. The Audit Committee recognizes that SEACOR's management including the internal audit staff, or outside provider of such services, and the independent registered public accounting firm have more time, knowledge and detailed information about SEACOR than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to SEACOR's financial statements or any professional certification as to the independent auditor's work.

        The Audit Committee's principal responsibilities include (i) appointing and reviewing the performance of the independent registered public accounting firm, (ii) reviewing and, if appropriate and necessary, pre-approving audit and permissible non-audit services of the independent auditor, (iii) reviewing the adequacy of SEACOR's internal and disclosure controls and procedures, (iv) reviewing and reassessing the adequacy of SEACOR's charter, (v) reviewing with management any significant risk exposures, (vi) reviewing with management and the independent registered public accounting firm SEACOR's annual and quarterly financial statements, (vii) reviewing and discussing with management and the independent auditor all critical accounting policies and practices used by SEACOR and any significant changes thereto, (viii) reviewing and discussing with management, the independent auditor and the internal auditor any significant findings during the year, including the status of previous audit recommendations, (ix) assisting the board of directors in monitoring compliance with legal and regulatory requirements, and (x) establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The SEACOR board of directors has determined that each of the members of the Audit Committee is independent as defined by the listing standards of the NYSE.

        In connection with SEACOR's consolidated financial statements for the year ended December 31, 2004, the Audit Committee has:

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with SEACOR's independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statements on Auditing Standards No. 61, as amended; and

  •
  received the written disclosures and the letter from Ernst & Young LLP as required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accounting firm their independence.

        Based on the review and discussions with SEACOR's management and independent public accountants, as set forth above, the Audit Committee recommended to the board that the audited financial statements be included in SEACOR's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

        Respectfully submitted by the Audit Committee.

    Richard M. Fairbanks, III
    Oivind Lorentzen
    Steven J. Wisch

        The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this document into any filing under the Securities Act or under the Exchange Act, except to the extent that SEACOR specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee

        The Compensation Committee, among other matters: evaluates the performance of SEACOR's Chief Executive Officer against approved performance goals and other objectives; reviews and makes recommendations to the board with respect to non-Chief Executive Officer compensation; reviews and makes recommendations with respect to changes in incentive compensation plans and equity-based plans; prepares a report to be included in SEACOR's annul proxy statement; and prepares an annual performance self-evaluation of the Compensation Committee.

        The board adopted the Compensation Committee charter on February 11, 2004. The Compensation Committee's charter is available on SEACOR's website at www.seacorholdings.com.

        The Compensation Committee meets as frequently as circumstances dictate but not less than once a year. The Compensation Committee met once in 2004 and acted by unanimous written consent on two occasions.

        The Compensation Committee consists entirely of "non-employee directors," as defined by Rule 16b-3 under the Exchange Act, all of whom satisfy the requirements of an "outside director" for purposes of Section 162(m) of the Code. The board of directors has determined the each of the directors is "independent" within the meaning of the listing standards of the NYSE. The Compensation Committee's current members are Messrs. Hadjipateras, Morse and Stamas.

Nominating and Corporate Governance Committee

        SEACOR's Nominating and Corporate Governance Committee assists the board with: identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board candidates for election at SEACOR's annual meeting of stockholders and to fill board vacancies; recommending modifications, as appropriate, to SEACOR's policies and procedures for identifying and reviewing board candidates, including policies and procedures relating to board candidates submitted for consideration by stockholders; reviewing the composition of the board as a whole, including whether the board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities; reviewing periodically the size of the board and recommending any appropriate changes; overseeing the evaluation of the board and management; recommending changes in director compensation; and various governance responsibilities.

        The board adopted a charter for the Nominating and Corporate Governance Committee on February 11, 2004. The Nominating and Corporate Governance Committee's charter is available on SEACOR's website at www.seacorholdings.com.

        The Nominating and Corporate Governance Committee meets as frequently as circumstances dictate but not less than once a year. Prior to its formation in 2004, the Nominating and Corporate Governance Committee's current functions were performed by the independent members of the Board. The Nominating and Corporate Governance Committee met once in 2004.

        Each committee member has been determined by the board to be "independent" within the meaning of the listing standards of the NYSE. The current members of the Nominating and Corporate Governance Committee are Messrs. de Demandolx, Fairbanks, Hadjipateras, Lorentzen, Morse, Stamas and Wisch.

        To fulfill its responsibility to recruit and recommend to the full board of directors nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the full board to determine the qualifications and areas of expertise needed to further enhance the composition of the board and works with management in attracting candidates with those qualifications.

        In identifying new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from Nominating and Corporate Governance Committee members, other members of the board, members of management, and other public and private sources. The Nominating and Corporate Governance Committee may also, but need not, retain a search firm in order to assist it in these efforts.

        The assessment of nominees includes issues of sound judgment, diversity, age, business specialization and technical skills—all in the context of an assessment of the perceived needs of the board at that point in time. Appropriate criteria for board membership also include the following:

  •
  Members of the board should be individuals of high integrity, substantial accomplishments, and prior or current association with institutions noted for their excellence.

  •
  Members of the board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.

  •
  The background and experience of members of the board should be in areas important to the operation of SEACOR.

        The Nominating and Corporate Governance Committee considers candidates for director suggested by SEACOR stockholders, provided that the recommendations are made in accordance with the same procedures required under SEACOR's by-laws for nominations of directors by stockholders and described in this joint proxy statement/prospectus under the heading "Other Matters—Stockholder Nomination of Directors." Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that the Nominating and Corporate Governance Committee's nominees receive.

Compensation of Directors

        Directors who are officers of SEACOR receive no remuneration by reason of such directorship and are not compensated for attending meetings of the board or standing committees thereof. Directors who are not officers of SEACOR receive an annual retainer of $15,000 and $1,500 for every regular and special board and committee meeting, respectively, that they attend.

        The SEACOR 2003 Non-Employee Director Share Incentive Plan was approved by stockholders at the 2003 annual meeting and is administered by the board of directors or by a committee designated by the board. Under the 2003 Non-Employee Director Share Incentive Plan, each member of the board who is not an employee of SEACOR is granted options and SEACOR common stock.

        On the date of each annual meeting of the stockholders of SEACOR through 2007, each non-employee director is granted an option to purchase 3,000 shares of SEACOR common stock, subject to adjustment. The exercise price of the options granted is the fair market value per share of SEACOR common stock on the date the options are granted. Options granted under the 2003 Non-Employee Director Share Incentive Plan will be exercisable at any time following the earlier of the first anniversary of, or the first annual meeting of SEACOR's stockholders after, the date of grant, for a period of up to ten years from date of grant. Subject to the accelerated vesting of options upon a non-employee director's death or disability or the change in control of SEACOR, if a non-employee director's service as a director of SEACOR is terminated, his or her options that are not then exercisable will terminate. A non-employee director's options that are vested but not exercised may, subject to certain exceptions, be exercised (i) within three months after the date of termination of service as a director in cases of termination by reason of voluntary retirement, failure of SEACOR to nominate such director for re-election or failure of such director to be re-elected by stockholders after nomination by SEACOR, or (ii) within one year in the case of termination of service as a director by reason of death or disability. On the date of each annual meeting of stockholders of SEACOR, each non-employee director in office immediately following such annual meeting is granted the right to receive 500 shares of SEACOR common stock with such shares to be delivered in four equal installments of 125 shares on the date of such annual meeting and on the dates that are three, six, and nine months thereafter. SEACOR refers to each such installment of shares, until the delivery date thereof, as an Unvested Stock Award. If a non-employee director's service as a director of SEACOR terminates for any reason, any and all Unvested Stock Awards shall terminate.

Executive Officers

        Officers of SEACOR serve at the pleasure of its board of directors. The name, age and offices held by each of the executive officers of SEACOR at December 31, 2004 were as follows:

Name	Age	Position and Background
Charles Fabrikant	60
		Chairman of the Board of Directors, President and Chief Executive Officer of SEACOR and has served as a director of certain of SEACOR's subsidiaries since December 1989. President of SEACOR since 1989. For more than five years preceding its acquisition by SEACOR in December 2000, Mr. Fabrikant served as Chairman of the Board and Chief Executive Officer of SCF. For more than the past five years, Mr. Fabrikant has been the President of Fabrikant International Corporation ("FIC"), a privately owned corporation engaged in marine operations and investments that may be deemed an affiliate of the Company. Mr. Fabrikant is a director of Globe Wireless, and prior to the Chiles Merger, Mr. Fabrikant served as Chairman of the Board of Chiles. Mr. Fabrikant is a licensed attorney admitted to practice in the State of New York and in the District of Columbia.
Randall Blank	55
		Executive Vice President and Chief Financial Officer of SEACOR since December 1989 and has been the Secretary of SEACOR since October 1992. From December 1989 to October 1992, Mr. Blank was Treasurer of SEACOR. In addition, Mr. Blank has been a director of certain of SEACOR's subsidiaries since January 1990 and, since October 1997, has been the Chief Executive Officer of its Environmental Services Division. Mr. Blank is a director of Globe Wireless, and prior to the Chiles Merger, Mr. Blank served as a director of Chiles.

Dick Fagerstal	44
		Senior Vice President, Corporate Development and Treasurer of SEACOR since February 2003 and has served as Treasurer since May 2000. From August 1997 to February 2003, Mr. Fagerstal served as Vice President of Finance. Mr. Fagerstal has also served as a director of certain of SEACOR's subsidiaries since August 1997. Prior to the Chiles Merger, Mr. Fagerstal served as a director, Senior Vice President and Chief Financial Officer of Chiles.
Milton Rose	60
		Vice President of SEACOR and President and Chief Operating Officer of its Offshore Marine Services—Americas Division since January 1993. Mr. Rose also serves as a director of various SEACOR joint ventures.
Alice Gran	55
		Senior Vice President and General Counsel of SEACOR and is a director and officer of certain SEACOR subsidiaries. Ms. Gran is responsible for managing legal, insurance and certain risk management functions. Ms. Gran joined SEACOR in July 1998 and is a licensed attorney admitted to practice in the District of Columbia.
John Gellert	35
		Senior Vice President since June 2004. Mr. Gellert's primary responsibility is running the domestic and international divisions of Offshore Marine Services. From 2000 to 2004, Mr. Gellert served as Vice President in charge of worldwide chartering. Mr. Gellert has been an employee of SEACOR since 1992. Mr. Gellert's father, Michael Gellert, is a director of the Company.
Andrew Strachan	57	Vice President of SEACOR since April 1997 and a director and officer of certain SEACOR subsidiaries since December 1996.
Lenny Dantin	52
		Vice President and Chief Accounting Officer of SEACOR since March 1991. From October 1992 to May 2000, Mr. Dantin was Treasurer of SEACOR. In addition, Mr. Dantin has been an officer and director of certain of SEACOR's subsidiaries since January 1990

Code of Ethics

        SEACOR has a Code of Ethics applicable to the CEO and Senior Financial Officers. This Code of Ethics is published on its website, at www.seacorholdings.com, under "Investor Relations—Corp. Governance—Supplemental Code of Ethics for the CEO and Senior Financial Officers." SEACOR will disclose any future amendments to, or waivers from, certain provisions this policy on our website within two business days following the date of such amendment or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that each director and executive officer of SEACOR and each person owning more than 10% of SEACOR common stock report his or its initial ownership of SEACOR common stock and any subsequent changes in that ownership to the SEC. SEACOR is required to disclose in this joint proxy statement/prospectus any late filings of such reports with respect to the most recent fiscal year.

        Based solely upon a review of copies of forms furnished to SEACOR or written representations from certain reporting persons that no Forms 5 were required for such reporting persons, SEACOR believes that during the 2004 fiscal year all Section 16(a) filing requirements were satisfied.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain compensation information regarding compensation awarded to, earned by and paid to SEACOR's Chief Executive Officer and each other executive officer required to be included under SEC rules, or the Named Executive Officers, in respect of the fiscal year ended December 31, 2004.

Long-Term Compensation
	Annual Compensation				Number of Securities Underlying Options (#)(3)
				Restricted Stock Awards ($)(2)		All Other Compensation ($)(4)
Position(s)	Year	Salary ($)	Bonus ($)(1)
Charles Fabrikant,(5) Chairman of the Board, President, and Chief Executive Officer	2004 2003 2002	525,000 525,000 525,000	1,250,000 125,000 1,250,000	986,100 344,400 1,459,500	30,000 30,000 30,000	6,150 6,000 5,500
Randall Blank,(6) Chief Financial Officer, Executive Vice President, and Secretary	2004 2003 2002	335,000 335,000 335,000	200,000 100,000 350,000	276,108 137,760 216,840	10,000 10,000 7,500	6,150 6,000 5,500
Dick Fagerstal,(7) Senior Vice President, Corporate Development and Treasurer	2004 2003 2002	280,000 280,000 250,000	150,000 62,500 265,000	197,220 107,625 271,050	10,000 5,000 10,000	6,150 6,000 5,500
John Gellert,(8) Senior Vice President	2004 2003 2002	155,000 155,000 145,000	75,000 62,500 80,000	230,090 96,863 242,813	15,000 10,000 10,000	6,150 6,000 5,500
Alice Gran,(9) Senior Vice President and General Counsel	2004 2003 2002	260,000 235,000 235,000	60,000 40,000 80,000	98,610 34,440 62,550	4,000 3,000 1,500	10,975 11,365 11,900

(1)
Sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Any outstanding balance is payable upon the death, disability, termination without "cause" of the employee, or the occurrence of a "change-in-control" of SEACOR.

(2)
The value indicated is based on the number of shares awarded and the stock price on the issuance date. SEACOR provided to the Named Executive Officers two types of Restricted Stock Awards. Each award of One-Year Restricted Stock, or One-Year Stock, vests approximately one year from the date of the award. Each award of Five-Year Restricted Stock, or Five-Year Stock, vests in five equal annual installments commencing approximately on the first anniversary of the date of the award and annually thereafter. The vesting date of One-Year Stock grants and the initial vesting date of Five-Year stock grants reported herein are March 4, 2006, March 4, 2005 and February 27, 2004, in respect of grants for 2004, 2003 and 2002 respectively. Each type of restricted stock vests immediately upon the death, disability, termination "without cause" of the employee, or the occurrence of a "change-in-control" of SEACOR. If cash dividends are paid by SEACOR, holders of restricted stock are entitled to receive such dividends whether or not the shares of restricted stock have vested.

(3)
Stock option grants include options granted (or which SEACOR has agreed to grant in installments during 2005) on March 11, 2005 as compensation for fiscal year 2004, all to be issued under the 2003 Share Incentive Plan.

(4)
"All Other Compensation" includes contributions made by SEACOR to match pre-tax elective deferral contributions (included under Salary) made by Messrs. Fabrikant, Blank, Fagerstal and Gellert and Ms. Gran under the SEACOR Savings Plan, a defined contribution plan established by SEACOR effective July 1, 1994 which meets the requirements of Section 401(k) of the Code.

(5)
Mr. Fabrikant was granted restricted stock awards as follows: for 2004, 10,000 shares of Five-Year Stock and 5,000 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; for 2003, 3,000 shares of Five-Year Stock and 5,000 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004; and for 2002, 30,000 shares of Five-Year Stock and 5,000 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated January 15, 2003. At December 31, 2004, Mr. Fabrikant held 38,000 shares of restricted stock having a value of $2,029,200 based upon a closing price of $53.40 per share of SEACOR common stock on December 31, 2004.

(6)
Mr. Blank was granted restricted stock awards as follows: for 2004, 2,000 shares of Five-Year Stock and 2,200 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; for 2003, 1,000 shares of Five-Year Stock and 2,200 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004; and for 2002, 3,000 shares of Five-Year Stock and 2,200 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated January 15, 2003. At December 31, 2004, Mr. Blank held 6,600 shares of restricted stock having a value of $352,440 based upon a closing price of $53.40 per share of SEACOR common stock on December 31, 2004.

(7)
Mr. Fagerstal was granted restricted stock awards as follows: for 2004, 1,500 shares of Five-Year Stock and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; for 2003, 1,000 shares of Five-Year Stock and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004; and for 2002, 5,000 shares of Five-Year Stock and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated January 15, 2003. At December 31, 2004, Mr. Fagerstal held 7,500 shares of restricted stock having a value of $400,500 based upon the closing price of $53.40 per share of SEACOR common stock on December 31, 2004.

(8)
Mr. Gellert was granted restricted stock awards as follows: for 2004, 2,000 shares of Five-Year Stock and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; for 2003, 1,000 shares of Five-Year Stock and 1,250 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004; for 2002, 5,000 shares of Five-Year Stock and 1,250 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated January 15, 2003. At December 31, 2004, Mr. Gellert held 6,550 shares of restricted stock having a value of $349,770 based upon the closing price of $53.40 per share of common stock on December 31, 2004.

(9)
Ms. Gran was granted restricted stock awards as follows: for 2004, 1,000 shares of Five-Year Stock and 500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; for 2003, 300 shares of Five-Year Stock and 500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004; and for 2002, 1,000 shares of Five-Year Stock and 500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated January 15, 2003. At December 31, 2004, Ms. Gran held 1,766 shares of restricted stock having a value of $94,304 based upon a closing price of $53.40 per share of SEACOR common stock on December 31, 2004.

Stock Options

        On April 18, 1996 and May 14, 2003, SEACOR's stockholders adopted the 1996 Share Incentive Plan and the 2003 Share Incentive Plan, respectively, which we refer to collectively as the Plans. The Plans provide for the grant of options to purchase shares of SEACOR common stock and for the grant of stock appreciation rights, restricted stock awards, performance awards and stock units to officers and key employees of SEACOR. The Plans are administered by the Compensation Committee of the board of directors. Each option or share granted to an officer or employee must be evidenced by an agreement containing terms and provisions established by the Compensation Committee in accordance with the Plans.

Option Grants in 2004

        The following table shows all grants of options to acquire shares of SEACOR common stock in 2004 to the Named Executive Officers. This table excludes options actually granted in 2005 as compensation for work performed in 2004. The exercise price of 25% of such options is established each quarter during 2005 and will reflect the market price as of such pricing date. For additional information, please refer to information presented for 2004 in the table above entitled "Summary Compensation Table" and the related footnotes.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Individual Grants
	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise of Base Price ($/Sh)
Name				Expiration Date
					5% ($)	10% ($)
Charles Fabrikant	7,500	6.2	43.05	2/25/14	203,265	515,236
	7,500	6.2	40.04	2/25/14	183,008	460,509
	7,500	6.2	43.34	2/25/14	191,696	478,915
	7,500	6.2	53.58	2/25/14	229,181	568,477
Randall Blank	2,500	2.1	43.05	2/25/14	67,775	171,745
	2,500	2.1	40.04	2/25/14	61,003	153,503
	2,500	2.1	43.34	2/25/14	63,899	159,638
	2,500	2.1	53.58	2/25/14	76,394	189,492
Dick Fagerstal	1,250	1.0	43.05	2/25/14	33,878	85,873
	1,250	1.0	40.04	2/25/14	30,501	76,752
	1,250	1.0	43.34	2/25/14	31,949	79,819
	1,250	1.0	53.58	2/25/14	38,197	94,746
John Gellert	2,500	2.1	43.05	2/25/14	67,755	171,745
	2,500	2.1	40.04	2/25/14	61,003	153,503
	2,500	2.1	43.34	2/25/14	63,899	159,638
	2,500	2.1	53.58	2/25/14	76,394	189,492
Alice Gran	750	0.6	43.05	2/25/14	20,327	51,524
	750	0.6	40.04	2/25/14	18,301	46,051
	750	0.6	43.34	2/25/14	19,170	47,892
	750	0.6	53.58	2/25/14	22,918	56,848

(1)
The options were granted pursuant to SEACOR's 2003 Share Incentive Plan to SEACOR executives at an exercise price equal to the fair market value of the shares of SEACOR common stock on the date of grant. The grant date of the options is February 25, 2004 and they were issued and the exercise price was determined on various dates during 2004. These options become exercisable at the rate of 20% annually commencing March 4, 2005.

(2)
The potential realizable values represent future opportunity and have not been reduced to reflect the time value of money. The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the SEC, and are not intended to forecast future appreciation of the shares of common stock and are not necessarily indicative of the values that may be realized by the Named Executive Officer.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table(1)

        The following table sets forth certain information with respect to stock option exercises by Named Executive Officers during 2004, and the exercisable and unexercisable options they held at year-end.

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/ Unexercisable(2)
Charles Fabrikant	—	—	309,750/54,000	8,209,673/625,965
Randall Blank	—	—	54,500/16,000	1,311,306/177,598
Dick Fagerstal	—	—	43,550/13,000	941,440/166,443
John Gellert	—	—	11,500/18,000	220,478/207,735
Alice Gran	—	—	4,903/4,200	100,461/43,824

(1)
Based on a December 31, 2004 closing price of SEACOR common stock of $53.40 per share.
(2)
Excludes options issued in 2005 in respect of 2004 performance. For additional information, please refer to "Option Grants in 2004."

        We have no employment contracts or formal remuneration arrangements with any of the Named Executive Officers.

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	772,815	$32.92	953,596
Equity compensation plans not approved by security holders	—	—	—

Total	772,815	$32.92	953,596

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding beneficial ownership of the SEACOR common stock by: (i) all persons (including any "group" as that term is defined in Section 13(d)(3) of the Exchange Act) who were known by SEACOR to be the beneficial owners of more than 5% of the outstanding SEACOR common stock, (ii) each director of SEACOR, (iii) each executive officer of SEACOR named in the Summary Compensation Table set forth above under "Executive

Compensation," and (iv) all directors and executive officers of SEACOR as a group (17 persons). Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of March 23, 2005.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Charles Fabrikant(3)	961,766	5.2%
Randall Blank(4)	91,269	*
Dick Fagerstal(5)	62,965	*
John Gellert(6)	53,111
Alice N. Gran(7)	17,278	*
Milton Rose(8)	17,327	*
James A. F. Cowderoy(9)	55,832	*
Pierre de Demandolx(10)	16,000	*
Richard M. Fairbanks, III(11)	33,000	*
Michael E. Gellert(12)	225,858	1.2%
John C. Hadjipateras(13)	15,600	*
Oivind Lorentzen(14)	20,000	*
Andrew R. Morse(15)	40,031	*
Stephen Stamas(16)	17,500	*
Steven J. Wisch	13,600	*
Baron Capital Group, Inc.(17) 767 Fifth Avenue New York, New York 10153	1,135,800	6.2%
Dimensional Fund Advisors Inc.(18) 1299 Ocean Avenue Santa Monica, California 90401	1,322,990	7.2%
Porter Felleman(19) 666 Fifth Avenue New York, New York 10103	2,072,200	11.2%
T. Rowe Price Associates, Inc.(20) 100 East Pratt Street Baltimore, Maryland 21202	1,239,600	6.7%
Arnhold & S. Bleichroeder Advisers LLC. (21) 1345 Avenue of the Americas New York, NY 10105	1,110,000	6.0%
All directors and executive officers as a group (17 persons)	1,661,933	8.8%

*
Less than 1.0%.

(1)
Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR Holdings Inc., 11200 Richmond Avenue, Suite 400, Houston, Texas 77082.

(2)
The information contained in the table above reflects "beneficial ownership" of SEACOR common stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of SEACOR common stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in the table above includes shares issuable upon the exercise of outstanding stock options exercisable within 60 days after the date of this joint proxy statement/prospectus.

(3)
Includes 503,221 shares of common stock which Mr. Fabrikant may be deemed to own through his interest in, and control of (i) Fabrikant International Corporation, or FIC, of which he is President, the record owner of 372,727 shares of SEACOR common stock, (ii) Fabrikant International Profit Sharing Trust, of which he is the trustee, the record owner of 19,680 shares of SEACOR common stock, (iii) the E Trust, of which he is trustee, the record owner of 3,789 shares of SEACOR common stock, (iv) the H Trust, of which he is trustee, the record owner of 3,789 shares of SEACOR common stock and (v) VSS

  Holding Corporation, or VSS Holdings, of which he is President and sole stockholder, the record owner of 103,236 shares of SEACOR common stock. Also includes 194,250 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days and 35,400 shares of restricted stock over which Mr. Fabrikant exercises sole voting power.

(4)
Includes 43,000 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days and 6,800 shares of restricted stock over which Mr. Blank exercises sole voting power.

(5)
Includes 46,550 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days and 6,800 shares of restricted stock over which Mr. Fagerstal exercises sole voting power.

(6)
Includes 15,500 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days and 7,300 shares of restricted stock over which Mr. Gellert exercises sole voting power.

(7)
Includes 5,803 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days and 2,340 shares of restricted stock over which Ms. Gran exercises sole voting power.

(8)
Includes 3,900 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days and 960 shares of restricted stock over which Mr. Rose exercises sole voting power.

(9)
Includes 6,000 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days.

(10)
Includes 15,000 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days.

(11)
Includes 15,000 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days.

(12)
Includes 120,000 shares of SEACOR common stock owned by Windcrest Partners, of which Mr. Gellert is one of two general partners, and 15,000 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days.

(13)
Includes 2,000 shares of SEACOR common stock which Mr. Hadjipateras may be deemed to own through a trust held for his children of which he is the trustee, and 600 shares of SEACOR common stock owned by his daughter of which he is custodian until her 21st birthday. Also includes 12,000 shares of common stock issuable upon the exercise of options exercisable within 60 days.

(14)
Includes 9,000 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days.

(15)
Includes 15,000 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days.

(16)
Includes 15,000 shares of SEACOR common stock issuable upon the exercise of options exercisable within 60 days.

(17)
According to a Schedule 13G filed jointly on February 13, 2005 by Baron Capital Group, Inc., or BCG, Ronald Baron, or Baron, BAMCO, Inc., Baron Asset Fund, or BAF, and Baron Capital Management, Inc., or BCM: (1) BCG and Baron share beneficial ownership of 1,115,100 shares, and have shared dispositive and voting power with respect to such shares; (2) BAMCO beneficially owns 995,000 shares and has shared dispositive and voting power with respect to such shares; (3) BCM beneficially owns 120,100 shares, and has shared dispositive and voting power with respect to such shares;. BCG and Baron disclaim beneficial ownership of shares held by their respective controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. BAMCO and BCM are subsidiaries of BCG, BAF is an investment advisory client of BAMCO, and Baron owns a controlling interest in BCG.

(18)
According to a Schedule 13G filed on February 9 2005 by Dimensional Fund Advisors Inc., Dimensional Fund Advisors has sole voting and dispositive power with respect to such shares, but disclaims beneficial ownership of such shares.

(19)
According to a Schedule 13G filed on February 14, 2005 jointly by a group consisting of A. Alex Porter, Paul Orlin, Geoffrey Hulme, Jonathan W. Friedland and CF Advisors, LLC, these reporting persons have shared voting and dispositive power as to the following number of shares: A. Alex Porter: 2,072,200; Paul Orlin: 2,072,200; Geoffrey Hulme: 2,026,300; Jonathan W. Friedland: 2,026,300 and CF Advisors, LLC: 1,165,600.

(20)
According to a Schedule 13G filed on February 11, 2005 by T. Rowe Price Associates, Inc., T. Rowe Price has sole voting power with respect to 186,300 shares and sole dispositive power with respect to 1,239,600 shares. According to such Schedule 13G, these securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote securities. T. Rowe Price expressly disclaims beneficial ownership of such securities.

(21)
According to a Schedule 13G filed on February 14, 2005 by Arnhold & S. Bleichroeder Advisers LLC, Arnhold & S. Bleichroeder has sole voting power with respect to 1,110,000 shares and sole dispositive power with respect to 1,110,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        SCF Barge Pools.    SCF Marine Inc., or SCF, a subsidiary of SEACOR, manages and operates inland river barges for third parties under pooling arrangements, including certain inland river barges owned by Mr. Fabrikant, companies controlled by Mr. Fabrikant (FIC, FIC Barge Line Inc. and VSS Holdings), Mr. Fabrikant's mother, and trusts established for the benefit of Mr. Fabrikant's two children. In 2004, the income earned by Mr. Fabrikant and these affiliates totaled an aggregate of $704,360 ($70,885, $376,475, $51,448, $178,593 and $16,048 to each of Mr. Fabrikant, FIC, FIC Barge Line Inc., VSS Holdings and Mr. Fabrikant's mother, respectively, and $5,455 to each of the trusts), net of management fees earned by SCF of $111,776.

        SCF Towboat III.    SCF Management Services Inc., a subsidiary of SEACOR, manages certain barges owned by SCF Towboat III, LP, a limited partnership of which 14.25% is owned by FIC. In 2004, SCF Towboat III, LP paid to SCF Management Services Inc. management fees of $3,870.

        Bond Participation.    SEACOR participates in an investment of certain bonds that are held in the name of VSS Holdings. In connection with this arrangement, VSS Holdings paid to SEACOR $4,469 as its participatory share of interest paid under the bonds and $2,700 as its participatory share of principal repayments received during 2004.

        Employment of John Gellert.    John Gellert, son of Michael E. Gellert, a director of SEACOR, is a Senior Vice President of SEACOR and a Named Executive Officer. As compensation for his services as an executive of SEACOR during 2004, Mr. Gellert was paid salary of $155,000 and was awarded a cash bonus of $75,000. Mr. Gellert's salary in 2005 has been paid at a rate of $180,000 per annum. In 2004 Mr. Gellert was also granted 2,250 restricted shares of common stock and options to purchase 10,000 shares of common stock in recognition of his service in 2003. In 2005, Mr. Gellert was granted 3,500 shares of restricted common stock and options to purchase 15,000 shares of common stock in recognition of his service in 2004. All options and restricted common stock vest over time periods ranging from one year to five years.

        Harrisons (Offshore) Limited Revenue Sharing Agreement.    During the second quarter of 2004 pursuant to a provision agreed in connection with SEACOR's acquisition of Stirling Shipping Holdings Limited in May 2001, SEACOR entered into a revenue sharing pooling agreement with Harrisons (Offshore) Limited, or Harrisons, a Scottish company in which Mr. James Cowderoy, a director of SEACOR, is a shareholder and managing director. Under this pooling agreement, the revenue from two supply vessels owned by SEACOR and two supply vessels owned by Harrisons operating in the North Sea was shared pursuant to an agreed allocation formula and SEACOR was paid a fee for commercially managing the pool. During 2004, Harrisons earned approximately $0.3 million of additional revenues under the pooling agreement and we earned approximately $0.04 million of management fees. As of December 31, 2004, there was $0.2 million of unpaid pooling allocations due to Harrisons from SEACOR under the terms of the pooling agreement. There was no activity under the pooling agreement in 2003 and 2002. The pooling agreement was terminated in February 2005.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee's current members are Messrs. Hadjipateras, Morse and Stamas, and each member of the Compensation Committee is an independent director. No member of the Compensation Committee: (i) was an officer or employee of SEACOR or any of its subsidiaries during 2004; (ii) was formerly an officer of SEACOR or any of its subsidiaries; (iii) served on the board of directors of any other company any of whose executive officers served on SEACOR's Compensation Committee or board of directors, or (iv) had any other relationship requiring disclosure by SEACOR under applicable SEC rules.

REPORT ON EXECUTIVE COMPENSATION

        SEACOR's Compensation Committee's formal charter is to (i) set the compensation of the CEO and, with the advice of the CEO, the other senior officers of SEACOR, (ii) review overall levels of compensation and benefits within SEACOR, (iii) review the performance of senior executives, (iv) administer SEACOR's option plan and restricted share plan, (v) review incentive compensation to maintain relevance to strategic goals, and (vi) evaluate the general structure of the organization with a view toward ensuring stability and adequacy of staffing for managing the business. Mr. Morse is the Chairman of the Compensation Committee and the other members are Mr. Hadjipateras and Mr. Stamas.

        During 2004, the Compensation Committee met on two occasions, once in February and once in December. The Compensation Committee also met with the CEO in February 2005 shortly before year-end results were reported by SEACOR and also met without the CEO to discuss CEO compensation. In addition, from time to time the Compensation Committee met in telephonic sessions and subsequently it presented its recommendations to the SEACOR board of directors.

        During the December 2004 meeting, the Chairman of the SEACOR board, Mr. Fabrikant, and the Compensation Committee reviewed SEACOR's current benefit programs and incentive arrangements, and general trends in the job market. The Compensation Committee compared SEACOR's benefit programs, stock options, restricted stock awards and 401(k) arrangements, to others in the industry. SEACOR does not have any supplemental retirement programs or a deferred compensation plan. The Compensation Committee also considered the effect on its compensation goals of increasing labor costs, even though the Consumer Price Index was not climbing rapidly.

        The Compensation Committee also discussed the impact of certain regulatory requirements and restrictions imposed by our corporate governance policies on employees who are awarded shares of restricted stock and stock options. In particular, the Compensation Committee noted that there are occasions when sales or other dispositions of shares by senior executives are not permitted. These limitations apply because the market may not yet have information such as impending financial results or because SEACOR is in active discussions regarding possible material transactions or other significant events. The frequency of such black-out periods is a function of SEACOR's financial reporting cycle and its strategy to consider actively many investment opportunities.

        This restriction on dispositions during black-out periods limits liquidity in these options for senior management and on some occasions creates tax burdens for employees because they may be required to make tax payments at times when they cannot sell shares. The Compensation Committee determined it is appropriate for SEACOR to accept shares to cover tax obligations of employees associated with the exercise of options or vesting of restricted shares during black-out periods. The Compensation Committee also recommended the SEACOR board of directors take into account these liquidity limitations in setting compensation.

        At the December 2004 meeting, the Compensation Committee reviewed materials evaluating SEACOR's compensation programs relative to a peer group, and the comparative performance of SEACOR's business to those of other companies in its peer group. The performance review included a comparison of earnings and cash flows, an analysis of balance sheet structure and an analysis of accounting practices, in order to ensure the use of comparable standards. Finally, the Compensation Committee looked at comparisons of share price performance. The comparison group included companies in the offshore business, the barge business, the shipping industry, the leasing industry and the financial services industry.

        In setting compensation and bonus pay, the Compensation Committee considers relative performance in all categories, focusing in particular on earnings and cash flow from operations, financial management and asset trading and management of capital. The Compensation Committee also considers the education and experience of key executives, their leadership skills, and how these qualities fit with SEACOR's overall strategy and objectives. The Compensation Committee also considers the general level of compensation for such experience in the marketplace. The other factor considered in setting compensation is the retention of key employees over a long term.

        In addition to cash compensation, SEACOR grants awards of restricted shares. Restricted shares that are considered part of base pay vest approximately one year after the date of grant. This program is intended as a short-term retention plan and divides base compensation between cash and stock.

        In addition to base pay, SEACOR awards bonuses based on the performance of the business, the market performance of SEACOR's common stock, and the performance of the individual. Cash bonus awards are paid 60% in the year in which the award is made. The award reflects performance for the prior fiscal year. The balance of 40% is paid equally over the next two years. In order to collect the full award, the recipient must be employed by SEACOR at the scheduled time of payment.

        Bonus awards of restricted shares that vest over five years are intended to create a sense of long-term ownership in SEACOR. In order to receive the entire award, an employee must remain with SEACOR for the full vesting period, except that all shares vest upon death or disability. The purpose of the extended vesting is to build ownership and tie executive performance to long-term performance of SEACOR's shares. Over a period of years, senior personnel accumulate a stake in performance, and are tied to long-term goals.

        SEACOR also uses stock options to supplement restricted shares. Stock options are exercisable for ten years but awards generally vest over a period of five years commencing on the first anniversary of the date of grant. In setting levels of cash compensation and bonus, the Compensation Committee takes into account the long-term vesting schedule of restricted shares and stock options, and the limitations on executives' monetizing their awards due to black-out periods.

        For the 2004 fiscal year, the Compensation Committee awarded Mr. Fabrikant a bonus of $1,250,000, 10,000 restricted shares and 30,000 stock options. In making the award, the Compensation Committee and the SEACOR board of directors took into account Mr. Fabrikant's role in furthering the strategic goals of SEACOR, his specific contribution to 2004 results, and the levels of bonus compensation paid to senior management in comparable companies.

        Specifically, the Compensation Committee noted the results of Mr. Fabrikant's leadership in reducing overhead and overseeing the extensive cost-cutting efforts in the offshore marine division, his role in identifying opportunities in the inland river business, his role in orchestrating the acquisition of ERA Aviation, his management of the placement of intermediate term convertible notes, his strategic direction in the offshore business and his role in developing SEACOR's leasing activities, and participation in the bulk shipping business.

        In considering the appropriate level of Mr. Fabrikant's base pay, the Compensation Committee took into account, in addition to the factors noted above, Mr. Fabrikant's diverse business background in shipping, energy services, inland transportation, and his professional skills in finance, capital markets and law. The Compensation Committee determined that it would be appropriate to adjust Mr. Fabrikant's base cash compensation to $600,000 in cash and 5,000 shares of restricted stock for 2005, which vest in March 2006.

        The Compensation Committee also reviewed levels of compensation for senior management in key positions and all grants of restricted stock and options.

        Section 162(m) of the Code prohibits the deduction by a publicly held corporation of compensation paid to a "covered employee" in excess of $1 million per year, subject to exceptions for certain performance-based compensation. Generally, SEACOR's covered employees are those executive officers listed in the Summary Compensation Table above. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Compensation Committee in light of SEACOR's overall compensation philosophy and objectives. The Compensation Committee believes that long-term stockholder value is enhanced by appropriately rewarding desirable corporate and individual performance achievements and that under existing circumstances such value may outweigh the advantages of qualifying compensation as deductible under Section 162(m).

        The foregoing report is respectfully submitted by the Compensation Committee.

        John C. Hadjipateras

        Andrew R. Morse

        Stephen Stamas

PERFORMANCE GRAPH

        Set forth in the graph below is a comparison of the cumulative total return that a hypothetical investor would have earned assuming the investment of $100 over the five-year period commencing on December 31, 1999 in (i) the common stock of SEACOR, (ii) the Standard & Poor's 500 Stock Index, or the S&P 500, and (iii) the Simmons Offshore Transportation Index, an index of oil service companies published by Simmons and Company, Inc., or the Simmons Peer Index.

        PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The board of directors recommends that stockholders ratify the appointment of Ernst & Young LLP, certified public accountants, as SEACOR's independent registered public accounting firm to audit the accounts of SEACOR and its subsidiaries for the fiscal year ending December 31, 2005. The appointment of Ernst & Young was recommended to the board by its Audit Committee. Ernst & Young served as SEACOR's independent registered public accounting firm for the fiscal year ended December 31, 2004.

        Representatives of Ernst & Young will be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the annual meeting.

        The affirmative vote of a majority of the SEACOR common stock represented in person or by proxy at the annual meeting is required to ratify the appointment of Ernst & Young.

        THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.

Change in Accountants

        On June 25, 2002, SEACOR dismissed Arthur Andersen LLP as its independent auditor, and engaged Ernst & Young as its new independent auditor for 2002, effective immediately. The decision to dismiss Arthur Andersen was approved by SEACOR's Audit Committee.

        The reports of Arthur Andersen on SEACOR's financial statements for the year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the year ended December 31, 2001 and through June 25, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference thereto in its report on the financial statements for such periods.

        During the year ended December 31, 2001 and through June 25, 2002, there have occurred none of the "reportable events" listed in Item 304(a)(1)(v) of Regulation S-K.

        SEACOR requested that Arthur Andersen furnish a letter addressed to the SEC stating its agreement with the statements set forth above. A copy of such letter, dated June 26, 2002, was filed as Exhibit 16.1 to SEACOR's Current Report on Form 8-K, filed with the SEC on July 1, 2002.

        During the year ended December 31, 2001 and through June 25, 2002, SEACOR did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Independent Auditor Fee Information

        Fees for professional services provided by Ernst & Young for the years ended December 31, 2004, and 2003 were as follows:

	2004	2003
Audit Fees	$992,857	$404,394
Audit-Related Fees	7,090	22,125
Tax Fees	107,711	100,997
All Other Fees	—	—

Total	$1,107,658	$527,516

        Audit Fees represent fees for professional services provided in connection with the audit of our financial statements, reporting on management's assertions regarding internal controls over financial reporting in compliance with Sarbanes-Oxley Section 404, review of our quarterly financial statements, and services provide in connection with other statutory or regulatory filings.

        The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of Ernst & Young LLP.

        Pre-approval Policy for Services of Independent Registered Public Accounting Firm.    The Audit Committee's policy is to pre-approve all audit services, audit-related services, and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the committee annually reviews and approves a list of specific services and categories of services, including audit, audit-related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and cost levels. Any service not included in the approved list of services or any modification to previously approved services, including changes in fees, must be specifically pre-approved by the Audit Committee. Where proposed additions or modifications relate to tax and all other non-audit services to be provided by the independent auditor, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee.

        To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to its Chair, and/or to such other members of the Audit Committee that the Chair may designate, to review and if appropriate approve in advance, any request by the independent auditor to provide tax and/or all other non-audit services.

        PROPOSAL NO. 3

AMENDMENT TO SEACOR'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF SEACOR COMMON STOCK

        SEACOR is proposing to increase the number of authorized shares of SEACOR common stock from 40,000,000 shares to 60,000,000 shares. To effect this change, SEACOR must amend its certificate of incorporation.

        SEACOR currently has 40,000,000 shares of SEACOR common stock authorized for issuance. On the SEACOR record date, SEACOR had outstanding 18,465,228 shares of SEACOR common stock and 648,440 shares of SEACOR common stock issuable based on options and other equity-based awards. In addition, an aggregate of 3,417,625 shares of SEACOR common stock are issuable in connection with the conversion of the 2.875% Notes. Based on the number of shares of Seabulk common stock, and options and warrants to acquire Seabulk common stock, outstanding as of the SEACOR record date, as a result of the merger, SEACOR can expect to issue up to 6,705,492 additional shares of common stock. The increased share authorization will also provide greater flexibility in the capital structure of the combined company by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors.

        The SEACOR board of directors will determine whether, when and on what terms the issuance of shares of SEACOR common stock may be warranted in connection with any future actions. No further action or authorization by SEACOR's stockholders will be necessary before issuance of the additional shares of SEACOR common stock authorized under the SEACOR restated certificate of incorporation, except as may be required for a particular transaction by the restated certificate of incorporation, by applicable law or regulatory agencies or by the rules of the NYSE or of any stock exchange on which the SEACOR common stock may then be listed.

        Although an increase in the authorized shares of SEACOR common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction resulting in the acquisition of SEACOR by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate SEACOR common stock or to obtain control of SEACOR by any means. In addition, the proposal is not part of any plan by the SEACOR board of directors to recommend or implement a series of anti-takeover measures.

        THE SEACOR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE AMENDMENT TO SEACOR'S RESTATED CERTIFICATE OF INCORPORATION.

        PROPOSAL NO. 4
ISSUANCE OF SEACOR STOCK

        As part of the merger consideration, SEACOR is obligated to issue shares of SEACOR common stock to Seabulk stockholders in the merger. Under Rule 312.03(c) of the NYSE, a company listed on the NYSE is required to obtain stockholder approval before the issuance of common stock, or securities convertible into or exercisable for common stock, if the amount of common stock to be issued in a transaction or series of transactions exceeds 20% of the shares of common stock of the corporation outstanding immediately before the transaction or series of transactions, in this case, the effectiveness of the merger. If the merger is completed, SEACOR will issue up to approximately 6,801,251 shares of SEACOR common stock. On a fully diluted basis, the aggregate number of shares of SEACOR common stock to be issued in the merger will be approximately 26.64% of the shares of SEACOR common stock outstanding on the record date for the SEACOR annual meeting, and for this reason SEACOR must obtain the approval of SEACOR stockholders for the issuance of these securities to Seabulk stockholders in the merger.

        SEACOR is asking its stockholders to approve the issuance of SEACOR common stock to Seabulk stockholders in the merger. The issuance of these securities to Seabulk stockholders is necessary to effect the merger.

        THE SEACOR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ISSUANCE OF SEACOR COMMON STOCK IN THE MERGER.

OTHER MATTERS

Other Actions at the SEACOR Annual Meeting

        The SEACOR board of directors does not intend to present any other matter at the annual meeting. The board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the annual meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Limitation on Stockholder Action by Written Consent; Special Meetings of Stockholders; Removal of Directors; Vacancies

        SEACOR's restated certificate of incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders or by the affirmative written consent of the holders of not less than 66 2/3% (or such greater percentage as may then be required by applicable law) in voting power of the outstanding shares of SEACOR common stock entitled to vote thereon. SEACOR's by-laws provide that, to be properly brought before an annual meeting, business must be (i) specified in the notice of meeting and (ii) brought before the meeting by or at the direction of the board, or (iii) be brought before the meeting by a stockholder upon timely written notice in proper form given to the Secretary of SEACOR. In order to be considered timely, such stockholder notice must be received by the secretary of SEACOR not less than 90 days prior to the anniversary of the date of the annual meeting of stockholders held in the previous year, subject to certain exceptions. SEACOR's by-laws further provide that, unless otherwise prescribed by law, special meetings of stockholders can only be called by the Chairman of the board, the President or pursuant to a resolution approved by a majority of the board and, in any such case, only to consider such business as shall be provided in such resolution or in the notice delivered to stockholders respecting the special meeting.

        The by-laws also provide that directors can be removed from office (prior to the expiration of their term) with or without "cause" by the affirmative vote of a majority in voting power of the outstanding shares entitled to vote at an election of directors, and that vacancies on the board can be filled only by the remaining directors then in office.

Stockholder Nomination of Directors

        SEACOR's by-laws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the board or a committee thereof) of candidates for election as directors, which we refer to as the Nomination Procedure. Only persons who are nominated by the board, a committee appointed by the board, or by a stockholder who has given timely prior written notice to the Secretary of SEACOR prior to the meeting at which directors are to be elected, are eligible for election as directors of SEACOR. In order to be timely, such written notice must be received by the Secretary of SEACOR not less than 90 days prior to the anniversary of the date of the immediately preceding annual meeting (subject to certain exceptions), and the notice must contain (i) the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated, (ii) a representation that the stockholder is a holder of record of SEACOR common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all contracts, arrangements or other understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy or information statement filed pursuant to the Exchange Act and (v) the consent of each nominee to serve as a director of SEACOR if so elected. The presiding officer of the meeting may refuse to acknowledge nomination of any person not made in compliance with the Nomination Procedure.

        Although SEACOR's by-laws do not empower the board with the right to approve or disapprove of stockholder nominations for the election of directors or any other business properly brought by SEACOR's stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of SEACOR.

Restrictions on Foreign Ownership of Common Stock and Related Matters

        SEACOR is subject to a variety of U.S. federal statutes and regulations, including the Shipping Acts. The Shipping Acts govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports.

        Generally, the Shipping Acts require that vessels engaged in U.S. coastwise trade must be owned by U.S. citizens. In order for a corporation operating in U.S. coastwise trade to qualify as a U.S. citizen, at least 75% of the outstanding capital stock of the corporation must be owned by persons or organizations that are U.S. citizens, as defined in the 1916 Act. Accordingly, if persons or organizations that are not U.S. citizens as so defined were to own more than 25% of SEACOR common stock, SEACOR would not (until such foreign ownership was reduced to or below 25%) be permitted to continue its U.S. coastwise trade operations. To help facilitate compliance with the Acts, SEACOR's restated certificate of incorporation requires SEACOR to institute and to implement through the transfer agent for the common stock a dual stock certificate system, pursuant to which certificates evidencing shares of common stock bear legends which, among other things, designate such certificates as either "foreign" or "domestic," depending on the citizenship of the owner. The restated certificate of incorporation also establishes procedures designed to enable SEACOR to monitor and limit foreign ownership of the SEACOR common stock, and authorizes the board under certain circumstances to redeem shares of stock owned by non-U.S. citizens. Moreover, SEACOR's By-laws provide that the Chairman of the board and Chief Executive Officer, and the President must each be U.S. citizens, and restrict any officer who is not a U.S. citizen from acting in the absence or disability of such person. The by-laws further provide that the number of non-U.S. citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business.

ANNUAL REPORT

        A copy of SEACOR's Annual Report to Stockholders for the fiscal year ended December 31, 2004 is included within this joint proxy statement/prospectus.

STOCKHOLDER PROPOSALS FOR 2006 SEACOR ANNUAL MEETING

        Proposals that stockholders believe should be voted upon at SEACOR's annual meeting may be eligible for inclusion in SEACOR's proxy statement. Stockholder proposals for the 2006 annual meeting must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by SEACOR on or before December 16, 2005 to be eligible for inclusion in the proxy statement and proxy card relating to the 2006 annual meeting pursuant to SEC Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: Secretary, SEACOR Holdings Inc., 11200 Richmond Avenue, Houston, Texas 77082.

        As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Article I, Section 1 of the Amended and Restated By-laws of SEACOR, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to SEACOR timely notice thereof. To be timely, a stockholder's notice must be delivered to or mailed and received by the Secretary at the principal executive offices of SEACOR, not less than 90 calendar days in advance of the anniversary date of the previous year's annual meeting of stockholders (or if there was no such prior annual meeting, not less than 90 calendar days prior to the date which represents the second Tuesday in May of the current year); if, however, the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, then, to be considered timely, notice by the stockholders must be received by SEACOR not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the seventh day following the date on which notice of the date of the annual meeting was mailed to stockholders or publicly disclosed.

SEABULK MATTERS

PROPOSAL NO. 1

ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

        As discussed elsewhere in this joint proxy statement/prospectus, holders of Seabulk common stock are considering the adoption of the merger agreement and approval of the merger. Holders of Seabulk common stock should read carefully this joint proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. In particular, holders of Seabulk common stock are directed to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

        THE SEABULK BOARD OF DIRECTORS BELIEVES THE MERGER IS ADVISABLE AND FAIR TO ITS STOCKHOLDERS AND IN THEIR BEST INTERESTS AND RECOMMENDS THAT SEABULK STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements of SEACOR Holdings Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-3
Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002	F-4
Consolidated Statements of Changes in Equity for the years ended December 31, 2004, 2003 and 2002	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-7
Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors of SEACOR Holdings Inc.

        We have audited the accompanying consolidated balance sheets of SEACOR Holdings Inc. (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SEACOR Holdings Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on criteria established in "Internal Control—Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
New Orleans, Louisiana March 14, 2005

SEACOR HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$214,389	$263,135
Available-for-sale securities	136,992	48,856
Receivables:
Trade, net of allowance for doubtful accounts of $3,357 and $2,800 in 2004 and 2003, respectively	162,986	81,491
Other	30,064	27,185
Deferred income taxes	1,747	—
Prepaid expenses and other	52,543	23,551

Total current assets	598,721	444,218

Investments, at Equity, and Receivables from 50% or Less Owned Companies	47,870	59,848
Property and Equipment:
Vessels and equipment	872,979	822,871
Barges	180,234	89,046
Helicopters	106,939	37,284
Construction in progress	30,458	47,134
Equipment, furniture, fixtures, vehicles and other	45,651	25,368

	1,236,261	1,021,703
Accumulated depreciation	(310,674)	(283,487)

	925,587	738,216

Construction Reserve Funds	144,006	126,140
Other Assets	49,825	34,189

	$1,766,009	$1,402,611

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$13,228	$93
Accounts payable and accrued expenses	63,461	30,333
Accrued wages and benefits	14,017	12,840
Accrued interest	6,041	5,759
Accrued income taxes	2,634	4,337
Deferred income taxes	—	4,092
Accrued liability-short sale of securities	22,070	3,680
Other current liabilities	21,035	16,381

Total current liabilities	142,486	77,515

Long-Term Debt	582,367	332,179
Deferred Income Taxes	211,542	190,704
Deferred Income and Other Liabilities	28,988	29,858
Minority Interest in Subsidiaries	6,869	1,909
Stockholders' Equity:
Common stock, $.01 par value, 40,000,000 shares authorized; 24,545,428 and 24,466,010 shares issued in 2004 and 2003, respectively	245	245
Additional paid-in capital	412,210	408,828
Retained earnings	551,273	531,384
Less 6,237,932 and 5,884,971 shares held in treasury in 2004 and 2003, respectively,at cost	(197,850)	(183,531)
Unamortized restricted stock	(2,423)	(2,998)
Accumulated other comprehensive income:
Cumulative translation adjustments	18,296	12,994
Unrealized gain on available-for-sale securities	12,006	3,524

Total stockholders' equity	793,757	770,446

	$1,766,009	$1,402,611

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

SEACOR HOLDINGS INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data)

	For the years ended December 31,
	2004	2003	2002
Operating Revenues	$491,860	$406,209	$403,158

Costs and Expenses:
Operating expenses	354,163	287,290	249,892
Administrative and general	61,425	57,684	53,265
Depreciation and amortization	57,834	55,506	56,244

	473,422	400,480	359,401

Gains on Asset Sales	10,234	17,522	8,635

Operating Income	28,672	23,251	52,392

Other Income (Expense):
Interest income	8,422	7,531	8,833
Interest expense	(22,485)	(19,313)	(17,064)
Debt extinguishments	—	(2,091)	(2,338)
Gain on sale of Chiles Offshore Inc. shares	—	—	19,719
Derivative income (loss), net	1,166	2,389	(5,043)
Foreign currency transaction gains, net	1,537	3,739	6,281
Marketable securities sale gains, net	6,435	6,595	3,218
Other, net	539	(652)	144

	(4,386)	(1,802)	13,750

Income Before Income Tax Expense, Minority Interest and Equity in Earnings of 50% or Less Owned Companies	24,286	21,449	66,142

Income Tax Expense:
Current	1,368	618	6,007
Deferred	7,205	9,778	17,027

	8,573	10,396	23,034

Income Before Minority Interest and Equity in Earnings of 50% or Less Owned Companies	15,713	11,053	43,108
Minority Interest in Net Income of Subsidiaries	(483)	(517)	(226)
Equity in Earnings of 50% or Less Owned Companies	4,659	1,418	3,705

Net Income	$19,889	$11,954	$46,587

Basic Earnings Per Common Share	$1.09	$0.63	$2.33

Diluted Earnings Per Common Share	$1.08	$0.63	$2.28

Weighted Average Common Shares
Basic	18,305,937	19,012,899	19,997,625
Diluted	18,609,373	19,279,568	21,057,877

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

SEACOR HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands, except share data)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unamortized Restricted Stock	Accumulated Other Comprehensive Income	Comprehensive Income
Balance, December 31, 2003	$245	$408,828	$531,384	$(183,531)	$(2,998)	$16,518
—Net income for fiscal year 2004	—	—	19,889	—	—	—	$19,889
—Issuance of common stock:
Tex-Air Helicopters, Inc. acquisition	—	268	—	—	—	—	—
Employee Stock Purchase Plan	—	—	—	674	—	—	—
Exercise of stock options	—	1,287	—	—	—	—	—
Director stock awards	—	189	—	—	—	—	—
Issuance of restricted stock	—	1,647	—	—	(1,648)	—	—
—Amortization of restricted stock	—	—	—	—	2,141	—	—
—Cancellation of restricted stock, 1,666 shares	—	(9)	—	(73)	82	—	—
—Net currency translation adjustments	—	—	—	—	—	5,302	5,302
—Change in unrealized gains on available-for-sale securities	—	—	—	—	—	8,482	8,482
—Purchase of treasury shares	—	—	—	(14,920)	—	—	—

Balance, December 31, 2004	$245	$412,210	$551,273	$(197,850)	$(2,423)	$30,302	$33,673

Balance, December 31, 2002	$243	$403,590	$519,430	$(127,587)	$(2,217)	$11,492
—Net income for fiscal year 2003	—	—	11,954	—	—	—	$11,954
—Issuance of common stock:
Employee Stock Purchase Plan	—	—	—	670	—	—	—
Exercise of stock options	1	1,543	—	—	—	—	—
Director stock awards	—	116	—	—	—	—	—
Issuance of restricted stock	1	3,585	—	—	(3,716)	—	—
—Amortization of restricted stock	—	—	—	—	2,855	—	—
—Cancellation of restricted stock, 1,857 shares	—	(8)	—	(72)	80	—	—
—Net currency translation adjustments	—	—	—	—	—	7,244	7,244
—Change in unrealized gains on available-for-sale securities	—	—	—	—	—	(2,218)	(2,218)
—Conversion of 5 3/8% Convertible Subordinated Notes due 2006	—	2	—	—	—	—	—
—Purchase of treasury shares	—	—	—	(56,542)	—	—	—

Balance, December 31, 2003	$245	$408,828	$531,384	$(183,531)	$(2,998)	$16,518	$16,980

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unamortized Restricted Stock	Accumulated Other Comprehensive Income	Comprehensive Income
Balance, December 31, 2001	$238	$384,857	$472,843	$(109,638)	$(1,985)	$(2,617)
—Net income for fiscal year 2002	—	—	46,587	—	—	—	$46,587
—Issuance of common stock:
Tex-Air Helicopters, Inc. acquisition	1	2,726	—	—	—	—	—
Employee Stock Purchase Plan	—	—	—	693	—	—	—
Exercise of stock options	1	3,380	—	—	—	—	—
Issuance of restricted stock	1	2,655	—	—	(2,675)	—	—
Settlement of equity forward transaction	2	9,998	—	—	—	—	—
—Amortization of restricted stock	—	—	—	—	2,309	—	—
—Cancellation of restricted stock, 2,850 shares	—	—	—	(134)	134	—	—
—Net currency translation adjustments	—	—	—	—	—	8,224	8,224
—Change in unrealized gains on available-for-sale securities	—	—	—	—	—	5,885	5,885
—Conversion of 5 3/8% Convertible Subordinated Notes due 2006	—	1	—	—	—	—	—
—Change in share of book value of investment in Chiles Offshore Inc.	—	(27)	—	—	—	—	—
—Purchase of treasury shares	—	—	—	(18,508)	—	—	—

Balance, December 31, 2002	$243	$403,590	$519,430	$(127,587)	$(2,217)	$11,492	$60,696

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith

SEACOR HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2004	2003	2002
Cash Flows from Operating Activities:
Net income	$19,889	$11,954	$46,587
Depreciation and amortization	57,834	55,506	56,244
Restricted stock amortization	2,141	2,855	2,309
Director stock awards	189	116	—
Debt discount amortization, net	229	326	522
Bad debt expense	1,519	829	9
Deferred income taxes	7,205	9,778	17,027
Equity in net earnings of 50% or less owned companies	(4,659)	(1,418)	(3,705)
Extinguishment of debt	—	2,091	1,520
Derivative (income) loss	(1,166)	(2,389)	5,043
Foreign currency transaction gains, net	(1,537)	(3,739)	(6,281)
Gain from sale of available-for-sale securities, net	(6,435)	(6,595)	(3,218)
Impairment on other investments	—	1,254	—
Gain on sale of Chiles Offshore Inc. shares	—	—	(19,719)
Gain from equipment sales or retirements, net	(10,234)	(17,522)	(8,635)
Amortization of deferred income on sale and leaseback transactions	(6,525)	(6,342)	(7,396)
Minority interest in income of subsidiaries	483	517	226
Other, net	592	450	6,931
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(56,100)	3,559	(2,075)
(Increase) decrease in prepaid expenses and other assets	5,644	(4,433)	(13,600)
Increase (decrease)in accounts payable, accrued and other liabilities	23,907	(1,801)	(4,994)

Net cash provided by operations	32,976	44,996	66,795

Cash Flows from Investing Activities:
Purchases of property and equipment	(200,052)	(161,842)	(139,706)
Proceeds from the sale of marine vessels, other equipment and property	67,904	143,797	128,669
Investments in and advances to 50% or less owned companies	(575)	(7,992)	(22)
Principal payments on notes due from 50% or less owned companies	3,447	1,875	20,665
Dividends received from 50% or less owned companies	1,545	11,569	1,889
Proceeds from sale of investment in 50% or less owned companies	5,667	—	—
Investment in third party note receivable	(5,352)	—	—
Purchase of third party contracts	(2,893)	—	—
Net increase in construction reserve funds	(17,866)	(30,880)	(39,970)
Proceeds from sale of available-for-sale securities	157,267	84,255	63,519
Purchases of available-for-sale securities	(207,551)	(40,161)	(49,603)
Cash settlements of derivative transactions	257	3,330	(5,712)
Acquisitions, net of cash acquired	(118,113)	(7,756)	(113)
Cash proceeds from sale of Chiles Offshore Inc. shares	—	—	25,365
Other, net	(257)	2,064	1,186

Net cash provided by (used in) investing activities	(316,572)	(1,741)	6,167

Cash Flows from Financing Activities:
Payments on long-term debt	(50,124)	(71,557)	(93,801)
Premium paid with 5 3/8% Note extinguishment	—	(632)	—
Proceeds from issuance of long-term debt, net of offering costs	294,807	107	197,067
Common stock acquired for treasury	(14,920)	(56,542)	(18,508)
Stock options exercised	1,222	936	1,754
Other, net	740	163	693

Net cash provided by (used in) financing activities	231,725	(127,525)	87,205

Effects of Exchange Rate Changes on Cash and Cash Equivalents	3,125	5,359	1,485

Net Increase (Decrease) in Cash and Cash Equivalents	(48,746)	(78,911)	161,652
Cash and Cash Equivalents, beginning of period	263,135	342,046	180,394

Cash and Cash Equivalents, end of period	$214,389	$263,135	$342,046

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

SEACOR HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS AND ACCOUNTING POLICIES:

        Nature of Operations.    SEACOR Holdings Inc. ("SEACOR") and its subsidiaries (collectively referred to as the "Company") is in the business of owning, operating, investing in, marketing and remarketing equipment, primarily in the offshore oil and gas and marine transportation industries. The Company also provides emergency environmental response and related services. The Company operates a diversified fleet of offshore support vessels and helicopters servicing oil and gas exploration, development and production facilities worldwide. The Company also operates a fleet of inland river barges transporting grain and other bulk commodities on the U.S. inland waterways. The environmental services segment provides oil spill response, handles environmental remediation projects and offers related consulting services worldwide to those who store, transport, produce or handle petroleum products and environmentally hazardous materials.

        Basis of Consolidation.    The consolidated financial statements include the accounts of SEACOR and its majority-owned subsidiaries. All significant inter-company accounts and transactions are eliminated in consolidation.

        The Company employs the equity method of accounting for investments in business ventures when it has the ability to exercise significant influence over the operating and financial policies of the ventures. Significant influence is generally deemed to exist if the Company has between 20% and 50% of the voting rights of an investee. The Company reports its investments in and advances to equity investees in the Consolidated Balance Sheets as "Investments, at Equity, and Receivables from 50% or Less Owned Companies." The Company reports its share of earnings or losses of equity investees in the Consolidated Statements of Income as "Equity in Earnings of 50% or Less Owned Companies."

        The Company employs the cost method of accounting for investments in other business ventures that the Company does not have the ability to exercise significant influence. These investments are in private companies, carried at cost, and are adjusted only for other-than-temporary declines in fair value and capital distributions.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Revenue Recognition.    The Company's offshore marine services segment earns and recognizes revenues primarily from the time charter-out and bareboat charter-out of vessels to customers based upon daily rates of hire. A time charter is a lease arrangement under which the Company provides a vessel to a customer and is responsible for all crewing, insurance and other operating expenses. In a bareboat charter, the Company provides only the vessel to the customer, and the customer assumes responsibility to provide for all of the vessel's operating expenses and generally assumes all risk of operation. Vessel charters may range from several days to several years.

        The Company's environmental services segment earns revenues primarily from retainer contracts, spill response activities, consulting fees and industrial and remediation services. Retainer fees are charged to customers for ensuring, by contract, the availability of oil spill response services and equipment at predetermined rates. Such retainer fees are generally recognized ratably over the terms of the contract. Retainer services include employing staff to supervise a response to an oil spill and maintaining specialized equipment. Retainer agreements with vessel owners generally range from one to three years while retainer arrangements with facility owners can be as long as ten years. Spill response revenues are recognized as contracted services are provided and are dependent on the magnitude and number of individual spill responses. Consequently, spill response revenues may vary greatly between comparable periods. Consulting fees are earned from the preparation of customized training programs, the planning of and participation in customer oil spill response drill programs, response exercises and other special projects and are recognized as the services are provided based on contract terms. Industrial and remediation services are provided on both a time and material basis and on a fixed fee bid basis and are recognized as the services are provided based on contract terms. For both time and material contracts and fixed fee contracts, the total fees charged are dependent upon the scope of work to be accomplished and the labor and equipment to carry it out.

        The Company's inland river services segment earns revenues primarily from voyage affreightment with customers being charged an established rate per ton for committed barge space to transport cargo from a point of origin to a point of destination during a specific time. Such revenues are generally recognized over the progress of the voyage. In addition, revenues are also earned from cargo stored aboard a barge and when a barge is chartered-out to a third party.

        The Company's helicopter services segment earns revenue primarily through master service agreements, term contracts and day-to-day charter arrangements. Master service agreements require customers to make incremental payments based on usage, have fixed terms ranging from one month to five years, and generally are cancelable upon notice by either party in 30 days. Term contracts and day-to-day charter arrangements are generally non-cancelable and call for a combination of a monthly or daily fixed rental fee plus a charge based on usage. Rental fee revenues are recognized ratably over the contract term and revenues for helicopter usage are recognized as the services are performed.

        Cash Equivalents.    Cash equivalents refer to securities with maturities of three months or less when purchased.

        Accounts Receivable.    Customers of offshore support vessel services and helicopter transportation services are primarily major and large independent oil and gas exploration and production companies. Oil spill, emergency response and remediation services are provided to tank vessel owner/operators, refiners, terminals, municipalities, exploration and production facilities and pipeline operators. Barge customers are primarily major agricultural and industrial companies based within the United States. All customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company routinely reviews its accounts receivable balances and makes provisions for probable doubtful accounts. Accounts receivable are deemed uncollectible and removed from accounts receivable and allowance for doubtful accounts when collection efforts have been exhausted.

        Derivatives.    All of the Company's derivative positions are stated at fair value. Gains and losses associated with changes in derivative fair value are reported on a current basis in the Consolidated Statements of Income as "Derivative income (loss), net".

        Concentrations of Credit Risk.    The Company is exposed to concentrations of credit risks relating to its accounts receivable due from customers in the industries described above. The Company does not generally require collateral or other security to support its outstanding receivables. The Company minimizes its credit risk relating to receivables by performing ongoing credit evaluations and, to date, credit losses have been within management's expectations. The Company is also exposed to concentrations of credit risks associated with its cash and cash equivalents, its available-for-sale securities, and its derivative instruments. The Company minimizes its credit risk relating to these positions by monitoring the financial condition of the financial institutions and counterparties involved.

        Property and Equipment.    Equipment, stated at cost, is depreciated over the estimated useful lives of the assets using the straight-line method. New equipment is depreciated over 20 years for offshore support vessels and related equipment, over 20 years for inland river dry cargo and chemical tank barges, generally over 12 years for helicopters and related equipment, and over 2 to 15 years for all other equipment.

Depreciable life of acquired used equipment is generally based on the life of new equipment described above less years already in service, except for standby vessels where a longer life is used. Depreciation expense totaled $57,544,000, $55,501,000 and $56,239,000 in 2004, 2003 and 2002, respectively.

        Effective January 1, 2003, the Company changed its estimated residual value for newly constructed supply vessels, towing and supply vessels, and anchor handling towing supply vessels from 10% to 5%. The effect on income of this change in accounting estimate was not material.

        Vessel, helicopter and barge maintenance and repair costs and the costs of routine drydock inspections performed on vessels are charged to operating expense as incurred. Expenditures that extend the useful life or improve the marketing and commercial characteristics of vessels and helicopters as well as major renewals or improvements to other properties are capitalized. Certain interest costs incurred during the construction of equipment was capitalized as part of the assets' carrying values and are being amortized to expense over such assets estimated useful lives. Capitalized interest totaled $645,000, $2,272,000 and $1,092,000 in 2004, 2003 and 2002, respectively.

        Impairment of Long-Lived Assets.    The Company tests its long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of any asset or asset group may not be recoverable. As of December 31, 2004, the Company was not aware of any indicators of impairment.

        Business Combinations.    As discussed in Note 5, business combinations completed by the Company have been accounted for under the purchase method of accounting. The cost of each acquired operation is allocated to the assets acquired and liabilities assumed based on their estimated fair values. These estimates are revised during an allocation period as necessary when, and if, information becomes available to further define and quantify the value of the assets acquired and liabilities assumed. The allocation period does not exceed beyond one year from the date of the acquisition. Should information become available after the allocation period, those items are included in operating results. The cost of an enterprise acquired in a business combination includes the direct cost of the acquisition. The operating results of entities acquired are included in the Consolidated Statements of Income from the completion date of the applicable transaction.

        Goodwill.    Goodwill represents the excess of purchase price over fair value of net assets acquired in business combinations and is subjected to annual impairment testing. Based on its impairment test of each defined reporting unit as of December 31, 2004, the Company has determined that the carrying value of goodwill was not impaired.

        Deferred Financing Costs.    Deferred financing costs incurred in connection with the issuance of debt are amortized over the life of the related debt using the effective interest rate method. Deferred financing costs amortization expense totaled $483,000, $474,000 and $526,000 in 2004, 2003 and 2002, respectively, is included in the Consolidated Statements of Income as "Interest Expense."

        Self-insurance Liabilities.    The Company maintains business insurance programs with significant self-insured retention primarily relating to its offshore support vessels. In addition, the Company maintains self-insured health benefit plans for its participating employees. The Company limits its exposure to the business insurance programs and health benefit plans by maintaining stop-loss and aggregate liability coverage. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon the Company's historical loss experience. To the extent that estimated self-insurance losses differ from actual losses realized, the Company's insurance reserves could differ significantly and may result in either higher or lower insurance expense in future periods.

        Income Taxes.    Deferred income tax assets and liabilities have been provided in recognition of the income tax effect attributable to the book and tax basis differences of assets and liabilities reported in the financial statements. Deferred tax assets or liabilities are provided using the enacted tax rates expected to apply to taxable income in the periods in which they are expected to be settled or realized, except for a special one-time dividends received deduction on the repatriation of certain foreign earnings expected to occur in 2005 as described below. The Company records a valuation allowance to reduce its deferred tax assets if it is more likely than not that some portion or all of the deferred assets will not be realized. Deferred taxes are not provided on undistributed earnings of certain non-U.S. subsidiaries and business ventures because the Company considers those earnings to be indefinitely reinvested abroad.

        As a result of the American Jobs Creation Act of 2004, the Company believes it will be in the position to repatriate, for a limited time, accumulated foreign earnings at an effective federal tax rate of 5.25%, which would result in tax obligations significantly less than the deferred taxes previously provided for its unremitted earnings of foreign subsidiaries. The Company is exploring the full impact of the legislation and expects to finalize its repatriation plan during the second quarter of 2005; however, the income tax benefit of such repatriation plan cannot be reasonably estimated at this time. In accordance with FASB Staff Position FAS 109-2, the Company will recognize the income tax benefit of this special one-time dividends received deduction during the period that the Company has decided on a plan for repatriation. As part of the repatriation plan, a portion of the earnings that are currently considered to be permanently invested abroad may be repatriated. At December 31, 2004, the Company had approximately $25.6 million of such earnings for which no U.S. income taxes had been provided.

        Deferred Income.    The Company has entered into vessel sale and leaseback transactions and has sold vessels to business ventures in which it holds an equity ownership interest. Certain of the gains realized from these transactions were not immediately recognized in income and have been reported in the Consolidated Balance Sheets as "Deferred Income and Other Liabilities." In sale and leaseback transactions, gains were deferred to the extent of the present value of minimum lease payments and are being amortized to income as reductions in rental expense over the applicable lease terms. In business venture sale transactions, gains were deferred to the extent of the Company's ownership interest with amortization to income over the applicable vessels' depreciable lives and to the extent of Company purchase financing with amortization to income on the installment method.

(in thousands)
Balance at December 31, 2003	$25,899
Deferred income from 2004 vessel sales	1,461
2004 amortization of deferred income	(7,284)
Currency translation and other	(18)

Balance at December 31, 2004	$20,058

        Foreign Currency Translation.    The assets, liabilities and results of operations of certain SEACOR subsidiaries are measured using the currency of the primary foreign economic environment within which they operate, their functional currency. Upon consolidating these subsidiaries with SEACOR, their assets and liabilities are translated to U.S. dollars at currency exchange rates as of the balance sheet date and their revenues and expenses at the weighted average currency exchange rates during the applicable reporting periods. Translation adjustments resulting from the process of translating these subsidiaries' financial statements are reported in the Consolidated Balance Sheets as "Accumulated other comprehensive income."

        Foreign Currency Transactions.    Certain SEACOR subsidiaries enter into transactions denominated in currencies other than their functional currency. Changes in currency exchange rates between the functional currency and the currency in which a transaction is denominated are included in the Consolidated Statements of Income as "Foreign currency transaction gains, net" in the period in which the currency exchange rates change.

        Earnings Per Share.    Basic earnings per common share were computed based on the weighted-average number of common shares issued and outstanding for the relevant periods. Diluted earnings per common share were computed based on the weighted-average number of common shares issued and outstanding plus all potentially dilutive common shares that would have been outstanding in the relevant periods assuming the vesting of restricted stock grants and the issuance of common shares for stock options and convertible subordinated notes through the application of the treasury stock and if-converted methods. Certain options and share awards, 95,010, 364,805 and 69,300 in 2004, 2003 and 2002, respectively, were excluded from the computation of diluted earnings per share as the effect would have been antidilutive.

(in thousands, except share data)	Income	Shares	Per Share
FOR THE YEAR ENDED 2004
Basic Earnings Per Share:
Net income	$19,889	18,305,937	$1.09

Effect of Dilutive Securities:
Options and restricted stock	—	163,369
Convertible securities	189	140,067

Diluted Earnings Per Share:
Net income available to common stockholders plus assumed conversions	$20,078	18,609,373	$1.08

FOR THE YEAR ENDED 2003
Basic Earnings Per Share:
Net income	$11,954	19,012,899	$0.63

Effect of Dilutive Securities:
Options and restricted stock	—	163,308
Convertible securities	167	103,361

Diluted Earnings Per Share:
Net income available to common stockholders plus assumed conversions	$12,121	19,279,568	$0.63

FOR THE YEAR ENDED 2002
Basic Earnings Per Share:
Net income	$46,587	19,997,625	$2.33

Effect of Dilutive Securities:
Options and restricted stock	—	257,538
Convertible securities	1,463	802,714

Diluted Earnings Per Share:
Net income available to common stockholders plus assumed conversions	$48,050	21,057,877	$2.28

        Comprehensive Income.    Comprehensive income is defined as the total of net income and all other changes in equity of an enterprise that result from transactions and other economic events of a reporting period other than transactions with owners. The Company has chosen to disclose Comprehensive Income in the Consolidated Statements of Changes in Equity. The Company's other comprehensive income was comprised of net currency translation adjustments and unrealized holding gains and losses on available-for-sale securities. Income taxes allocated to each component of other comprehensive income during the years indicated are as follows:

(in thousands)	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
FOR THE YEAR ENDED 2004
Foreign currency translation adjustments	$8,157	$(2,855)	$5,302
Unrealized gains on available-for-sale securities:
Unrealized holding gains arising during period	22,268	(7,794)	14,474
Less—reclassification adjustment for gains included in net income	(9,218)	3,226	(5,992)

Other comprehensive income	$21,207	$(7,423)	$13,784

FOR THE YEAR ENDED 2003
Foreign currency translation adjustments	$11,145	$(3,901)	$7,244
Unrealized gains on available-for-sale securities:
Unrealized holding gains arising during period	3,117	(1,091)	2,026
Less—reclassification adjustment for gains included in net income	(6,529)	2,285	(4,244)

Other comprehensive income	$7,733	$(2,707)	$5,026

FOR THE YEAR ENDED 2002
Foreign currency translation adjustments	$12,652	$(4,428)	$8,224
Unrealized gains on available-for-sale securities:
Unrealized holding gains arising during period	12,272	(4,295)	7,977
Less—reclassification adjustment for gains included in net income	(3,218)	1,126	(2,092)

Other comprehensive income	$21,706	$(7,597)	$14,109

        Stock Compensation.    Under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), companies could either adopt a "fair value method" of accounting for its stock based compensation plans or continue to use the "intrinsic value method" as prescribed by APB Opinion No. 25. The Company has elected to continue accounting for its stock compensation plans using the intrinsic value method. Had compensation costs for the plans been determined using a fair value method consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the following years ended December 31:

(in thousands, except share and option data)	2004	2003	2002
Net income, as reported	$19,889	$11,954	$46,587
Add: stock based compensation included in net income	1,515	1,931	1,501
Less: stock based compensation using fair value method	(2,353)	(3,163)	(3,498)

Net income, Pro forma	$19,051	$10,722	$44,590

Basic earnings per common share:
As reported	$1.09	$0.63	$2.33
Pro forma	1.04	0.56	2.23
Diluted earnings per share:
As reported	$1.08	$0.63	$2.28
Pro forma	1.03	0.56	2.19
Weighted average fair value of options granted	$13.86	$13.99	$20.03

Weighted average fair value of restricted stock granted	$43.20	$41.44	$43.53

Weighted average fair value of stock granted to non-employee directors	$43.37	$38.62	$—

        The effects of applying a fair value method consistent with SFAS 123 in this pro forma disclosure are not indicative of future events and the Company anticipates that it will award additional stock based compensation in future periods.

        The fair value of each option granted during the periods presented is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) no dividend yield, (b) weighted average expected volatility of 28.6%, 37.2% and 38.8% in the years 2004, 2003 and 2002, respectively, (c) weighted average discount rates of 3.56%, 2.93% and 3.76% in the years 2004, 2003 and 2002, respectively, and (d) expected lives of five years.

        New Accounting Pronouncement.    On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of the SFAS 123 disclosure of pro forma net income and earnings per share presented above. The Company will adopt the provisions of Statement 123 (R) on July 1, 2005 using the "modified prospective" approach, recognizing compensation expense for all unvested employee stock options as of that date and for all subsequent employee stock options granted thereafter.

        Reclassifications.    Certain reclassifications of prior year information have been made to conform to the presentation of current year information.

2.    FINANCIAL INSTRUMENTS:

	December 31, 2004		December 31, 2003
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
ASSETS:
Cash and cash equivalents	$214,389	$214,389	$263,135	$263,135
Available-for-sale securities	136,992	136,992	48,856	48,856
Collateral deposits and notes receivable	9,439	9,439	3,652	3,652
Notes receivable from business ventures	1,616	see below	2,568	see below
Construction reserve funds	144,006	144,006	126,140	126,140
Business ventures, carried at cost	1,000	see below	700	see below
Derivative instruments	568	568	338	338
LIABILITIES:
Long-term debt, including current portion	595,595	605,055	332,272	357,490
Short-sale of securities	22,070	22,070	3,680	3,680

        The carrying value of cash, cash equivalents and collateral cash deposits approximates fair value. The carrying value of construction reserve funds, primarily consisting of auction rate certificates, approximates fair value. The fair values of the Company's available-for-sale securities, notes receivable, derivative instruments, long-term debt, and short-sales of marketable securities were estimated based upon quoted market prices or by using discounted cash flow analyses based on estimated current rates for similar type of arrangements. It was not practicable to estimate the fair value of the Company's notes receivable with business ventures because the timing of settlement of these notes is not certain. It was not practicable to estimate the fair value of the Company's historical cost investments in business ventures because of the lack of a quoted market price and the inability to estimate fair value without incurring excessive costs. Considerable judgment was required in developing certain of the estimates of fair value and, accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

3.    DERIVATIVE INSTRUMENTS:

        The Company has entered into and settled various positions in forward exchange, option and future contracts that are considered speculative with respect to Norwegian Kroners, Pounds Sterling, Euros, Japanese Yen, Hong Kong Dollar and Singapore Dollar. The Norwegian Kroner contracts enabled the Company to buy Norwegian Kroners in the future at fixed exchange rates which could have offset possible consequences of changes in foreign exchange had the Company decided to conduct business in Norway. The Pound Sterling, Euro, Yen, Hong Kong Dollar and Singapore Dollar contracts enable the Company to buy Pounds Sterling, Euros, Yen, Hong Kong Dollars and Singapore Dollars in the future at fixed exchange rates which could offset possible consequences of changes in foreign exchange of the Company's business conducted in Europe and the Far East. Resulting gains or losses from these transactions are reported in the

Consolidated Statements of Income as "Derivative income (loss), net" as they do not meet the criteria for hedge accounting. For the years ended December 31, 2004, 2003 and 2002, the Company recognized net gains of $1,790,000, $1,343,000 and $674,000, respectively, from these forward exchange, option and future contracts. At December 31, 2004, the fair market value of the Company's speculative outstanding currency positions, consisting of Pound Sterling, Euro, Japanese Yen and Singapore Dollar contracts, was an unrealized gain of $554,000 included in the Consolidated Balance Sheets as "Other receivables."

        The Company has entered into and settled various positions in natural gas and crude oil via swaps, options and future contracts pursuant to which, on each applicable settlement date, the Company receives or pays an amount, if any, by which a contract price for a swap, an option or a futures contract exceeds the settlement price quoted on the New York Mercantile Exchange ("NYMEX") or receives or pays the amount, if any, by which the settlement price quoted on the NYMEX exceeds the contract price. The general purpose of these transactions is to provide value to the Company should the price of natural gas and crude oil decline which over time, if sustained, would lead to a decline in the Company's offshore assets' market values and cash flows. Resulting gains or losses from these transactions are reported in the Consolidated Statements of Income as "Derivative income (loss), net" as they do not meet the criteria for hedge accounting. For the years ended December 31, 2004, 2003 and 2002, the Company has recognized net losses of $241,000, net losses of $743,000 and net gains of $406,000, respectively, from these commodity transactions. At December 31, 2004, the fair market value of the Company's positions in commodity contracts was an unrealized gain of $50,000 included in the Consolidated Balance Sheets as "Other receivables."

        The Company has entered into and settled various positions in U.S. treasury notes and bonds via futures or options on futures and rate-lock agreements on U.S. treasury notes pursuant to which, on each applicable settlement date, the Company receives or pays an amount, if any, by which a contract price for an option or a futures contract exceeds the settlement price quoted on the Chicago Board of Trade ("CBOT") or receives or pays the amount, if any, by which the settlement price quoted on the CBOT exceeds the contract price. The general purpose of these transactions is to provide value to the Company should the price of U.S. treasury notes and bonds decline leading to generally higher interest rates which, if sustained over time, might lead to a higher interest cost for the Company. Resulting gains or losses from these transactions are reported in the Consolidated Statements of Income as "Derivative income (loss), net" as they do not meet the criteria for hedge accounting. For the years ended December 31, 2004, 2003 and 2002, the Company recognized net losses of $250,000, net gains of $52,000 and net losses of $8,312,000, respectively, with respect to derivative positions in U.S. treasury obligations. At December 31, 2004, the Company had no outstanding position for derivative positions in U.S. treasury obligations.

        During 2004, the Company entered into other speculative derivative positions, primarily options on publicly traded equity securities. For the year ended December 31, 2004, the Company has recognized net losses of $133,000 from these other transactions. At December 31, 2004, the fair market value of the Company's other speculative derivative positions was an unrealized loss of $36,000 included in the Consolidated Balance Sheets as "Other receivables."

        In order to reduce its cost of capital, the Company entered into swap agreements with a major financial institution with respect to $41,000,000 of its 7.2% Senior Notes due 2009 (the 7.2% Notes"). Pursuant to each such agreement and subsequent extensions, such financial institution agreed to pay to the Company an amount equal to interest paid on the notional amount of the 7.2% Notes subject to such agreement, and the Company agreed to pay to such financial institution an amount equal to an agreed upon reduced interest rate on the price of such notional amount of the 7.2% Notes, as set forth in the applicable swap agreements. Upon termination of each swap agreement, the financial institution agreed to pay to the Company the amount, if any, by which the fair market value of the notional amount of the 7.2% Notes subject to such swap agreements on such date exceeded the agreed upon price of such notional amount as set forth in such swap agreements, and the Company agreed to pay to such financial institution the amount, if any, by which the agreed upon price of such notional amount exceeded the fair market value of such notional amount on such date. All of the swap agreements have been terminated. For the years ended December 31, 2003 and 2002, the Company recorded gains of $49,000 and $3,877,000, respectively, with respect to these swap agreements in the Condensed Consolidated Statements of Income as "Derivative income (loss), net."

        In order to partially hedge the fluctuation in market value for part of the Company's common stock investment in ENSCO International Incorporated ("ENSCO") acquired in connection with the Chiles Merger (see discussion in Note 5), the Company entered into various transactions (commonly known as "costless collars") during 2002 with a major financial institution on 1,000,000 shares of ENSCO common stock. The effect of these transactions was that the Company would be guaranteed a minimum value of approximately $24.35 and a maximum value of approximately $29.80 per share of ENSCO, at expiration. These costless collars have expired and, as the share value of ENSCO's common stock was between $24.35 and $29.80 at expiration, neither party had a payment obligation under these transactions. For the years ended December 31, 2003 and 2002, the Company recorded a gain of $1,688,000 and a loss of $1,688,000, respectively, with respect to these costless collars in the Condensed Consolidated Statement of Income as "Derivative income (loss), net".

4.    MARKETABLE SECURITIES:

        Marketable equity securities with readily determinable fair values and debt securities are classified by the Company as investments in available-for-sale securities. Available-for-sale securities are current assets representing the investment of cash available for current operations. These investments are reported at their fair values with unrealized holding gains and losses included in the Consolidated Balance Sheets as "Accumulated other comprehensive income." The cost and fair value of marketable securities were as follows:

		Gross Unrealized Holding
Type of Securities	Amortized Cost			Fair Value
		Gains	Losses
	(in thousands)
December 31, 2004:
Corporate debt securities	$14,832	$793	$—	$15,625
Equity securities	103,690	17,950	(273)	121,367

	$118,522	$18,743	$(273)	$136,992

December 31, 2003:
Corporate debt securities	$1,793	$630	$(15)	$2,408
Equity securities	41,640	5,229	(421)	46,448

	$43,433	$5,859	$(436)	$48,856

        At December 31, 2004, the corporate debt securities have contractual maturities in 2012 and 2013.

        For the years ended December 31, 2004, 2003 and 2002, the sale of available-for-sale securities resulted in gross realized gains of $9,963,000, $6,845,000 and $4,342,000, respectively, and gross realized losses of $745,000, $316,000 and $1,903,000, respectively. The specific identification method was used to determine the cost of available-for-sale securities in computing realized gains and losses.

        Short sales of marketable equity securities are temporary trading positions held by the Company in anticipation of short-term market movements. The liabilities arising from these positions are reported at fair value with both realized and unrealized gains and losses included in the Consolidated Statement of Income as "Marketable securities sale gains, net." For the years ended December 31, 2004, 2003 and 2002, short sales of marketable securities resulted in gross realized and unrealized gains of $2,083,000, $772,000 and $1,026,000, respectively, and gross realized and unrealized losses of $4,866,000, $706,000 and $247,000, respectively.

5.    ACQUISITIONS AND DISPOSITIONS:

        Era Acquisition.    On December 31, 2004, the Company acquired all of the issued and outstanding shares of Era Aviation, Inc. ("Era") for $118,125,000, subject to working capital adjustments. As a result of this transaction, the Company acquired 81 helicopters and 16 fixed wing aircraft. The Company intends to combine Era's helicopter business within its existing helicopter services segment and has begun a process to sell Era's regional airline service consisting of its fixed wing aircraft. As the sale of the regional aircraft service is expected to occur in 2005, the preliminary purchase price allocation includes assets held for sale of $21,621,000 and related liabilities of $6,199,000 included in the Consolidated Balance Sheets as "Prepaid expenses and other" and "Other current liabilities", respectively.

        NRCES Acquisition.    On October 31, 2003, the Company acquired all of the issued and outstanding shares of NRC Environmental Services Inc. ("NRCES"—formerly Foss Environmental Services, Inc.) for $7,769,000. The selling stockholder of NRCES has the opportunity to receive additional consideration of up to $41,000,000 based upon certain performance standards over a period following the date of the acquisition through December 31, 2008. This additional consideration, if paid, will be allocated to fixed assets and goodwill. As of December 31, 2004, no additional consideration has been paid.

        Yarnell Acquisition.    On June 30, 2003, the Company acquired a controlling interest in Yarnell Marine, LLC ("Yarnell") for $248,000. Prior to this transaction, the Company had a 50% interest in this business venture and accounted for its investment using the equity method.

        Tex-Air Acquisition.    During 2002, the Company acquired 20% of the issued and outstanding shares of Tex-Air Helicopters, Inc. ("Tex-Air") through two separate cash transactions totaling $225,000. On December 31, 2002, the Company acquired the remaining 80% of the issued and outstanding shares of Tex-Air's in a stock-for-stock transaction whereby the Company issued 68,292 shares of SEACOR's common stock, par value $.01 per share, ("Common Stock") valued at $3,033,000. The Company repaid Tex-Air's acquired long-term debt of $6,662,000 in 2002 and 2003. During 2004, all contingent consideration associated with the acquisition was settled with minimal impact to the Company's initial purchase price allocation, including 6,097 escrow shares issued as security for the selling stockholder's obligations under the purchase agreement and additional consideration earned for operating performance. The additional consideration of $170,000 earned for operating performance will be paid with SEACOR's Common Stock in three equal yearly installments beginning in 2005.

        Unaudited Pro forma Information.    The following unaudited pro forma information has been prepared as if the acquisitions of Era, NRCES and Yarnell had occurred as of January 1, 2003. This pro forma information has been prepared for comparative purposes only and is not necessarily indicative of what would have occurred had the acquisition taken place on the dates indicated, nor does it purport to be indicative of the future operating results of the Company.

	Year ended December 31,
(in thousands, except per share data, unaudited)
	2004	2003
Operating Revenues	$618,860	$560,348
Net income	14,289	11,575
Basic earnings per share	0.78	0.61
Diluted earnings per share	0.78	0.61

        Purchase Price Allocation.    The following table summarizes the allocation of the purchase price during the following periods related to all of the Company's acquisitions:

	Year ended December 31,
(in thousands)
	2004	2003	2002
Trade and other receivables	$18,425	$7,568	$3,540
Prepaid expenses and other	34,582	940	1,747
Investments in 50% or Less Owned Companies	—	(552)	—
Property and equipment	74,791	3,836	7,659
Goodwill	47	367	109
Other assets	533	54	385
Accounts payable and other current liabilities	(10,217)	(3,707)	(2,140)
Long-Term Debt	—	—	(6,662)
Deferred Income Taxes	390	(550)	(888)
Deferred Income and Other Liabilities	(170)	—	(910)
Minority Interest	—	(200)	—
Common stock	—	—	(1)
Paid in capital	(268)	—	(2,726)

Purchase price(a)	$118,113	$7,756	$113

(a)
The purchase price is net of cash acquired, totaling $1,106,000, $261,000 and $302,000 in 2004, 2003 and 2002, respectively, and includes acquisition costs, totaling $1,094,000, $92,000 and $190,000 in 2004, 2003 and 2002, respectively.

        Vessel Construction.    Since January 1, 2002, the Company completed the construction of 16 crew, 2 anchor handling towing supply, 1 mini-supply, 3 supply and 4 towing supply vessels at an approximate aggregate cost of $200,288,000.

        Vessel Dispositions.    The table below sets forth, during the fiscal years indicated, the number of vessels sold by type of service. At December 31, 2004, 29 vessels previously sold pursuant to sale and leaseback transactions remain chartered-in to the Company.

Type of Vessel	2004	2003	2002
Anchor handling towing supply	1	2	4
Crew	3	16	10
Mini-supply	1	2	—
Standby safety	—	1	3
Supply	4	1	2
Towing supply	6	6	6
Utility	27	28	5
Project	1	—	1

	43	56	31

        Subsequent to December 31, 2004, the Company sold 1 anchor handling towing supply, 5 supply, and 2 crew vessels for $94,721,000, resulting in gains of $11,072,000.

        Other Major Equipment Additions.    Since January 1, 2002, the Company has accepted delivery of 604 newly constructed barges, 6 used towboats, 8 new helicopters, and 5 used helicopters for an approximate aggregate cost of $207,580,000.

        Chiles Disposition.    On August 7, 2002, the stockholders of Chiles Offshore Inc. ("Chiles") approved a merger with ENSCO and the merger was completed. Pursuant to the terms of the merger agreement, Chiles' stockholders received $5.25 and 0.6575 shares of ENSCO common stock for each share of Chiles' common stock they owned at the time of the merger. Upon completion of this merger, the Company received $25,365,000 in cash and 3,176,646 shares of ENSCO's common stock, valued at $73,444,000 on date of close, and recognized an after-tax gain of $12,817,000, or $0.61 per diluted share.

        Prior to the merger, the Company accounted for its investment in Chiles common shares using the equity method. The Company received approximately $2,006,000 in 2002 for management and legal services provided to Chiles.

6.    INVESTMENTS, AT EQUITY, AND RECEIVABLES FROM 50% OR LESS OWNED COMPANIES:

        Investments, carried at equity, and advances to 50% or less owned companies were as follows:

		December 31,
50% or Less Owned Companies
	Ownership	2004	2003
		(in thousands)
TMM Joint Venture	40.0%	$7,146	$10,284
Globe Wireless, L.L.C.	37.6%	14,818	16,593
Pelican Offshore Services Pte Ltd	50.0%	—	8,540
Ultragas Joint Venture	50.0%	6,903	5,908
Other	29.6%–50.0%	19,003	18,523

		$47,870	$59,848

        Combined Condensed Financials.    Summarized unaudited financial information for the Company's investments, at equity, is as follows:

	December 31,
(in thousands, unaudited)
	2004	2003
Current assets	$94,367	$68,496
Noncurrent assets	95,142	94,334
Current liabilities	62,302	26,271
Noncurrent liabilities	24,843	29,870
	Year ended December 31,
	2004	2003	2002
Equity Investees, excluding Chiles:
Operating revenues	$149,321	$122,388	$112,725
Operating income	13,777	10,892	16,601
Net income	10,424	7,110	8,690
Chiles:
Operating revenues	—	—	58,405
Operating income	—	—	4,184
Net income	—	—	7,326

        At December 31, 2004, cumulative net undistributed losses of 50% or less owned companies accounted for by the equity method included in the Company's consolidated retained earnings was $12,077,000.

        TMM Joint Venture.    In 1994, the Company and Grupo TMM, S.A., a Mexican corporation, ("TMM") organized a joint venture to serve the Mexican offshore market. At December 31, 2004, the joint venture operated 26 vessels, 12 owned and 14 chartered-in, including 11 vessels provided by the Company and 3 vessels provided by other vessel owners. Since commencement of operations, the Company has sold 12 of its vessels to the joint venture.

        The Company guarantees up to 40% of obligations for nonpayment that may arise from the bareboat charter-in of three vessels by the TMM joint venture. At December 31, 2004, the Company's guarantee was limited to approximately $8,712,000 and terminates upon completion of the charters, expected in 2008 and 2009. A $750,000 promissory note previously issued the Company as partial payment by the TMM joint venture for the purchase of a vessel from the Company was repaid in 2003. Revenues earned by the Company from the charter of vessels and management services provided the TMM joint venture in 2004, 2003 and 2002 totaled $21,415,000, $11,264,000 and $7,041,000, respectively. Revenues earned by the TMM joint venture from management services provided to the Company in 2004, 2003 and 2002 totaled $2,732,000, $779,000 and $193,000, respectively. During 2003, the joint venture paid the Company an $8,000,000 dividend.

        Globe Wireless L.L.C.    Globe Wireless L.L.C. ("Globe Wireless") and its subsidiaries operate a worldwide network of high frequency radio stations. The network of stations is a wireless data network initially targeted at the maritime industry that supports Internet messaging, telex and facsimile communications. Globe Wireless also provides satellite messaging and voice communication services to the maritime industry. Globe Wireless has experienced negative cash flow; however, the Company presently expects Globe Wireless can achieve operating cash break-even without requiring additional equity funding from its shareholders. There can be no assurances that Globe Wireless' future operations will be successful. Should Globe Wireless be unable to meet its funding requirements, SEACOR would be required to commit additional funding or record an impairment charge with respect to its investment.

        Globe Wireless provides the Company's offshore marine business segment with a "ship-to-shore" communication network and has provisioned and installed certain computer hardware, software and electronic equipment aboard its vessels. In fiscal 2004, 2003 and 2002, the Company paid approximately $1,160,000, $1,525,000 and $1,904,000, respectively, to Globe Wireless for services and merchandise provided the Company.

        Pelican Offshore Services Pte Ltd.    In 2000, the Company and Penguin Boat International Limited, a Singapore corporation, ("Penguin") formed a joint venture, Pelican Offshore Services Pte Ltd, also a Singapore corporation ("Pelican"), with each party owning 50% of the venture. In 2004, the Company sold its interest in Pelican to Penguin for $4,751,000 and Pelican repaid its then outstanding advances to the Company of $2,269,000.

        Ultragas Joint Venture.    In 1996, the Company acquired an equity interest in Ultragas Smit Lloyd Ltda and certain other affiliated entities ("Ultragas") that own and operate vessels. Since 1996, the Company and Sociedad Naviera Ultragas Ltda, the Company's joint venture partner in Ultragas and its affiliated companies, formed additional corporations for purposes of owning and operating additional vessels. As of December 31, 2004, this joint venture operated 5 vessels in Chile, Argentina and Brazil, 4 owned and 1 chartered-in.

        The Company guarantees up to 50% of obligations for nonpayment that may arise from the bareboat charter-in of one vessel by the Ultragas joint venture. At December 31, 2004, the Company's guarantee was limited to approximately $1,133,000 and terminates upon completion of the charter in 2005.

        Other.    The Company's other business ventures include offshore marine businesses that own 12 vessels and charter-in an additional vessel, environmental services businesses, an entity that develops and sells software to the ship brokerage and shipping industry, and a corporation that owns a Handymax Dry-Bulk ship.

        At December 31, 2004, loans of $1,789,000 were payable to the Company from certain of these joint ventures. The Company is guarantor of up to $4,073,000 with respect to amounts owing pursuant to a vessel charter between a joint venture in which the Company owns a 50% interest and the vessel owner. The Company's guarantee declines over the life of the charter and terminates in 2008. The Company is also a guarantor of up to $1,530,000 with respect to amounts owed by a joint venture, in which the Company owns 50%, under a five-year banking facility and of up to $1,362,000 with respect to security for the contract performance by another joint venture in which the Company owns 50%. During 2004, 2003 and 2002, the Company received dividends totaling $1,545,000, $2,520,000 and $1,889,000, respectively, from its other business ventures.

7.    CONSTRUCTION RESERVE FUNDS:

        The Company has established, pursuant to Section 511 of the Merchant Marine Act, 1936, as amended, joint depository construction reserve fund accounts with the Maritime Administration. In accordance with this statute, the Company has been permitted to deposit proceeds from the sale of certain vessels into the joint depository construction reserve fund accounts for purposes of acquiring newly constructed U.S.-flag vessels and qualifying for the Company's temporary deferral of taxable gains realized from the sale of the vessels. From date of deposit, withdrawals from the joint depository construction reserve fund accounts are subject to prior written approval of the Maritime Administration, and the funds on deposit must be committed for expenditure within three years or be released for the Company's general use. Construction reserve funds are classified as non-current assets as the Company has the intent and ability to maintain the funds for more than one year and/or use the funds to acquire fixed assets. Income from vessel sales previously deferred would become immediately taxable upon release to the Company of sale proceeds that were deposited into joint depository construction reserve funds.

8.    INCOME TAXES:

        Income before income taxes, minority interest and equity in net earnings of 50% or less owned companies derived from the United States and foreign operations for the years ended December 31, are as follows:

(in thousands)	2004	2003	2002
United States	$16,310	$5,165	$25,629
Foreign	7,976	16,284	40,513

	$24,286	$21,449	$66,142

        The Company files a consolidated U.S. federal tax return. Income tax expense (benefit) consisted of the following components for the years ended December 31:

(in thousands)	2004	2003	2002
Current:
State	$930	$681	$991
Federal	(3,132)	(6,648)	2,106
Foreign	3,570	6,585	2,910
Deferred:
Federal	17,723	9,888	16,996
Foreign	(10,518)	(110)	31

	$8,573	$10,396	$23,034

        The following table reconciles the difference between the statutory federal income tax rate for the Company to the effective income tax rate:

	2004	2003	2002
Statutory rate	35.0%	35.0%	35.0%
Valuation allowance	(3.8)%	9.0%	—%
Non-deductible expenses	1.5%	2.1%	—%
State taxes	2.5%	2.1%	1.4%
Other	0.1%	0.3%	(1.6)%

	35.3%	48.5%	34.8%

        The components of the net deferred income tax liabilities for the years ended December 31 were as follows:

(in thousands)	2004	2003
Deferred tax liabilities:
Property and equipment	$187,039	$154,902
Unremitted earnings of foreign subsidiaries	33,132	34,624
Marketable securities	7,191	6,955
Currency translation	9,852	6,998
Other	2,455	3,860

Total deferred tax liabilities	$239,669	$207,339

Deferred tax assets:
Net operating loss carryforwards	$13,977	$5,151
Foreign tax credit carryforwards	7,421	6,607
Other	8,476	2,722

Total deferred tax assets	29,874	14,480
Valuation allowance	—	(1,937)

Net deferred tax assets	29,874	12,543

Net deferred tax liabilities	$209,795	$194,796

        As of December 31, 2004, the Company has not recognized a deferred tax liability on $25,629,000 of undistributed earnings for certain non-U.S. subsidiaries and business ventures because it considers those earnings to be indefinitely reinvested abroad. Due to the complexities involved, it was not practicable to estimate the deferred tax liability of these indefinitely reinvested earnings without incurring excessive costs. As of December 31, 2004, the Company has net operating loss carryforwards approximating $39,934,000 that expire in 2023 and 2024 and has alternative minimum tax credits of $1,209,000 that carryforward indefinitely.

        The Jobs Creation Act of 2004 extended the carryforward period for foreign tax credits from five to ten years and the Company's foreign tax credit carryforwards of $7,421,000 as of December 31, 2004 will now expire from 2010 through 2015. As a result, the valuation allowance previously provided on the foreign tax credits of $916,000 due to expire in 2005 was reversed in the Company's deferred tax provision for the year ended December 31, 2004.

        The Company believes it is more likely than not that the Company's net operating loss carryforwards and foreign tax credit carryforwards will be utilized through the turnaround of existing temporary differences, future earnings, tax strategies or a combination thereof.

        For employee stock options that are exercised, the Company receives an income tax benefit based on the difference between the option exercise price and the fair market value of the stock at the time the option is exercised. For employee restricted stock grants, the Company receives an income tax benefit or accrues additional taxes based on the difference between the fair market value of the stock at the time of grant and at the time of vesting. The combined benefit, which is recorded in stockholders' equity, was $65,000, $478,000 and $1,608,000 in 2004, 2003 and 2002, respectively.

9.    LONG-TERM DEBT:

        Long-term debt balances, maturities and interest rates are as follows as of December 31:

(in thousands)	2004	2003
7.2% Senior Notes due 2009, interest payable semi-annually	$134,500	$134,500
5 7/8% Senior Notes due 2012, interest payable semi-annually	200,000	200,000
2.875% Convertible Senior Debentures due 2024, interest payable semi-annually	250,000	—
Obligation due vessel builder due 2005, secured by equipment	13,186	—
Other obligations due various financial institutions, secured by equipment	66	158

	597,752	334,658
Less—Portion due within one year	(13,228)	(93)
—Debt discount, net	(2,157)	(2,386)

	$582,367	$332,179

        Maturities of long-term debt following December 31, 2004 are as follows:

(in thousands)	2005	2006	2007	2008	2009	Thereafter
Amount	$13,228	$24	$—	$—	$134,500	$450,000

        7.2% Senior Notes.    The Company's 7.2% Notes were issued under an indenture (the "1997 Indenture") between the Company and First Trust National Association, as trustee. Interest on the 7.2% Notes is payable semi-annually on March 15 and September 15 of each year. The 7.2% Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption plus a "make-whole" premium, if any, relating to the then prevailing Treasury Yield and the remaining life of the 7.2% Notes. The 1997 Indenture contains covenants including, among others, limitations on liens and sale and leasebacks of certain Principal Properties, as defined in the 1997 Indenture, and certain restrictions on the Company consolidating with or merging into any other Person, as defined in the 1997 Indenture.

        5 7/8% Senior Notes.    The Company's 5 7/8% Notes were issued under a supplemental indenture dated as of September 27, 2002 to the base indenture relating to SEACOR's senior debt securities, dated as of January 10, 2001, between SEACOR and U.S. Bank National Association, as trustee. Interest on the 5 7/8% Notes is payable semiannually on April 1 and October 1 of each year. The 5 7/8% Notes may be redeemed at any time, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption, plus a specified "make-whole" premium.

        2.875% Convertible Senior Debentures.    On December 17, 2004, the Company completed the sale of $250,000,000 aggregate principal amount of its 2.875% Convertible Debentures due December 15, 2024. Interest on the Debentures is payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2005. Beginning December 15, 2011, contingent interest is payable during any subsequent semi-annual interest period if the average market price of the Debentures is equal to or exceeds 120% of their principal amount. The amount of contingent interest payable for any such period will be equal to 0.35% per annum of such average market value of the Debentures. The Debentures are convertible into shares of the Company's common stock at any time at an initial conversion price of $73.15 per share of common stock. After December 20, 2009, the Debentures may be redeemed at any time, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. On December 15 of 2011, 2014 and 2019, the holders of the debentures may require the Company to purchase for cash all or part of their debentures at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase. The Company incurred $5,193,000 of net underwriting fees associated with this transaction.

        Obligation due vessel builder.    On December 20, 2004, the Company took delivery of an offshore marine vessel and, under the terms of a lease purchase arrangement, the builder has provided the Company with short-term financing of the vessel's purchase price. The Company is required to make minimal monthly lease payments that began in December 2004 and is obligated to purchase the vessel at a fixed price on June 18, 2005. As of December 31, 2004, the carrying value of the lease purchase vessel approximates the total obligations under the lease.

        Revolving Credit Facility.    The Company syndicated a $200,000,000, non-reducing, unsecured revolving credit facility maturing on February 5, 2007. Advances under this revolving credit facility are available for general corporate purposes. Interest on advances will be charged at a rate per annum of LIBOR plus an applicable margin of 65 to 150 basis points based upon the Company's credit rating as determined by Standard and Poor's and Moody's. Adjustments to the applicable margin are the only consequence of a change in the Company's credit rating. The Company is not required to maintain a credit rating under the terms of the facility agreement, and if the Company does not maintain a credit rating, the applicable margin would be determined by financial ratios. The revolving credit facility contains various restrictive covenants covering interest coverage, secured debt to total capitalization, funded debt to total capitalization ratios, the maintenance of a minimum level of consolidated net worth, as well as other customary covenants, representations and warranties, funding conditions and events of default. The revolving credit facility contains no repayment triggers. During 2004, the Company borrowed and repaid outstanding advances totaling $50,000,000. As of December 31, 2004 and 2003, the Company had outstanding letters of credit of $3,837,000 and $1,275,000, respectively, advanced under the revolving credit facility. As of December 31, 2004, the Company had $196,163,000 available for future borrowings under the revolving credit facility and was in compliance with all restrictive covenants.

10.    COMMON STOCK:

        In 2004, 2003 and 2002, the Company acquired 370,490, 1,518,116 and 459,700 shares of Common Stock for treasury, respectively, at an aggregate cost of $14,920,000, $56,542,000, and $18,508,000, respectively. As of December 31, 2004, $43,264,000 of repurchase authority granted by the Company's Board of Directors remains available for the acquisition of additional shares of Common Stock and the Company's 7.2% Notes and 5 7/8% Notes. Securities are acquired from time to time through open market purchases, privately negotiated transactions or otherwise, depending on market conditions.

11.    BENEFIT PLANS:

        SEACOR Savings Plan.    The Company provides a defined contribution plan to its employees. The Company's contribution is currently limited to 50% of the employee's first 6% of wages invested in such defined contribution plan and is subject to annual review by the Board of Directors. The Company's contributions to the plan were $1,144,000, $1,072,000 and $1,106,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

        Employee Stock Incentive Plans.    SEACOR's stockholders approved the 1992 Non-Qualified Stock Option Plan, the 1996 Share Incentive Plan, and the 2003 Share Incentive Plan (collectively, the "Plans") to provide for the grant of options to purchase shares of Common Stock, stock appreciation rights, restricted stock awards, performance awards and stock units to key officers and employees of the Company. The Compensation Committee of the Board of Directors administers the Plans. The exercise price per share of options granted cannot be less than 100% of the fair market value of Common Stock at the date of grant under the Plans. Options granted under the Plans expire no later than the tenth anniversary of the date of grant. A total of 2,500,000 shares of Common Stock have been reserved for issuance upon adoption of the Plans. Restricted stock and options to purchase shares of Common Stock totaling 132,175 and 183,955 shares were granted pursuant to the Plans during 2004 and 2003, respectively. As of December 31, 2004, there were 861,971 shares available for future grant under the Plans.

        On March 11, 2005, the Compensation Committee granted to certain officers and key employees of the Company 56,585 restricted shares of Common Stock with an aggregate market value of $3,720,000 on the grant date. Also on March 11, 2005, the Compensation Committee granted to certain officers and key employees of the Company, or conditionally agreed to grant in installments during 2005, options to purchase an aggregate of 107,900 shares of Common Stock. The exercise price of the options granted on March 11, 2005 was $65.74 per share of Common Stock. The options that the Compensation Committee agreed to conditionally grant in installments during 2005 will have an exercise price of the fair market value per share of Common Stock on the date of each installment.

        Employee Stock Purchase Plan.    SEACOR's stockholders approved the 2000 Employee Stock Purchase Plan (the "Stock Purchase Plan") that permits SEACOR to offer Common Stock for purchase by eligible employees at a price equal to 85% of the lesser of (i) the fair market value of Common Stock on the first day of the offering period or (ii) the fair market value of Common Stock on the last day of the offering period. Common Stock will be available for purchase under the Stock Purchase Plan for six-month offering periods. The Stock Purchase Plan is intended to comply with Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), but is not intended to be subject to Section 401(a) of the Code or the Employee Retirement Income Security Act of 1974. The Board of Directors of SEACOR may amend or terminate the Stock Purchase Plan at any time; however, no increase in the number of shares of Common Stock reserved for issuance under the Stock Purchase Plan may be made without stockholder approval. A total of 300,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan during the ten years following its adoption. During 2004 and 2003, a total of 19,195 and 21,142 shares, respectively, of Common Stock were issued from treasury pursuant to the Stock Purchase Plan. As of December 31, 2004, there were 224,056 shares available for future issuance pursuant to the Stock Purchase Plan.

        Non-employee Director Stock Incentive Plan.    SEACOR's stockholders approved the 2003 Non-Employee Director Share Incentive Plan ("Non-Employee Share Incentive Plan") under which each member of the Board of Directors who is not an employee of SEACOR will be granted automatically a stock option to purchase 3,000 shares of Common Stock on the date of each annual meeting of the stockholders of SEACOR commencing with the 2003 Annual Meeting of Stockholders of SEACOR. The exercise price of the options granted under the Non-Employee Director Plan will be equal to 100% of the fair market value per share of Common Stock on the date the options are granted. Options granted under the Non-Employee Share Incentive Plan will be exercisable at any time following the earlier of the first anniversary of, or the first annual meeting of SEACOR's stockholders after, the date of grant, for a period of up to ten years from date of grant. Subject to the accelerated vesting of options upon a non-employee Director's death or disability or the change in control of SEACOR, if a non-employee Director's service as a director of SEACOR is terminated, his or her options will terminate with respect to the shares of Common Stock as to which such options are not then exercisable. A non-employee Director's options that are vested but not exercised may, subject to certain exceptions, be exercised within three months after the date of termination of service as a director in the case of termination by reason of voluntary retirement, failure of SEACOR to nominate such director for re-election or failure of such director to be re-elected by stockholders after nomination by SEACOR, or within one year in the case of termination of service as a director by reason of death or disability. Also on the date of each Annual Meeting of Stockholders of SEACOR, each Non-Employee Director in office immediately following such annual meeting shall be granted the right to receive 500 shares of Common Stock with such shares to be delivered to such Non-Employee Director in four equal installments as follows: 125 shares on the date of such annual meeting and 125 shares on the dates that are three, six, and nine months thereafter (each such installment of shares, until the delivery date thereof, being referred to as an "Unvested Stock Award"); provided, however, if a Non-Employee Director's service as a director of SEACOR terminates for any reason, any and all Unvested Stock Awards shall terminate and become null and void. A total of 150,000 shares of Common Stock have been reserved under the Non-Employee Share Incentive Plan. During 2004 and 2003, options were granted for the purchase of 27,000 and 24,000 shares of Common Stock, respectively, and 4,375 and 3,000 shares of Common Stock were issued, respectively, under the Non-Employee Share Incentive Plan. As of December 31, 2004, there were 91,625 shares available for future issuance pursuant to the Non-Employee Share Incentive Plan.

        Share Award Transactions.    The following transactions have occurred in connection with the employee stock incentive plans and the non-employee director stock incentive plans during the years ended December 31:

	2004		2003		2002
	Number of Shares	Wt'ed Avg. Exercise/ Grant Price	Number of Shares	Wt'ed Avg. Exercise/ Grant Price	Number of Shares	Wt'ed Avg. Exercise/ Grant Price
Stock Option Activities—Outstanding, at beginning of year	706,619	$31.25	657,894	$28.27	807,752	$25.05
Granted	121,025	$43.49	118,300	$38.13	21,900	$48.69
Exercised	(36,894)	$33.13	(66,075)	$14.16	(150,458)	$11.66
Canceled	(17,935)	$37.75	(3,500)	$26.80	(21,300)	$44.38

Outstanding, at end of year	772,815	$32.92	706,619	$31.25	657,894	$28.27

Options exercisable at year end	581,033	$30.10	555,226	$28.42	530,062	$25.01

Restricted stock awards granted	38,150	$43.20	89,655	$41.44	61,460	$43.53

Director stock awards granted	4,375	$43.37	3,000	$38.62	—	$—

Shares available for future grant	953,596		1,097,542		243,140

        The following table summarizes certain information about the options outstanding at December 31, 2004 grouped into three exercise price ranges:

	Exercise Price Range
	$6.43—$12.50	$20.50—$30.71	$31.00—$53.58
Options outstanding at December 31, 2004	165,833	104,678	502,304
Weighted-average exercise price	$11.65	$29.64	$40.63
Weighted-average remaining contractual life (years)	0.27	3.25	8.42
Options exercisable at December 31, 2004	165,833	104,678	310,522
Weighted average exercise price of exercisable options	$11.65	$29.64	$40.11

        On date of issue, the market value of restricted shares issued to certain officers and key employees of the Company is recorded in Stockholders' Equity as Unamortized Restricted Stock and then amortized to expense over defined vesting periods using the straight-line method. During 2004, 2003 and 2002, compensation cost recognized in connection with restricted stock awards totaled $2,141,000, $2,855,000 and $2,309,000, respectively. At December 31, 2004, there were 96,450 shares of unvested restricted stock outstanding at a weighted average price of $42.45. Of the unvested shares outstanding, 47,091, 16,081, 14,866, 14,816 and 3,596 shares will vest in 2005, 2006, 2007, 2008 and 2009, respectively.

12.    RELATED PARTY TRANSACTIONS:

        The Company manages barge pools as part of its Inland River Services segment. Pursuant to the pooling agreements, operating revenues and expenses of participating barges in a pool are combined and the net results are allocated to participating barge owners based upon the number of days any one participating owner's barges bear to the total number of days of all barges participating in a pool. Mr. Fabrikant, the Chief Executive Officer of SEACOR, companies controlled by Mr. Fabrikant and trusts for the benefit of Mr. Fabrikant's two children own barges that participated in the barge pools managed by the Company prior to the Company's acquisition of SCF and since then, they have continued to participate in the barge pool. In 2004, 2003 and 2002, Mr. Fabrikant and his affiliates earned $593,000, $369,000 and $434,000, respectively, of net barge pool results (after payment of $112,000, $91,000 and $87,000, respectively, in management fees to the Company). As of December 31, 2004 and 2003, the Company owed Mr. Fabrikant and his affiliates $341,000 and $150,000, respectively, for undistributed net barge pool results. Mr. Fabrikant and his affiliates participate in the barge pool on the same terms and conditions as other pool participants who are unrelated to the Company.

        During the second quarter of 2004 pursuant to a provision agreed in connection with the Company's acquisition of Stirling Shipping Holdings Limited in May 2001, the Company entered into a revenue sharing pooling agreement with Harrisons (Offshore) Limited ("Harrisons"), a Scottish company in which Mr. James Cowderoy, a director of SEACOR, is a shareholder and managing director. Under the pooling agreement, the revenue from two supply vessels owned by the Company and two supply vessels owned by Harrisons operating in the North Sea was shared pursuant to an agreed allocation formula and Seacor was paid a fee for commercially managing the pool. During 2004, Harrisons earned $261,000 of additional revenues under the pooling agreement and the Company earned $39,000 of management fees. As of December 31, 2004, there was $187,000 of unpaid pooling allocations due to Harrisons from the Company under the terms of the pooling agreement and $7,000 of unpaid management fees due to the Company from Harrisons. There was no activity under the pooling agreement in 2003 and 2002. The pooling agreement was terminated in February 2005.

13.    COMMITMENTS AND CONTINGENCIES:

        Based upon the Company's commitments at December 31, 2004 to purchase 3 new offshore marine vessels, 25 new dry cargo barges, 16 new chemical tank barges, 32 new helicopters and other equipment, future capital expenditures will approximate $270,593,000. The Company has the right to terminate its commitments at any time with regard to undelivered helicopters without liability to seller other than payment of liquidated damages. Equipment is to be delivered over the next five years with anticipated expenditures of the following:

In the Years Ending December 31,	Minimum Payment
(in thousands)
2005	$62,825
2006	61,627
2007	46,984
2008	49,060
2009	50,097

        Subsequent to December 31, 2004, the Company committed to purchase one new and 4 used offshore marine vessels and 20 new dry cargo barges for $101,376,000.

        In the normal course of its business, the Company becomes involved in various litigation matters including, among other things, claims by third parties for alleged property damages, personal injuries and other matters. While the Company believes it has meritorious defenses against these claims, management has used estimates in determining the Company's potential exposure and has recorded reserves in its financial statements related thereto where appropriate. It is possible that a change in the Company's estimates of that exposure could occur, but the Company does not expect such changes in estimated costs will have a material effect on the Company's financial position, results of its operations or cash flows.

        As of December 31, 2004, the Company leases 29 offshore marine vessels, resulting primarily from sale-leaseback transactions, 17 helicopters, 182 barges and certain facilities and equipment. These leasing agreements have been classified as operating leases for financial reporting purposes and related rental fees are charged to expense over the lease term as they become payable. Vessel leases generally contain purchase and lease renewal options at fair market value or rights of first refusal with respect to the sale or lease of the vessels and range in duration from 1 to 6 years. Certain of the gains realized from various sale-leaseback transactions, totaling $1,285,000, $5,201,000 and $13,822,000 in 2004, 2003 and 2002, respectively, have been deferred in the Consolidated Balance Sheets and are being credited to income as reductions in rental expense over the lease terms. The total rental expense for the Company's operating leases in 2004, 2003 and 2002 totaled $24,195,000, $24,372,000 and $18,783,000 respectively. Future minimum payments under operating leases that have a remaining term in excess of one year at December 31, 2004:

In the Years Ending December 31,	Minimum Payment
(in thousands)
2005	$22,932
2006	19,529
2007	12,285
2008	10,259
2009	6,020
Years subsequent to 2009	8,577

14.    MAJOR CUSTOMERS AND SEGMENT DATA:

        Accounting standards require public business enterprises to report information about each of their operating business segments that exceed certain quantitative thresholds or meet certain other reporting requirements. Operating business segments have been defined as a component of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has identified the following reporting segments:

        Offshore Marine Services.    Offshore Marine Services operates a diversified fleet of offshore support vessels primarily servicing offshore oil and gas exploration, development and production facilities worldwide. Vessels in this service are employed to deliver cargo and personnel to offshore installations, handle anchors for drilling rigs and other marine equipment, support offshore construction and maintenance work and provide standby safety support and oil spill response services. From time to time, Offshore Marine Services provides specialist services supporting projects, such as well stimulation, seismic data gathering and freight hauling. Offshore Marine Services also offers logistics services in support of offshore oil and gas exploration, development and production operations of its customers, including shorebase, marine transport and other supply chain management services.

        Environmental Services.    Environmental Services provides contractual oil spill response and other professional emergency preparedness services to those who store, transport, produce or handle petroleum and certain non-petroleum oils as required by OPA 90, various state and municipal regulations and international maritime conventions. These services include training, consulting and supervision for emergency preparedness, response and crisis management. The business is conducted through its wholly owned subsidiaries, National Response Corporation ("NRC"), The O'Brien's Group, Inc. and Seacor Environmental Services International Ltd. ("SESI"), formerly International Response Corporation ("IRC"). Beginning with its acquisition in November 2003, NRCES operates primarily on the west coast of the U.S. and, in addition to the above described emergency response services, provides industrial and marine cleaning services, petroleum storage tank removal and site remediation, transportation and disposal of hazardous waste, and environmental equipment and product sales.

        Inland River Services.    Inland River Services is primarily engaged in the operation of a fleet of dry cargo barges principally on the Mississippi and Ohio Rivers and their tributaries, and the Gulf Intracoastal Waterways which parallel the U.S. Gulf of Mexico coast ("U.S. inland waterways") transporting a range of dry-bulk commodities such as grain, coal, aggregate, ore, steel, scrap and fertilizers. As of December 31, 2004, Inland River Services operated a fleet of 1,072 dry cargo barges, of which 674 are owned, 182 chartered-in, 210 managed and six joint ventured. Certain of Inland River Services' barging activities are supported by three wholly-owned towboats. These towboats are operated by a third party. Inland River Services also owns 20 10,000 barrel chemical and product tank barges that are operated by a third party in the transportation of liquid bulk cargoes, such as lube oils, solvents and glycols, on the U.S. inland waterways.

        Helicopter Services.    Helicopter Services commenced operations in December 2002 with the acquisition of Houston based helicopter owner/operator Tex-Air. Before the acquisition of Era, Tex-Air operated 46 helicopters including one leased from Era primarily servicing the offshore oil and gas exploration, development and production industry from its bases in Texas and Louisiana. Following the acquisition of Era at the end of 2004, in addition to services to the offshore oil and gas industry from bases in Alabama, Louisiana, Texas and Alaska, we now provide agricultural and forestry support services and flight-seeing tour services from our newly acquired bases in Nevada and Alaska. The Company also leases aircraft to third parties for operation by those parties.

        Other Activities.    Other business activities of the Company primarily include equity in earnings of 50% or less owned companies unrelated to the reporting segments identified above and Era's regional airline service (see Note 5).

        The Inland River Services segment and the Helicopter Services segment are separately reported below due to their increased significance resulting from capital expansion. Certain reclassifications of prior year information have been made to conform to the current year's reportable segment presentation. Reportable segment profit (loss), assets and capital expenditures are as follows:

For the Year Ended December 31, 2004 (in thousands)	Offshore Marine Services	Environmental Services	Inland River Services	Helicopter Services	Other Activities	Total
Operating Revenues:
External customers	$286,219	$115,014	$66,568	$24,059	$—	$491,860
Intersegment	502	—	—	3,121	—	3,623

	286,721	115,014	66,568	27,180	—	495,483
Operating Expense	(201,465)	(89,625)	(40,711)	(25,985)	—	(357,786)
Administrative and general	(32,610)	(10,560)	(1,858)	(1,713)	(2)	(46,743)
Depreciation and amortization	(43,340)	(2,779)	(7,214)	(4,233)	—	(57,566)
Gain (loss) on Asset Sales	10,076	(65)	111	407	—	10,529
Other income (expense), primarily foreign currency	1,639	(41)	—	30	—	1,628
Equity in earnings (losses) of 50% or less owned companies	4,838	523	—	—	(702)	4,659

Reportable Segment Profit (Loss)	$25,859	$12,467	$16,896	$(4,314)	$(704)	50,204

Corporate						(15,330)
Other income (expense) not included above						(6,014)
Equity in earnings of 50% or less owned companies						(4,659)
Segment Eliminations						85

Income before Taxes, Minority Interest and Equity Earnings						$24,286

Assets:
Equity Investments	$23,753	$777	$—	$—	$23,340	$47,870
Goodwill	12,646	14,264	1,493	352	—	28,755
Other Segment Assets	695,516	78,483	206,238	170,580	21,621	1,172,438

	$731,915	$93,524	$207,731	$170,932	$44,961	1,249,063

Corporate						516,946

						$1,766,009

Capital Expenditures:
Segment	$72,555	$4,914	$94,616	$27,070	$—	199,155

Corporate						897

						$200,052

For the Year Ended December 31, 2003 (in thousands)	Offshore Marine Services	Environmental Services	Inland River Services	Helicopter Services	Other Activities	Total
Operating Revenues:
External customers	$315,822	$44,045	$27,653	$18,553	$136	$406,209
Intersegment	294	—	206	2,051	—	2,551

	316,116	44,045	27,859	20,604	136	408,760
Operating Expense	(228,231)	(24,405)	(17,017)	(19,710)	(235)	(289,598)
Administrative and general	(35,082)	(8,086)	(1,434)	(1,671)	(69)	(46,342)
Depreciation and amortization	(46,425)	(2,509)	(3,875)	(2,372)	—	(55,181)
Gain (loss) on Asset Sales	17,866	83	(311)	(100)	—	17,538
Other income (expense), primarily foreign currency	5,055	(7)	(886)	(87)	(1,190)	2,885
Equity in earnings (losses) of 50% or less owned companies	2,306	(56)	—	—	(832)	1,418

Reportable Segment Profit (Loss)	$31,605	$9,065	$4,336	$(3,336)	$(2,190)	39,480

Corporate						(11,926)
Other income (expense) not included above						(4,687)
Equity in earnings of 50% or less owned companies						(1,418)
Segment Eliminations						—

Income before Taxes, Minority Interest and Equity Earnings						$21,449

Assets:
Equity Investments	$33,891	$(10)	$—	$—	$25,967	$59,848
Goodwill	12,646	14,264	1,493	305	—	28,708
Other Segment Assets	683,193	26,898	102,795	44,953	68	857,907

	$729,730	$41,152	$104,288	$45,258	$26,035	946,463

Corporate						456,148

						$1,402,611

Capital Expenditures:
Segment	$93,673	$2,086	$34,727	$30,799	$—	161,285

Corporate						557

						$161,842

For the Year Ended December 31, 2002 (in thousands)	Offshore Marine Services	Environmental Services	Inland River Services	Helicopter Services	Other Activities	Total
Operating Revenues:
External customers	$367,914	$22,087	$12,395	$—	$762	$403,158
Intersegment	55	—	212	—	—	267

	367,969	22,087	12,607	—	762	403,425
Operating Expense	(233,486)	(10,387)	(6,074)	—	—	(249,947)
Administrative and general	(33,806)	(7,404)	(1,101)	—	—	(42,311)
Depreciation and amortization	(51,079)	(3,280)	(1,928)	—	42	(56,245)
Gain (loss) on Asset Sales	8,625	10	—	—	—	8,635
Other income (expense), primarily foreign currency	6,307	—	129	—	(11)	6,425
Equity in earnings (losses) of 50% or less owned companies	5,353	(37)	—	—	(1,611)	3,705

Reportable Segment Profit (Loss)	$69,883	$989	$3,633	$—	$(818)	73,687

Corporate						(11,165)
Other income (expense) not included above						7,325
Equity in earnings of 50% or less owned companies						(3,705)
Segment Eliminations						—

Income before Taxes, Minority Interest and Equity Earnings						$66,142

Assets:
Equity Investments	$39,155	$83	$—	$—	$22,121	$61,359
Goodwill	12,646	14,172	1,523	—	—	28,341
Other Segment Assets	859,010	12,386	74,956	13,328	—	959,680

	$910,811	$26,641	$76,479	$13,328	$22,121	1,049,380

Corporate						437,727

						$1,487,107

Capital Expenditures:
Segment	$94,037	$1,284	$43,989	$—	$—	139,310

Corporate						396

						$139,706

        In 2004, 2003 and 2002, the Company did not earn revenues from a single customer that was greater than or equal to 10% of total revenues. For the years ended December 31, 2004, 2003 and 2002, approximately 34%, 46% and 47%, respectively, of the Company's operating revenues were derived from its foreign operations. The Company's foreign operations, primarily contained in its offshore marine services and environmental services segments, are subject to various risks inherent in conducting business in foreign nations. These risks include, among others, political instability, potential vessel seizure, nationalization of assets, terrorist attacks, currency restrictions and exchange rate fluctuations, import-export quotas and other forms of public and governmental regulations, all of which are beyond the control of the Company. Although historically the Company's operations have not been affected materially by such conditions or events, it is not possible to predict whether any such conditions or events might develop in the future. The occurrence of any one or more of such conditions or events could have a material adverse effect on the Company's financial condition and results of operations. Revenues attributed to geographic areas were based upon the country in which the Company provided its services to customers.

	For the year ended December 31,
(in thousands)
	2004	2003	2002
Revenues:
United States of America	$322,967	$217,677	$212,291
United Kingdom	73,232	71,996	83,033
Nigeria	27,953	26,329	36,130
Other	67,708	90,207	71,704

	$491,860	$406,209	$403,158

        The Company long-lived assets are primarily its property and equipment that are employed in various geographical regions of the world. Certain of the Company's long-lived vessel assets, primarily its offshore marine service fleet, may be redeployed among the Company's geographical areas of operation. The following represents the Company's property and equipment based upon the assets' physical location as of the end of each applicable period presented.

	As of December 31,
(in thousands)
	2004	2003	2002
Property and Equipment:
United States of America	$584,387	$387,948	$365,474
United Kingdom	111,993	131,508	182,741
Mexico	103,336	80,910	15,547
Nigeria	35,962	46,142	42,121
Other	89,909	91,708	132,085

	$925,587	$738,216	$737,968

15.    SUPPLEMENTAL INFORMATION FOR STATEMENTS OF CASH FLOWS:

	For the year ended December 31,
(in thousands)
	2004	2003	2002
Income taxes paid	$3,623	$5,341	$15,435
Income taxes refunded	8,109	10,000	—
Interest paid	22,135	22,421	16,194
Schedule of Non-Cash Investing and Financing Activities:
Obligation due builder of offshore marine vessel	13,218	—	—
Cancellation of sales-type lease	—	1,710	—
Exchange of assets with affiliate	—	170	—
Conversion of 5 3/8% Notes—Common Stock	—	2	1
Acquisition of Tex-Air with—Common Stock	268	—	2,727
—Assumption of debt	—	—	6,662

16.    OTHER ASSETS:

	December 31,
(in thousands)
	2004	2003
Goodwill	$28,755	$28,708
Deferred financing costs, net of amortization	7,338	2,627
Notes receivable	6,362	1,135
Intangible asset, net of amortization	4,566	—
Business venture investments, carried at cost	1,000	700
Refundable deposits	1,804	902
Other	—	117

Total other assets	$49,825	$34,189

17.    QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

        Selected financial information for interim periods are presented below. Earnings per share are computed independently for each of the quarters presented and the sum of the quarterly earnings per share may not necessarily equal the total for the year.

	Quarter Ended
(in thousands, except per share data)
	Dec. 31,	Sept. 30,	June 30,	March 31,
2004:
Operating Revenues	$181,997	$116,486	$97,403	$95,974
Operating income (loss)	23,398	7,981	1,748	(4,455)
Net income (loss)	19,316	3,364	173	(2,964)
Basic earnings (loss) per common share	1.06	0.18	0.01	(0.16)
Diluted earnings (loss) per common share	1.03	0.18	0.01	(0.16)
2003:
Operating Revenues	$100,956	$103,234	$105,159	$96,860
Operating income	1,775	6,232	9,052	6,192
Net income (loss)	(1,730)	2,897	6,443	4,344
Basic earnings (loss) per common share	(0.09)	0.16	0.34	0.22
Diluted earnings (loss) per common share	(0.09)	0.15	0.33	0.22

18.    SUBSEQUENT EVENT (UNAUDITED):

        On March 16, 2005, SEACOR announced that it had signed a definitive merger agreement with Seabulk International, Inc. ("Seabulk"). The Boards of Directors of both companies have unanimously approved the transaction. Under the terms of the merger agreement, Seabulk's stockholders will, subject to limited adjustments, receive 0.2694 of a share of our common stock plus cash of $4.00 for each issued and outstanding share of Seabulk common stock. In certain circumstances, the portion of the merger consideration payable in cash may be reduced and shares of Seacor common stock, having a value on the closing date equal to the cash reduction, may be substituted therefor.

        The merger is expected to close by the end of the second quarter of 2005, subject to approval by Seabulk's stockholders of the merger and SEACOR's stockholders of the issuance of shares of common stock in the merger, the receipt of certain regulatory approvals and the satisfaction of customary closing conditions, in accordance with terms of the merger agreement.

 SEACOR HOLDINGS INC.

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

Q-i

PART I—FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data, unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$395,401	$214,389
Available-for-sale securities	74,858	136,992
Trade and other receivables, net of allowance for doubtful accounts of $3,539 and $3,357, respectively	164,848	193,050
Prepaid expenses and other current assets	54,148	54,290

Total current assets	689,255	598,721

Investments, at Equity, and Receivables from 50% or Less Owned Companies	48,284	47,870
Property and Equipment	1,129,306	1,236,261
Less accumulated depreciation	(283,920)	(310,674)

Net property and equipment	845,386	925,587

Construction Reserve Funds	144,894	144,006
Other Assets	51,134	49,825

	$1,778,953	$1,766,009

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$12,983	$13,228
Accounts payable and accrued expenses	49,621	63,461
Other current liabilities	81,093	65,797

Total current liabilities	143,697	142,486

Long-Term Debt	582,416	582,367
Deferred Income Taxes	208,862	211,542
Deferred Income and Other Liabilities	24,888	28,988
Minority Interest in Subsidiaries	7,158	6,869
Stockholders' Equity:
Common stock, $.01 par value, 24,755,130 and 24,545,428 shares issued at March 31, 2005 and December 31, 2004	248	245
Additional paid-in capital	421,150	412,210
Retained earnings	569,864	551,273
Treasury stock, 6,313,235 and 6,237,932 shares at March 31, 2005 and December 31, 2004, at cost	(203,065)	(197,850)
Unamortized restricted stock compensation	(5,566)	(2,423)
Accumulated other comprehensive income—
Cumulative translation adjustments	16,629	18,296
Unrealized gain on available-for-sale securities	12,672	12,006

Total stockholders' equity	811,932	793,757

	$1,778,953	$1,766,009

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

 SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data, unaudited)

	Three Months Ended March 31,
	2005	2004
Operating Revenues	$165,185	$95,974

Costs and Expenses:
Operating expenses	115,601	75,030
Administrative and general	18,495	15,076
Depreciation and amortization	18,282	13,961

	152,378	104,067

Gains on Asset Sales	13,516	3,638

Operating Income (Loss)	26,323	(4,455)

Other Income (Expense):
Interest income	3,679	1,379
Interest expense	(7,591)	(5,378)
Derivative income (loss), net	(1,590)	79
Foreign currency transaction gains (losses), net	(549)	466
Marketable securities sale gains, net	6,234	2,749
Other, net	200	119

	383	(586)

Income (Loss) Before Income Tax Expense (Benefit), Minority Interest in Loss of Subsidiaries and Equity in Earnings of 50% or Less Owned Companies	26,706	(5,041)
Income Tax Expense (Benefit)	9,740	(1,502)

Income (Loss) Before Minority Interest in Loss of Subsidiaries and Equity in Earnings of 50% or Less Owned Companies	16,966	(3,539)
Minority Interest in Loss of Subsidiaries	34	5
Equity in Earnings of 50% or Less Owned Companies	1,617	570

Income (Loss) from Continuing Operations	18,617	(2,964)
Loss from Discontinued Operations, net of $14 in taxes	(26)	—

Net Income (Loss)	$18,591	$(2,964)

Basic Earnings (Loss) Per Common Share:
Income (Loss) from Continuing Operations	$1.02	$(0.16)
Loss from Discontinued Operations	—	—

Net Income (Loss)	$1.02	$(0.16)

Diluted Earnings (Loss) Per Common Share:
Income (Loss) from Continuing Operations	$0.90	$(0.16)
Loss from Discontinued Operations	—	—

Net Income (Loss)	$0.90	$(0.16)

Weighted Average Common Shares:
Basic	18,248,707	18,467,580
Diluted	21,908,283	18,467,580

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

 SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Three Months Ended March 31,
	2005	2004
Net Cash Provided by Operating Activities	$42,816	$6,370

Cash Flows from Investing Activities:
Purchase of property and equipment	(34,307)	(18,818)
Proceeds from equipment sales	104,569	7,037
Purchase of available-for-sale securities	(21,342)	(21,645)
Proceeds from sale of available-for-sale securities	93,880	22,717
Investments in and advances to 50% or less owned companies	(140)	(12)
Principal payments on notes due from 50% or less owned companies	80	523
Dividends received from 50% or less owned companies	1,150	123
Net increase in construction reserve funds	(888)	(19,736)
Cash settlements of derivative transactions	128	(71)

Net cash provided by (used in) investing activities	143,130	(29,882)

Cash Flows from Financing Activities:
Payments of long-term debt	(255)	(32)
Proceeds from share award plans	2,474	433
Common stock acquired for treasury	(5,561)	(4,085)
Dividends paid to minority interest holders	(28)	(41)

Net cash used in financing activities	(3,370)	(3,725)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,564)	1,461

Net Increase (Decrease) in Cash and Cash Equivalents	181,012	(25,776)
Cash and Cash Equivalents, Beginning of Period	214,389	263,135

Cash and Cash Equivalents, End of Period	$395,401	$237,359

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

 SEACOR HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.     Basis of Presentation

        The condensed consolidated financial information for the three months ended March 31, 2005 and 2004 has been prepared by the Company and was not audited by its independent registered public accounting firm. The condensed consolidated financial statements include the accounts of SEACOR Holdings Inc. and its majority owned subsidiaries. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made to present fairly the Company's financial position as of March 31, 2005 and its results of operations and cash flows for the three months ended March 31, 2005 and 2004. Results of operations for the interim periods presented are not necessarily indicative of the operating results for the full year or any future periods.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        Unless the context otherwise indicates, any references in this Quarterly Report on Form 10-Q to the "Company" refer to SEACOR Holdings Inc. and its consolidated subsidiaries, and any references in this Quarterly Report on Form 10-Q to "SEACOR" refer to SEACOR Holdings Inc.

        Certain reclassifications of prior period information have been made to conform to the current period presentation.

2.     Seabulk Merger

        On March 16, 2005, SEACOR announced its signing of a definitive merger agreement with Seabulk International, Inc. ("Seabulk"). The Boards of Directors of both companies have unanimously approved the transaction. Under the terms of the merger agreement, Seabulk's stockholders will, subject to limited adjustments, receive 0.2694 of a share of SEACOR common stock, par value $0.01 per share ("Common Stock"), plus cash of $4.00 for each issued and outstanding share of Seabulk common stock. In certain circumstances, the portion of the merger consideration payable in cash may be reduced and shares of Common Stock, having a value on the closing date equal to the cash reduction, may be substituted therefor.

        The aggregate equity value of the transaction is approximately $532.0 million, based on SEACOR issuing 6,641,270 shares of Common Stock at a closing share price of $65.28 on March 16, 2005 plus additional cash consideration of $98.6 million. In addition, approximately $471.0 million in net debt obligations will be assumed by SEACOR.

        The merger is expected to close in accordance with the terms of the merger agreement by the end of the second quarter of 2005 subject to the approval by Seabulk's stockholders of the merger, the approval of SEACOR's stockholders of the issuance of shares of Common Stock to effect the merger, and the satisfaction of customary closing conditions. On April 22, 2005, SEACOR was granted early termination of the waiting period under Hart-Scott-Rodino Antitrust Improvements Act.

3.     Equipment Acquisitions and Dispositions

        Equipment delivered to the Company during the three months ended March 31, 2005 included 25 new dry cargo covered hopper barges, 7 new chemical tank barges and 1 new offshore support vessel for aggregate consideration of $17.9 million. The Company sold 10 vessels and other equipment during the three months ended March 31, 2005 for aggregate consideration of $104.6 million.

4.     Era Aviation, Inc. Acquisition

        On December 31, 2004, the Company acquired all of the issued and outstanding shares of Era Aviation, Inc. ("Era") for $118.1 million. As a result of this transaction, the Company acquired 81 helicopters and 16 fixed wing aircraft. The acquired fixed wing business is presently being marketed for sale. The final purchase price allocation has not been completed and is subject to, among other things, working capital adjustments and the fair value determination of the fixed wing business. The Company does not expect this transaction to result in the recognition of goodwill.

        The operating results of the fixed wing business, including $8.5 million of operating revenues earned in the three months ended March 31, 2005, have been reported as "Discontinued Operations" in the Company's "Statement of Operations." At March 31, 2005, assets and related liabilities of the fixed wing business, amounting to $23.0 million and $6.5 million, respectively, and one acquired Era helicopter, valued at $2.1 million, were held for sale by the Company. Held for sale assets and related liabilities have been reported in "Prepaid expenses and other current assets" and "Other current liabilities", respectively, in the Condensed Consolidated Balance Sheets.

5.     Commitments

        The Company's unfunded capital commitments as of March 31, 2005 for 4 new and 4 used offshore support vessels, 20 new dry cargo covered hopper barges, 9 new chemical tank barges, 32 new helicopters and other equipment totaled $356.5 million. Of these commitments, the Company has the right to terminate its purchase obligation relating to 20 helicopters without liability other than the payment of liquidated damages. Deliveries of the offshore support vessels, dry cargo covered hopper barges, chemical tank barges and other equipment are expected throughout 2005. Deliveries of the 32 helicopters are expected from 2005 through 2009.

        In addition to the purchase commitments discussed above, the Company has placed refundable deposits on 13 additional new helicopters.

        The Company has guaranteed the payment of amounts owed by certain of its joint ventures under vessel charter agreements that expire through 2009. In addition, the Company has guaranteed amounts owed by certain of its joint ventures for a banking facility and a performance guarantee. As of March 31, 2005, the total amount guaranteed by the Company was $15.7 million.

6.     Long-Term Debt

        As of March 31, 2005, the Company had $196.2 million available under its five year, non-reducing, unsecured $200.0 million revolving credit facility that terminates in February 2007.

7.     Deferred Income Taxes

        As a result of the American Jobs Creation Act of 2004, the Company believes it will be in the position to repatriate, for a limited time, accumulated foreign earnings at an effective federal tax rate of 5.25%, which would result in tax obligations significantly less than the deferred taxes previously provided for its unremitted earnings of foreign subsidiaries. The Company is exploring the full impact of the legislation and will finalize its repatriation plan during 2005. In accordance with FASB Staff Position FAS 109-2, the Company will recognize the income tax benefit of this special one-time dividends received deduction during the period that the Company has decided on a plan for repatriation.

8.     Stock and Debt Repurchases

        During the three months ended March 31, 2005, the Company acquired a total of 84,647 shares of Common Stock for treasury at an aggregate cost of $5.6 million. As of March 31, 2005, $37.7 million of repurchase authority granted by the Company's Board of Directors remains available for acquisition of additional shares of Common Stock, the Company's 7.2% Senior Notes Due 2009 ("7.2% Notes") and its 5 7/8% Senior Notes due 2012 ("5 7/8% Notes"). Securities are acquired from time to time through open market purchases, privately negotiated transactions or otherwise, depending on market conditions.

9.     Earnings (Loss) Per Common Share

        Basic earnings (loss) per common share were computed based on the weighted average number of common shares issued and outstanding during the relevant periods. Diluted earnings (loss) per common share were computed based on the weighted average number of common shares issued and outstanding plus all potentially dilutive common shares that would have been outstanding in the relevant periods assuming the vesting of restricted stock grants and the issuance of common shares for stock options and convertible subordinated notes through the application of the treasury stock and if-converted methods. Diluted earnings (loss) per common share exclude certain options and share awards, totaling 83,560 and 327,454 in the three months ended March 31, 2005 and 2004, respectively, as the effect of their inclusion in the computation would have been antidilutive.

	Net income (loss)	Average O/S Shares	Per Share
For the Three Months Ended March 31, 2005:
Basic earnings per common share	$18,591,000	18,248,707	$1.02

Effect of dilutive securities—
Options and restricted stock	—	241,951
Convertible securities	1,210,000	3,417,625

Diluted earnings per common share	$19,801,000	21,908,283	$0.90

For the Three Months Ended March 31, 2004:
Basic loss per common share	$(2,964,000)	18,467,580	$(0.16)

Effect of dilutive securities—
Options and restricted stock	—	—

Diluted loss per common share	$(2,964,000)	18,467,580	$(0.16)

10.   Comprehensive Income

        For the three months ended March 31, 2005 and 2004, comprehensive income (loss) was $17.6 million and ($0.9 million), respectively. Other comprehensive income (loss) consisted of gains and losses from foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale securities.

11.   Stock Compensation

        Under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), companies could either adopt a "fair value method" of accounting for its stock based compensation plans or continue to use the "intrinsic value method" as prescribed by APB Opinion No. 25. The Company has elected to continue accounting for its stock compensation plans using the intrinsic value method. Had compensation costs for the plans been determined using a fair value method consistent with SFAS 123, the Company's net income (loss) and earnings per share would have been reduced to the following pro forma amounts:

	For the Three Months Ended March 31,
(in thousands, except per share data)
	2005	2004
Net income (loss), as reported	$18,591	$(2,964)
Add: stock based compensation using intrinsic value method	419	416
Less: stock based compensation using fair value method	(565)	(643)

Net income (loss), pro forma	$18,445	$(3,191)

Basic earnings (loss) per common share:
As reported	$1.02	$(0.16)
Pro forma	1.01	(0.17)
Diluted earnings (loss) per common share:
As reported	$0.90	$(0.16)
Pro forma	0.90	(0.17)

        The effects of applying a fair value method consistent with SFAS 123 in this pro forma disclosure are not indicative of future events and the Company anticipates that it will award additional stock based compensation in future periods.

12.   New Accounting Pronouncement

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The impact of adopting Statement 123 (R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123 (R) in prior periods, the impact of that standard would have approximated the impact of the SFAS 123 disclosure of pro forma net income and earnings per share presented in Note 11. The Company will adopt the provisions of Statement 123 (R) on January 1, 2006 using the "modified prospective" approach, recognizing compensation expense for all unvested employee stock options as of that date and for all subsequent employee stock options granted thereafter.

13.   Segment Information

        Accounting standards require public business enterprises to report information about each of their operating business segments that exceed certain quantitative thresholds or meet certain other reporting requirements. Operating business segments have been defined as a component of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Certain reclassifications of prior period information have been made to conform to the current period's reportable segment presentation. The Company's basis of measurement of segment profit or loss has not changed from those previously described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(in thousands)	Offshore Marine Services	Environmental Services	Inland River Services	Helicopter Services	Other	Total
For the Three Months Ended March 31, 2005
Operating Revenues:
External customers	$80,324	$35,893	$25,530	$21,236	$2,202	$165,185
Intersegment	26	—	—	363	74	463

	80,350	35,893	25,530	21,599	2,276	165,648
Operating expenses	(52,850)	(26,655)	(14,772)	(20,333)	(1,454)	(116,064)
Administrative and general	(7,501)	(3,811)	(508)	(2,180)	(401)	(14,401)
Depreciation and amortization	(10,670)	(860)	(2,597)	(4,066)	—	(18,193)
Gains (losses) on asset sales	12,923	(3)	11	585	—	13,516
Other income (expense), primarily foreign currency	(540)	7	(65)	72	50	(476)
Equity in earnings of 50% or less owned companies	1,096	291	—	—	230	1,617

Reportable Segment Profit (Loss)	$22,808	$4,862	$7,599	$(4,323)	$701	31,647

Corporate						(4,188)
Other income (expense) not included above						859
Equity in earnings of 50% or less owned companies						(1,617)
Segment eliminations						5

Income before Minority Interest, Taxes and Equity Earnings						$26,706

For the Three Months Ended March 31, 2004
Operating Revenues:
External customers	$65,974	$16,392	$8,576	$5,032	$—	$95,974
Intersegment	42	—	—	795	—	837

	66,016	16,392	8,576	5,827	—	96,811
Operating expenses	(51,392)	(12,219)	(5,990)	(6,207)	—	(75,808)
Administrative and general	(8,498)	(2,669)	(408)	(635)	(2)	(12,212)
Depreciation and amortization	(11,071)	(547)	(1,235)	(1,026)	—	(13,879)
Gains (losses) on asset sales	3,420	(3)	73	148	—	3,638
Other income (expense), primarily foreign currency	556	(2)	—	—	—	554
Equity in earnings of 50% or less owned companies	1,336	—	—	—	(766)	570

Reportable Segment Profit (Loss)	$367	$952	$1,016	$(1,893)	$(768)	(326)

Corporate						(3,005)
Other income (expense) not included above						(1,140)
Equity in earnings of 50% or less owned companies						(570)

Loss before Minority Interest, Taxes and Equity Earnings						$(5,041)

 ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Certain statements discussed in Item 2 (Management's Discussion and Analysis of Financial Condition and Results of Operations), Item 3 (Quantitative and Qualitative Disclosures About Market Risk) and elsewhere in this Form 10-Q constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the oil and gas industry, the operation of Offshore Marine Services and Helicopter Services in a highly competitive environment, changes in foreign political, military and economic conditions, the dependence of Offshore Marine Services and Helicopter Services on several customers, industry fleet capacity, the ongoing need to replace aging vessels, restrictions imposed by the Shipping Acts and Aviation Acts on the amount of foreign ownership of the Company's Common Stock, safety record requirements related to Offshore Marine Services and Helicopter Services, changes in foreign and domestic oil and gas exploration and production activity, vessel and helicopter-related risks of Offshore Marine Services and Helicopter Services, effects of adverse weather conditions and seasonality on Helicopter Services, dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area and our ability to comply with such regulation and other governmental regulation, changes in NRC's OSRO classification, effects of adverse weather and river conditions and seasonality on inland river operations, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, liability in connection with providing spill response services, the effect of international economic and political factors in inland river operations, the intense competition faced by Inland River Services, adequacy of insurance coverage, currency exchange fluctuations, the attraction and retention of qualified personnel by the Company, and various other matters, many of which are beyond the Company's control and other factors as described at the end of Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of the Company's Form 10-K for the fiscal year ended December 31, 2004. The words "expect," "anticipate," "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Consolidated Results of Operations

	For the Three Months Ended March 31,
	2005		2004
(in thousands)					% Chg '05/'04
	Amount	Percent	Amount	Percent
Operating Revenues:
Offshore Marine Services	$80,350	49%	$66,016	69%	22%
Environmental Services	35,893	22%	16,392	17%	119%
Inland River Services	25,530	15%	8,576	9%	198%
Helicopter Services	21,599	13%	5,827	6%	271%
Other and Eliminations	1,813	1%	(837)	(1)%	317%

	$165,185	100%	$95,974	100%	72%

Operating income (loss)	$26,323	16%	$(4,455)	(4)%	691%
Other income (expense), net	383	0%	(586)	(1)%	165%

Income (loss) before taxes, minority interest and equity earnings	26,706	16%	(5,041)	(5)%	630%
Income tax expense (benefit)	9,740	6%	(1,502)	1%	748%

Income (loss) before minority interest and equity earnings	16,966	10%	(3,539)	(4)%	579%
Minority interest	34	0%	5	0%	580%
Equity earnings	1,617	1%	570	1%	184%

Income (loss) from continuing operations	18,617	11%	(2,964)	(3)%	728%
Loss from discontinued operations, net of tax of $14	(26)	0%	—	0%	100%

Net income (loss)	$18,591	11%	$(2,964)	(3)%	727%

  Overview

        The table above provides an analysis of the Company's consolidated statements of operations for each quarter indicated. See "Item 1. Financial Statements—Note 13. Segment Information" included in Part I for additional financial information about the Company's business segments. Additional discussions of results of operations by business segment are presented below. The Company's operations are divided among the following four business segments: "Offshore Marine Services;" "Environmental Services;" "Inland River Services;" and "Helicopter Services." The Company also has activities that are referred to and described under "Other." "Other" primarily includes equity in earnings of 50% or less owned companies unrelated to our reportable business segments and our "Fixed Base Operation" acquired in the December 31, 2004 Era acquisition (as described in Note 4 to the financial statements). Our Fixed Base Operation sells fuel and ground services to transient corporate aircraft at the Ted Stevens Anchorage International Airport.

        Consolidated operating revenues increased 72%, or $69.2 million, to $165.2 million in the three months ended March 31, 2005 ("Current Year Quarter") from the three months ended March 31, 2004 ("Prior Year Quarter"). Market conditions improved and gains from the sale of vessels increased in Offshore Marine Services. Spill response activities increased in Environmental Services. A significant number of new barges were acquired and entered operations in Inland River Services. Fleet size also grew significantly in Helicopter Services, primarily resulting from the Era acquisition.

        In the Current Year Quarter, consolidated net income was $18.6 million as compared to a consolidated net loss of $3.0 million in the Prior Year Quarter. Increased operating profits earned by Offshore Marine Services, Environmental Services and Inland River Services were partly offset by increased operating losses of Helicopter Services. The Company's equity interest in the earnings of 50% or less owned companies also improved in the Current Year Quarter due principally to increased Offshore Marine Services' joint venture profits.

  Offshore Marine Services

	For the Three Months Ended March 31,
	2005		2004
(in thousands)
	Amount	Percent	Amount	Percent
Operating Revenues:
United States, primarily Gulf of Mexico	$40,640	51%	$28,342	43%
North Sea	18,033	22%	16,935	26%
Africa, primarily West Africa	12,552	16%	12,488	19%
Latin America and Mexico	5,360	7%	5,035	8%
Asia	3,279	4%	2,858	4%
Other Foreign	486	0%	358	0%

	$80,350	100%	$66,016	100%

Operating Income (Loss)	$22,252	28%	$(1,525)	(2)%

        Operating Revenues.    Operating revenues increased significantly in the Current Year Quarter. Rates per day worked improved worldwide. Utilization improved for vessels in many of our operating regions. Operating revenues also improved as a result of fleet modernization, a net increase in the number of vessels entering time charter-out service upon concluding bareboat-out charter arrangements and a strengthening between years in the Pound Sterling currency relative to the U.S. dollar with respect to Offshore Marine Services' North Sea operations.

        Operating Income (Loss).    Operating income improved due to those factors affecting operating revenues, a $9.5 million increase in gains on asset sales and a $0.9 million decline in administrative and general expenses that resulted from staff reductions. Improved operating income was partly offset by increased vessel operating expenses between years due principally to increased (i) seamen redundancy costs associated with workforce reductions, (ii) repair and maintenance expenses on towing and anchor handling towing supply vessels and (iii) fuel costs associated with the Company's North Sea operations.

        Although reported operating revenues increased due to the strengthening in the Pound Sterling currency relative to the U.S. dollar, currency exchange rate fluctuations had no material effect on operating income, because Offshore Marine Services also pays its North Sea expenses in Pounds Sterling.

        The table below sets forth operational data for Offshore Marine Services during the periods indicated.

	Three Months Ended March 31,
	2005	2004
Rates Per Day Worked ($):
Anchor Handling Towing Supply—Domestic	20,226	15,888
Anchor Handling Towing Supply—Foreign	10,848	8,524
Crew—Domestic	3,842	3,040
Crew—Foreign	4,583	4,070
Mini-supply—Domestic	3,088	2,919
Mini-supply—Foreign	5,171	3,477
Other	17,000	—
Standby safety—Foreign	8,229	7,694
Supply—Domestic	7,924	6,300
Supply—Foreign	13,786	9,067
Towing—Domestic	9,061	6,055
Towing—Foreign	6,959	6,586
Overall Utilization (%):
Anchor Handling Towing Supply—Domestic	91.3	68.2
Anchor Handling Towing Supply—Foreign	73.2	61.5
Crew—Domestic	86.7	79.8
Crew—Foreign	83.6	93.6
Mini-supply—Domestic	81.5	81.5
Mini-supply—Foreign	16.1	82.8
Other	33.3	—
Standby safety—Foreign	90.2	87.0
Supply—Domestic	74.5	71.7
Supply—Foreign	68.8	73.4
Towing—Domestic	83.9	56.7
Towing—Foreign	90.5	67.4
Overall Fleet	83.5	78.6
Available Days:
Anchor Handling Towing Supply—Domestic	470	304
Anchor Handling Towing Supply—Foreign	704	724
Crew—Domestic	5,335	4,823
Crew—Foreign	1,448	1,365
Mini-supply—Domestic	2,330	2,457
Mini-supply—Foreign	134	273
Other	90	91
Standby safety—Foreign	1,890	1,911
Supply—Domestic	548	790
Supply—Foreign	620	910
Towing—Domestic	360	273
Towing—Foreign	810	1,026

Overall Fleet	14,739	14,947

Fleet Count:
Anchor Handling Towing Supply	21	19
Crew	81	86
Mini-supply	29	32
Other	2	2
Standby safety	27	27
Supply	14	25
Towing	33	37

	207	228

  Environmental Services

	For the Three Months Ended March 31,
	2005		2004
(in thousands)
	Amount	Percent	Amount	Percent
Operating Revenues:
United States	$31,298	87%	$15,517	95%
Foreign	4,595	13%	875	5%

	35,893	100%	16,392	100%

Operating Income	$4,564	13%	$954	6%

        Operating Revenues.    Results improved in the Current Year Quarter due largely to increased spill response activities, retainer fees and expanded services internationally. Environmental Services continued its response in the Current Year Quarter to a major oil spill on the Delaware River that began in December 2004. Activities connected with that spill declined from the fourth quarter of 2004 and are expected to continue at lower levels in the second quarter of 2005. Retainer fees charged by the Company for ensuring by contract the availability of Environmental Services' response services and equipment to customers were increased in the Current Year Quarter. Environmental Services now also provides oil spill response services in the Caspian region.

        The operating results of Environmental Services are very dependent on the number of spill responses in a given period and the magnitude of each spill. Consequently, spill response revenues and related income can vary materially between comparable periods, and the operating revenues earned in any one period are not indicative of a trend or of anticipated results in future periods. Spill response activities approximated 51% of Environmental Services operating revenues in the Current Year Quarter as compared to 27% in the Prior Year Quarter.

        Operating Income.    Operating income increased in the Current Year Quarter due to improved operating revenues and profitability on spill response and retainer activities.

  Inland River Services

	For the Three Months Ended March 31,
	2005		2004
(in thousands)
	Amount	Percent	Amount	Percent
Operating Revenues, U.S. only	$25,530	100%	$8,576	100%

Operating Income	$7,664	30%	$1,016	12%

        Operating Revenues.    Results improved in the Current Year Quarter due largely to fleet additions and improved freight rates. Inland River Services' owned and chartered-in barge fleet grew approximately 60% from 564 barges at March 31, 2004 to 901 barges at March 31, 2005. Inland River Services also acquired a majority interest in 3 towboats in July 2004. Freight rates improved as a result of increased demand for non-grain shipping capacity and a decline in barge availability within the industry caused by adverse river conditions.

        Operating Income.    Operating income increased in the Current Year Quarter due to barge fleet expansion and improved profitability that resulted from increased freight rates. These operating income improvements were partly offset by higher operating expenses. Towing expenses increased in the Current Year Quarter due primarily to higher fuel costs.

  Helicopter Services

	For the Three Months Ended March 31,
	2005		2004
(in thousands)
	Amount	Percent	Amount	Percent
Operating Revenues, U.S. only	$21,599	100%	$5,827	100%

Operating Loss	$(4,395)	(20)%	$(1,893)	(32)%

        Operating Revenues.    Fleet expansion resulting primarily from the December 31, 2004 Era acquisition improved operating revenues in the Current Year Quarter. Era owned 81 helicopters at acquisition.

        Operating Loss.    Due to the seasonal nature of tourism in Alaska, 19 helicopters were idle for most of the winter. In addition, 10 helicopters customarily engaged in fire-fighting service during the summer months were idle for most of the Current Year Quarter. Helicopter Services also schedules maintenance during the off-season for these 29 helicopters and hence maintains its staff to prepare this equipment for spring and summer operations. Inventory is used in conjunction with this preparation and its cost is expensed during the period in which it is consumed. The Current Year Quarter includes approximately $0.7 million of nonrecurring charges, principally associated with the integration of Era.

  Other and Corporate, included in Operating Income

	For the Three Months Ended March 31,
	2005		2004
(in thousands)
	Amount	Percent	Amount	Percent
Fixed Base Operation	$421	(11)%	$—	0%
Corporate expenses	(4,183)	111%	(3,007)	100%

	$(3,762)	100%	$(3,007)	100%

        Other and Corporate.    Fixed Base Operation, acquired in the December 31, 2004 Era acquisition, sells fuel and provides ground services to transient corporate aircraft at the Ted Stevens Anchorage International Airport. Corporate expenses increased in the Current Year Quarter due to increased business development, public filing and incentive based compensation plan costs.

  Other income (expense), net

	For the Three Months Ended March 31,
(in thousands)
	2005	2004
Net interest expense	$(3,912)	$(3,999)
Derivative income (loss), net	(1,590)	79
Foreign currency transaction gains (losses), net	(549)	466
Marketable securities sale gains, net	6,234	2,749
Other, net	200	119

	$383	$(586)

        Net interest expense.    Net interest expense remained steady in the Current Year Quarter. Increased interest income on temporary cash investments was offset by increased interest expense primarily resulting from the Company's sale in December 2004 of $250.0 million of its 2.875% convertible senior debentures.

        Derivative income (loss), net.    Derivative transactions, primarily related to foreign currency contracts, resulted in losses in the Current Year Quarter as compared to income in the Prior Year Quarter.

        Foreign currency transaction gains (losses), net.    Foreign currency transaction gains and losses resulted from the effect of currency exchange rate changes with respect to loans between SEACOR and certain of its foreign subsidiaries and other transactions denominated in currencies other than the functional currency of various subsidiaries.

        Marketable securities sale gains, net.    Marketable securities sale gains in the Current Year Quarter and Prior Year Quarter included net gains from the sale of equity and fixed income marketable securities and short-sale positions.

  Income Taxes

        As a result of the American Jobs Creation Act of 2004, the Company believes it will be in the position to repatriate, for a limited time, accumulated foreign earnings at an effective federal tax rate of 5.25%, which would result in tax obligations significantly less than the deferred taxes previously provided for its unremitted earnings of foreign subsidiaries. The Company is exploring the full impact of the legislation and will finalize its repatriation plan during 2005. In accordance with FASB Staff Position FAS 109-2, the Company will recognize the income tax benefit of this special one-time dividends received deduction during the period that the Company has decided on a plan for repatriation.

  Loss from Discontinued Operations

        On December 31, 2004, the Company acquired 16 fixed wing aircraft in the Era acquisition. Management has committed to the disposal of this fixed wing business and is actively marketing it for sale. Its operating results, a slight loss during the Current Year Quarter, have been reported as

"Discontinued Operations" in the Consolidated Results of Operations. At March 31, 2005, assets and related liabilities of the fixed wing business, amounting to $23.0 million and $6.5 million, respectively, and one acquired Era helicopter, valued at $2.1 million, were held for sale by the Company. Held for sale assets and related liabilities have been reported in "Prepaid expenses and other current assets" and "Other current liabilities", respectively, in the Condensed Consolidated Balance Sheets.

Liquidity and Capital Resources

  General

        The Company's ongoing liquidity requirements arise primarily from the funding of working capital needs, acquisition, construction or improvement of equipment, repayment of debt obligations, repurchase of Common Stock and purchase of other investments. Principal sources of liquidity are cash balances, marketable securities, construction reserve funds, cash flows from operations and borrowings under the Company's revolving credit facility although, from time to time, the Company may issue debt, shares of Common Stock, preferred stock, or a combination thereof, or sell vessels and other assets to finance the acquisition of equipment and businesses or make improvements to existing equipment. Fleet size, rates of hire and utilization of the Company's offshore support vessels, inland barges and helicopters and the number and severity of oil spills managed by Environmental Services primarily determine the Company's levels of operating cash flows.

  Summary of Cash Flows

	For the Three Months Ended March 31,
(in thousands)
	2005	2004
Cash flows provided by or (used) in:
Operating activities	$42,816	$6,370
Investing activities	143,130	(29,882)
Financing activities	(3,370)	(3,725)
Effect of exchange rate changes on cash	(1,564)	1,461

Net increase (decrease) in cash and cash equivalents	$181,012	$(25,776)

  Operating Activities

        Cash flows from operating activities increased in the Current Year Quarter due primarily to improved operating results in Offshore Marine Services, Environmental Services and Inland River Services (see Consolidated Results of Operations discussion above), and the favorable effect of changes in working capital.

  Investing Activities

        Cash flows from investing activities increased in the Current Year Quarter primarily from increased proceeds from equipment and marketable securities sales and decreased deposits in construction reserve funds for future purchase of vessels or barges. These additional cash flows were partially offset by an increase in equipment purchases. The Company sold 10 vessels and other equipment and acquired 25 new dry cargo covered hopper barges, 7 new chemical tank barges and 1 new offshore support vessel in the Current Year Quarter.

        The Company's unfunded capital commitments as of March 31, 2005 for 4 new and 4 used offshore support vessels, 20 new dry cargo covered hopper barges, 9 new chemical tank barges, 32 new helicopters and other equipment totaled $356.5 million. Of these commitments, the Company has the right to terminate its purchase obligation relating to 20 helicopters without liability other than the payment of liquidated damages. Deliveries of the offshore support vessels, dry cargo covered hopper barges, chemical tank barges and other equipment are expected throughout 2005. Deliveries of the 32 helicopters are expected from 2005 through 2009.

        In addition to the purchase commitments discussed above, the Company has placed refundable deposits on 13 additional new helicopters.

  Financing Activities

        Cash flows used in financing activities are comparable between periods. Additional cash used to purchase Common Stock was offset by additional cash received on exercise of stock options.

        During the three months ended March 31, 2005, the Company acquired a total of 84,647 shares of Common Stock for treasury at an aggregate cost of $5.6 million. As of March 31, 2005, $37.7 million of repurchase authority granted by the Company's Board of Directors remains available for acquisition of additional shares of Common Stock and the Company's 7.2% Notes and its 5 7/8% Notes. Securities are acquired from time to time through open market purchases, privately negotiated transactions or otherwise, depending on market conditions.

  Financial Position

        Total assets of the Company increased 1% to $1.8 billion at quarter end. The Company's combined cash, available-for-sale securities and construction reserve funds increased 24% to $615.2 million and represented 35% of total assets at quarter end. Net property and equipment decreased 9% to $845.4 million and represented 48% of total assets at quarter end. Net working capital increased 20% to $545.5 million. Long-term debt remained constant at $582.4 million between March 31, 2005 and December 31, 2004.

        As of March 31, 2005, the Company had $196.2 million available under a five year, non-reducing, unsecured $200.0 million revolving credit facility that terminates in February 2007.

  Short and Long-Term Liquidity Requirements

        The Company anticipates it will continue to generate positive cash flows from operations in the near term and these cash flows will be adequate to meet the Company's working capital requirements and contribute toward defraying costs of its capital expenditures. As in the past and in further support of the Company's acquisition and capital expenditure programs, the Company intends to sell vessels, enter into sale and leaseback transactions for vessels, utilize construction reserve funds, utilize borrowing capacity under its revolving credit facility, or a combination thereof. To the extent the Company relies on existing cash balances, proceeds from the sale of available-for-sale securities or construction reserve funds, the Company's liquidity would be reduced.

        The Company's long-term liquidity is dependent upon its ability to generate operating cash flows sufficient to meet its requirements for working capital, capital expenditures and a reasonable return on shareholders' investment. The Company believes that earning such operating profits will permit it to maintain its access to favorably priced debt, equity and off-balance sheet financing arrangements.

  Seabulk Merger

        On March 16, 2005, SEACOR and Seabulk International, Inc. announced that they had signed a definitive merger agreement. The Boards of Directors of both companies unanimously approved the transaction. Under the terms of the merger agreement, Seabulk's stockholders will, subject to limited adjustments, receive 0.2694 of a share of Common Stock plus cash of $4.00 for each issued and outstanding share of Seabulk common stock, which represents a 29% premium over Seabulk's closing share price on March 16, 2005 (based on SEACOR's closing share price on such date). In certain circumstances, the portion of the merger consideration payable in cash may be reduced and shares of Common Stock, having a value on the closing date equal to the cash reduction, may be substituted therefor.

        The aggregate equity value of the transaction is approximately $532.0 million, based on SEACOR issuing 6,641,270 shares of Common Stock at a closing share price of $65.28 on March 16, 2005 plus additional cash consideration of $98.6 million. In addition, approximately $471.0 million in net debt obligations will be assumed by SEACOR. Cash required of SEACOR to complete the merger with Seabulk is estimated at $108 million, including approximately $9.0 million of transaction fees and expenses. SEACOR expects to use existing cash balances, borrowings under its revolving credit facility, or a combination thereof to fund the cash requirements of the merger with Seabulk.

        The merger is expected to close by the end of the second quarter of 2005, subject to approval by Seabulk's stockholders of the merger and SEACOR's stockholders of the issuance of shares of Common Stock in the merger and the satisfaction of customary closing conditions, in accordance with terms of the merger agreement. As part of the transaction, entities associated with DLJ Merchant Banking Partners III, L.P. and Carlyle/Riverstone Global Energy and Power Fund I, L.P., who collectively own approximately 75% of Seabulk's common shares, have entered into an agreement to support the transaction.

        On April 22, 2005, SEACOR and Seabulk announced that they had been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. This means that one of the key conditions for the closing of the merger agreement between the two companies has been satisfied.

        In connection with the proposed merger, SEACOR has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 that includes a joint proxy statement of SEACOR and Seabulk and that also constitutes a prospectus for Common Stock to be issued in the merger.

        With a fleet of 147 vessels, including 10 Jones Act U.S. product tankers, 2 foreign-flag product tankers, 109 offshore support vessels and 26 tugs, Seabulk is a leading provider of marine support and transportation services, primarily to the energy and chemical industries.

  Contingencies

        In the normal course of its business, the Company becomes involved in various litigation matters including, among other things, claims by third parties for alleged property damages, personal injuries and other matters. While the Company believes it has meritorious defenses against these claims, management has used estimates in determining the Company's potential exposure and has recorded reserves in its financial statements related thereto where appropriate. It is possible that a change in the Company's estimates of that exposure could occur, but the Company does not expect such changes in estimated costs will have a material effect on the Company's financial position or results of its operations.

  New Accounting Pronouncement

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The impact of adopting Statement 123 (R) cannot be predicted at this time because it will depend on levels of share-

based payments granted in the future. However, had the Company adopted Statement 123 (R) in prior periods, the impact of that standard would have approximated the impact of the SFAS 123 disclosure of pro forma net income and earnings per share presented in note 11 of the condensed consolidated financial statements included in Item 1 of this Quarterly Report. The Company will adopt the provisions of Statement 123 (R) on January 1, 2006 using the "modified prospective" approach, recognizing compensation expense for all unvested employee stock options as of that date and for all subsequent employee stock options granted thereafter.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        There has been no significant change in the Company's exposure to market risk during the three-month period ended March 31, 2005. For discussion of the Company's exposure to market risk, refer to Item 7A, Quantitative and Qualitative Disclosures about Market Risk, contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

ITEM 4. CONTROLS AND PROCEDURES

        The Company's management, with the participation of the Company's Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), as of March 31, 2005. Based on their evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective as of March 31, 2005.

        In conducting management's evaluation of the effectiveness of the Company's internal control over financial reporting, the operations of Era, acquired on December 31, 2004, were excluded. This business constituted $122.7 million and $111.3 million of total and net assets, respectively, as of March 31, 2005 and $26.2 million and $2.0 million of operating revenues and net loss, respectively, for the three months ended March 31, 2005.

        There has been no change in the Company's internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the Company's fiscal quarter ended March 31, 2005, that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Dated as of March 16, 2005
among
SEACOR HOLDINGS INC.,
SBLK ACQUISITION CORP.,
CORBULK LLC
and
SEABULK INTERNATIONAL, INC.

A-i

A-ii

A-iii

Company Disclosure Schedule

Section 3.1(b)	Subsidiaries
Section 3.1(d)	Citizenship
Section 3.2(a)	Capitalization
Section 3.3(c)	Consents Required
Section 3.6	Absence of Certain Changes or Events
Section 3.7	Legal Proceedings
Section 3.8	Compliance with Laws; Permits
Section 3.10(d)	Tax Returns
Section 3.10(g)	Tax Audits
Section 3.10(h)	Exceptions
Section 3.10(n)	Corporations for US federal Taxes
Section 3.11(a)	Employee Benefit Plans
Section 3.11(e)	Liabilities under Multiemployer Plans or Collective Bargaining Agreements
Section 3.11(h)	Post Employment Benefits
Section 3.11(i)	Change in Control Payments
Section 3.11(j)	Additional Company Plans
Section 3.11(k)	Union Activity
Section 3.11(l)	Labor Strikes, Slowdowns, Lockouts
Section 3.12(a)	Environmental Matters
Section 3.12(b)	Environmental Permits
Section 3.12(d)	Releases
Section 3.13(a)(i)	Material Contracts
Section 3.13(b)	Material Contracts; Consents
Section 3.14	Title to Properties
Section 3.16	Insurance Policies
Section 3.20(a)	Vessels
Section 3.20(b)(vii)	Vessels; Defaults
Section 3.20(c)	Vessels with Conditions or Recommendations affecting Class
Section 5.2(a)	Conduct of Business
Section 5.3(d)	Takeover Proposal Transactions
Section 6.2(f)	Insurance Underwriters

A-iv

Parent Disclosure Schedule

Section 4.1(b)	Subsidiaries
Section 4.2	Capital Structure
Section 4.7	Legal Proceedings
Section 4.10(h)	Payments Not Deductible Under Section 162(m)
Section 4.11(a)	Employee Benefit Plans
Section 4.11(e)	Retirement Plans
Section 4.11(h)	Change in Control Payments
Section 4.11(j)	Union Activity
Section 4.12	Environmental Matters
Section 4.13(a)(i)	Material Contracts
Section 4.13(a)(ii)	Non-Compete Contracts
Section 4.13(a)(iii)	Partnership/Joint Venture Agreements
Section 4.13(a)(iv)	Assets Purchase Agreements
Section 4.13(a)(v)(A)	Contracts with Governmental Authorities
Section 4.13(a)(v)(B)	Contracts with Directors/Officers/Affiliates
Section 4.13(a)(vi)	Contracts of Indebtedness
Section 4.13(a)(vii)	Voting/Registration Rights Agreements
Section 4.13(a)(viii)	Material Collective Bargaining Agreements
Section 4.13(a)(ix)	"Standstill" Agreements
Section 4.13(a)(x)	Other Material Contracts
Section 4.13(a)(xi)	Commitments
Section 4.13(b)	Material Contracts; Consents/Waivers
Section 4.16	Insurance Policies
Section 4.21(a)	Vessels
Section 4.21(b)	Vessels; Defaults
Section 4.21(c)	Vessels; Operations
Section 5.2(b)	Conduct of the Business

A-v

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of March 16, 2005 (this "Agreement"), is among SEACOR HOLDINGS INC., a Delaware corporation ("Parent"), SBLK ACQUISITION CORP., a Delaware corporation and a direct, wholly owned Subsidiary of Parent ("Merger Sub"), CORBULK LLC, a Delaware limited liability company and direct, wholly owned Subsidiary of Parent ("LLC") and SEABULK INTERNATIONAL, INC., a Delaware corporation (the "Company"). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 8.12 or elsewhere herein.

        WHEREAS, the respective Boards of Directors of the Company and Merger Sub, and Parent as the managing member of LLC (the "Managing Member"), have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent, Merger Sub and LLC to enter into this Agreement, Parent and certain stockholders of the Company (the "Significant Stockholders") are entering into a stockholders' agreement (the "Stockholders Agreement"), pursuant to which each Significant Stockholder has agreed, among other things, to vote its shares for the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with the provisions set forth in the Stockholders Agreement; and

        WHEREAS, for Federal income tax purposes, it is intended that the Reverse Merger (as defined herein) and, if the Forward Merger (as defined herein) is required pursuant to the terms of this Agreement, the Mergers (as defined herein) taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and that this Agreement constitutes a plan of reorganization.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub, LLC and the Company hereby agree as follows:

ARTICLE I

The Mergers

        SECTION 1.1.    The Mergers.    (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Reverse Merger Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Reverse Merger (the "Reverse Merger"). If, immediately prior to the Reverse Merger Effective Time, except as otherwise provided in Section 2.1(a)(iv), the tax opinion referred to in Section 6.2(e) or the tax opinion referred to in Section 6.3(c) hereof cannot be delivered, as reasonably determined by Weil, Gotshal & Manges LLP or Vinson & Elkins LLP, as the case may be (a "Tax Opinion Failure"), then immediately following the Reverse Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, as part of a plan that includes the Reverse Merger, the Company shall be merged (the "Forward Merger" and together with the Reverse Merger, the "Mergers") with and into the LLC, and the separate corporate existence of the Company shall cease and the LLC shall continue as the surviving Person in the Forward Merger. The "Surviving Corporation" shall mean, in the event that the Forward Merger is not required pursuant to the terms hereof, the Company, and in the event that the Forward Merger is required pursuant to the terms hereof, the LLC.

        (b)   If, at any time prior to Closing, Parent and the Company mutually agree that it is in their respective best interests to convert the LLC from a limited liability company to a corporation, then Parent shall take such action as may be reasonably necessary to effectuate such conversion.

        SECTION 1.2.    Closing.    The closing of the Reverse Merger and, if required pursuant to the terms hereof, the Forward Merger (the "Closing"), shall take place before the opening of The New York Stock Exchange or after the closing of The New York Stock Exchange on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time or date, or both, are agreed to in writing by the parties hereto.

        SECTION 1.3.    Effective Time.    Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Reverse Merger, executed in accordance with the relevant provisions of the DGCL (the "Reverse Merger Certificate of Merger"). The Reverse Merger shall become effective upon the filing of the Reverse Merger Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Reverse Merger Certificate of Merger (the time at which the Reverse Merger becomes effective is herein referred to as the "Reverse Merger Effective Time"). In the event that the Forward Merger is required pursuant to the terms hereof, immediately following the Reverse Merger Effective Time on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Forward Merger, executed in accordance with the relevant provisions of the DGCL (the "Forward Merger Certificate of Merger"). The Forward Merger shall become effective upon the filing of the Forward Merger Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Forward Merger Certificate of Merger, but in all events on the same date as the Reverse Merger Effective Time (the time at which the Forward Merger becomes effective is herein referred to as the "Forward Merger Effective Time").

        SECTION 1.4.    Effects of the Mergers.    The Mergers shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, (a) at the Reverse Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Company and (b) at the Forward Merger Effective Time, if any, all the properties, rights, privileges, powers and franchises of the Company and LLC shall vest in the LLC, and all debts, liabilities and duties of the Company and LLC shall become the debts, liabilities and duties of the LLC.

        SECTION 1.5.    Governing Instruments of the Surviving Corporation.

        (a)   Reverse Merger.    The certificate of incorporation of the Company, as in effect immediately prior to the Reverse Merger Effective Time, shall be amended at the Reverse Merger Effective Time to be in the form of Exhibit A-1 hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the surviving corporation in the Reverse Merger until thereafter amended as provided therein or by applicable Law. At or prior to the Reverse Merger Effective Time, the Company shall cause its by-laws to be amended, as of the Reverse Merger Effective Time, to read in their entirety as set forth in Exhibit A-2 hereto and, as so amended, such by-laws shall be the by-laws of the surviving corporation in the Reverse Merger until thereafter amended as provided therein or by applicable Law.

        (b)   Forward Merger.    In the event that the Forward Merger is required pursuant to the terms hereof, at the Forward Merger Effective Time, the certificate of formation of the LLC, as in effect immediately prior to the Forward Merger Effective Time, shall be the certificate of formation of the surviving Person in the Forward Merger until thereafter amended as provided therein or by applicable

Law. The operating agreement of the LLC, as in effect immediately prior to the Forward Merger Effective Time, shall constitute the operating agreement of the surviving Person in the Forward Merger until thereafter amended as provided therein or by applicable Law.

        SECTION 1.6.    Directors or Managers and Officers of the Surviving Corporation.

        (a)   Reverse Merger.    Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Reverse Merger Effective Time to be the directors of the surviving corporation in the Reverse Merger immediately following the Reverse Merger Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation in the Reverse Merger. The officers of the Company immediately prior to the Reverse Merger Effective Time shall be the officers of the surviving corporation in the Reverse Merger until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation in the Reverse Merger.

        (b)   Forward Merger.    In the event that the Forward Merger is required pursuant to the terms hereof, each of the parties hereto shall take all necessary action to cause the Managing Member of the LLC immediately prior to the Forward Merger Effective Time to be the Managing Member of the surviving Person in the Forward Merger immediately following the Forward Merger Effective Time, until its successor is duly elected or appointed and qualified or its earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the surviving Person in the Forward Merger. The officers of the Company immediately prior to the Forward Merger Effective Time shall be the officers of the surviving Person in the Forward Merger until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the surviving Person in the Forward Merger.

ARTICLE II

Effect of the Mergers on the Capital Stock of the
Constituent Persons; Exchange of Certificates; Company Stock Options

        SECTION 2.1.    Effect on Capital Stock.

        (a)   At the Reverse Merger Effective Time, by virtue of the Reverse Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") or any shares of capital stock of Merger Sub:

          (i)    Capital Stock of Merger Sub.    Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation in the Reverse Merger.

          (ii)   Cancellation of Treasury Stock and Parent-Owned Stock.    Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (iii)  Conversion of Company Common Stock.    Subject to Sections 2.1(a)(iv) and 2.2(e), each issued and outstanding share of Company Common Stock (other than (i) shares to be canceled in accordance with Section 2.1(a)(ii) and (ii) any Dissenting Shares) shall be converted into the right to receive (A) 0.2694 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") and

  (B) $4.00 in cash (the "Per Share Cash Consideration") (collectively, the "Per Share Merger Consideration").

          (iv)  Adjustment.    If immediately prior to the Reverse Merger Effective Time (a) the Closing Date Price is equal to or greater than $55.00 and (b) based solely on the Per Share Merger Consideration (determined using the Closing Date Price of the Parent Common Stock) payable pursuant to Section 2.1(a)(iii), there has been a Tax Opinion Failure, then the Per Share Merger Consideration shall be adjusted by reducing, to the extent necessary to enable the tax opinions to be rendered, the amount of cash to be delivered to the holders of shares of Company Common Stock, for each share converted, and in lieu thereof, delivering to such holders such number of shares of Parent Common Stock equal to (x) the amount by which the cash component of the Per Share Merger Consideration is reduced pursuant to this clause in order to enable the rendering of the tax opinions, divided by (y) the Closing Date Price.

        For purposes of this Agreement, the "Closing Date Price" of a share of Parent Common Stock shall be the per share closing price of Parent Common Stock as reported on The New York Stock Exchange as of the most recent market close immediately preceding the Reverse Merger Effective Time.

        (b)   As of the Reverse Merger Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book entry form) which immediately prior to the Reverse Merger Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration as may be adjusted, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

        (c)   In the event that the Forward Merger is required pursuant to the terms hereof, at the Forward Merger Effective Time, automatically by virtue of the Forward Merger and without any action on the part of any stockholder:

          (i)    Membership Interests of LLC.    Each membership interest of LLC outstanding immediately prior to the Forward Merger shall be unchanged and shall remain issued and outstanding; and

          (ii)   Company Shares.    Each share of common stock of the surviving corporation in the Reverse Merger issued and outstanding immediately prior to the Forward Merger Effective Time shall be cancelled without consideration and shall cease to be an issued and outstanding share of common stock of the surviving corporation in the Reverse Merger.

        SECTION 2.2.    Exchange of Certificates.

        (a)   Exchange Agent.    On or promptly following the Closing Date, Parent shall deposit with such bank or trust company as may be designated by Parent (the "Exchange Agent"), for exchange in accordance with this Article II, through the Exchange Agent, certificates (or evidence of shares in book entry form) representing the shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and an amount of cash representing the aggregate Per Share Cash Consideration payable pursuant to Section 2.1(a) (such shares of Parent Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Reverse Merger Effective Time, and cash, being hereinafter referred to as the "Exchange Fund").

        (b)   Exchange Procedures.    Promptly after the Reverse Merger Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company

Common Stock were converted pursuant to Section 2.1(a) into the right to receive the Per Share Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and shall have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.2(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book entry form) representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and (C) a check in the amount equal to any cash to which such holder is entitled pursuant to this Article II, consisting of the Per Share Cash Consideration and cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate (or evidence of shares in book entry form) representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Reverse Merger Effective Time to represent only the right to receive the Per Share Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), in each case, without interest.

        (c)   Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Parent Common Stock with a record date after the Reverse Merger Effective Time, no Per Share Cash Consideration and no cash payment in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e) shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Promptly following surrender of any Certificate, there shall be paid to the record holder thereof, without interest, (i) the Per Share Cash Consideration, and any cash payable in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Reverse Merger Effective Time and paid with respect to Parent Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Reverse Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (d)   Transfer Books; No Further Ownership Rights in Company Stock.    All shares of Parent Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including the Per Share Cash Consideration, any dividends or other distributions paid pursuant to Section 2.2(c) and cash paid in lieu of any fractional shares pursuant to Section 2.2(e)) shall be deemed to be in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Reverse Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Reverse Merger Effective Time. From and after the Reverse Merger Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Reverse Merger Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(g), if, at any time after the Reverse Merger Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

        (e)   No Fractional Shares.    No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article II) an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Reverse Merger Effective Time by such holder) would otherwise be entitled by (B) the Closing Date Price.

        (f)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder would be entitled pursuant to Section 2.2(e), in each case pursuant to this Agreement.

        (g)   Termination of Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 180 days after the Reverse Merger Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Per Share Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Per Share Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.2(e)) would otherwise escheat to or become property of any Governmental Authority, any such Per Share Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.2(e)) shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

        (h)   No Liability.    Notwithstanding any provision of this Agreement to the contrary, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (i)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

        (j)    Withholding Taxes.    Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law or any other applicable legal requirement. To the extent amounts are so withheld and paid over to the appropriate taxing authority, Parent and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock. If withholding is required from shares of Parent Common Stock, Parent and the Exchange Agent shall be treated as having sold such shares for an amount of cash equal to the fair market value of such shares at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

        SECTION 2.3.    Company Stock Options.

        (a)   Before the Closing, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i)    adjust the terms of all outstanding options ("Company Stock Options") to purchase shares of Company Common Stock granted under the Amended and Restated Equity Ownership Plan and the Stock Option Plan for Directors (collectively, the "Company Stock Plans"), whether vested or unvested, as necessary to provide that, at the Reverse Merger Effective Time, each Company Stock Option outstanding immediately prior to the Reverse Merger Effective Time shall be amended and converted into (y) an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option, the number of shares of Parent Common Stock (rounded to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio as may be adjusted, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an "Adjusted Option"), provided,that such exercise price shall be rounded to the nearest whole cent plus (z) a cash payment to the holder, payable upon the exercise of the Adjusted Option, in an amount equal to the product of the Per Share Cash Consideration as may be adjusted and the number of shares of Company Common Stock subject to such Company Stock Option; and

          (ii)   make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Mergers.

        (b)   At the Reverse Merger Effective Time, by virtue of the Reverse Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Stock

Options outstanding at the Reverse Merger Effective Time (adjusted pursuant to Section 2.3(a)), shall be obligations of Parent following the Reverse Merger Effective Time.

        (c)   As soon as practicable after the Reverse Merger Effective Time, Parent shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the Company Stock Plans after the Reverse Merger Effective Time may remain outstanding.

        (d)   As soon as practicable after the Reverse Merger Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options after giving effect to the Mergers and the adjustments required by this Section 2.3.

        (e)   Except as otherwise contemplated by this Section 2.3 and except to the extent required under the respective terms of the Company Stock Plans and Company Stock Options, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Company Stock Options after giving effect to the Mergers and the assumption by Parent as set forth above.

        SECTION 2.4.    Adjustments.    Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2(a) hereof), if between the date of this Agreement and the Reverse Merger Effective Time the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

        SECTION 2.5.    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Reverse Merger Effective Time (each, a "Share") and which are held by a stockholder who did not vote in favor of the Mergers (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Dissenting Stockholders"), shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Reverse Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Reverse Merger Effective Time, the Per Share Merger Consideration for each such Share, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or (ii) waive any failure by a stockholder to timely comply with the requirements of Section 262 of the DGCL. Any portion of the Per Share Merger Consideration made available to the Exchange Agent pursuant to Section 2.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

ARTICLE III

Representations and Warranties of the Company

        The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"):

        SECTION 3.1.    Organization, Standing and Corporate Power.

        (a)   Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, other than any such effect (x) relating to or affecting the economy or regulatory or political conditions in general or (y) relating to or affecting the industries in which the Company operates in general and (in each case under (x) and (y)) not specifically relating to (or disproportionately affecting) the Company, or (ii) the Company's ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions.

        (b)   Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens"). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

        (c)   The Company has delivered to Parent complete and correct copies of its certificate of incorporation and by-laws (the "Company Charter Documents") as amended to the date of this Agreement. All such Company Charter Documents are in full force and effect and the Company is not in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since January 1, 2002.

        (d)   The Company is and at all times has been a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purposes of owning and operating vessels in the U.S. coastwise trade. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, each Significant Stockholder, for all periods during which such Significant Stockholder held shares of Company Common Stock, has been a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purposes of owning and operating vessels in the U.S. coastwise trade.

        SECTION 3.2.    Capitalization.

        (a)   The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value ("Company Preferred Stock"). At the close of business on March 1, 2005, (i) 23,594,520 shares (including 39,900 shares of restricted stock granted but not issued as of March 1, 2005) of Company Common Stock were issued and outstanding (of which no shares of Company Common Stock were held by the Company in its treasury and of which 339,300 shares were restricted shares, of which 85,469 shares have vested to date and become nonrestricted and of which 253,831 shares remain outstanding restricted shares), (ii) 2,660,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 1,484,831 shares of Company Common Stock were subject to outstanding Company Stock Options granted under the Company Stock Plans), (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 157,570 shares of Company Common Stock were reserved for issuance upon exercise of the warrants referred to in Section 3.2(a) of the Company Disclosure Schedule (correct and complete copies of which have been delivered to Parent) ("Warrants"). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of the date hereof, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Since January 1, 2004, the Company has not issued any shares of its capital stock, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options and Warrants referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Reverse Merger Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

        (b)   None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

        SECTION 3.3.    Authority; Noncontravention; Voting Requirements.

        (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

        (b)   The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Mergers, and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement.

        (c)   Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate in any material respect any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

        (d)   Except for the waiver by each of the parties to the Stockholders' Agreement, dated as of September 13, 2002, among certain stockholders of the Company (the "Company Stockholders' Agreement") of Section 2.9 thereof, which waivers have all been obtained, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the "Company Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

        SECTION 3.4.    Governmental Approvals.    Except for (i) the filing with the SEC of a joint proxy statement/prospectus relating to the Company Stockholders Meeting and Parent Stockholders Meeting (as amended or supplemented from time to time, the "Joint Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules of The New York Stock Exchange and the rules of the NASDAQ National Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required under, and compliance with, any applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, "Foreign Antitrust Laws"), and (v) filings with or consents or approvals of the U.S. Department of Transportation—Maritime Administration ("MARAD") and/or the U.S. Coast Guard, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

        SECTION 3.5.    Company SEC Documents; Financial Statements; Undisclosed Liabilities.

        (a)   The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2002 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

        (c)   The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company SEC Documents, the principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in such certifications are complete and correct.

        (d)   The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

        (e)   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature required to be reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004 (the "Balance Sheet Date") and included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 (the "Balance Sheet"), and not so reflected or reserved, except liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

        (f)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or any Company SEC Documents.

        SECTION 3.6.    Absence of Certain Changes or Events.    Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice through and including the date of this Agreement and (b) except as set forth in Section 3.6 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2(a) hereof that, if taken after the date hereof and prior to the Reverse Merger Effective Time without the prior written consent of Parent, would violate such provision. Without limiting the foregoing, except (i) as disclosed in the Filed Company SEC Documents and (ii) with respect to matters subsequent to the date of this Agreement, to the extent expressly permitted by Section 5.2(a), since the Balance Sheet Date there has not occurred any: (A) sale or other disposition of or pledge or other encumbrance upon a material amount of property or other assets of the Company or any of its Subsidiaries, except sales of Vessels used in the Company's offshore supply vessel business or other properties in the ordinary course of business consistent with past practice, (B) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock of the Company or any of its Subsidiaries (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any capital stock of the Company, (C) split, combination or reclassification of any capital stock of the Company, (D) change in financial or tax accounting methods, principles or practices by the Company or its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (E) material Tax election inconsistent with past practices or the settlement or compromise of any material Tax liability, (F) damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof, (G) granting by the Company or any of its Subsidiaries to any officer of any increase in compensation, except as was required under any employment agreements in effect as of the Balance Sheet Date, complete and correct copies of which have been made available to Parent, or any granting by the Company or any of its Subsidiaries to any employee other than an officer of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice, (H) granting by the Company or any of its Subsidiaries to any officer of any increase in (or acceleration of vesting or payment of) severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the Balance Sheet Date, complete and correct copies of which have been made available to Parent, or any granting by the Company or any of its Subsidiaries to any employee other than an officer of any increase in (or acceleration of vesting or payment of) severance or termination pay, except in the ordinary course of business consistent with past practice, (I) entry by the Company or any of its Subsidiaries into any (or amendment of any existing) employment, severance or termination agreement with any officer, (J) establishment, adoption, amendment or modification of, or increase of benefits under, any plan that would constitute a Company Plan (other than a Multiemployer Plan) or (K) acceleration of vesting of any option to acquire capital stock of the Company.

        SECTION 3.7.    Legal Proceedings.    Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority.

        SECTION 3.8.    Compliance With Laws; Permits.    The Company and its Subsidiaries are (and since January 1, 2002 have been) in compliance with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except for such non-compliance as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Company any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is currently in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, "Permits"). The Company and its Subsidiaries are (and since January 1, 2002 have been) in compliance with the terms of all Permits, except for such non-compliance as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. The consummation of either the Reverse Merger or the Forward Merger, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries taken as a whole.

        SECTION 3.9.    Information Supplied.    Subject to the accuracy of the representations and warranties of Parent, Merger Sub and LLC set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Reverse Merger (as amended or supplemented from time to time, the "Form S-4") will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, on the date it is first mailed to the stockholders of the Company and the stockholders of Parent, and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

        SECTION 3.10.    Tax Matters.

        (a)   Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income and other material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, and all material amounts of Taxes otherwise required to be paid by the Company or any of its Subsidiaries (whether or not required to be shown on any Tax Return), have been timely paid. The Company and each of its Subsidiaries have disclosed on their respective federal and state income and franchise Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of applicable Tax Laws.

        (b)   The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Neither the Company nor any of its Subsidiaries has, and at the Reverse Merger Effective Time will have, any liability for Taxes accruing after the date of the financial statements contained in the most recent Filed Company SEC Documents other than Taxes accruing in the ordinary course of business. No deficiency in excess of $50,000 with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries.

        (c)   Each of the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing authority all material amounts required to be so withheld and paid under all applicable Laws.

        (d)   Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, the income and franchise Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (the "IRS") or other appropriate Taxing authority (or the applicable statute of limitations has expired). All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. No issue has been raised by a Taxing authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a material deficiency for any subsequent taxable period. Neither the Company nor any of its Subsidiaries has granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid.

        (e)   No claim has been made by a Taxing authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

        (f)    Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

        (g)   Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

        (h)   Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) of the Code or, in connection with the consummation of the Mergers, by reason of Section 280G of the Code or would be subject to Section 4999 of the Code.

        (i)    The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

        (j)    The Company is not and has not been a "United States real property holding corporation" within the meaning of Section 897 of the Code at any time during the past five years.

        (k)   Neither the Company nor any of its Subsidiaries (i) is subject to any private letter ruling of the IRS or comparable rulings of any Taxing authority or (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law within the preceding three taxable years or that may otherwise be in effect at any time after the Reverse Merger Effective Time.

        (l)    Neither the Company nor any of its Subsidiaries (i) has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise Tax Returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired, or (ii) is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any Tax payments after the Closing.

        (m)  None of the Company's Subsidiaries that are treated as partnerships for U.S. Federal income Tax purposes has an election in effect under Section 754 of the Code.

        (n)   Except as set forth in Section 3.10(n) of the Company Disclosure Schedule, all of the Company's non-U.S. Subsidiaries are treated as corporations for U.S. federal Tax purposes under Treasury Regulation Section 301.7701-2(b).

        (o)   Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott, or has been requested to do so in connection with any transaction, within the meaning of Section 999 of the Code.

        (p)   For purposes of this Agreement: (x) "Taxes" shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        SECTION 3.11.    Employee Benefits and Labor Matters.

        (a)   Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus or other incentive compensation, collective bargaining agreements, employment, consulting or other compensation, incentive, equity or equity-based compensation, deferred compensation, retention, change in control, severance, sick leave, vacation pay, salary continuation, health, life insurance and educational assistance plans, policies agreements or arrangements as to which the Company has any obligations, contingent or otherwise (collectively, the "Company Plans"). Section 3.11(a) of the Company Disclosure Schedule separately sets forth each Company Plan which is a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA.

        (b)   Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) written summaries of all non-written Company Plans.

        (c)   The Company Plans (other than a Multiemployer Plan) have been maintained in accordance with their terms and with all provisions of ERISA, the Code (including the rules and regulations thereunder) and other applicable federal and state Laws, except for non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

        (d)   Each Company Plan (other than a Multiemployer Plan) that is intended to qualify for tax-favored treatment under the Code has received a favorable determination letter from the IRS that such plan complies with the requirements of GUST (as such term is commonly used by tax practitioners). To the Knowledge of the Company, nothing has occurred with respect to the operation of the Company Plans (other than a Multiemployer Plan) that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code and which could reasonably be expected to have a Company Material Adverse Effect.

        (e)   Except as provided in Section 3.11(e) of the Company Disclosure Schedule, the Company does not have any unpaid withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA.

        (f)    The Company does not maintain any retirement plans subject to Title IV of ERISA (excluding any obligations to contribute to certain Multiemployer Plans).

        (g)   Except for any matter relating to a Multiemployer Plan, there are no pending material actions, claims or lawsuits which have been asserted or instituted relating to the Company Plans, the assets of any of the trusts under such plans or the sponsor, administrator or fiduciary of any of the Company Plans, with respect to the operation of such plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

        (h)   Except as provided in Section 3.11(h) of the Company Disclosure Schedule, none of the Company Plans (other than a Multiemployer Plan) provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), pursuant to which the participant or the participant's beneficiary is charged the full premium.

        (i)    Except as provided in Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

        (j)    Except as provided in Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan (except with respect to a Multiemployer Plan or as required by applicable Law).

        (k)   Except as provided in Section 3.11(k) of the Company Disclosure Schedule: (i) no employee of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization, (ii) neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any such employees nor (iii) is there any union organization activity involving any of such employees pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of such employees.

        (l)    Except as provided in Section 3.11(l) of the Company Disclosure Schedule, there is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company and its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.

        (m)  The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except where the failure to comply could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 1, 2002.

        SECTION 3.12. Environmental Matters. Except as set forth on Section 3.12 of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect:

        (a)   The businesses, assets, and operations of the Company and its Subsidiaries are and, to the Knowledge of the Company, have been in compliance with all Environmental Laws and Environmental Permits;

        (b)   All material Environmental Permits for operating the Company's and its Subsidiaries' businesses and assets as they are currently being operated have been obtained and are currently in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened that seek to revoke or prevent renewal of such material Environmental Permits;

        (c)   Neither the Company nor any of its Subsidiaries has received written notice of or, to the Knowledge of the Company, are otherwise subject to any pending claim, action, suit, investigation, or proceeding relating to non-compliance with, or any investigation, Release, or remediation of Hazardous Materials under, any Environmental Law;

        (d)   There has been no Release of Hazardous Materials at or from the Company's or any of its Subsidiaries' properties or in connection with their operations that could give rise to any liability under Environmental Laws;

        (e)   With regard to the real properties that are owned, leased, operated, or otherwise being used by the Company or any of its Subsidiaries, there is not located on such properties any (1) underground storage tanks, (2) landfills, or (3) surface impoundments, except those that are in compliance with Environmental Laws; and

        (f)    The Company has made available to Parent and Merger Sub all environmental audits, studies, reports, analyses, and results of investigations within the possession or control of the Company or its Subsidiaries that (i) relate to potentially material environmental matters affecting the Company or its Subsidiaries and (ii) have been requested by Parent and/or Merger Sub.

Notwithstanding the generality of any other representations or warranties contained in this Agreement, this Section 3.12 will be deemed to contain the only representations and warranties of the Company in this Agreement with respect to environmental matters or Environmental Laws.

        SECTION 3.13. Contracts.

        (a)   Except as (x) otherwise set forth in Section 3.20(c) of the Company Disclosure Schedule or (y) included as an exhibit in any of the Filed Company SEC Documents, set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each (i) Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, (ii) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Affiliates to compete in any geographic area or line of business, (iii) partnership or joint venture agreement, (iv) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2002, (v) Contract with any (A) Governmental Authority or (B) director, officer or other Affiliate of the Company, (vi) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, in each case, in excess of $5,000,000, (vii) voting agreement or registration rights agreement, (viii) collective bargaining agreement, (ix) "standstill" or similar agreement, (x) any other Contract to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, and (xi) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed in Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a), each a "Material Contract"). The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material "side letters" and similar documentation relating thereto.

        (b)   Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.13(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the "Company Contracts"), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.14. Title to Properties. Except as set forth in Section 3.14 of the Company Disclosure Schedule, each of the Company and its Subsidiaries (i) has good and valid title to all properties and other assets (other than the Vessels, which are addressed in Section 3.20) which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company's management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) or which are Material Contracts (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

        SECTION 3.15. Intellectual Property.

        (a)   As used herein, the term (i) "Intellectual Property" means all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, and other source identifiers, including registrations and applications for the registration thereof; copyrights (including without limitation, copyrights in computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing; and (ii) "Company Intellectual Property" means the Intellectual Property used in connection with the business of the Company or any of its Subsidiaries or owned or held for use by the Company or any of its Subsidiaries.

        (b)   The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use and transfer such rights as it has in and to, all the Company Intellectual Property, except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. The use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the Company's or its Subsidiaries' businesses does not constitute an infringement or misappropriation of any valid third party Intellectual Property, except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice from any Person since January 1, 2002 that the use of any of the Company Intellectual Property or the operation of the Company's or its Subsidiaries' businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of any Person.

        (c)   Except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect, there are no pending claims by the Company or any of its Subsidiaries alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property nor, to the Knowledge of the Company, is there any basis for such a claim.

        (d)   Except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) none of the trade secrets, know-how or other confidential or proprietary information of the Company or any of its Subsidiaries has been disclosed to any Person unless such disclosure was necessary, and was made pursuant to an appropriate confidentiality agreement, and (ii) the information technology assets of the Company, including all computer software, hardware, firmware and telecommunications systems, are adequate for the operation of the Company's and its Subsidiaries' businesses taken as a whole as currently conducted.

        SECTION 3.16. Insurance, Claims and Warranties. Section 3.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the "Policies"), each of which is in full force and effect. The Policies have been issued by insurers which, to the Knowledge of the Company, provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate. All insurance premiums currently due with respect to the Policies have been paid and neither the Company nor any of its Subsidiaries is otherwise in default with respect to any such Policy, nor have they failed to give any notice or present any claim under any such policy in a due and timely manner. Neither the Company nor any Subsidiary has received notice of cancellation or non-renewal of any marine Policy. The Policies are sufficient for compliance with all requirements of Law and all agreements to which the Company or any Subsidiary is a party. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

        SECTION 3.17. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Jefferies & Company, Inc. (the "Company Financial Advisor"), to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock (the "Company Opinion"). A correct and complete copy of the Company Opinion will be delivered to Parent solely for informational purposes after receipt thereof by Parent.

        SECTION 3.18. Brokers and Other Advisors. Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company's engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor (the "Engagement Letter").

        SECTION 3.19. State Takeover Statutes; Company Certificate of Incorporation and By-law Provisions. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Mergers or the other Transactions. The action of the Board of Directors of the Company in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Article XIV(e) of the Company's certificate of incorporation is not applicable to this Agreement and the Transactions. Without limiting the foregoing sentence, neither Parent nor Merger Sub nor any of their Affiliates will become "Control Persons" within the meaning of Article XIV(e) of the Company's certificate of incorporation.

        SECTION 3.20. Vessels.

        (a)   Section 3.20(a) of the Company Disclosure Schedule sets forth a list of all vessels owned, leased, chartered or managed by the Company and/or any of its Subsidiaries on the date hereof and the Official Number of each and indicates any such vessels that are laid up or being held for sale on the date hereof (such vessel, including related spare parts, stores and supplies (other than any such vessels that are managed on the date hereof), being referred to herein as the "Vessels"). With respect to the owned Vessels, each of the Company or its Subsidiaries, as applicable, is the sole owner (except as set forth in Section 3.20(a) of the Company Disclosure Schedule) of each Vessel owned by it and has good title to each such vessel free and clear of all Liens, except for (i) Liens that collateralize indebtedness that is properly reflected in the audited balance sheet of the Company as of the Balance Sheet Date; (ii) Liens for Taxes accrued but not yet payable; (iii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith.

        (b)   With respect to each Vessel that is operated by the Company or any of its Subsidiaries under lease or charter and except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, (i) each has a valid right to charter or a valid leasehold interest in such vessel; (ii) such charter agreement or lease is in full force and effect in accordance with its terms; (iii) all rents, charter payments and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such charter agreement or lease; (vi) neither the Company nor any of its subsidiaries has violated any of the terms or conditions under any such charter agreement or lease and, to the Knowledge of the Company, there is no condition or covenant to be observed or performed by any other party under such charter agreement or lease that has not been fully observed or performed, except as would not cause a Company Material Adverse Effect; and (vii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of such charter agreement or lease.

        (c)   With respect to each Vessel and except as indicated in Section 3.20(c) of the Company Disclosure Schedule, (i) such Vessel is lawfully and duly documented under the flag of the nation listed in Section 3.20(a) of the Company Disclosure Schedule for such Vessel, (ii) such Vessel is afloat and in satisfactory operating condition for charter, (iii) such Vessel holds in full force and rights required for operation in the manner vessels of its kind are being operated in the geographical area in which such Vessel is presently being operated, (iv) to the Knowledge of the Company, no event has occurred and no condition exists that would materially or adversely affect the commercial operation of such Vessel, and (v) with respect to any Vessel which is classed, such Vessel is in class, free of any conditions or recommendations affecting class.

        SECTION 3.21. Reorganization Treatment. Neither the Company nor any of its Affiliates has taken or agreed to take (or failed to so take or agree to take) any action or knows of any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV
Representations and Warranties of Parent, Merger Sub and LLC

        Parent, Merger Sub and LLC, jointly and severally, represent and warrant to the Company that except as set forth in the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates) delivered by Parent to the Company simultaneously with the execution of this Agreement (the "Parent Disclosure Schedule"):

        SECTION 4.1. Organization, Standing and Corporate Power.

        (a)   Each of Parent and its Subsidiaries (including Merger Sub and LLC) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of Parent, its Subsidiaries, Merger Sub and LLC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, the term "Parent Material Adverse Effect" shall mean a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, other than any such effect (x) relating to or affecting the economy or regulatory or political conditions in general or

(y) relating to or affecting the industries in which Parent operates in general and (in each case under (x) and (y)) not specifically relating to (or disproportionately affecting) Parent, or (ii) Parent's ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions.

        (b)   Section 4.1(b) of the Parent Disclosure Schedule lists all Subsidiaries of Parent together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens. Except as set forth in Section 4.1(b) of the Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

        (c)   Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws (the "Parent Charter Documents") as amended to the date of this Agreement. All such Parent Charter Documents are in full force and effect and Parent is not in violation of any of their respective provisions. Parent has made available to the Company and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of Parent held since January 1, 2002.

        (d)   Each of Parent, Merger Sub and LLC is and at all times has been a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purposes of owning and operating vessels in the U.S. coastwise trade.

        SECTION 4.2. Capital Structure.

        The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). At the close of business on March 14, 2005, (i) 24,752,880 shares of Parent Common Stock were issued (of which 6,313,235 shares of Parent Common Stock were held by Parent in its treasury), (ii) 1,733,671 shares of Parent Common Stock were reserved for issuance under the 1996 Share Incentive Plan, 2003 Share Incentive Plan, 2000 Employee Stock Purchase Plan and 2003 Non-Employee Share Incentive Plan (collectively, the "Parent Stock Plans") (of which 730,973 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock granted under the Parent Stock Plans) and (iii) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, since January 1, 2004, Parent has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or other equity interests, other than pursuant to the outstanding options otherwise referred to above in this Section 4.2. Except (A) as set forth above in this Section 4.2 or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Reverse Merger Effective Time there will not be, any shares of capital stock, voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any Parent Common Stock. All shares of Parent Common Stock deliverable pursuant to this Agreement have been duly authorized (subject to obtaining Parent Stockholder Approval) and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

        SECTION 4.3. Authority; Noncontravention.

        (a)   Each of Parent, Merger Sub and LLC has all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approval, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent, Merger Sub and LLC of this Agreement, and the consummation by Parent, Merger Sub and LLC of the Transactions, have been duly authorized and approved by their respective Boards of Directors or Managing Member, as applicable (and prior to the Reverse Merger Effective Time will be adopted by Parent as the sole stockholder of Merger Sub and Managing Member of LLC) and, except for obtaining the Parent Shareholder Approval, no other action on the part of Parent, Merger Sub or LLC is necessary to authorize the execution, delivery and performance by Parent, Merger Sub and LLC of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent, Merger Sub and LLC and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and LLC, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (b)   Each of Parent's and Merger Sub's respective Board of Directors and the Managing Member of LLC, at a meeting duly called and held, has unanimously approved and declared advisable this Agreement and the Transactions, including the Mergers and Parent's Board of Directors has resolved to recommend that the stockholders of Parent approve the issuance of Parent Common Stock pursuant to this Agreement.

        (c)   Neither the execution and delivery of this Agreement by Parent, Merger Sub and LLC, nor the consummation by Parent, Merger Sub or LLC of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or the certificate of formation or operating agreement of LLC or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate in any material respect any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

        (d)   The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Parent Common Stock cast at the Parent Stockholders Meeting or any adjournment or postponement thereof to approve the issuance of shares of Parent Common Stock in connection with the Reverse Merger (the "Parent Stockholder Approval") is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the issuance of shares of Parent Common Stock in connection with the Reverse Merger and the Transactions.

        SECTION 4.4.    Governmental Approvals. Except for (i) the filing with the SEC of the Form S-4 and the Joint Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange and the rules of the NASDAQ National Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent, Merger Sub and LLC or the consummation by Parent, Merger Sub and LLC of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent, Merger Sub or LLC to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

        SECTION 4.5.    Parent SEC Documents; Financial Statements; Undisclosed Liabilities.

        (a)   Parent has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2002 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). None of Parent's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole).

        (c)   Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. Parent's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent's auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect Parent's ability to record, process, summarize and report financial data and have identified for Parent's auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Parent SEC Documents, the principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in such certifications are complete and correct.

        (d)   Parent is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, agent, employee or other Person acting on behalf of Parent or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

        (e)   Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature required to be reflected or reserved against on the audited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2004 and included in Parent's Annual Report on Form 10-K for the year ended December 31, 2004 (the "Parent Balance Sheet"), and not so reflected or reserved, except liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

        (f)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries Parent's or such Subsidiary's published financial statements or any Parent SEC Documents.

        SECTION 4.6.    Absence of Certain Changes or Events. Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect. Except as disclosed in the Filed Parent SEC Documents, since the Balance Sheet Date (a) Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice through and including the date of this Agreement and (b) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.2(b) hereof that, if taken after the date hereof and prior to the Reverse Merger Effective Time without the prior written consent of the Company, would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date, there has not occurred any: (A) sale or other disposition of or pledge or other encumbrance upon a material amount of property or other assets of Parent or any of its Subsidiaries, except sales of Vessels used in Parent's offshore supply vessel business or other properties in the ordinary course of business consistent with past practice, (B) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock of Parent or any of its Subsidiaries (other than dividends by a direct or indirect wholly owned Subsidiary of Parent to its parent), or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any capital stock of Parent, (C) split, combination or reclassification of any capital stock of Parent, (D) change in financial or tax accounting methods, principles or practices by Parent or its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (E) material Tax election inconsistent with past practices or the settlement or compromise of any material Tax liability, (F) damage, destruction or loss (whether or not covered by insurance) of any material asset of Parent or any of its Subsidiaries which materially affects the use thereof, (G) granting by Parent or any of its Subsidiaries to any officer of any increase in compensation, except as was required under any employment agreements in effect as of the Balance Sheet Date, complete and correct copies of which have been made available to the Company, or any granting by Parent or any of its Subsidiaries to any employee other than an officer of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice, (H) granting by Parent or any of its Subsidiaries to any officer of any increase in (or acceleration of vesting or payment of) severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the Balance Sheet Date, complete and correct copies of which have been made available to the Company, or any granting by Parent or any of its Subsidiaries to any employee other than an officer of any increase in (or acceleration of vesting or payment of) severance or termination pay, except in the ordinary course of business consistent with past practice, (I) entry by Parent or any of its Subsidiaries into any (or amendment of any existing) employment, severance or termination agreement with any officer, (J) establishment, adoption, amendment or modification of, or increase of benefits under, any plan that would constitute a Parent Plan (other than a Multiemployer Plan) or (K) acceleration of vesting of any option to acquire capital stock of Parent.

        SECTION 4.7.    Legal Proceedings. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, there is no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, by or before any Governmental Authority.

        SECTION 4.8.    Compliance With Laws; Permits. Parent and its Subsidiaries are (and since January 1, 2002 have been) in compliance with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except for such non-compliance as, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent or any of its Subsidiaries is currently in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. Parent and each of its Subsidiaries hold all Permits. Parent and its Subsidiaries are (and since January 1, 2002 have been) in compliance with the terms of all Permits, except for such non-compliance as, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect. The consummation of either the Reverse Merger or the Forward Merger, in and of itself, will not cause the revocation or cancellation of any Permit that is material to Parent and its Subsidiaries taken as a whole.

        SECTION 4.9.    Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent, Merger Sub or LLC specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, on the date it is first mailed to stockholders of the Company and stockholders of Parent, and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent, Merger Sub and LLC make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

        SECTION 4.10.    Tax Matters.

        (a)   Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income and other material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, and all material amounts of Taxes otherwise required to be paid by Parent or any of its Subsidiaries (whether or not required to be shown on any Tax Return), have been timely paid. Parent and each of its Subsidiaries have disclosed on their respective federal and state income and franchise Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of applicable Tax Laws.

        (b)   The most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Neither Parent nor any of its Subsidiaries has, and at the Reverse Merger Effective Time will have, any liability for Taxes accruing after the date of the financial statements contained in the most recent Filed Parent SEC Documents other than Taxes accruing in the ordinary course of business. No deficiency in excess of $50,000 with respect to Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries.

        (c)   Each of Parent and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing authority all material amounts required to be so withheld and paid under all applicable Laws.

        (d)   The income and franchise Tax Returns of Parent and each of its Subsidiaries have been examined by and settled with the IRS or other appropriate Taxing authority (or the applicable statute of limitations has expired). All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. No issue has been raised by a Taxing authority in any prior examination of Parent or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a material deficiency for any subsequent taxable period. Neither Parent nor any of its Subsidiaries has granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid.

        (e)   No claim has been made by a Taxing authority in a jurisdiction where either Parent or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

        (f)    Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

        (g)   No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of Parent or any of its Subsidiaries and no written notice thereof has been received.

        (h)   Except as set forth in Section 4.10(h) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) of the Code or, in connection with the consummation of the Mergers, by reason of Section 280G of the Code or would be subject to Section 4999 of the Code.

        (i)    To the extent requested by the Company, Parent has made available to the Company correct and complete copies of (i) all income and franchise Tax Returns of Parent and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of Parent or any of its Subsidiaries.

        (j)    Parent is not and has not been a "United States real property holding corporation" within the meaning of Section 897 of the Code at any time during the past five years.

        (k)   Neither Parent nor any of its Subsidiaries (i) is subject to any private letter ruling of the IRS or comparable rulings of any Taxing authority or (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law within the preceding three taxable years or that may otherwise be in effect at any time after the Reverse Merger Effective Time.

        (l)    Neither Parent nor any of its Subsidiaries (i) has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise Tax Returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired, or (ii) is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any Tax payments after the Closing.

        (m)  Neither Parent nor any of its Subsidiaries has participated in or cooperated with an international boycott, or has been requested to do so in connection with any transaction, within the meaning of Section 999 of the Code.

        (n)   None of Parent's Subsidiaries that are treated as partnerships for U.S. Federal income Tax purposes has an election in effect under Section 754 of the Code.

        (o)   All of Parent's non-U.S. Subsidiaries are treated as corporations for U.S. federal Tax purposes under Treasury Regulation Section 301.7701-2(b).

        SECTION 4.11.    Employee Benefits and Labor Matters.

        (a)   Section 4.11(a) of the Parent Disclosure Schedule sets forth a correct and complete list of all "employee benefit plans" (as defined in ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus or other incentive compensation, collective bargaining agreements, employment, consulting or other compensation, incentive, equity or equity-based compensation, deferred compensation, retention, change in control, severance, sick leave, vacation pay, salary continuation, health, life insurance and educational assistance plans, policies agreements or arrangements as to which Parent has any obligations, contingent or otherwise (collectively, the "Parent Plans"). None of the Parent Plans is a Multiemployer Plan or is or has been subject to Sections 4063 or 4064 of ERISA.

        (b)   Correct and complete copies of the following documents, with respect to each of the Parent Plans, have been made available to the Company by Parent, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) written summaries of all non-written Parent Plans.

        (c)   The Parent Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code (including the rules and regulations thereunder) and other applicable federal and state Laws, except for non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

        (d)   Each Parent Plan that is intended to qualify for tax-favored treatment under the Code has received a favorable determination letter from the IRS that such plan complies with the requirements of GUST (as such term is commonly used by tax practitioners). To the Knowledge of Parent, nothing has occurred with respect to the operation of the Parent Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code and which could reasonably be expected to have a Parent Material Adverse Effect.

        (e)   Except as provided in Section 4.11(e) of the Parent Disclosure Schedule, Parent does not maintain any retirement plans subject to Title IV of ERISA.

        (f)    There are no pending actions, claims or lawsuits which have been asserted or instituted relating to the Parent Plans, the assets of any of the trusts under such plans or the sponsor, administrator or fiduciary of any of the Parent Plans, with respect to the operation of such plans (other than routine benefit claims), nor does Parent have any Knowledge of facts that could form the basis for any such claim or lawsuit.

        (g)   None of the Parent Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA.

        (h)   Except as provided in Section 4.11(h) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee of Parent or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Parent Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

        (i)    Neither the Parent nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Parent Plan or to modify any existing Parent Plan (except as required by applicable Law).

        (j)    Except as provided in Section 4.11(j) of the Parent Disclosure Schedule: (i) no employee of Parent or any of its Subsidiaries is represented in his or her capacity as an employee of Parent or any of its Subsidiaries by any labor organization, (ii) neither Parent nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any such employees nor (iii) is there any union organization activity involving any of such employees pending or, to the Knowledge of Parent, threatened, nor has there ever been union representation involving any of such employees.

        (k)   There is no picketing pending or, to the Knowledge of Parent, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of Parent and its Subsidiaries pending or, to the Knowledge of

Parent, threatened. There are no complaints, charges or claims against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Parent or any of its Subsidiaries, of any individual.

        (l)    Parent and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local "mass layoff" or "plant closing" law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except where the failure to comply could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to Parent or any of its Subsidiaries since January 1, 2002.

        SECTION 4.12.    Environmental Matters. Except as set forth on Section 4.12 of the Parent Disclosure Schedule or as would not reasonably be expected to have a Parent Material Adverse Effect:

          (a)   The businesses, assets, and operations of the Parent and its Subsidiaries are and, to the Knowledge of the Parent, have been in compliance with all Environmental Laws and Environmental Permits;

          (b)   All material Environmental Permits for operating the Parents' and its Subsidiaries' businesses and assets as they are currently being operated have been obtained and are currently in full force and effect and there are no proceedings pending or, to the Knowledge of the Parent, threatened that seek to revoke or prevent renewal of such material Environmental Permits;

          (c)   Neither the Parent nor any of its Subsidiaries has received written notice of or, to the Knowledge of the Parent, are otherwise subject to any pending claim, action, suit, investigation, or proceeding relating to non-compliance with, or any investigation, Release, or remediation of Hazardous Materials under, any Environmental Law;

          (d)   There has been no Release of Hazardous Materials at or from the Parent's or any of its Subsidiaries' properties or in connection with their operations that could give rise to any liability under Environmental Laws;

          (e)   With regard to the real properties that are owned, leased, operated, or otherwise being used by the Parent or any of its Subsidiaries, there is not located on such properties any (1) underground storage tanks, (2) landfills, or (3) surface impoundments, except those that are in compliance with Environmental Laws; and

          (f)    The Parent has made available to the Company all environmental audits, studies, reports, analyses, and results of investigations within the possession or control of the Parent or its Subsidiaries that (i) relate to potentially material environmental matters affecting the Parent or its Subsidiaries and (ii) have been requested by the Company.

        Notwithstanding the generality of any other representations or warranties contained in this Agreement, this Section 4.12 will be deemed to contain the only representations and warranties of the Parent and the Merger Sub in this Agreement with respect to environmental matters or Environmental Laws.

        SECTION 4.13. Contracts.

        (a)    Except as (x) otherwise set forth in Section 4.21(c) of the Parent Disclosure Schedule or (y) included as an exhibit in any of the Filed Parent SEC Documents, set forth in Section 4.13(a) of the Parent Disclosure Schedule is a list of each (i) Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by Parent with the SEC on the date hereof, (ii) Contract that purports to limit, curtail or restrict the ability of Parent or any of its existing or future Affiliates to compete in any geographic area or line of business, (iii) partnership or joint venture agreement, (iv) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2002, (v) Contract with any (A) Governmental Authority or (B) director, officer or other Affiliate of Parent, (vi) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by Parent or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by Parent or any of its Subsidiaries, in each case, in excess of $5,000,000, (vii) voting agreement or registration rights agreement, (viii) collective bargaining agreement, (ix) "standstill" or similar agreement, (x) any other Contract to the extent material to the business or financial condition of Parent and its Subsidiaries, taken as a whole, and (xi) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed in Section 4.13(a) of the Parent Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(b), each a "Parent Material Contract"). Parent has heretofore made available to the Company correct and complete copies of each Parent Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material "side letters" and similar documentation relating thereto.

        (b)    Each of the Parent Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by Parent and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 4.13(b) of the Parent Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Parent Material Contract continue in full force and effect following the consummation of the Transactions. Neither Parent nor any of its Subsidiaries is in default under any Parent Material Contract or other Contract to which Parent or any of its Subsidiaries is a party (collectively, the "Parent Contracts"), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by Parent and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no other party to any Parent Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.14. Title to Properties. Each of Parent and its Subsidiaries (i) has good and valid title to all properties and other assets (other than the Parent Vessels, which are addressed in Section 4.21) which are reflected on the most recent consolidated balance sheet of Parent included in the Filed Parent SEC Documents as being owned by Parent or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to Parent's business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that secure indebtedness that is reflected in the most recent consolidated financial statements of Parent included in the Filed Parent SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by Parent's management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Parent SEC Documents (or acquired after the date thereof) or which are Parent Material Contracts (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Parent SEC Documents). Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

        SECTION 4.15.    Intellectual Property.

        (a)    As used herein, the term "Parent Intellectual Property" means the Intellectual Property used in connection with the business of Parent or any of its Subsidiaries or owned or held for use by Parent or any of its Subsidiaries.

        (b)    Parent and/or each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use and transfer such rights as it has in and to, all Parent Intellectual Property, except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect. The use of Parent Intellectual Property by Parent and its Subsidiaries and the operation of Parent's or its Subsidiaries' businesses does not constitute an infringement or misappropriation of any valid third party Intellectual Property, except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice from any Person since January 1, 2002 that the use of any of the Parent Intellectual Property or the operation of Parent's or its Subsidiaries' businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of any Person.

        (c)    Except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect, there are no pending claims by Parent or any of its Subsidiaries alleging or asserting that any third party has violated, misappropriated or infringed any of the Parent Intellectual Property nor, to the Knowledge of Parent, is there any basis for such a claim.

        (d)    Except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, (i) none of the trade secrets, know-how or other confidential or proprietary information of Parent or any of its Subsidiaries has been disclosed to any Person unless such disclosure was necessary, and was made pursuant to an appropriate confidentiality agreement, and (ii) the information technology assets of Parent, including all computer software, hardware, firmware and telecommunications systems, are adequate for the operation of Parent's and its Subsidiaries' businesses taken as a whole as currently conducted.

        SECTION 4.16.    Insurance, Claims and Warranties. Section 4.16(a) of the Parent Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by Parent or any of its Subsidiaries (the "Parent Policies"), each of which is in full force and effect. The Parent Policies have been issued by insurers which, to the Knowledge of Parent, provide coverage for the operations conducted by Parent and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which Parent and its Subsidiaries operate. All insurance premiums currently due with respect to the Parent Policies have been paid and neither Parent nor any of its Subsidiaries is otherwise in default with respect to any such Parent Policy, nor have they failed to give any notice or present any claim under any such policy in a due and timely manner. Neither Parent nor any Subsidiary has received notice of cancellation or non-renewal of any marine Parent Policy. The Parent Policies are sufficient for compliance with all requirements of Law and all agreements to which Parent or any Subsidiary is a party. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Parent Policy.

        SECTION 4.17.    Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of UBS Securities LLC (the "Parent Financial Advisor") to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration to be paid by Parent in the Reverse Merger is fair from a financial point of view to Parent (the "Parent Opinion"). A correct and complete copy of the Parent Opinion will be delivered to the Company solely for informational purposes after receipt thereof by Parent.

        SECTION 4.18.    Ownership and Operations of Merger Sub and LLC. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. LLC is a single member Delaware limited liability company, and all of the outstanding membership interests of LLC are owned by Parent. Merger Sub and LLC were formed solely for the purpose of engaging in the Transactions, have engaged in no other business activities and have conducted their operations only as contemplated hereby.

        SECTION 4.19.    Brokers and Other Advisors. Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

        SECTION 4.20.    Reorganization Treatment. Neither Parent, Merger Sub, LLC nor any other Affiliate of Parent has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 4.21.    Vessels.

        (a)    Section 4.21(a) of the Parent Disclosure Schedule sets forth a list of all vessels owned, leased, chartered or managed by Parent and/or any of its Subsidiaries on the date hereof and the Official Number of each and indicates any such vessels that are laid up or being held for sale on the date hereof (such vessel, including related spare parts, stores and supplies (other than any such vessels that are managed on the date hereof), being referred to herein as the "Parent Vessels"). With respect to the owned Parent Vessels, each of Parent or its Subsidiaries, as applicable, is the sole owner (except as set forth in Section 4.21(a) of the Parent Disclosure Schedule) of each Parent Vessel owned by it and has good title to each such vessel free and clear of all Liens, except for (i) Liens that collateralize indebtedness that is properly reflected in the audited balance sheet of Parent as of the Balance Sheet Date; (ii) Liens for Taxes accrued but not yet payable; (iii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith.

        (b)    With respect to each Parent Vessel that is operated by Parent or any of its Subsidiaries under lease or charter and except as disclosed in Section 4.21(b) of the Parent Disclosure Schedule, (i) each has a valid right to charter or a valid leasehold interest in such vessel; (ii) such charter agreement or lease is in full force and effect in accordance with its terms; (iii) all rents, charter payments and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such charter agreement or lease; (vi) neither Parent nor any of its subsidiaries has violated any of the terms or conditions under any such charter agreement or lease and, to the Knowledge of Parent, there is no condition or covenant to be observed or performed by any other party under such charter agreement or lease that has not been fully observed or performed, except as would not cause a Parent Material Adverse Effect; and (vii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of such charter agreement or lease.

        (c)    With respect to each Parent Vessel and except as indicated in Section 4.21(c) of the Parent Disclosure Schedule, (i) such Parent Vessel is lawfully and duly documented under the flag of the nation listed in Section 4.21(a) of the Parent Disclosure Schedule for such Parent Vessel, (ii) such Parent Vessel is afloat and in satisfactory operating condition for charter, (iii) such Parent Vessel holds in full force and rights required for operation in the manner vessels of its kind are being operated in the geographical area in which such Parent Vessel is presently being operated, (iv) to the Knowledge of Parent, no event has occurred and no condition exists that would materially or adversely affect the commercial operation of such Parent Vessel, and (v) with respect to any Parent Vessel which is classed, such Parent Vessel is in class, free of any conditions or recommendations affecting class.

ARTICLE V
Additional Covenants and Agreements

        SECTION 5.1. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

        (a)    The Company and Parent shall use their reasonable best efforts to prepare and file with the SEC, within 30 days following the date hereof, the Joint Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Mergers. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Reverse Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Reverse Merger Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Mergers and (ii) all orders of the SEC relating to the Form S-4.

        (b)    The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval.

Subject to Section 5.3(c) hereof, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the "Company Board Recommendation"). The Joint Proxy Statement shall include a copy of the Company Opinion and (subject to Section 5.3(c) hereof) the Company Board Recommendation. The Company shall use its reasonable best efforts to cause the Company Stockholders Meeting to occur on the same date as the Parent Stockholders Meeting.

        (c)    Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (which meeting may be its annual meeting or a special meeting of its stockholders, the "Parent Stockholders Meeting") for the purpose of obtaining the Parent Stockholder Approval (and, if an annual meeting, such other matters, not inconsistent with the terms hereof or transactions contemplated hereby, as may be properly brought before such meeting). Parent shall, through its Board of Directors, recommend to its stockholders approval of the issuance of shares of Parent Common Stock in connection with the Reverse Merger (the "Parent Board Recommendation"). The Joint Proxy Statement shall include, among other things, the Parent Board Recommendation. Parent shall use its reasonable best efforts to cause the Parent Stockholders Meeting to occur on the same date as the Company Stockholders Meeting.

        SECTION 5.2.    Conduct of Business.

        (a)    Except as expressly permitted by this Agreement, as required by applicable Law or as set forth in Section 5.2(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Reverse Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Reverse Merger Effective Time, and (z) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law or as set forth in Section 5.2(a) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Reverse Merger Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such approval not to be unreasonably withheld or delayed):

          (i)    (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided, that the Company may issue shares of Company Common Stock upon the exercise of options granted under the Company Stock Plans and Warrants that are outstanding on the date of this Agreement and in accordance with the terms thereof; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement (correct and complete copies of which have been made available to Parent);

          (ii)    incur any indebtedness for borrowed money or guarantee any indebtedness (or enter into a "keep well" or similar agreement), other than (A) borrowings by the Company in the ordinary course of business under the Company's existing credit agreement listed in Section 3.13(a) of the Company Disclosure Schedule and guarantees of such borrowings issued by the Company's Subsidiaries to the extent required under the terms of such credit facility, and (B) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

          (iii)    sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of Vessels used in the Company's offshore supply vessel business in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed in Section 5.2(a)(iii) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent, or (C) dispositions of obsolete or worthless assets;

          (iv)    make any unbudgeted capital expenditures (other than those covered by insurance), except in the ordinary course of business consistent with past practice and in an amount not in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three- consecutive month period;

          (v)    make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division;

          (vi)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

          (vii)    (A) enter into, terminate or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) amend or modify the Engagement Letter, (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

          (viii)    increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (A) as required pursuant to applicable law or the terms of agreements in effect on the date of this Agreement set forth on Section 5.2(a)(viii) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent) and (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

          (ix)    make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any claim or assessment of Taxes or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

          (x)    make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

          (xi)    amend the Company Charter Documents or the Subsidiary Documents;

          (xii)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

          (xiii)    pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment or prepayment of indebtedness of the Company reflected in the Filed Company SEC Documents or (B) the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of other liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

          (xiv)    settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company's agreement set forth in Section 5.9 hereof);

          (xv)    depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating its fleet;

          (xvi)    defer any scheduled maintenance on any Vessel;

          (xvii)    enter into any charter for its Vessels which have a term of longer than 180 days at a fixed rate without the prior written consent of Parent (which consent shall not be unreasonably withheld); or

          (xviii)    agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would (A) cause any of the representations or warranties of the Company set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect, or (B) impede or delay the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement not being satisfied.

        (b)   Parent agrees that, during the period from the date of this Agreement until the Reverse Merger Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, and except as may be agreed in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to, (i) take any action or agree, in writing or otherwise, to take any action which would cause any of the representations or warranties of Parent, Merger Sub or LLC set forth in this Agreement (A) that are qualified as to materiality or Material Adverse Effect to be untrue or (B) that are not so qualified to be untrue in any material respect or (ii) knowingly take any action or refrain from taking any action the result of which would be reasonably likely to prevent the consummation of the Mergers by the Walk-Away Date. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law or as set forth in Section 5.2(b) of the Parent Disclosure Schedule, during the period from the date of this Agreement to the Reverse Merger Effective Time, Parent will not and will not permit its Subsidiaries to, without the prior written consent of the Company (such approval not to be unreasonably withheld or delayed):

          (i)    enter into any agreement for the acquisition of any business or Person which would require the filing of any financial statements with the SEC (applying the standard which would apply in the case of a Form 8-K filing whether or not a Form 8-K is the form so filed) or that is reasonably likely to result in a delay to Closing, including by causing a delay of necessary governmental approvals or otherwise;

          (ii)   adopt or propose any material change in Parent's certificate of incorporation or by laws or other applicable governing instruments or amend any term of the shares of Parent Common Stock;

          (iii)  merge or consolidate Parent or Merger Sub with any other Person or adopt a plan of liquidation;

          (iv)  enter into or acquire any new line of business that (i) is material to Parent and its Subsidiaries taken as a whole and (ii) is not strategically related to the current business or operations of Parent and its Subsidiaries or the Company and its Subsidiaries;

          (v)   except for shares of Parent Common Stock issued for fair value in arm's length transactions and other than the issuance of shares in the ordinary course of business consistent with past practices pursuant to Parent employee benefit plans, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Parent or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of Parent to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

          (vi)  declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on any shares of Parent Common Stock or on any shares of capital stock of any Subsidiary, other than by wholly owned Subsidiaries and pro rata dividends or distributions payable to holders of interests in non wholly owned Subsidiaries;

          (vii) reclassify, split, combine or subdivide, or repurchase, redeem or otherwise acquire at prices above fair market value, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock; or

          (viii) agree or commit to do any of the foregoing.

        SECTION 5.3.    No Solicitation by the Company; Etc.

        (a)   The Company shall, and shall cause its Subsidiaries and instruct the Company's and its Subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person being conducted with respect to a Takeover Proposal, on the date hereof. Except as specifically permitted by this Agreement, the Company shall not, and shall cause its Subsidiaries not to and use its reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal by its terms appears to constitute a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is reasonably necessary in order for such Board to comply with its fiduciary duties to the Company's stockholders under Delaware law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries and access to their assets, books and records to the Person making such Takeover Proposal, but only after such Person enters into a confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and provided that the Company promptly advises Parent of all non-public information delivered to such Person, and the Company promptly delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company's Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

        (b)   In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt of, any bona fide Takeover Proposal or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of such Person and a description of the material terms and conditions of any Takeover Proposals (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals).

        (c)   Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions

(including the Mergers) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)). Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if such Board reasonably determines in good faith, after reviewing applicable provisions of state law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would reasonably likely constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company's stockholders under Delaware law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the third business day following Parent's receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three (3) business days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a "Company Adverse Recommendation Notice") advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and an additional two (2) business day period (unless at the time such notice is otherwise required to be given there are less than two (2) business days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

        (d)   For purposes of this Agreement:

        "Takeover Proposal" means any written or publicly announced inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent or its Affiliates, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions; provided, however, that no transactions described on Schedule 5.3(d) of the Company Disclosure Schedule shall constitute a Takeover Proposal.

        "Superior Proposal" means a bona fide written Takeover Proposal, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Company's stockholders from a financial point of view than the Mergers and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

        (e)   Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company or its Subsidiaries from taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

        SECTION 5.4.    Reasonable Best Efforts.

        (a)   Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. Subject to applicable Laws relating to the exchange of information and in addition to Section 5.4(c), each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. For purposes hereof, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within fifteen (15) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) the Company and Parent agree to make any required filings with, and seek to obtain any required consents and approvals of, MARAD in connection with the Transactions contemplated hereby; (iii) the Company and Parent agree to file as promptly as practicable any filings or notices related to the Transactions required in any non-U.S. jurisdictions; and (iv) the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

        (c)   Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.

        (d)   In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.

        SECTION 5.5.    Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Mergers, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

        SECTION 5.6.    Access to Information; Confidentiality.

        (a)   Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent's Representatives reasonable access during normal business hours to all of the Company's and its Subsidiaries' properties, books, Contracts, commitments, records, officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of Federal securities Laws not less than three (3) business days prior to such filing) and a copy of any communication (including "comment letters") received by the Company from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 8, 2004, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent and its Representatives shall hold information received from the Company pursuant to this Section in confidence in accordance with the terms of the Confidentiality Agreement.

        (b)   Subject to applicable Laws relating to the exchange of information, Parent shall, and shall cause each of its Subsidiaries to, afford to the Company and the Company's Representatives reasonable access during normal business hours to all of Parent's and its Subsidiaries' properties, books, Contracts, commitments, records, officers, employees, accountants, counsel, financial advisors and other Representatives and Parent shall furnish promptly to the Company (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws (and Parent shall deliver to the Company a copy of each report, schedule and other document proposed to be filed or submitted by Parent pursuant to the requirements of Federal securities Laws not less than three (3) business days prior to such filing) and a copy of any communication (including "comment letters") received by Parent from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries' business, properties and personnel as the Company may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, the Company and its Representatives shall hold information received from Parent pursuant to this Section in confidence in accordance with the terms of the Confidentiality Agreement.

        (c)   No investigation, or information received, pursuant to this Section 5.6 will affect or modify any of the representations and warranties of the parties hereto.

        SECTION 5.7.    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (nor shall any information provided pursuant to Section 5.6) (x) be considered in determining whether any representation or warranty is true for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice.

        SECTION 5.8.    Indemnification and Insurance.

        (a)   From and after the Reverse Merger Effective Time, the Surviving Corporation shall (i) indemnify the individuals who at or prior to the Reverse Merger Effective Time were directors or officers of the Company (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such at any time prior to the Reverse Merger Effective Time, to the fullest extent (A) required by the Company Charter Documents as in effect on the date of this Agreement and (B) permitted under applicable Law.

        (b)   For the six-year period commencing immediately after the Reverse Merger Effective Time, the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Reverse Merger Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a correct and complete copy of which has been heretofore delivered to Parent), on terms with respect to such coverage, and in amount, not less favorable to the Company's directors and officers currently covered by such insurance than those of such policy in effect on the date of this Agreement; provided, however, that the Surviving Corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Reverse Merger Effective Time; provided further, however, that, if the aggregate annual premiums for such insurance shall exceed $3 million, then the Surviving Corporation shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of $3 million.

        (c)   The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

        SECTION 5.9.    Securityholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent's prior consent.

        SECTION 5.10.    Fees and Expenses.    Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Stockholders Agreement, the Mergers and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

        SECTION 5.11.    Affiliates.    As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all Persons who will be, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. The Company shall use its reasonable best efforts to cause each such Person to deliver to Parent at least 30 days prior to the Closing a written agreement substantially in the form attached as Exhibit B.

        SECTION 5.12.    Stock Listing.    To the extent Parent does not issue treasury shares in the Reverse Merger which are already listed, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be delivered in the Reverse Merger to be approved for listing on The New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

        SECTION 5.13.    Reorganization Treatment.    The Company and Parent (on behalf of itself, Merger Sub and LLC) shall execute and deliver to Vinson & Elkins LLP, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Parent, Merger Sub and LLC, certificates substantially in the forms attached hereto at Exhibits C and D (if the Forward Merger is not required pursuant to the terms hereof) or Exhibits E and F (if the Forward Merger is required pursuant to the terms hereof) at such time or times as reasonably requested by each such law firm in connection with its delivery of the tax opinion referred to in Section 6.2 or 6.3, as the case may be. Prior to the Forward Merger Effective Time, none of the Company, Parent, Merger Sub or LLC shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.

        SECTION 5.14.    Rule 16b-3.    Prior to the Reverse Merger Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        SECTION 5.15.    Interim Tax Returns.    The Company shall, and shall cause each of its Subsidiaries to, prepare and file all Tax Returns in a manner consistent with prior practice. After the date hereof and prior to the Reverse Merger Effective Time, the Company shall provide to Parent, and will cause each of its Subsidiaries to provide to Parent, copies of all federal and state income and franchise Tax Returns of the Company and of any of its Subsidiaries, along with supporting work papers, no later than thirty (30) days prior to the date on which the Company or its Subsidiary intends to file such Tax Returns with a Taxing authority. Parent shall have the opportunity to review and comment upon each such Tax Return and shall provide any comments to the Company not later than ten (10) days after receipt of such Tax Return. The Company shall comply, and shall cause its Subsidiaries to comply, with all reasonable comments and requests made by Parent with respect to such Tax Returns.

        SECTION 5.16.    Employee Matters.

        (a)   From and after the Closing, Parent shall cause the Surviving Corporation and its Subsidiaries to honor their respective obligations under all employment, severance, change in control, restricted stock and other agreements, if any, between the Company (or one of its Subsidiaries) and an individual employed prior to the Closing Date by the Company or one of its Subsidiaries.

        (b)   Parent shall take all actions necessary or appropriate to permit each individual who is employed as of the Closing Date by the Company or one of its Subsidiaries (a "Company Employee") to continue to participate from and after the Closing in the employee benefit and compensation plans, programs and arrangements maintained by the Company and its Subsidiaries immediately prior to the Closing (the "Current Plans"). Notwithstanding the foregoing, Parent may permit any such Current Plan to be terminated or discontinued on or after the Closing Date, provided that Parent shall take all actions necessary or appropriate to permit the Company Employees participating in such Current Plan to immediately thereafter participate in a similar type of employee benefit or compensation plan, program or arrangement maintained by Parent or any of its Subsidiaries for its employees generally (a "Replacement Plan"); provided, however, that (i) if the Current Plan that is so terminated or discontinued is a group health plan, then Parent shall permit each Company Employee participating in such group health plan and his or her eligible dependents (including, without limitation, all such Company Employee's dependents covered by such group health plan as of the time such coverage ceases) to be covered under a Replacement Plan that (x) provides medical and dental benefits to each such Company Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under such group health plan, (y) credits such Company Employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under such group health plan, and (z) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage and (ii) the Executive Deferred Compensation Plan shall not be terminated before the expiration of a period of ten years following the Closing Date. In addition, notwithstanding the foregoing, the severance policy of the Company and its Subsidiaries (the "Company Severance Policy") shall not be amended or terminated insofar as it applies to the Company Employees before the expiration of a period of two years following the Closing Date. Parent, the Surviving Corporation, their Subsidiaries, and the employee benefit and compensation plans, programs and arrangements maintained by such entities (including, without limitation, any Replacement Plan) shall recognize each Company Employee's years of service and level of seniority with the Company and its Subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under such plans, programs and arrangements (other than benefit accruals under any defined benefit pension plan).

        (c)   Notwithstanding anything in the Agreement to the contrary, prior to the Closing Date, the Company shall amend the Company Severance Policy to add a "good reason" termination provision which shall provide that for the one- or two-year period (as applicable with respect to a particular participant) following the Closing Date, a participant may voluntarily terminate employment for "good reason" and become entitled to severance benefits under the Company Severance Policy if the participant is notified of a proposed reduction in his base pay of at least 10% and provides notice of his intent to terminate within 30 days of receipt of such notice.

        SECTION 5.17.    Merger Sub.    Prior to the Reverse Merger Effective Time, Merger Sub will not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimus amount of cash paid to Merger Sub for the valid issuance of its stock or membership units to the Parent).

        SECTION 5.18.    Warrants.

        (a)   Prior to the Reverse Merger Effective Time, Parent shall use commercially reasonable efforts to agree (but shall not be required to agree) with each holder of a Warrant to cancel such holder's

Warrant as of the Reverse Merger Effective Time in exchange for consideration consisting of (i) the Per Share Merger Consideration for each share of Company Common Stock subject to such Warrant minus (ii) the aggregate amount of the exercise prices payable in respect of such Warrants; provided, however, that Parent may, at its election, offer to the holders of the Warrants consideration with a lower cash amount and, in lieu thereof, an increased number of additional shares of Parent Common Stock equal to, on a per share basis, (A) the amount by which the cash consideration otherwise payable for such Warrant is reduced divided by (B) the Closing Date Price.

        (b)   At the Closing, if any Warrants remain outstanding, Parent shall execute and deliver one or more supplemental warrants as required by the Warrants, providing that the holder of a Warrant outstanding immediately following the Reverse Merger Effective Time shall have the right thereafter, during the period such Warrant shall be exercisable, to exercise such Warrant only for the amount of cash and Parent Common Stock receivable by reason of the Mergers by a holder of the number of shares of Company Common Stock for which such Warrant might have been exercised immediately prior to the Reverse Merger Effective Time (subject to subsequent adjustment as provided in such Warrant).

ARTICLE VI

Conditions Precedent

        SECTION 6.1.    Conditions to Each Party's Obligation to Effect the Mergers.    The respective obligations of each party hereto to effect the Mergers shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Reverse Merger Effective Time of the following conditions:

          (a)   Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of the Company;

          (b)   Parent Stockholder Approval.    The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent;

          (c)   Antitrust.    The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act and any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired;

          (d)   MARAD.    Any required consents or approvals of MARAD shall have been obtained;

          (e)   No Injunctions or Restraints.    No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Mergers or making the consummation of the Mergers illegal;

          (f)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

          (g)   Stock Listing.    The shares of Parent Common Stock deliverable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance;

          (h)   No Litigation, Etc.    There shall not be any action, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Mergers or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of Company Common Stock or shares of the Surviving Corporation, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent's or any of its Affiliates' ownership or operation of all or any significant portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and its Subsidiaries, taken as a whole, (iv) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of any shares of Company Common Stock or shares of the Surviving Corporation or to dispose of or hold separate any significant portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (v) impose damages on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions, in any such case, under clause (i), (ii), (iii), (iv) or (v) of this Section 6.1(h) that could be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect; and

          (i)    Jones Act.    Section 27 of the Merchant Marine Act of 1920, as amended, insofar as it limits U.S. coast-wise trade to vessels built in the United States and owned and operated by United States citizens (as defined in Section 2 of the Shipping Act of 1916, as amended) shall not have been (A) repealed or (B) amended in a manner that would be material and adverse to the Company or Parent.

        SECTION 6.2.    Conditions to Obligations of Parent, Merger Sub and LLC.    The obligations of Parent, Merger Sub and LLC to effect the Mergers are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Reverse Merger Effective Time of the following conditions:

          (a)   Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall each be true and correct on and as of the date of this Agreement and as of the Reverse Merger Effective Time with the same force and effect as though made on and as of the Reverse Merger Effective Time, except to the extent that any representation or warranty is limited by its terms to a specific date (in which case such representation and warranty need only be true and correct on the date so specified); provided, however, that the condition set forth in this Section 6.2(a) shall be deemed satisfied unless the aggregate effect of all such failures of representations and warranties to be true and correct, taken together, would have or would reasonably be expected to have a Company Material Adverse Effect and, provided, further, that, for purposes of this Section 6.2(a), in determining whether any breach of the representations and warranties made by the Company in this Agreement has occurred or the amount of losses or damages resulting from such breach, such representations and warranties shall be read as though none of them contained any reference to Company Material Adverse Effect or other materiality qualifiers;

          (b)   Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Reverse Merger Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

          (c)   Director Resignations.    Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries, effective as of the Reverse Merger Effective Time;

          (d)   FIRPTA Certificate.    Parent shall have received a certificate complying with Treasury regulations Section 1.897-2(g)(1)(ii) that states that the Company is not a "United States real property holding corporation."

          (e)   Tax Opinion.    Parent shall have received from Weil, Gotshal & Manges LLP, tax counsel to Parent, an opinion dated as of the Closing Date and stating that the Reverse Merger or the Mergers, as the case may be, will be treated for United States Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may rely upon the representations and covenants contained in the certificates of the Company, Parent, Merger Sub and LLC referred to in Section 5.13; and

          (f)    Tankers.    None of the double-hulled U.S.-flag tankers owned by the Company or any of its Subsidiaries shall have suffered any material damage or shall have been lost or destroyed, nor shall the Company have been otherwise denied the free and unencumbered use thereof, in each case, unless such damage, loss, destruction or denial of use is covered by adequate insurance. For the purposes of this Section 6.2(f), adequacy of insurance coverage shall be determined by evaluating the following: (i) each such vessel shall be insured for at least $90 million total value, and shall have loss of hire insurance of no less than 50% of the daily time charter hire rate earned prior to the incident for four of the U.S. flag double hull vessels and in the case of the Seabulk Energy, 100% of the consecutive voyage charter rate, all with fourteen day deductibles and limits of 90 days of offhire insurance payable per incident; (ii) the underwriters consist of the companies listed on Section 6.2(f) of the Company Disclosure Schedule, (iii) the Company shall not have violated any of the warranties under such policies or have failed to pay any premiums with respect thereto in a timely manner, in either such case so as to render such policy unenforceable or the payment of claims thereunder with respect to any damage, loss, destruction or denial of use uncollectible, and (iv) the Company's insurance broker shall have provided an opinion to the effect of clauses (i) through (iii) above.

          (g)   Appraisal Rights.    Holders of Company Common Stock at the Reverse Merger Effective Time representing not more than 4% of the outstanding Shares shall have properly demanded appraisal rights under the DGCL.

        SECTION 6.3.    Conditions to Obligation of the Company.    The obligation of the Company to effect the Mergers is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Reverse Merger Effective Time of the following conditions:

          (a)   Representations and Warranties.    The representations and warranties of Parent contained in this Agreement shall each be true and correct on and as of the date of this Agreement and as of the Reverse Merger Effective Time with the same force and effect as though made on and as of the Reverse Merger Effective Time, except to the extent that any representation or warranty is limited by its terms to a specific date (in which case such representation and warranty need only be true and correct on the date so specified); provided, however, that the condition set forth in this Section 6.3(a) shall be deemed satisfied unless the aggregate effect of all such failures of representations and warranties to be true and correct, taken together, would have or would reasonably be expected to have a Parent Material Adverse Effect and, provided, further, that, for purposes of this Section 6.3(a), in determining whether any breach of the representations and warranties made by Parent in this Agreement has occurred or the amount of losses or damages resulting from such breach, such representations and warranties shall be read as though none of them contained any reference to Parent Material Adverse Effect or other materiality qualifiers;

          (b)   Performance of Obligations of Parent, Merger Sub and LLC.    Parent, Merger Sub and LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Reverse Merger Effective Time, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

          (c)   Tax Opinion.    The Company shall have received from Vinson & Elkins LLP, tax counsel to the Company, an opinion dated as of the Closing Date and stating that the Reverse Merger or the Mergers, as the case may be, will be treated for United States Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Vinson & Elkins LLP may rely upon representations and covenants contained in the certificates of the Company, Parent, Merger Sub and LLC referred to in Section 5.13.

        SECTION 6.4.    Frustration of Closing Conditions.    None of the Company, Parent, Merger Sub or LLC may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Mergers and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII

Termination

        SECTION 7.1.    Termination.    This Agreement may be terminated and the Transactions abandoned at any time prior to the Reverse Merger Effective Time:

          (a)   by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

          (b)   by either of the Company or Parent:

            (i)    if the Reverse Merger and, if applicable, the Forward Merger, shall not have been consummated on or before the Walk-Away Date, unless otherwise extended by the mutual written consent of the parties hereto, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Reverse Merger and, if applicable, the Forward Merger, to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

            (ii)   if any Restraint (A) having the effect set forth in Section 6.1(e) or (B) having the effect of granting or implementing any relief referred to Section 6.1(h) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

            (iii)  if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

            (iv)  if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

            (v)   if the conditions specified in Section 6.1(i) is not satisfied or becomes incapable of being satisfied; and

          (c)   by Parent:

            (i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach or failure;

            (ii)   if a Company Adverse Recommendation Change shall have occurred;

            (iii)  if there shall have occurred any events or changes since the date hereof that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect;

            (iv)  if the chief executive officer or the chief financial officer of the Company shall have failed to provide the necessary certifications when due and as required under the Sarbanes-Oxley Act of 2002;

            (v)   if the condition specified in Section 6.2(f) is not satisfied or becomes incapable of being satisfied;

            (vi)  if the condition specified in Section 6.2(h) is not satisfied or becomes incapable of being satisfied; or

          (d)   by the Company:

            (i)    if, prior to the Company Stockholder Meeting, (A) the Company Board of Directors shall have determined to accept a Superior Proposal, (B) the Company shall have paid the Termination Fee set forth in Section 7.3(a)(i) and (C) the Company shall not be in breach of any of the provisions set forth Section 5.3 of this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.3(d)(i) until after the third business day following Parent's receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three (3) business days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company advising Parent that the Company intends to terminate the Agreement and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require an additional two (2) business day period (unless at the time such notice is otherwise required to be given there are less than two (2) business days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable), and during such period, causing its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein;

            (ii)   if Parent, Merger Sub or LLC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) calendar days following receipt of written notice from the Company of such breach or failure

            (iii)  if there shall have occurred any events or changes that, since the date hereof, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect;

            (iv)  if the chief executive officer or the chief financial officer of Parent shall have failed to provide the necessary certifications when due and as required under the Sarbanes-Oxley Act of 2002; or

            (v)   if the condition specified in Section 6.3(d) is not satisfied or becomes incapable of being satisfied.

        SECTION 7.2.    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Sections 3.18 and 4.19, the last sentence of Section 5.6(a), the last sentence of Section 5.6(b), Sections 5.9, 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, LLC or the Company or their respective directors, officers and Affiliates, except (i) the parties may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement prior to the termination of this Agreement. The parties agree that if the Company pays or causes to be paid to Parent a Termination Fee as provided in Section 7.3(a), then Parent and its Affiliates shall not have any other remedy for such termination or breach of this Agreement and neither Parent nor any of its Affiliates shall assert or pursue in any manner, directly or indirectly, any claim against the Company or its Affiliates or its or their Representatives based on such breach or termination.

        SECTION 7.3.    Termination Fee.

        (a)   In the event that:

          (i)    this Agreement is terminated by the Company pursuant to Section 7.1(d)(i);

          (ii)   (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and the Company's breach or failure triggering termination shall have been willful, and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated; provided, that for purposes of this Section 7.3(a)(ii), all references to 15% in the definition of "Takeover Proposal" shall be deemed to be 50%;

          (iii)  this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

          (iv)  this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(iii);

then in any such event under clause (i), (ii), (iii) or (iv) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $21,300,000 in cash (the "Termination Fee").

        (b)   In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iv), Parent shall pay to the Company $5 million in cash in satisfaction of all expenses and other costs, including opportunity costs, incurred in connection with the transactions contemplated hereby;

        (c)   In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then Parent shall pay to the Company, in cash, all reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers), up to $1,000,000, incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement or the transactions contemplated hereby.

        (d)   In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), then the Company shall pay to Parent, in cash, all reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers), up to $1,000,000, incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement or the transactions contemplated hereby.

        (e)   Any payment required to be made pursuant to clause (i) of Section 7.3(a) shall be made to Parent in accordance with Section 7.1(d)(i); any payment required to be made pursuant to clause (ii) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event no later than two (2) Business Days after delivery to the Company of notice of demand for payment); and any payments required to be made pursuant to clauses (iii) or (iv) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement (and in any event no later than two (2) Business Days after delivery to the Company of notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Any payment required to be made pursuant to Section 7.3(b) shall be made to the Company promptly following the termination of this Agreement. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

        (f)    In the event that a party shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank's Prime Lending Rate plus 2%. In addition, if a party shall fail to pay such fee when due, such party shall also pay all of the other party's costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. The parties acknowledge that the Termination Fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE VIII
Miscellaneous

        SECTION 8.1.    Nonsurvival of Representations and Warranties.    The representations, warranties and agreements in this Agreement shall terminate at the Reverse Merger Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9 and 5.10 and any other agreement in this Agreement which contemplates performance after the Reverse Merger Effective Time shall survive the Reverse Merger Effective Time indefinitely and those set forth in Sections 5.9, 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Reverse Merger Effective Time.

        SECTION 8.2.    Amendment or Supplement.    At any time prior to the Reverse Merger Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval or Parent Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company or the stockholders of Parent, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company or by the stockholders of Parent without such approval.

        SECTION 8.3.    Extension of Time, Waiver, Etc.    At any time prior to the Reverse Merger Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Merger Sub or LLC in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 8.4.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

        SECTION 8.5.    Counterparts.    This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 8.6.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Stockholders Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

        SECTION 8.7.    Governing Law; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

          (b)   Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

        SECTION 8.8.    Specific Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

        SECTION 8.9.    Consent to Jurisdiction.    Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or State court sitting in the State of Delaware (and appropriate appellate courts therefrom).

        SECTION 8.10.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, Merger Sub or LLC, to:
460 Park Avenue 12th Floor New York, NY 10022 Attention: President Facsimile: 212-582-8522
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: David E. Zeltner, Esq. Facsimile: (212) 310-8007
If to the Company, to:
Seabulk International, Inc. 2200 Eller Drive Fort Lauderdale, Florida 33316 Attention: General Counsel Facsimile: (954) 527-1772
with a copy (which shall not constitute notice) to:
Vinson & Elkins First City Tower 1001 Fannin Street, Suite 2300 Houston, Texas 77002 Attention: T. Mark Kelly, Esq. Facsimile: (713) 615-5531

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        SECTION 8.11.    Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 8.12.    Definitions.

          (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

        "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "business day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

        "Environmental Laws" means any and all applicable U.S., State or foreign Laws and regulations pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including, without limitation, any generation, use, storage, treatment, transportation, or Release of Hazardous Materials into the environment (including, but not limited to, marine or navigable waters)) in effect as of the Reverse Merger Effective Time.

        "Environmental Permits" means any and all Permits required under Environmental Laws.

        "GAAP" shall mean generally accepted accounting principles in the United States.

        "Governmental Authority" shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

        "Hazardous Materials" means any (1) chemical, substance, waste, pollutant, or contaminant that is regulated under any Environmental Law; (2) friable asbestos containing materials and polychlorinated biphenyls; and (3) any petroleum hydrocarbons, petroleum products, crude oil, natural gas, and any components, fractions, or derivatives thereof.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Knowledge of the Company" shall mean, with respect to any matter in question, the actual knowledge after due inquiry of such Person's executive officers.

        "Knowledge of the Parent" shall mean, with respect to any matter in question, the actual knowledge after due inquiry of such Person's executive officers.

        "Permitted Liens" shall mean any mechanic's, worker's, materialmen's, maritime or other liens arising as a matter of law in the ordinary course of business consistent with past practice.

        "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

        "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substance into the environment, including, but not limited to, marine or navigable waters.

        "Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

        "Subsidiary Documents" shall mean (i) with respect to any Subsidiary that is a corporation, the certificate or articles of incorporation and the by-laws, (ii) with respect to any Subsidiary that is a limited liability company, the certificate or articles of formation or organization and the operating agreement, and (iii) with respect to any Subsidiary that is a partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

        "Transactions" refers collectively to this Agreement and the transactions contemplated hereby, including the Mergers, and the Stockholders Agreement and the transactions contemplated thereby.

        "Walk-Away Date" shall mean September 15, 2005; provided, however, that such date shall be automatically extended for 90 days if only the condition to Closing set forth in Section 6.1(c) remains unsatisfied or unwaived at September 15, 2005.

        The following terms are defined on the page of this Agreement set forth after such term below:

Adjusted Option	10
Agreement	2
Antitrust Laws	57
Balance Sheet	18
Balance Sheet Date	18
Bankruptcy and Equity Exception	15
Certificate	6
Closing	3
Closing Date	3
Closing Date Price	6
COBRA	24
Code	2
Company	2
Company Adverse Recommendation Change	55
Company Adverse Recommendation Notice	56
Company Board Recommendation	49
Company Charter Documents	13
Company Common Stock	5
Company Contracts	27
Company Disclosure Schedule	12
Company Employee	62
Company Financial Advisor	29
Company Intellectual Property	28
Company Material Adverse Effect	13
Company Opinion	29
Company Plans	23
Company Preferred Stock	14
Company SEC Documents	17
Company Severance Policy	62
Company Stock Options	10
Company Stock Plans	10
Company Stockholder Approval	16
Company Stockholders Meeting	49
Company Stockholders' Agreement	16
Confidentiality Agreement	59
Contract	16
Current Plans	62
Dissenting Shares	12
Dissenting Stockholders	12
Engagement Letter	30
ERISA	23
Exchange Act	16
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	5
Foreign Antitrust Laws	16
Form S-4	20
Forward Merger	3
Forward Merger Certificate of Merger	3
Forward Merger Effective Time	4
Indemnitees	60
Intellectual Property	28
IRS	21
Joint Proxy Statement	16
Laws	20
Liens	13
LLC	2
Managing Member	2
MARAD	16
Material Contract	27
Merger Sub	2
Mergers	3
Multiemployer Plan	23
Parent	2
Parent Balance Sheet	36

Parent Board Recommendation	49
Parent Charter Documents	32
Parent Common Stock	5
Parent Contracts	44
Parent Disclosure Schedule	31
Parent Financial Advisor	46
Parent Intellectual Property	45
Parent Material Adverse Effect	32
Parent Material Contract	44
Parent Opinion	46
Parent Plans	41
Parent Policies	46
Parent Preferred Stock	32
Parent SEC Documents	35
Parent Stock Plans	32
Parent Stockholder Approval	34
Parent Stockholders Meeting	49
Parent Vessels	47
Per Share Cash Consideration	5
Per Share Merger Consideration	5
Permits	20
Policies	29
Replacement Plan	62
Representatives	54
Restraints	64
Reverse Merger	3
Reverse Merger Certificate of Merger	3
Reverse Merger Effective Time	3
SEC	11
Securities Act	13
Share	12
Significant Stockholders	2
Stockholders Agreement	2
uperior Proposal	56
Surviving Corporation	3
Takeover Proposal	56
Tax Opinion Failure	3
Tax Returns	23
Taxes	23
Termination Fee	70
Vessels	30
WARN	25
Warrants	14

        SECTION 8.13.    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        [signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEACOR HOLDINGS INC.
By:	/s/ RANDALL BLANK Name: Randall Blank Title: Executive President
SBLK ACQUISITION CORP.
By:	/s/ RANDALL BLANK Name: Randall Blank Title: Vice President
CORBULK LLC
By:	SEACOR Holdings, Inc., its sole member
By:	/s/ RANDALL BLANK Name: Randall Blank Title: Executive Vice President
SEABULK INTERNATIONAL, INC.
By:	/s/ GERHARD E. KURZ Name: Gerhard E. Kurz Title: Chairman and CEO

SIGNATURE PAGE TO MERGER AGREEMENT

ANNEX B

STOCKHOLDERS' AGREEMENT

        STOCKHOLDERS' AGREEMENT, dated as of March 16, 2005, among SEACOR HOLDINGS INC., a Delaware corporation ("Parent"), SBLK ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), CORBULK LLC, a Delaware limited liability company and wholly owned subsidiary of Parent ("LLC") and the stockholders named on Exhibit A hereto (each a "Stockholder").

        WHEREAS, simultaneously herewith, Parent, Merger Sub and LLC are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), with Seabulk International, Inc., a Delaware corporation (the "Company"), which contemplates, among other things, that (i) Merger Sub will merge with and into the Company pursuant to the terms of the Merger Agreement (the "Reverse Merger") and (ii) if required pursuant to the terms of the Merger Agreement, immediately after the Reverse Merger Effective Time and pursuant to the terms and conditions of the Merger Agreement, the surviving corporation of the Reverse Merger will merge with and into LLC; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, whether or not the Merger Agreement shall be in effect from time to time;

        WHEREAS, as of the date hereof, each Stockholder owns (either beneficially or of record) the number of shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") set forth opposite such Stockholder's name on Exhibit A hereto, which represent, in the aggregate, approximately 75% of the issued and outstanding shares of Company Common Stock as of the date hereof (the "Existing Shares"; all such Existing Shares and any additional shares of Company Common Stock hereafter acquired by any Stockholder prior to the termination of this Agreement being referred to herein as the "Shares");

        WHEREAS, obtaining Company Stockholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

        WHEREAS, as a condition to the willingness of Parent, Merger Sub and LLC to enter into the Merger Agreement, Parent, Merger Sub and LLC have requested that each Stockholder agree, and in order to induce Parent, Merger Sub and LLC to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to enter into this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

        SECTION 1.1    Representations and Warranties of the Stockholder.    Each Stockholder severally and not jointly represents and warrants to Parent solely with respect to such Stockholder as follows:

          (a)   Such Stockholder has the requisite power, authority and legal capacity to enter into and deliver this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by Parent, Merger Sub and LLC, is a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except to the extent such enforceability is limited by the Bankruptcy and Equity Exception.

          (b)   The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Laws or (ii) conflict with or violate any contract or other instrument to which the Stockholder is a party or by which such Stockholder is bound, including, without limitation, any voting agreement, stockholders agreement or voting trust, except for any Liens created hereby or to the extent waived on or prior to the date hereof.

          (c)   The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Authority except to the extent waived on or prior to the date hereof.

          (d)   There is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder, and there is no judgment, decree, injunction, rule, order or writ of any Governmental Authority to which such Stockholder is or its assets are subject that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder.

          (e)   Such Stockholder (other than C/R Marine Non-U.S. Partnership, L.P.) is, and at all times has been, a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purposes of owning and operating vessels in the U.S. coastwise trade. None of the Stockholders is a "foreign person" within the meaning of Section 1445 of the Code.

          (f)    Each Stockholder owns beneficially and of record the Existing Shares set forth opposite such Stockholder's name on Exhibit A hereto, which constitute all of the shares of Company Common Stock owned beneficially and of record by such Stockholder. Such Stockholder has sole voting power, sole power of disposition and all other stockholder rights with respect to all of its Existing Shares, with no restrictions, other than restrictions on voting or disposition pursuant to applicable securities laws or set forth in the Company Stockholders' Agreement, on such Stockholder's rights of voting or disposition pertaining thereto. Such Stockholder has good and valid title to all Existing Shares, free and clear of all Liens (other than any Liens created hereby).

ARTICLE II

NO SOLICITATION

        SECTION 2.1    General.    Except to the extent the Company is permitted to do so by the Merger Agreement, Stockholder will not, and will not permit any of its Affiliates, attorneys, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal.

        SECTION 2.2    Notification.    Stockholder shall, or shall cause the Company to, promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt of, any bona fide Takeover Proposal or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of such Person and a description of the material terms and conditions of any Takeover Proposals (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals (and shall provide Parent with copies of any additional written materials received that relate to such proposals).

        SECTION 2.3    Ongoing Discussions.    Stockholder shall (and shall cause its Representatives to) immediately cease and cause to be terminated any discussions or negotiations with any Persons being conducted with respect to a Takeover Proposal on the date hereof.

ARTICLE III

AGREEMENT TO VOTE; RESTRICTIONS ON VOTING AND DISPOSITIONS;
IRREVOCABLE PROXY

        SECTION 3.1    Agreement to Vote.    So long as this Agreement has not been terminated in accordance with its terms, each Stockholder hereby agrees to vote all of such Stockholder's Existing Shares or execute a written consent in respect thereof, (i) for approval and adoption of the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement, as applicable, at any meeting or meetings of the stockholders of the Company at which the Merger Agreement or the transactions contemplated thereunder are submitted for the vote of such Stockholder or in any written consent in respect thereof, (ii) against any Takeover Proposal, without regard to any Board recommendation to stockholders concerning such Takeover Proposal, and without regard to the terms of such Takeover Proposal, (iii) against any agreement, amendment of any agreement (including the Company's Certificate of Incorporation or By-Laws), or any other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by this Agreement or the Merger Agreement, or (iv) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with the procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for the purposes of recording such vote (or consent).

        SECTION 3.2    Restrictions on Dispositions.    Except as permitted or required by the Merger Agreement, each Stockholder hereby agrees that, without the prior written consent of Parent, such Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively, "Transfer") other than to its Affiliates, provided that as a condition to such Transfer, such Affiliate shall execute an agreement that is identical to this Agreement (except to reflect the change of the Stockholder) at which time, such Stockholder's obligations hereunder shall terminated with respect to such Transferred Shares; provided, further, that C/R Marine Coinvestment II, L.P. may Transfer any or all of its Shares to its limited partners, in which event, such limited partners shall not be required to execute an agreement that is identical to this Agreement.

        SECTION 3.3    Irrevocable Proxy.    Subject to the last two sentences of this Section 3.3, so long as this Agreement has not been terminated in accordance with its terms, each Stockholder hereby irrevocably appoints Parent or its designee as such Stockholder's agent, attorney and proxy, to vote (or cause to be voted) the Existing Shares owned by such Stockholder in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. This proxy is irrevocable (so long as this Agreement has not been terminated in accordance with its terms) and coupled with an interest and is granted in consideration of the Company, Parent, Merger Sub and LLC entering into the Merger Agreement. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with its terms, such proxy shall be deemed revoked and shall terminate without any further action by the parties hereto. In the event that a Stockholder fails for any reason to vote its Existing Shares in accordance with the requirements of Section 3.1 hereof, then the proxyholder shall have the right to vote such Existing Shares in accordance with the provisions of the first sentence of this Section 3.3. Unless this Agreement has been terminated in accordance with its terms, the vote of the proxyholder shall control in any conflict between the vote by the proxyholder of a Stockholder's Existing Shares and a vote by such Stockholder of its Existing Shares.

        SECTION 3.4    Inconsistent Agreements.    Each Stockholder hereby agrees that it shall not enter into any agreement, contract or understanding with any Person prior to the termination of the Merger Agreement directly or indirectly to vote, grant a proxy or power of attorney or give instructions with respect to the voting of its Shares in any manner which is inconsistent with this Agreement.

ARTICLE IV

MISCELLANEOUS

        SECTION 4.1    Obligations Several, Not Joint.    All obligations, representations and warranties of the Stockholders hereunder shall be several and not joint and in no event shall any Stockholder have any liability for any breach of this Agreement by any other Stockholder.

        SECTION 4.2    Termination.    In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate without any further action by the parties hereto. This Agreement shall be deemed satisfied in full and terminated upon the consummation of the Reverse Merger or, if applicable, the Mergers.

        SECTION 4.3    Non-Survival.    The representations and warranties made herein shall not survive the termination of this Agreement.

        SECTION 4.4    No Limitations on Actions.    Each Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of such Stockholder's Existing Shares; this Agreement shall not limit or otherwise affect the actions of the Stockholder or any Affiliate, employee or designee of the Stockholder or any of its Affiliates in any other capacity, including such person's capacity, if any, as a member of the Board of Directors of the Company; and nothing herein shall limit or affect the Company's rights in connection with the Merger Agreement.

        SECTION 4.5    Severability.    If any term or other provision of this Agreement is or is deemed to be invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        SECTION 4.6    Entire Agreement.    This Agreement constitutes the entire understanding between Parent, Merger Sub, LLC and each Stockholder with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between Parent, Merger Sub, LLC and each Stockholder with respect to the subject matter hereof and thereof.

        SECTION 4.7    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

        SECTION 4.8    Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

        SECTION 4.9    Assignment.    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, provided that Parent may assign its rights hereunder to any direct or indirect wholly owned subsidiary of Parent.

        SECTION 4.10    Amendments.    This Agreement may not be amended, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

        SECTION 4.11    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery in person, facsimile transmission, registered or certified mail (postage prepaid, return receipt requested), or courier service providing proof of delivery to the respective parties at the following addresses (or to such other address for a party as shall be specified in a notice given in accordance with this Section 4.9).

If to Parent, Merger Sub or LLC:
460 Park Avenue 12th Floor New York, NY 10022 Attention: President Facsimile: 212-582-8522
with copies to:
Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Telecopy No.: (212) 310-8007 Attention: David E. Zeltner
If to the Stockholders:
Nautilus Acquisition, L.P. c/o CSFB Alternative Capital Division 11 Madison Avenue 16th Floor New York, NY 10010 Telecopy No.: (917) 326-8076 Attention: Benjamin Silbert

C/R Marine Non-U.S. Partnership, L.P.
C/R Marine Domestic Partnership, L.P.
C/R Marine Coinvestment, L.P.
C/R Marine Coinvestment II, L.P.
c/o Riverstone Holdings, LLC
712 Fifth Avenue, 19th Floor
New York, New York 10019
Telecopy No.: (212) 993-0077
with a copy to:
Latham and Watkins 55 Eleventh Street, NW Suite 1000 Washington, D.C. 20004-1304 Telecopy No.: (202) 637-2112 Attention: David Dantzic

        SECTION 4.12    No Third Party Beneficiaries.    This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a party hereto.

        SECTION 4.13    Specific Performance.    Each of the parties hereto acknowledges that a breach by it of any agreement contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such agreement and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        SECTION 4.14    Remedies Cumulative.    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

        SECTION 4.15    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its rights to exercise any such or other right, power or remedy or to demand such compliance.

        SECTION 4.16    Governing Law.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

          (b)   Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this subsection (b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

        SECTION 4.17    Waiver of Jury Trial.    EACH OF PARENT, MERGER SUB AND THE STOCKHOLDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

        SECTION 4.18    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        [Signatures on Following Page.]

        IN WITNESS WHEREOF, Parent, Merger Sub, LLC and each Stockholder have caused this Agreement to be duly executed as of the date first above written.

SEACOR HOLDINGS INC.
By:	/s/ RANDALL BLANK Name: Randall Blank Title: Executive Vice President
SBLK ACQUISITION CORP.
By:	/s/ RANDALL BLANK Name: Randall Blank Title: Vice President
CORBULK LLC
By:	Seacor Holdings Inc., its sole member
By:	/s/ RANDALL BLANK Name: Randall Blank Title: Executive Vice President
NAUTILUS ACQUISITION, L.P.
By:	Nautilus Intermediary, L.P. its General Partner
By:	Nautilus AIV, L.P. its General Partner
By:	Nautilus GP, LLC its Managing General Partner
By:	Turnham-Nautilus Holdings, LLC Class A Member and Authorized Signatory
By:	/s/ ROBERT C. TURNHAM, JR. Name: Robert C. Turnham, Jr. Title: Member and Authorized Signatory

C/R MARINE NON-U.S. PARTNERSHIP, L.P.
By:	C/R Marine GP Corp., its General Partner
	By:	/s/ DAVID M. LEUSCHEN Name: David M. Leuschen Title: Vice President
C/R MARINE DOMESTIC PARTNERSHIP, L.P.
By:	C/R Marine GP Corp., its General Partner
	By:	/s/ DAVID M. LEUSCHEN Name: David M. Leuschen Title: Vice President
C/R MARINE COINVESTMENT, L.P.
By:	C/R Marine GP Corp., its General Partner
	By:	/s/ DAVID M. LEUSCHEN Name: David M. Leuschen Title: Vice President
C/R MARINE COINVESTMENT II, L.P.
By:	C/R Marine GP Corp., its General Partner
	By:	/s/ DAVID M. LEUSCHEN Name: David M. Leuschen Title: Vice President

ANNEX C

REGISTRATION RIGHTS AGREEMENT

SEACOR HOLDINGS INC.

Dated as of March 16, 2005

REGISTRATION RIGHTS AGREEMENT

        This REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of March 16, 2005, is entered into by and among SEACOR HOLDINGS INC., a Delaware corporation (including its successors, the "Company"), and the persons (each a "Holder" and collectively, the "Holders") listed on the signature pages hereof.

RECITALS

        WHEREAS, the Company, SBLK Acquisition Corp., a Delaware corporation, CORBULK LLC, a Delaware limited liability company and Seabulk International, Inc., a Delaware corporation, are parties to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"); and

        WHEREAS, pursuant to the Merger Agreement, the Holders will receive shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company.

        NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
EFFECTIVENESS; DEFINITIONS

        1.1    Effectiveness.    This agreement shall be of no force or effect prior to the "Effective Time" as defined in the Merger Agreement (hereinafter, the "Effective Time") and shall, except as otherwise provided herein, be of full force and effect from and after the Effective Time. In the event that the Merger Agreement is terminated for any reason prior to the Effective Time, this Agreement shall terminate.

        1.2    Definitions.

        "Advice" shall have the meaning set forth in Section 2.4.3 hereof.

        "Affiliate" means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with any Person.

        "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

        "Broker-Dealer" means a broker or dealer registered with the SEC as such under the Exchange Act or a "bank" as defined by the Exchange Act.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the United States or the State of New York.

        "Common Stock" shall have the meaning set forth in the Recitals hereof.

        "Common Stock Equivalents" means, without duplication with any other Common Stock or Common Stock Equivalents, any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock of the Company and securities convertible or exchangeable into Common Stock of the Company, whether at the time of issuance or upon the passage of time or the occurrence of such future event.

        "Company" shall have the meaning set forth in the introductory paragraph hereof.

        "Company Notice" shall have the meaning set forth in Section 2.3.1 hereof.

        "Deferral Period" shall have the meaning set forth in Section 2.6 hereof.

        "Effective Time" shall have the meaning set forth in Section 1.1 hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

        "Holder" and "Holders" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include any Affiliate of any such Holder to whom Registrable Securities are transferred by such Holder.

        "NASD" means the National Association of Securities Dealers, Inc.

        "Nautilus" means Nautilus Acquisition, L.P. and any of its Affiliates.

        "Notifying Holder" shall have the meaning set forth in Section 2.2.1 hereof.

        "Person" or "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

        "Piggyback Notice" shall have the meaning set forth in Section 2.2.1.

        "Receiving Holders" shall have the meaning set forth in Section 2.2.1 hereof.

        "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

        "Registrable Securities" means the shares of Common Stock of the Company to be acquired by the Holders pursuant to the transactions contemplated by the Merger Agreement; provided, however, that Registrable Securities shall not include any such shares sold or otherwise transferred by a Holder except in the event of a transfer by a Holder to one or more of such Holder's Affiliates.

        "Registration Expenses" means all expenses incident to registration of the Registrable Securities hereunder, including, without limitation, (a) all SEC and any NASD registration and filing fees and expenses, (b) all fees and expenses in connection with the registration or qualification of the Registrable Securities for offering and sale under the securities or "Blue Sky" laws of any state or other jurisdiction of the United States of America and, in the case of an underwritten offering, determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriter or underwriters may designate, including reasonable fees and disbursements (based on customary hourly rates), if any, of counsel for the underwriters in connection with such registrations or qualifications and determination, (c) all expenses relating to the preparation, printing, distribution and reproduction of the registration statement required to be filed hereunder, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the expenses of preparing the Registrable Securities in a form for delivery for purchase pursuant to such registration or qualification and the expenses of printing or producing any underwriting agreement(s) and agreement(s) among underwriters and any "Blue Sky" or legal investment memoranda, any selling agreements and all other documents to be used in connection with the offering, sale or delivery of Registrable Securities, (d) messenger, telephone and delivery expenses of the Company and out-of-pocket travel expenses incurred by or for the Company's personnel for travel undertaken for any "road show" made in connection with the offering of securities registered thereby, (e) fees and expenses of any transfer agent and registrar with respect to the delivery of any Registrable Securities and any escrow agent or custodian involved in the offering, (f) fees, disbursements and expenses of counsel and independent certified public accountants of the Company incurred in connection with the registration, qualification and offering of the Registrable Securities (including the expenses of any opinions or "cold comfort" letters required by or incident to such performance and compliance), (g) fees, expenses and disbursements of any other persons retained by the Company, including special experts retained by the Company in connection with such registration, (h) Securities Act liability insurance (if the Company elects to obtain such insurance) and (i) the fees and expenses incurred in connection with the quotation or listing of shares of Registrable Securities on any securities exchange or automated securities quotation system. Any commissions, fees, discounts or, except as specified in the immediately preceding sentence, expenses of any underwriter or Holder incurred in connection with an underwritten offering of securities registered in accordance with this Agreement shall not be considered "Registration Expenses."

        "Required Holders" means Holders who, in the aggregate, then own more than 50% of the Registrable Securities, and who, severally, each then own (i) in the case of Nautilus, more than 50% of the Registrable Securities owned by Nautilus and (ii) in the case of Riverstone, more than 50% of the Registrable Securities owned by Riverstone.

        "Riverstone" means each of C/R Marine Domestic Partnership, L.P., C/R Marine Non-U.S. Partnership, L.P., C/R Marine Coinvestment, L.P. or C/R Marine Coinvestment II, L.P. and any of their Affiliates.

        "Regulation M" means Regulation M under the Securities Act and the Exchange Act as in effect on the date hereof and such rule as from time to time amended and any successor rule or regulation under the Securities Act or Exchange Act.

        "Rule 144" means Rule 144 under the Securities Act as in effect on the date hereof and such rule as from time to time amended and any successor rule or regulation under the Securities Act.

        "Rule 145" means Rule 145 under the Securities Act as in effect on the date hereof and such rule as from time to time amended and any successor rule or regulation under the Securities Act.

        "Rule 415" means Rule 415 under the Securities Act as in effect on the date hereof and such rule as from time to time amended and nay successor rule or regulation under the Securities Act.

        "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

        "Seller Affiliates" shall have the meaning set forth in Section 2.5.1 hereof.

        "Shelf Registration Statement" shall have the meaning provided in Section 2.1.1 hereof.

        "Suspension Notice" shall have the meaning set forth in Section 2.4.3 hereof.

        "Underwriting Notice" shall have the meaning set forth in Section 2.2.1 hereof.

        1.3    Rules of Construction.    Unless the context otherwise requires

          (1)   a term has the meaning assigned to it;

          (2)   "or" is not exclusive;

          (3)   words in the singular include the plural, and words in the plural include the singular;

          (4)   provisions apply to successive events and transactions; and

          (5)   "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2
REGISTRATION

        2.1    Shelf Registration.

        2.1.1    Shelf Registration Statement.    The Company shall as promptly as practicable (but in no event more than 30 days after the Closing Date (as defined in the Merger Agreement)) prepare and file with the SEC and, thereafter, use its reasonable best efforts to have declared effective as promptly as reasonably practicable a registration statement (the "Shelf Registration Statement") in accordance with Section 2.4.1 hereof relating to the offer and sale by the Holders at any time and from time to time on a delayed or continuous basis in accordance with Rule 415, through such method or methods of distribution as the Holders shall select, and in accordance with this Agreement, of all the Registrable Securities, and, subject to Section 2.6 hereof, the Company shall use reasonable best efforts to keep the Shelf Registration Statement effective under the Securities Act until the third anniversary of the Effective Time (or for such longer period if extended pursuant to Section 2.6 hereof). In the event the Shelf Registration Statement cannot be kept effective for such period, the Company shall, subject to Section 2.6 hereof, use reasonable best efforts to prepare and file with the SEC and have declared effective as promptly as practicable another registration statement on the same terms and conditions as the initial Shelf Registration Statement and such registration statement shall be considered the Shelf Registration Statement for purposes hereof. The Company shall supplement and amend the Shelf Registration Statement to reflect changes in the manner of distribution reasonably requested by the Holders.

        2.1.2    Adjustment.    If at any time the outstanding shares of Registrable Securities as a class shall have been increased, decreased, changed into or exchanged for a different number or class of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the number of shares of such stock to be registered on the Shelf Registration Statement pursuant to Section 2.1.1 hereof.

        2.1.3    Expenses.    The Company will pay all of the Registration Expenses in connection with any registration pursuant to this Section 2.1; provided, however, that in any underwritten offering or other trade by the Holders effectuated pursuant to this Section 2.1, the Holders shall pay any underwriting commissions and discounts and fees and expenses of counsel to such Holders.

        2.1.4    Notice of Intended Use of Prospectus.    If, at any time on or after the first anniversary of the Effective Time, any Holder intends to use or deliver the prospectus forming a part of the Shelf Registration Statement (or any prospectus supplement or amendment thereto) in connection with any offer or sale of Registrable Securities covered thereby, such Holder shall first give written notice thereof to the Company at least two (2) Business Days prior to the first date such prospectus or prospectus supplement will be used or delivered by such Holder in connection with such offer or sale. If applicable, by the close of business on the Business Day following its receipt of such notice, the Company shall provide a Suspension Notice to any Holder delivering a notice pursuant this Section 2.1.4 of any suspension of registration rights pursuant to Section 2.6 hereof.

        2.2    Certain Underwritten Offerings Pursuant to the Shelf Registration Statement.

        2.2.1    Underwriting Notice.    In the event that the Holders of 50% or more of the Registrable Securities outstanding at such time (and, with respect to Riverstone, as otherwise permitted by the last sentence of this Section 2.2.1) shall seek to undertake an underwritten offering of any Registrable Securities pursuant to the Shelf Registration Statement, such Holders shall first give written notice thereof (the "Underwriting Notice", and each such party giving notice, a "Notifying Holder") to the other Holders (the "Receiving Holders") and the Company at least ten (10) Business Days prior to the anticipated initiation of such underwritten offering, specifying the number of Registrable Securities sought to be offered. The Company shall advise the Notifying Holders and the Receiving Holders and each Receiving Holder shall advise the Notifying Holders and the Company in writing within five (5) Business Days after receipt of such Underwriting Notice (or if the Notifying Holders intend to execute the underwriting agreement with respect to such underwritten offering prior to such date, the Notifying Holders shall so notify the Company and the Receiving Holders in the Underwriting Notice, and the Company and each Receiving Holder shall advise the Notifying Holder in writing on or before the date on which the underwriting agreement is executed but no less than five (5) Business Days after receipt of such Underwriting Notice), specifying the number, if any, of shares of Common Stock of the Company or Registrable Securities the Company and such Receiving Holders, as applicable, seek to include in such underwritten offering (each a "Piggyback Notice"), and subject to the next sentence, such shares of Common Stock of the Company and Registrable Securities shall be included in such underwritten offering. If the managing underwriter shall advise the Company and Holders in writing that, in its opinion, the number of securities requested to be included in such underwritten offering exceeds the number which can be sold in such offering without adversely affecting the offering, including with respect to price, the Company and Holders will include in such underwritten offering, to the extent of the number which the Holders are so advised can be sold in such offering, (i) first, a pro rata amount, based upon the number of Registrable Securities sought to be offered by each Holder as set forth in the Underwriting Notice and the Piggyback Notice, (ii) second, securities of the Company sought to be offered by the Company as set forth in the Piggyback Notice and (iii) third, securities of the Company held by other Persons having registration rights existing as of the date of this Agreement or granted in accordance with Section 2.3.5 hereof proposed to be included in such registration by the holders thereof. Notwithstanding anything contained herein to the contrary, and whether or not Riverstone owns 50% or more of the Registrable Securities outstanding at such time, Riverstone shall be entitled to be the Notifying Holder for at least one of the three underwritten offerings permitted herein, so long as Riverstone holds greater than the minimum amount specified in Section 2.2.2(D) hereof.

        2.2.2    Procedures.    Subject to Section 2.6 hereof, the Company shall (i) make reasonably available for inspection by the Holders, any underwriter participating in any disposition pursuant to the Shelf Registration Statement and any attorney, accountant or other agent retained by the Holders or any such underwriter, all relevant financial and other records, pertinent corporate documents and properties of the Company, (ii) cause the Company's officers, directors, employees, and use its reasonable best efforts to cause the Company's accountants and auditors, to supply all relevant information reasonably requested by the Holders or any such underwriter, attorney, accountant or agent in connection with the underwritten offering, (iii) as may be reasonably requested, cause the Company's officers and employees to participate in investor presentations to prospective investors and analysts, including via "road shows," and (iv) generally accommodate any participating underwriter's reasonable requests relating to its due diligence efforts; provided, however, that the Holders shall only be entitled to effect up to a total of three (3) underwritten offerings of Registrable Securities pursuant to the Shelf Registration Statement; provided, further, that no such offering pursuant to Section 2.2.1 shall be made by the Holders:

          (A)  on more than one occasion during any period of ninety (90) consecutive days after any other such offering of Registrable Securities in accordance with this Section 2.2 was consummated;

          (B)  during the fifteen (15) days prior to the anticipated consummation of an offering of securities of the same class as the Registrable Securities and during the sixty (60) days after the consummation of such an offering, except in the case of an offering registered on Form S-4 or S-8 (or any successor form) for the registration of securities to be offered in a transaction of the type referred to in Rule 145 or to be offered to employees of and/or consultants to the Company or subsidiaries thereof;

          (C)  within ninety (90) days of the consummation of an offering of Registrable Securities in which the Holders were offered the opportunity to participate pursuant to Section 2.3 hereof, provided that all the Registrable Securities requested by the Holders to be so registered were registered for sale in such offering; and

          (D)  unless the Holders will offer for sale at least seven hundred fifty thousand (750,000) shares of Registrable Securities.

        2.2.3    Effective Registration Statement.    For purposes of determining a Holder's right to sell Registrable Securities pursuant to the Shelf Registration Statement in an underwritten offering referred to in Section 2.2.1 hereof, an offering of such nature shall not be deemed to have been effected unless (A) a registration statement with respect thereto has become effective and remained in effect for the period set forth in Section 2.4.1(b) hereof (provided, however, that a registration which does not become effective solely by reason of the refusal of the Holders to proceed with the offering or the refusal by the Company to proceed based upon the written opinion of outside counsel to the lead underwriter delivered to and reasonably acceptable to the Company that so proceeding is inappropriate as a legal matter for a reason relating to circumstances of the Holders shall be deemed to have been effected) and (B) after it has become effective, such registration has not become subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason, other than solely by reason of some act or omission by the Holders with respect thereto, or such stop order, injunction or other order has been lifted so as to permit such offering and sale of Registrable Securities and (C) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are satisfied or any failure to satisfy such conditions was solely by reason of some act or omission by the Holders.

        2.2.4    Underwriting Agreements.    If requested by the underwriters for any underwritten offering by the Holders to be conducted pursuant to Section 2.2.1 hereof, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to be in customary form for offerings of this type and acceptable to the Holders, whose acceptance shall not be unreasonably withheld, to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of this type, including, without limitation, representations and indemnities by the Company and other customary indemnifications. For illustrative purposes, the representations and warranties and such other terms contained therein and agreed to by the Company in that certain Registration Rights Agreement, dated as of December 17, 2004, between the Company and Credit Suisse First Boston LLC, shall be deemed customary; provided, however, the parties acknowledge and agree that certain additional representations and warranties and other terms may be added or changed based on the facts and circumstances at the time of the Company's entering into the underwriting agreement. The Holders will cooperate with the Company in the negotiation of the underwriting agreement and will give consideration to the reasonable suggestions of the Company regarding the form thereof.

        2.2.5    Holdback Agreement.    Unless the managing underwriter otherwise agrees, each of the Company and the Holders agrees (and the Company agrees, in connection with any underwritten offering effected in accordance with this Section 2.2, to use its reasonable best efforts to cause its Affiliates to agree) not to effect any public sale or private offer or distribution of any Common Stock or Common Stock Equivalents during the period required under Regulation M prior to the consummation of any underwritten offering in which the Holders have the opportunity to participate and during such time period after the consummation of any such underwritten offering of Common Stock (not to exceed forty-five (45) days) (except, if applicable, as part of such underwritten offering) as the Company and the managing underwriter may agree. Any discretionary waiver or termination of the requirements under the foregoing provisions made by the managing underwriter shall apply to each seller of Registrable Securities on a pro rata basis in accordance with the number of Registrable Securities held by each seller.

        2.2.6    Selection of Underwriters.    In an underwritten offering of Registrable Securities effected pursuant to this Section 2.2, the Notifying Holders shall select the investment banking firm or firms to manage the underwritten offering; provided, however, that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

        2.2.7    Participation in Underwritten Offerings.    Neither a Holder nor any other Person may participate in any underwritten offering in which Registrable Securities are to be offered pursuant to this Section 2.2 unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved, subject to the terms and conditions hereof, by the Company and the Holders to be included in such underwritten offering and (ii) completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) reasonably required under the terms of such underwriting arrangements.

        2.3    Piggyback Underwritten Offerings.

        2.3.1    Right to Piggyback.    In the event that the Company shall seek to undertake an underwritten offering of registered shares of Common Stock of the Company (whether for the account of the Company or the account of any securityholder of the Company) on or before the third anniversary of the Effective Time (or for such longer period if extended pursuant to Section 2.6 hereof), except in the case of an offering registered on Form S-4 or S-8 (or any successor form) for the registration of securities to be offered in a transaction of the type referred to in Rule 145 or to be offered to employees of and/or consultants to the Company or subsidiaries thereof, the Company shall first give written notice thereof (the "Company Notice") to each Holder of Registrable Securities, which Company Notice shall be given not less than six (6) Business Days prior to the anticipated initiation of such underwritten offering and shall offer each such Holder the opportunity to include any or all of its Registrable Securities in such underwritten offering, subject to the limitations contained in Section 2.3.3 hereof.

        2.3.2    Notice of Participation in Piggyback Offerings.    Each Holder shall advise the Company in writing within five (5) Business Days after the date of receipt of the Company Notice, specifying the number of Registrable Securities, if any, such Receiving Holders seek to include in such underwritten offering. The Company shall thereupon include in such underwritten offering the number of Registrable Securities so requested by the Holders to be included, subject to Section 2.3.3 hereof, and, if required shall use reasonable best efforts to effect registration of such Registrable Securities under the Securities Act; provided, however, that the Company may at any time withdraw or cease proceeding with any such underwritten offering of Holders' Registrable Securities if it shall at the same time withdraw or cease proceeding with the underwritten offering of all other shares of Common Stock of the Company originally proposed to be registered.

        2.3.3    Priority on Piggyback Offerings.    If the managing underwriter of the underwritten offering pursuant to which Registrable Securities are included pursuant to this Section 2.3 shall advise the Holders and the Company in writing that, in its opinion, the number of securities requested to be included in such underwritten offering (including securities to be sold by the Company or by other Persons not holding Registrable Securities) exceeds the number which can be sold in such underwritten offering within an acceptable price range, the Company will include in such underwritten offering, to the extent of the number which the Company is so advised can be sold in such underwritten offering, (i) first, securities of the Company that the Company proposes to sell and (ii) second, securities of the Company held by other Persons having registration rights proposed to be included in such registration by the holders thereof and Registrable Securities proposed to be included in such registration by the Holders thereof, allocated, if necessary, on a pro rata basis in accordance with the number of shares proposed to be included in such registration by such other Persons and/or such Holders, as applicable.

        2.3.4    Expenses.    The Company shall pay all of the Registration Expenses in connection with any underwritten offering in which the Holders have the opportunity to participate pursuant to this Section 2.3; provided, however, that in any underwritten offering pursuant to this Section 2.3 each Holder shall pay its pro rata share in accordance with the number of Registrable Securities sold by it in such offering of any underwriting commissions and discounts and each Holder shall pay the cost of its counsel incurred in connection with such underwritten offering.

        2.3.5    Limitation on Subsequent Registration Rights.    The Company acknowledges and agrees that the Company will not grant or allow any other Persons any registration rights with respect to any securities of the Company which (i) impair the rights of the Holders to exercise their rights under this Agreement (including, without limitation, the timing of any underwritten offering initiated by the Holders pursuant to Section 2.2 hereof), (ii) conflict with or violate the provisions of this Agreement or (iii) grant any other Person rights to piggyback or participate in registered underwritten offerings of shares of Common Stock of the Company in priority to the rights granted to the Holders in this Section 2.3.

        2.4    Registration Procedures.

        2.4.1    Actions to be Taken by the Company.    If and when the Company is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided herein, the Company shall, as expeditiously as possible, but subject to the provisions of Section 2.6 hereof:

          (a)   prepare and file with the SEC a registration statement on any appropriate form under the Securities Act with respect to such Registrable Securities and thereafter use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable under the circumstances and to remain effective for the period set forth in subparagraph (b) below;

          (b)   prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of distribution thereof or the expiration of (A) in the case of the Shelf Registration Statement, the period set forth in Section 2.1 hereof and (B) in the case of a registration statement contemplated by Section 2.3 hereof, ninety (90) days after such registration statement becomes effective;

          (c)   furnish to each seller of Registrable Securities and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section 2.4.3 hereof and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Securities covered by the registration statement of which such prospectus, amendment or supplement is a part);

          (d)   use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the managing underwriter reasonably requests (or, in the event the registration statement does not relate to an underwritten offering, as the holders of a majority of such Registrable Securities may reasonably request); use its reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective and take any other action which may be reasonably necessary or advisable to enable the Holders and such underwriter to consummate the disposition in such jurisdictions of the securities owned by the Holders; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Securities owned by such seller in such jurisdictions (provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction);

          (e)   promptly notify each seller and each underwriter and (if requested by any such Person) confirm such notice in writing (i) when the registration statement, a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or "blue sky" laws or the initiation of any proceedings for that purpose and (iii) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (f)    if requested by the managing underwriter or any seller promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

          (g)   as promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each seller;

          (h)   cooperate with the sellers and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to the Company's transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

          (i)    furnish to each seller and underwriter a signed counterpart of (A) an opinion or opinions of counsel to the Company, and (B) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers or managing underwriter reasonably requests. For illustrative purposes, the opinion or opinions of counsel and comfort letters agreed to by the Company in that certain Registration Rights Agreement, dated as of December 17, 2004, between the Company and Credit Suisse First Boston LLC, shall be deemed customary; provided, however, the parties acknowledge and agree that certain additional opinions or comfort letter matters may be added or changed based on the facts and circumstances at the time of the Company's entering into the underwriting agreement.;

          (j)    cause the Registrable Securities included in any registration statement to be listed on each securities exchange, if any, on which similar securities issued by the Company are then listed;

          (k)   provide a transfer agent and registrar for all Registrable Securities registered hereunder and provide a CUSIP number for the Registrable Securities included in any registration statement not later than the effective date of such registration statement;

          (l)    cooperate with each seller and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

          (m)  during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

          (n)   notify each seller of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

          (o)   prepare and file with the SEC promptly any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Company or the managing underwriter, is required in connection with the distribution of the Registrable Securities;

          (p)   enter into such agreements (including underwriting agreements in the managing underwriter's customary form) as are customary in connection with an underwritten registration; and

          (q)   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

        2.4.2    Information to be Provided by the Holders.    The Company may require the Holders to furnish the Company such information regarding the Holders and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required in connection with the Company's performance of its obligations hereunder.

        2.4.3    Suspension of Dispositions.    Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a "Suspension Notice") from the Company of the happening of any event of the kind described in Section 2.4.1(e)(iii) hereof such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of registration statements set forth in Section 2.4.1(b) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice. The Company shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

        2.5    Indemnification.

        2.5.1    Indemnification by the Company.    The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each underwriter of Registrable Securities, each seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such seller (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the "Seller Affiliates") (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys' fees and disbursements except as limited by Section 2.5.3 hereof) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, (B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; provided, however, that the Company shall not be liable in any such case to the extent that such statements are made in reliance upon and in strict conformity with information furnished in writing to the Company by such seller or any Seller Affiliate for use therein or arise from such seller's or any Seller Affiliate's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such seller or Seller Affiliate with a sufficient number of copies of the same. The reimbursements required by this Section 2.5.1 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

        2.5.2    Indemnification by the Seller.    In connection with any registration statement in which a seller of Registrable Securities is participating, each such seller will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller will indemnify the Company and its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' fees and disbursements except as limited by Section 2.5.3 hereof) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing by such seller or any of its Seller Affiliates specifically for inclusion in the registration statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to, and, provided, further, that such liability will be limited to, the net amount received by such seller from the sale of Registrable Securities pursuant to such registration statement; provided, however, that such seller of Registrable Securities shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company.

        2.5.3    Notice of Claims, etc.    Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person except to the extent that the indemnifying party is actually prejudiced by such failure to give notice) and (B) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (X) the indemnifying party has agreed to pay such fees or expenses, or (Y) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person. In the event the indemnified party believes such a conflict of interest exists, the indemnifying party shall indemnify the indemnified party for all costs and expenses of separate counsel for the indemnified party in accordance with Sections 2.5.1 or 2.5.2 hereof) above, as applicable. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party or (2) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

        2.5.4    Contribution.    Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.5.1 or 2.5.2 hereof are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall the obligation of any indemnifying party to contribute under this Section 2.5.4 exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Sections 2.5.1 or 2.5.2 hereof had been available under the circumstances. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.5.4 were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.5.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.5.3 hereof, defending any such action or claim. Notwithstanding the provisions of this Section 2.5.4, no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders' obligations in this Section 2.5.4 to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

        If indemnification is available under this Section 2.5, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 2.5.1 and 2.5.2 hereof without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.5.4 subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.5.2 hereof.

        2.5.5    The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and will survive the transfer of securities.

        2.6    Suspension of Registration.    Notwithstanding anything to the contrary contained herein (other than as set forth in Section 2.1 hereof), for a period or periods not to exceed sixty (60) consecutive calendar days and not to exceed one hundred twenty (120) calendar days in any twelve-month period (each such period, a "Deferral Period"), the Company will not be required to file any registration statement pursuant to this Agreement, file any amendment thereto, furnish any supplement to a prospectus included in a registration statement pursuant to Section 2.4.1(e)(iii) hereof, make any other filing with the SEC, cause any registration statement or other filing with the SEC to become effective, or take any similar action, and any and all sales of Registrable Securities by the Holders pursuant to an effective registration statement shall be suspended: if (i) an event has occurred and is continuing as a result of which any such registration statement or prospectus would, in the Company's reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) if the Company notifies the Holders that such actions would, in the good faith judgment of outside counsel to the Company, require the disclosure of material non-public information which the Company has a bona fide business purpose for preserving as confidential and which the Company would not otherwise be required to disclose. Upon the termination of the condition described in clauses (i) or (ii) of above, the Company shall give written notice to the Holders and shall promptly file any registration statement or amendment thereto required to be filed by it pursuant to this Agreement, furnish any prospectus supplement or amendment required to be furnished pursuant to Section 2.4.1(e)(iii) hereof, make any other filing with the SEC required of it or terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated by this Agreement. The Company shall promptly provide a Suspension Notice, specifying any suspension of registration rights pursuant to this Section 2.6 to (i) prior to the first anniversary of the Effective Time, all Holders and (ii) during the term of the Agreement, all Holders that are Affiliates of the Company, unless in either case such Holders advise the Company in writing that they do not wish to receive Suspension Notices except pursuant to Section 2.1.4 hereof. For the purposes of Sections 2.1.1, 2.3.1 and 4.1 hereof, the occurrence of any Deferral Period pursuant to this Section 2.6 shall cause the third anniversary of the Effective Time to be deemed extended by a number of days equivalent to the duration of any such Deferral Period.

ARTICLE 3
RULE 144

        3.1    Current Public Information.    With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may at any time permit the sale of securities to the public without registration, the Company agrees to use its reasonable best efforts to:

          (i)    make and keep public information available, as those terms are defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

          (ii)   file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

          (iii)  furnish to any Holder, so long as such Holder owns any Registrable Securities, upon request by such Holder, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

Article 4
TERMINATION

        4.1    Termination.    The provisions of this Agreement shall terminate on the third anniversary of the Effective Time (or for such longer period if extended pursuant to Section 2.6 hereof).

ARTICLE 5
MISCELLANEOUS

        5.1    Notices.    Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

        If to the Company:

    Seacor Holdings Inc.
    460 Park Avenue
    12th Floor New York, NY 10022
    Attention: President
    Facsimile: 212-582-8522

    With copies to (which shall not constitute notice):

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Telecopier No.: 212-310-8007
    Attention: David E. Zeltner

        If to Nautilus:

    Nautilus Acquisition, L.P.
    c/o CSFB Alternative Capital Division
    11 Madison Avenue
    16th Floor
    New York, NY 10010
    Telecopy No.: (646) 935-7490
    Attention: Benjamin Silbert

        If to Riverstone:

    C/R Marine Non-U.S. Partnership, L.P.
    C/R Marine Domestic Partnership, L.P.
    C/R Marine Coinvestment, L.P.
    C/R MarineCoinvestment II, L.P.
    c/o Riverstone Holdings, LLC
    712 Fifth Avenue, 19th Floor
    New York, New York 10019
    Telecopy No.:(212) 993-0077

        With copies to (which shall not constitute notice):

    Latham and Watkins
    55 Eleventh Street, NW
    Suite 1000
    Washington, D.C. 20004-1304
    Attention: David Dantzic
    Telecopy No.: (202) 637-2112

        Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

        Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

        5.2    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

        5.3    Submission to Jurisdiction.    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE

COMPANY AND THE HOLDERS EACH HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE COMPANY AND THE HOLDERS HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO THE COMPANY OR THE HOLDERS, AS THE CASE MAY BE, BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 5.1. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

        5.4    Successors and Assigns.    Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Company, each Holder, and their respective successors and assigns. Notwithstanding anything to the contrary contained in this Agreement, the provisions hereof shall not apply to the ultimate beneficial owners of the Holders following a pro rata distribution-in-kind of the Common Stock.

        5.5    Duplicate Originals.    All parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together shall represent the same agreement.

        5.6    Severability.    In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

        5.7    No Waivers; Amendments.

          5.7.1    No failure or delay on the part of the Company or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Holder at law or in equity or otherwise.

          5.7.2    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Holders.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SEACOR HOLDINGS INC.
By:	/s/ RANDALL BLANK Name: Randall Blank Title: Executive Vice President
NAUTILUS ACQUISITION, L.P.
By:	Nautilus Intermediary, L.P. its General Partner
By:	Nautilus AIV, L.P. its General Partner
By:	Nautilus GP, LLC its Managing General Partner
By:	Turnham-Nautilus Holdings, LLC Class A Member and Authorized Signatory
By:	/s/ ROBERT C. TURNHAM, JR. Name: Robert C. Turnham, Jr. Title: Member and Authorized Signatory
C/R MARINE NON-U.S. PARTNERSHIP, L.P.
By:	C/R Marine GP Corp., its General Partner
	By:	/s/ DAVID M. LEUSCHEN Name: David M. Leuschen Title: Vice President
C/R MARINE DOMESTIC PARTNERSHIP, L.P.
By:	C/R Marine GP Corp., its General Partner
	By:	/s/ DAVID M. LEUSCHEN Name: David M. Leuschen Title: Vice President

C/R MARINE COINVESTMENT, L.P.
By:	C/R Marine GP Corp., its General Partner
	By:	/s/ DAVID M. LEUSCHEN Name: David M. Leuschen Title: Vice President
C/R MARINE COINVESTMENT II, L.P.
By:	C/R Marine GP Corp., its General Partner
	By:	/s/ DAVID M. LEUSCHEN Name: David M. Leuschen Title: Vice President

ANNEX D

[LETTERHEAD OF UBS SECURITIES LLC]

March 13, 2005

The Board of Directors
SEACOR Holdings Inc.
460 Park Avenue, 12th Floor
New York, New York 10022

Dear Members of the Board:

        We understand that SEACOR Holdings Inc. ("SEACOR") proposes to enter into an Agreement and Plan of Merger (the "Agreement") among SEACOR, SBLK Acquisition Corp., a wholly owned subsidiary of SEACOR ("Merger Sub"), CORBULK LLC, a wholly owned subsidiary of SEACOR ("LLC"), and Seabulk International, Inc. ("Seabulk") pursuant to which, among other things, (a) Merger Sub will merge with and into Seabulk (the "Reverse Merger") and (b) each outstanding share of the common stock, par value $0.01 per share, of Seabulk ("Seabulk Common Stock") will be converted into the right to receive (i) 0.2694 of a share of the common stock, par value $0.01 per share, of SEACOR ("SEACOR Common Stock" and, such number of shares of SEACOR Common Stock, the "Stock Consideration") and (ii) $4.00 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration"). The Agreement provides that, under certain circumstances, (i) the Merger Consideration will be adjusted by reducing the Cash Consideration and, in lieu thereof, issuing that number of shares of SEACOR Common Stock equal to the amount by which the Cash Consideration is reduced divided by the Closing Date Price (as defined in the Agreement) of a share of SEACOR Common Stock and (ii) immediately following the Reverse Merger, Seabulk, as the surviving corporation in the Reverse Merger, will merge with and into LLC (the "Forward Merger" and, if effected, such Forward Merger together with the Reverse Merger and, if not effected, the Reverse Merger independently, being referred to herein as the "Merger"). The terms and conditions of the Merger and related transactions are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to SEACOR of the Merger Consideration to be paid by SEACOR pursuant to the Agreement.

        UBS Securities LLC ("UBS") has been retained by SEACOR solely for purposes of rendering this opinion and will receive a fee for its services in connection with the delivery of this opinion. UBS and its affiliates in the past have provided, and currently are providing, services to SEACOR unrelated to the proposed Merger, for which services UBS and its affiliates have received, and expect to receive, compensation. As you are aware, an employee of an affiliate of UBS currently is a member of the Board of Directors of SEACOR. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of SEACOR and Seabulk for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to SEACOR or the underlying business decision of SEACOR to effect the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. At your direction, we were not requested to, and we did not, participate in the negotiation or structuring of the Merger. In addition, at your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Agreement or the form of the Merger. We express no opinion as to what the value of SEACOR Common Stock will be when issued pursuant to the Merger or the prices at which SEACOR Common Stock will trade at any time. We have assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with your consent, that each of SEACOR, Merger Sub, LLC and Seabulk will comply with all material terms of the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or

The Board of Directors
SEACOR Holdings Inc.
March 13, 2005

amendment of any material term, condition or agreement. We further have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on SEACOR, Seabulk or the contemplated benefits of the Merger. In addition, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to SEACOR and Seabulk; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of SEACOR and Seabulk that were prepared and provided to us by SEACOR and Seabulk and not publicly available, including financial forecasts and estimates through fiscal year 2006 prepared by the management of SEACOR with respect to SEACOR and Seabulk and the potential cost savings anticipated by the management of SEACOR to result from the Merger; (iii) conducted discussions with members of the senior managements of SEACOR and Seabulk concerning the businesses and financial prospects of SEACOR and Seabulk; (iv) reviewed current and historical market prices and trading volumes of SEACOR Common Stock and Seabulk Common Stock; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of businesses we believe to be generally comparable to those of SEACOR and Seabulk; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) considered certain pro forma effects of the Merger on the financial statements of SEACOR; (viii) reviewed a draft dated March 11, 2005 of the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

        In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SEACOR or Seabulk, nor have we been furnished with any such evaluation or appraisal. The management of SEACOR has advised us that it has only prepared financial projections for SEACOR and Seabulk through fiscal year 2006 and, accordingly, we have not undertaken an analysis of the future financial performance of SEACOR and Seabulk beyond fiscal year 2006. With respect to the financial forecasts, estimates (including cost savings estimates) and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SEACOR as to the future financial performance of SEACOR and Seabulk and the other matters covered thereby. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by SEACOR pursuant to the Agreement is fair, from a financial point of view, to SEACOR.

Very truly yours,
/s/ UBS Securities LLC
UBS SECURITIES LLC

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 ANNEX E

March 16, 2005
Board of Directors Seabulk International, Inc. 2200 Eller Drive Fort Lauderdale, FL 33316

Members of the Board of Directors:

        We understand that Seabulk International, Inc. (the "Company"), Seacor Holdings Inc. ("Parent"), SBLK Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), and Corbulk LLC, a wholly owned subsidiary of Parent ("LLC"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of March 16, 2005 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger") in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Stock"), other than shares of Common Stock owned by Parent or Merger Sub, held by the Company in treasury, or as to which demands for appraisal rights have been properly made, will be converted into the right to receive (i) 0.2694 shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") (the "Stock Consideration") and (ii) cash in the amount of $4.00 (the "Cash Consideration", and together with the Stock Consideration, the "Consideration"). The Merger Agreement provides that, under certain circumstances, immediately following the Merger, the Company will merge with and into LLC. In addition, the Merger Agreement also provides that, under certain circumstances, the amount of the Cash Consideration will be reduced, and additional shares of Parent Common Stock will be issued in lieu thereof as part of the Consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We have been engaged by the Company to render a fairness opinion to the Board of Directors of the Company in connection with the Consideration to be received by holders of Common Stock pursuant to the Merger Agreement. We will receive a fee for our services, a portion of which will be payable upon delivery of this opinion and a significant portion of which will be payable upon consummation of the Merger, and we also will be reimbursed for expenses incurred. The Company has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

        You have asked for our opinion as investment bankers as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

        In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the Merger Agreement; (ii) reviewed the Company's and Parent's operations and prospects; (iii) reviewed certain financial and other information about the Company and Parent that was publicly available; (iv) reviewed information furnished to us by the Company's management, including certain internal financial analyses, budgets, reports and other information; (v) reviewed information furnished to us by Parent's management, including Parent's baseline budget for fiscal year 2005, having been informed by Parent that it does not prepare financial forecasts other than a budget for the current fiscal year; (vi) held discussions with various members of senior management of the Company and Parent concerning historical and current operations, financial conditions and prospects, including recent financial performance; (vii) reviewed certain financial forecasts prepared by Wall Street research analysts who report on Parent; (viii) reviewed the share trading price history of the Company and Parent for a period we deemed appropriate, both on a standalone basis and relative to certain companies we deemed relevant; (ix) reviewed the valuation of the Company implied by the Consideration; (x) reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to the Company; (xi) reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain respects to the business of the Company; (xii) reviewed the premiums paid in selected acquisition transactions; and (xiii) prepared a discounted cash flow analysis of the Company on a stand-alone basis. In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company as we considered appropriate in rendering this opinion.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company and Parent or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis.

        With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. Each of the Company and Parent has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and Parent as to the future performance of the Company and Parent, respectively. We express no opinion as to the Company's or Parent's financial forecasts or the assumptions on which they are made. In addition, in rendering this opinion we have assumed that each of the Company and Parent will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such financial forecasts could affect the opinion rendered herein.

        Accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Company or Parent, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation

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of any legal or accounting matters affecting the Company or Parent, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to either the Company or Parent or to any holder of Common Stock.

        In rendering this opinion we have also assumed that: (i) the transactions contemplated by the Merger Agreement will be consummated on the terms described in the Merger Agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the Consideration; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and Parent were as set forth in the consolidated financial statements provided to us by the Company and Parent, respectively, as of the respective dates of such financial statements.

        In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Merger and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger.

        It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on any matter relevant to the Merger Agreement. We express no opinion as to the price at which Common Stock or Parent Common Stock will trade at any future time. Except as provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

        Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours, JEFFERIES & COMPANY, INC.

E-3

ANNEX F

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262.    Appraisal Rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give

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  either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

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Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        As more fully described below, Section 145 of the DGCL permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article III of its Amended and Restated Bylaws provides that SEACOR will indemnify, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended from time to time, all persons whom it may indemnify pursuant thereto and in the manner prescribed thereby.

        Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above.

        Section 145 of the DGCL permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

        Section 102(b) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. SEACOR's certificate of incorporation contains provisions that limit the personal liability of each of its directors to SEACOR and stockholders for monetary damages for breach of fiduciary duty as a director. These provisions eliminate personal liability to the fullest extent permitted by the DGCL.

Item 21.    Exhibits and Financial Statement Schedules

        (a) Exhibits

Exhibit Number	Description
2.1*
Agreement and Plan of Merger, dated as of December 19, 2000, by and between SEACOR SMIT Inc. and SCF Corporation (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.2*
Stock Exchange Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.3*
Agreement and Plan of Merger, dated as of March 16, 2005, by and among SEACOR Holdings, Inc., Seabulk International, Inc. SBLK Acquisition Corp. and CORBULK LLC (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed March 17, 2005).
3.1*
Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(a) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).
3.2*
Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).
3.3*
Amended and Restated By-laws of SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 (No. 333-12637) of SEACOR Holdings, Inc. filed with the Commission on September 25, 1996).
3.4	Form of Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR Holdings, Inc.
4.1*
Indenture, dated as of November 1, 1996, between First Trust National Association, as trustee, and SEACOR Holdings, Inc. (including therein forms of 5 3/8% Convertible Subordinated Notes due November 15, 2006 of SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).

4.2*
Indenture, dated as of September 22, 1997, between SEACOR SMIT Inc. and First Trust National Association, as trustee (including therein form of Exchange Note 7.20% Senior Notes Due 2009)(incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.3*
Investment and Registration Rights Agreement, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., Miller Family Holdings, Inc., Charles Fabrikant, Mark Miller, Donald Toenshoff, Alvin Wood, Granville Conway and Michael Gellert (incorporated herein by reference to Exhibit 4.0 of the Company's Current Report on Form 8-K dated March 14, 1995, as amended).
4.4*
Investment and Registration Rights Agreement, dated as of May 31, 1996, among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 7, 1996).
4.5*
Registration Rights Agreement, dated November 5, 1996, between SEACOR Holdings, Inc. and Credit Suisse First Boston Corporation, Salomon Brothers Inc. and Wasserstein Perella Securities, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.6*
Investment and Registration Rights Agreement, dated as of December 19, 1996, by and between SEACOR Holdings, Inc. and Smit International Overseas B.V. (incorporated herein by reference to Exhibit 4.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
4.7*
Investment and Registration Rights Agreement, dated as of January 3, 1997, among SEACOR Holdings, Inc., Acadian Offshore Services, Inc., Galaxie Marine Service, Inc., Moonmaid Marine, Inc. and Triangle Marine, Inc. (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No. 333-20921) filed with the Commission on January 31, 1997).
4.8*
Investment and Registration Rights Agreement, dated October 27, 1995, by and between SEACOR Holdings, Inc. and Coastal Refining and Marketing, Inc. (incorporated herein by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.9*
Investment and Registration Rights Agreement, dated November 14, 1995, by and between SEACOR Holdings, Inc. and Compagnie Nationale de Navigation (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.10*
Registration Agreement, dated as of September 22, 1997, between the Company and the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.11*
Restated Stockholders' Agreement dated December 16, 1992 (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).
4.12*
Investment and Registration Rights Agreement, dated as of April 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-37492) filed with the Commission on May 19, 2000).

4.13*
Investment and Registration Rights Agreement, dated as of December 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.14*
Investment and Registration Rights Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.15*
SEACOR SMIT Inc. 2000 Employee Stock Purchase Plan, as amended February 14, 2001 (incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (No. 333-56714), filed with the Commission on March 8, 2001).
4.16*
Instrument, dated May 4, 2001, setting forth terms of (pound) 14,668,942 in aggregate principal amount of Fixed Rate Abatable Loan Notes (including form of Loan Note Certificate as a Schedule thereto) (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
4.17*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.2 to Amendment No. 1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.18*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.19*
Indenture, dated as of December 17, 2004, between SEACOR Holdings Inc. and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.20*
Registration Rights Agreement, dated December 17, 2004, between the Company and Credit Suisse-First Boston LLC (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.21*
Registration Rights Agreement, dated as of March 16, 2005, by and among SEACOR Holdings Inc. and the holders named therein (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on March 17, 2005.
5.1	Opinion of Weil, Gotshal & Manges LLP
8.1	Opinion of Weil, Gotshal & Manges LLP
8.2	Opinion of Vinson & Elkins, L.L.P.
10.1*
Lease Agreement, dated September 1, 1989, between The Morgan City Fund and NICOR Marine Inc. (SEACOR Marine Inc., as successor lessee) (incorporated herein by reference to Exhibit 10.33 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.2*+
SEACOR Holdings, Inc. 1992 Non-Qualified Stock Option Plan (incorporated herein by reference to Exhibit 10.45 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).

10.3*+
SEACOR Holdings, Inc. 1996 Share Incentive Plan (incorporated herein by reference to SEACOR Holdings, Inc.'s Proxy Statement dated March 18, 1996 relating to the Annual Meeting of Stockholders held on April 18, 1996).
10.4*+
SEACOR SMIT Inc. 2000 Stock Option Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000 and filed with the Commission on August 14, 2000).
10.5*+
Benefit Agreement, dated May 1, 1989, between NICOR Marine Inc. and Lenny P. Dantin (assumed by SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 10.51 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.6*+
Employment Agreement, dated December 24, 1992, between SEACOR Holdings, Inc. and Milton Rose (incorporated herein by reference to Exhibit 10.61 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).
10.7*
Management and Services Agreement, dated January 1, 1985, between NICOR Marine (Nigeria) Inc. and West Africa Offshore Limited (assumed by SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 10.55 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.8*
Joint Venture Agreement, dated December 19, 1996, between SEACOR Holdings, Inc. and Smit-Lloyd (Antillen) N.V. (incorporated herein by reference to Exhibit 10.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.9*	Form of Management Agreement (incorporated herein by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.10*
License Agreement, dated December 19, 1996, between SEACOR Holdings, Inc., certain subsidiaries of SEACOR Holdings, Inc. and Smit Internationale N.V. (incorporated herein by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.11*
Purchase Agreement, dated as of September 15, 1997, between us and Salomon Brothers Inc., individually and as representative of the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
10.12*+
Form of Type A Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.35 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.13*+
Form of Type B Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.36 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.14*+
Form of Option Agreement for Officers and Key Employees Pursuant to the SEACOR SMIT Inc. 1996 Share Incentive Plan (incorporated herein by reference to Exhibit 10.37 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.15*
Stock Purchase Agreement dated as of January 30, 2001, by and between SEACOR SMIT Inc. and Brian Cheramie (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).

10.16*
Letter Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of January 30, 2001 by and between SEACOR SMIT Inc. and Brian Cheramie (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.17*
Stock Purchase Agreement dated as of January 30, 2001 by and among SEACOR SMIT Inc., the persons listed on Exhibit A thereto and Brian Cheramie, as representative of such persons (incorporated herein by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.18*
Letter Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of January 30, 2001 by and among SEACOR SMIT Inc., the persons listed on Exhibit A thereto and Brian Cheramie, as representative of such persons (incorporated herein by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.19*
Stock Purchase Agreement, dated as of May 4, 2001, by and between SEACOR SMIT Inc. and the Stirling Vendors (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
10.20*	Tax Deed, dated as of May 4, 2001, by and between SEACOR SMIT Inc. and the Stirling Vendors (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
10.21*
Revolving Credit Facility Agreement, dated as of February 5, 2002 by and among SEACOR SMIT Inc., the banks and financial institutions named therein, Fleet National Bank, Den norske Bank ASA, Nordea and The Governor and Company of the Bank of Scotland as agents.
10.22*
Securities Purchase Agreement dated as of December 31, 2002 by and between Offshore Aviation Inc., a wholly-owned subsidiary of SEACOR SMIT Inc., and Edward L. Behne. (Incorporated by reference to Exhibit 10.22 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and filed with the Commission on March 31, 2003.)
10.23*+	SEACOR SMIT Inc. 2003 Non-Employee Director Share Incentive Plan (incorporated herein by reference to Exhibit 10.25 of the Company's Annual Report on Form 10-K, filed on March 15, 2004).
10.24*+	SEACOR SMIT Inc. 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.26 of the Company's Current Report on Form 8-K, filed on March 15, 2004).
10.25*+
Form of Restricted Stock Grant Agreement used under the Company's 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on November 24, 2004).
10.26*+
Form of Option Grant Agreement used under the Company's 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on November 24, 2004).
10.28*
Purchase Agreement, dated February 4, 2005, between Bell/Agusta Aerospace Company LLC and Offshore Aviation Inc. (incorporated herein by reference to Exhibit 10.28 of the Company's Annual Report on Form 10-K, filed on March 14, 2005) (portions of this exhibit have been omitted pursuant to a request for confidential treatment on file with the Securities and Exchange Commission).

10.29*
Amendment to Revolving Credit Facility Agreement dated March 15, 2004, between SEACOR SMIT Inc., the banks and financial institutions named therein, Fleet National Bank, DNB NOR Bank ASA (formerly Den norske Bank ASA), Nordea and The Governor and Company of the Bank of Scotland as agents (incorporated herein by reference to Exhibit 10.29 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).
10.30*
Amendment No. 2 to Revolving Credit Facility Agreement, dated as of May 17, 2004, by and among us (as successor in interest to SEACOR SMIT Inc.), the banks and financial institutions named therein, Fleet National Bank, DNB NOR Bank ASA (formerly Den norske Bank ASA), Nordea and The Governor and Company of the Bank of Scotland as agents (incorporated herein by reference to Exhibit 10.30 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).
10.31*
Stockholders' Agreement, dated as of March 16, 2005, among SEACOR Holdings, Inc., SBLK Acquisition Corp., CORBULK LLC and the stockholders named therein (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on March 17, 2005).
10.32	Form of Warrant Exchange Agreement
21.1*	List of Registrant's Subsidiaries (incorporated herein by reference to Exhibit 21.1 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)
23.4	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1)
23.5	Consent of Vinson & Elkins, L.L.P. (included in Exhibit 8.2)
99.1**	Consent of UBS Securities LLC
99.2**	Consent of Jefferies & Company, Inc.
99.3	Form of Proxy Card for SEACOR Holdings Inc.
99.4	Form of Proxy Card for Seabulk International, Inc.

*
Incorporated herein by reference as indicated.

**
Filed previously.

+
Management contracts or compensatory plans or arrangements required to be filed as an exhibit pursuant to Item 15(c) of the rules governing the preparation of the Company's report on Form 10-K.

(b)
Financial Statement Schedule

    Report of Independent Registered Public Account Firm

    Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2004, 2003 and 2002.

    Except for the Financial Statement Schedule set forth above, all other required Schedules have been omitted since the information is either included in the consolidated financial statements, not applicable or not required.

  (c)
  See Exhibit Index

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5)   That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the joint proxy statement/ prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and SEACOR being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 25, 2005.

SEACOR HOLDINGS INC.
By:	/s/ RANDALL BLANK Randall Blank Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 25, 2005.

Name	Title

* Charles Fabrikant	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ RANDALL BLANK Randall Blank	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)
* Lenny P. Dantin	Vice President and Chief Accounting Officer (Principal Accounting Officer)
* James A.C. Cowderoy	Director
* Pierre de Demandolx	Director
* Richard M. Fairbanks III	Director
* Michael E. Gellert	Director
* John C. Hadjipateras	Director

* Oivind Lorentzen	Director
* Andrew R. Morse	Director
* Stephen Stamas	Director
* Steven J. Wisch	Director
*
Randall Blank hereby signs this amendment on behalf of each of the indicated persons for whom he is attorney-in-fact on May 25, 2005.

By:	/s/ RANDALL BLANK Randall Blank Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
2.1*
Agreement and Plan of Merger, dated as of December 19, 2000, by and between SEACOR SMIT Inc. and SCF Corporation (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.2*
Stock Exchange Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.3*
Agreement and Plan of Merger, dated as of March 16, 2005, by and among SEACOR Holdings, Inc., Seabulk International, Inc. SBLK Acquisition Corp. and CORBULK LLC (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed March 17, 2005).
3.1*
Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(a) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).
3.2*
Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).
3.3*
Amended and Restated By-laws of SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 (No. 333-12637) of SEACOR Holdings, Inc. filed with the Commission on September 25, 1996).
3.4	Form of Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR Holdings, Inc.
4.1*
Indenture, dated as of November 1, 1996, between First Trust National Association, as trustee, and SEACOR Holdings, Inc. (including therein forms of 5 3/8% Convertible Subordinated Notes due November 15, 2006 of SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.2*
Indenture, dated as of September 22, 1997, between SEACOR SMIT Inc. and First Trust National Association, as trustee (including therein form of Exchange Note 7.20% Senior Notes Due 2009)(incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.3*
Investment and Registration Rights Agreement, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., Miller Family Holdings, Inc., Charles Fabrikant, Mark Miller, Donald Toenshoff, Alvin Wood, Granville Conway and Michael Gellert (incorporated herein by reference to Exhibit 4.0 of the Company's Current Report on Form 8-K dated March 14, 1995, as amended).

4.4*
Investment and Registration Rights Agreement, dated as of May 31, 1996, among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 7, 1996).
4.5*
Registration Rights Agreement, dated November 5, 1996, between SEACOR Holdings, Inc. and Credit Suisse First Boston Corporation, Salomon Brothers Inc. and Wasserstein Perella Securities, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.6*
Investment and Registration Rights Agreement, dated as of December 19, 1996, by and between SEACOR Holdings, Inc. and Smit International Overseas B.V. (incorporated herein by reference to Exhibit 4.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
4.7*
Investment and Registration Rights Agreement, dated as of January 3, 1997, among SEACOR Holdings, Inc., Acadian Offshore Services, Inc., Galaxie Marine Service, Inc., Moonmaid Marine, Inc. and Triangle Marine, Inc. (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No. 333-20921) filed with the Commission on January 31, 1997).
4.8*
Investment and Registration Rights Agreement, dated October 27, 1995, by and between SEACOR Holdings, Inc. and Coastal Refining and Marketing, Inc. (incorporated herein by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.9*
Investment and Registration Rights Agreement, dated November 14, 1995, by and between SEACOR Holdings, Inc. and Compagnie Nationale de Navigation (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.10*
Registration Agreement, dated as of September 22, 1997, between the Company and the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.11*
Restated Stockholders' Agreement dated December 16, 1992 (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).
4.12*
Investment and Registration Rights Agreement, dated as of April 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-37492) filed with the Commission on May 19, 2000).
4.13*
Investment and Registration Rights Agreement, dated as of December 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).

4.14*
Investment and Registration Rights Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.15*
SEACOR SMIT Inc. 2000 Employee Stock Purchase Plan, as amended February 14, 2001 (incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (No. 333-56714), filed with the Commission on March 8, 2001).
4.16*
Instrument, dated May 4, 2001, setting forth terms of (pound) 14,668,942 in aggregate principal amount of Fixed Rate Abatable Loan Notes (including form of Loan Note Certificate as a Schedule thereto) (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
4.17*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.2 to Amendment No. 1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.18*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.19*
Indenture, dated as of December 17, 2004, between SEACOR Holdings Inc. and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.20*
Registration Rights Agreement, dated December 17, 2004, between the Company and Credit Suisse-First Boston LLC (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.21*
Registration Rights Agreement, dated as of March 16, 2005, by and among SEACOR Holdings Inc. and the holders named therein (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on March 17, 2005.
5.1	Opinion of Weil, Gotshal & Manges LLP
8.1	Opinion of Weil, Gotshal & Manges LLP
8.2	Opinion of Vinson & Elkins, L.L.P.
10.1*
Lease Agreement, dated September 1, 1989, between The Morgan City Fund and NICOR Marine Inc. (SEACOR Marine Inc., as successor lessee) (incorporated herein by reference to Exhibit 10.33 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.2*+
SEACOR Holdings, Inc. 1992 Non-Qualified Stock Option Plan (incorporated herein by reference to Exhibit 10.45 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.3*+
SEACOR Holdings, Inc. 1996 Share Incentive Plan (incorporated herein by reference to SEACOR Holdings, Inc.'s Proxy Statement dated March 18, 1996 relating to the Annual Meeting of Stockholders held on April 18, 1996).

10.4*+
SEACOR SMIT Inc. 2000 Stock Option Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000 and filed with the Commission on August 14, 2000).
10.5*+
Benefit Agreement, dated May 1, 1989, between NICOR Marine Inc. and Lenny P. Dantin (assumed by SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 10.51 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.6*+
Employment Agreement, dated December 24, 1992, between SEACOR Holdings, Inc. and Milton Rose (incorporated herein by reference to Exhibit 10.61 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).
10.7*
Management and Services Agreement, dated January 1, 1985, between NICOR Marine (Nigeria) Inc. and West Africa Offshore Limited (assumed by SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 10.55 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.8*
Joint Venture Agreement, dated December 19, 1996, between SEACOR Holdings, Inc. and Smit-Lloyd (Antillen) N.V. (incorporated herein by reference to Exhibit 10.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.9*	Form of Management Agreement (incorporated herein by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.10*
License Agreement, dated December 19, 1996, between SEACOR Holdings, Inc., certain subsidiaries of SEACOR Holdings, Inc. and Smit Internationale N.V. (incorporated herein by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.11*
Purchase Agreement, dated as of September 15, 1997, between us and Salomon Brothers Inc., individually and as representative of the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
10.12*+
Form of Type A Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.35 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.13*+
Form of Type B Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.36 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.14*+
Form of Option Agreement for Officers and Key Employees Pursuant to the SEACOR SMIT Inc. 1996 Share Incentive Plan (incorporated herein by reference to Exhibit 10.37 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.15*
Stock Purchase Agreement dated as of January 30, 2001, by and between SEACOR SMIT Inc. and Brian Cheramie (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).

10.16*
Letter Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of January 30, 2001 by and between SEACOR SMIT Inc. and Brian Cheramie (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.17*
Stock Purchase Agreement dated as of January 30, 2001 by and among SEACOR SMIT Inc., the persons listed on Exhibit A thereto and Brian Cheramie, as representative of such persons (incorporated herein by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.18*
Letter Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of January 30, 2001 by and among SEACOR SMIT Inc., the persons listed on Exhibit A thereto and Brian Cheramie, as representative of such persons (incorporated herein by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.19*
Stock Purchase Agreement, dated as of May 4, 2001, by and between SEACOR SMIT Inc. and the Stirling Vendors (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
10.20*	Tax Deed, dated as of May 4, 2001, by and between SEACOR SMIT Inc. and the Stirling Vendors (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
10.21*
Revolving Credit Facility Agreement, dated as of February 5, 2002 by and among SEACOR SMIT Inc., the banks and financial institutions named therein, Fleet National Bank, Den norske Bank ASA, Nordea and The Governor and Company of the Bank of Scotland as agents.
10.22*
Securities Purchase Agreement dated as of December 31, 2002 by and between Offshore Aviation Inc., a wholly-owned subsidiary of SEACOR SMIT Inc., and Edward L. Behne. (Incorporated by reference to Exhibit 10.22 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and filed with the Commission on March 31, 2003.)
10.23*+	SEACOR SMIT Inc. 2003 Non-Employee Director Share Incentive Plan (incorporated herein by reference to Exhibit 10.25 of the Company's Annual Report on Form 10-K, filed on March 15, 2004).
10.24*+	SEACOR SMIT Inc. 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.26 of the Company's Current Report on Form 8-K, filed on March 15, 2004).
10.25*+
Form of Restricted Stock Grant Agreement used under the Company's 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on November 24, 2004).
10.26*+
Form of Option Grant Agreement used under the Company's 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on November 24, 2004).

10.28*
Purchase Agreement, dated February 4, 2005, between Bell/Agusta Aerospace Company LLC and Offshore Aviation Inc. (incorporated herein by reference to Exhibit 10.28 of the Company's Annual Report on Form 10-K, filed on March 14, 2005) (portions of this exhibit have been omitted pursuant to a request for confidential treatment on file with the Securities and Exchange Commission).
10.29*
Amendment to Revolving Credit Facility Agreement dated March 15, 2004, between SEACOR SMIT Inc., the banks and financial institutions named therein, Fleet National Bank, DNB NOR Bank ASA (formerly Den norske Bank ASA), Nordea and The Governor and Company of the Bank of Scotland as agents (incorporated herein by reference to Exhibit 10.29 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).
10.30*
Amendment No. 2 to Revolving Credit Facility Agreement, dated as of May 17, 2004, by and among us (as successor in interest to SEACOR SMIT Inc.), the banks and financial institutions named therein, Fleet National Bank, DNB NOR Bank ASA (formerly Den norske Bank ASA), Nordea and The Governor and Company of the Bank of Scotland as agents (incorporated herein by reference to Exhibit 10.30 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).
10.31*
Stockholders' Agreement, dated as of March 16, 2005, among SEACOR Holdings, Inc., SBLK Acquisition Corp., CORBULK LLC and the stockholders named therein (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on March 17, 2005).
10.32	Form of Warrant Exchange Agreement
21.1*	List of Registrant's Subsidiaries (incorporated herein by reference to Exhibit 21.1 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)
23.4	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1)
23.5	Consent of Vinson & Elkins, L.L.P. (included in Exhibit 8.2)
99.1**	Consent of UBS Securities LLC
99.2**	Consent of Jefferies & Company, Inc.
99.3	Form of Proxy Card for SEACOR Holdings Inc.
99.4	Form of Proxy Card for Seabulk International, Inc.

*
Incorporated herein by reference as indicated.

**
Filed previously.

+
Management contracts or compensatory plans or arrangements required to be filed as an exhibit pursuant to Item 15(c) of the rules governing the preparation of the Company's report on Form 10-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors of SEACOR Holdings Inc.

        We have audited the consolidated financial statements of SEACOR Holdings Inc. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated March 14, 2005 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of Form S-4 of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 14, 2005

S-1

SEACOR HOLDINGS INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2004, 2003 and 2002
(in thousands)

Description	Balance Beginning of Year	Allowances Assumed in Acquisitions	Charges to Cost and Expenses	(a) Deductions	Balance End of Year
Year Ended December 31, 2004
Allowance for doubtful accounts (deducted from accounts receivable)	$2,800	$—	$1,519	$962	$3,357

Year Ended December 31, 2003
Allowance for doubtful accounts (deducted from accounts receivable)	$1,421	$718	$829	$168	$2,800

Year Ended December 31, 2002
Allowance for doubtful accounts (deducted from accounts receivable)	$1,635	$—	$9	$223	$1,421

(a)
Accounts receivable amounts deemed uncollectible and removed from accounts receivable and allowance for doubtful accounts.

S-2

QuickLinks

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT
ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF THE MERGER
FINANCIAL SUMMARY
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2005 (in thousands)
Notes to Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2005
Unaudited Pro Forma Condensed Combined Statement of Income For the Three Months Ended March 31, 2005 (in thousands, except per share data)
Notes to Unaudited Pro Forma Condensed Combined Statement of Income For the Three Months Ended March 31, 2005
Unaudited Pro Forma Condensed Combined Statement of Income For the Year Ended December 31, 2004 (in thousands, except per share data)
Notes to Unaudited Pro Forma Condensed Combined Statement of Income For the Year Ended December 31, 2004
SEACOR SELECTED HISTORICAL FINANCIAL INFORMATION
SEACOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Seabulk's Business
THE MEETINGS
THE PROPOSED MERGER
Implied Offer Premia
SEACOR Comparable Public Companies Multiples
Seabulk Comparable Public Companies Multiples
DESCRIPTION OF THE PRINCIPAL TRANSACTION DOCUMENTS AGREEMENT AND PLAN OF MERGER
STOCKHOLDERS' AGREEMENT
REGISTRATION RIGHTS AGREEMENT
COMPARISON OF THE RIGHTS OF SEACOR AND SEABULK STOCKHOLDERS
DESCRIPTION OF SEACOR'S CAPITAL STOCK
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
TRANSFER AGENT AND REGISTRAR
SEACOR MATTERS PROPOSAL NO. 1 ELECTION OF SEACOR DIRECTORS
INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES THEREOF
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AMENDMENT TO SEACOR'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF SEACOR COMMON STOCK
OTHER MATTERS
ANNUAL REPORT
STOCKHOLDER PROPOSALS FOR 2006 SEACOR ANNUAL MEETING
SEABULK MATTERS PROPOSAL NO. 1 ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SEACOR HOLDINGS INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
SEACOR HOLDINGS INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share data)
SEACOR HOLDINGS INC. CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (in thousands, except share data)
SEACOR HOLDINGS INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
SEACOR HOLDINGS INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEACOR HOLDINGS INC. Table of Contents
  ITEM 1. FINANCIAL STATEMENTS
SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data, unaudited)
SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share data, unaudited)
SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, unaudited)
SEACOR HOLDINGS INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
  ITEM 4. CONTROLS AND PROCEDURES

AGREEMENT AND PLAN OF MERGER
ARTICLE I The Mergers
ARTICLE II Effect of the Mergers on the Capital Stock of the Constituent Persons; Exchange of Certificates; Company Stock Options
ARTICLE III Representations and Warranties of the Company
ARTICLE IV Representations and Warranties of Parent, Merger Sub and LLC
ARTICLE V Additional Covenants and Agreements
ARTICLE VI Conditions Precedent
ARTICLE VII Termination
ARTICLE VIII Miscellaneous
  ANNEX B
STOCKHOLDERS' AGREEMENT
ARTICLE I REPRESENTATIONS AND WARRANTIES
ARTICLE II NO SOLICITATION
ARTICLE III AGREEMENT TO VOTE; RESTRICTIONS ON VOTING AND DISPOSITIONS; IRREVOCABLE PROXY
ARTICLE IV MISCELLANEOUS
  ANNEX C
REGISTRATION RIGHTS AGREEMENT
RECITALS
ARTICLE 1 EFFECTIVENESS; DEFINITIONS
ARTICLE 2 REGISTRATION
ARTICLE 3 RULE 144
Article 4 TERMINATION
ARTICLE 5 MISCELLANEOUS
  ANNEX D
  ANNEX E
  ANNEX F
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SEACOR HOLDINGS INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS For the Years Ended December 31, 2004, 2003 and 2002 (in thousands)